                                                         As filed with the Securities and Exchange Commission on February 6, 2012
            Registration No. 333-[●]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIDAS MEDICI GROUP HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	8742	37-1532843
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

445 Park Avenue, 20th Floor
New York, NY 10022
(212) 792-0920
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nana Baffour, CFA
Chief Executive Officer and Chairman
Midas Medici Group Holdings, Inc.
445 Park Avenue, 20th Floor
New York, NY 10022
 (212) 792-0920
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas Rose, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share (2)(3)	$36,788,088	$4,215.91
Representative’s Common Stock Purchase Warrant	___	(4)
Shares of Common Stock underlying Representative’s Common Stock Purchase Warrant (2)	$5,518,214	$632.39
Total Registration Fee	$42,306,302	$4,848.30
(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act.
(2)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions

(3)	Includes shares the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No registration fee required pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED February __, 2012

8,297,022 Shares of Common Stock

We are selling 6,000,000 shares of common stock, and the selling stockholders identified in this prospectus are selling 2,297,022 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. We anticipate that the public offering price will be between $3.00 to $4.00 per share.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MMED.” We intend to apply for listing of our common stock on NYSE AMEX under the symbol “WATT”.  No assurance can be given that our application will be approved. On February 3, 2012, the last reported sale price for our common stock on the OTC Bulletin Board was $2.00 per share.

Investing in the offered securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to us	Proceeds to the selling stockholder
Per Share	$	$	$	$
Total	$	$	$	$

We have granted the underwriters a 45-day option to purchase from us up to an additional 15% of the total number of shares to be offered by us in this offering to cover over-allotments, if any, on the same terms as set forth above.

                         , on behalf of the underwriters, expects to deliver the shares to purchasers on or about        , 2012.

Prospectus dated                    , 2012

MIDAS MEDICI GROUP HOLDINGS, INC.

TABLE OF CONTENTS

            No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

For investors outside the United States: neither we nor any of the underwriters have taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

SPECIAL NOTE  REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents incorporated by reference herein or therein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements reflect our current view about future beliefs, plans, objectives, goals or expectations. When used in such documents, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements relating to our business goals, business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the sections of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus and reports we have filed or will file with the SEC and which are incorporated by reference herein, including statements under the caption “Risk Factors” and “Forward-Looking Statements” in such reports.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

MARKET AND INDUSTRY DATA

The market and industry data and other statistical information used throughout this prospectus are based on independent industry publications. Although we believe that each of these publications is reliable, we have not independently verified market and industry data and other statistical information obtained from these third-party sources. By including such data and information, we do not undertake a duty to provide such data in the future or to update such data if updated. Some data in this prospectus are also based on our good faith estimates, which are derived from our review of internal surveys, independent industry publications, government publications, reports by market research firms or other published independent sources. Our estimates have not been verified by any independent source and involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” None of the independent industry publications referred to in this prospectus was prepared on our behalf or at our expense. Some of the independent industry publications referred to in this prospectus are copyrighted and, in such circumstances, we have obtained permission from the copyright owners to refer to such information in this prospectus.

In particular, the reports issued by Gartner Inc., an independent information technology research and advisory firm (Gartner), and International Data Corporation, an information technology, telecommunications and technology research provider (IDC), described in this prospectus represent data, research, opinions or viewpoints published as part of syndicated subscription services available only to clients, by each of Gartner and IDC, and are not representations of fact. The respective reports speak as of their original publication date (and not as of the date of this prospectus) and the opinions expressed in these reports are subject to change without notice.

The discussion above does not, in any manner, disclaim our responsibilities with respect to the disclosures contained in this prospectus.

In addition, we refer in this prospectus to various clients that are U.S. government entities. However, a reference by us to a U.S. government in this prospectus is not an endorsement of us or of this offering by any such U.S. government entity, and should not be construed or interpreted as such.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “Midas Medici Group Holdings, Inc.”, the “Company”, “we”, “us”, or “our” refer to Midas Medici Group Holdings, Inc.

Business Overview

We are a leading global provider of comprehensive information technology solutions to medium sized and large commercial enterprises and government institutions in the United States and Brazil.  Our solutions comprise data center and cloud computing enabling hardware, software and services.  Our services include virtualization, cloud and managed services, storage and archiving solutions, smart grid services and data center services.  As part of these services we offer customized solutions for business continuity, back-up and recovery, capacity-on-demand, regulatory compliance and data center best practice methodologies as well as infrastructure as a service (“IaaS”) and software as a service (“SaaS”). Our customers utilize our solutions to optimize their current and planned investments in IT infrastructure and data centers. We believe the breadth of our service offering and our consultative approach to working with clients distinguishes us from other providers.

We have developed an infrastructure that enables us to deliver our IT solutions and services agnostic as to technology platform and location through a flexible, customer-focused delivery model which spans three datacenter environments: customer-owned, co-location, and the cloud.  By optimizing our customer’s use of secure, energy efficient and reliable data centers combined with a comprehensive suite of related IT infrastructure services, we are able to offer our customers highly customized solutions to address their critical needs of data center availability, data management, data security, business continuity disaster recovery and data center consolidation, as well as a variety of other related managed services.

We serve clients across multiple industry verticals including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods. Some of our larger customers in the US include The International Monetary Fund, Freepoint Commodities, State of North Carolina, Avaya and Schooldude.com, and some of our larger customers in Brazil include Cia De Tecno Da Infor Do Est MG-Prodemge, Banc Do Brasil SA, Cemig Distribuicao SA, Banco Central Do Brasil and MG Secretaria De Estado De Fazenda. Utilipoint, our utilities - focused offering, currently provides energy industry consulting services and proprietary research.  Our highly experienced consultants leverage direct industry experience to advise utilities along the range of the utility industry value chain and we intend to take advantage of those relationships to offer utility vertical focused solutions around our core datacenter and managed services offerings.

Market Focus

We are focused primarily on underserved markets for IT services and solutions where we can best leverage the breadth of our capabilities. We focus on medium sized commercial enterprises and government institutions in markets where a local presence, broad resources, and thought leadership are scarce. Our key service and solutions areas include Cloud and Managed Services, Data Center Services, Virtualization, Storage and Archiving Solutions, Business Process Outsourcing, and Smart Grid Services.

Business Strengths

Our extensive suite of comprehensive IT services and solutions has many competitive advantages that enable us to compete effectively in both the U.S. and Brazilian markets. Key advantages we possess include:

•
Growing and Profitable Brazil Operations – Revenues from our operations in Brazil grew from $55,506 for the fiscal year 2009 to $83,608 for the fiscal year 2010. We incurred losses from operations of $1,771 during fiscal year 2009 but had operating income of $7,005 for fiscal year 2010. From January 1, 2011 through July 31, 2011, we earned $705 on revenues of $40,905. We believe that we have experienced growth over the past 2 years as a result of our strong market position and the overall growth in the Brazil market. We believe that our operating platform, including the costs associated with our SG&A, have reached critical scale. As a result, we believe we are well positioned for continued growth and profitability.

•
Experienced Management Team – We are led by an experienced and dedicated management team, including a core group of executives and senior managers who have, on average, 22 years of industry experience and have proven experience in finance, operations and technology. High employee retention has allowed us to continually build upon our in-house knowledge base and technical expertise. The current management team has successfully integrated prior acquisitions and has achieved organic growth through both geographic expansion and new product offerings.

•
A Broad Service Offering – We provide our customers with a comprehensive suite of services and solutions that distinguishes us in the market place. We have organized our comprehensive suite of services into "solution sets" designed to bring incremental value to our customers. Our single-source service approach allows us to design, build, manage, host and support these initiatives for our customers and bring sustained, differentiated value to the marketplace.

•
A Diverse and Loyal Customer Base – Our large and diverse customer base consists of over 900 active customers in the United States and Brazil across multiple industries including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare, and consumer goods, among others. Our diverse client base also includes regional and Fortune 1000 companies, which we believe demonstrates our ability to meet the highest service standards in the industry. Customers contract for a period of 1-5 years and we renew well over 90% of contracts available for renewal.

•
Deep Technical Expertise – A key differentiator for us is the expertise, experience and qualifications of our sales and engineering employees. Our over 50 direct sales employees and over 60 engineers have an average of 10+ years of experience in their related fields and facilitate our consultative and highly technical oriented solution sales approach to solving our customer’s business problems.

•
Recurring Revenue Streams – Our services and solutions revenue provides a firm basis for long-term relationships with our customers resulting in recurring revenue streams which provide a high degree of visibility into our future financial performance. We have long-term relationships with our customers, and have a significant number of government clients which, through auction processes, tend to sign long term contracts.

•
Customer Support – Our expertise spans multiple technologies which enables us to diagnose and resolve IT issues for our clients quickly and efficiently. Our engineers answer customer calls directly which provides immediate access to knowledgeable resources that are able to solve their problems quickly. Our team resolves approximately 95% of support cases in-house. This "single source accountability" is highly regarded by our customers, as is evidenced by our 98% contract value renewal rate.

•
Established Relationships with Industry Leading Vendors – We have strong relationships with industry-leading technology vendors including Avaya, Cisco, Dell, HP, Hitachi, Microsoft, NetApp, Oracle, Quest, Symantec, and VMware, among others. We consistently win awards from these partners including Symantec partner of the year in 2008, VMWare Partner of the year in Brazil in 2010, Best Cisco Unified Communications project of the year in 2010, and VMware partner of the year in Latin America 2011.

•
Increased Operating Leverage – We believe there are significant opportunities to expand our gross and operating margins by increasing the number of services provided to a particular customer. Our services and solutions have been organized into repeatable "solution sets" allowing us to cost-effectively deploy these solutions. Repeatable "solution sets" refers to service and solutions offerings that are proven and consistent in their delivery each time they are sold. We have a highly trained and experienced team of sales professionals and engineers which provides a competitive advantage and barrier to entry. Salesforce productivity is expected to grow, resulting in enhanced gross and operating margins. We believe that our business has reached the level of scale where we expect significant increases in our gross and operating margins as we increase the level of our revenues.

•
Leveraging Domestic Success and Capabilities Internationally – Our expertise and robust platform in the U.S. market in IT infrastructure and data center services will enable knowledge transfer to advance existing and drive complimentary IT technology offerings in other countries such as Brazil, among others. Our extensive operations in Brazil provides us with the ability to capitalize on the fast growing Brazilian economy and leverage our U.S. technology capabilities. We intend to evaluate other geographic markets for our services on an opportunistic basis.

The Global IT Industry

Over the last few years, the IT industry has undergone an evolutionary transition, adapting to changing solution requirements, technologies and distribution models. Advances in IT have transformed its role in the workplace from producing and managing massive amounts of data to delivering useful information and from linking direct communications to mobile and/or multi-location collaboration to a more virtually distributed model.  Using today’s IT, enterprises and executives can create a ready environment for collaboration, innovation and decision-making.  To serve clients well, IT solution providers must now understand, adapt and deliver the integrated solutions that can leverage these powerful business capabilities.

The current outlook for IT services remains upbeat.  According to Gartner, global IT spending will reach approximately $3.7 trillion in 2011 from $3.2 trillion in 2009, representing a compound annual growth rate (CAGR) of 7.6%, and is expected to grow to approximately $4.5 trillion by 2015.  Software spending is expected to increase from $244 billion in 2010 to $351 billion in 2015, representing approximately 8% CAGR. The telecommunications segment will account for the biggest spending with expectation of increasing from $2.0 trillion in 2010 to $2.5 trillion in 2015, representing a 4.6% CAGR.

The Brazilian IT market is the largest in Latin America and the eighth largest globally. Brazil’s IT market is expected to reach U.S. $113.2 billion in 2011. Latin America is currently 8.2% of the worldwide IT market, with Brazil representing 43% of it.  Domestic and international companies are expected to continue to invest in IT to support robust economic growth in Brazil, representing a CAGR of 11% from 2011 through 2015.  Brazil’s IT growth forecast is positive due to overall economic (GDP) growth and an increase in IT investments by Brazilian companies. During the global recession, Brazilian companies performed better than their global counterparts and invested in technology as a key enabler to increase competitiveness.  This has positioned Brazil to continue to experience strong growth as market segments continue expanding their penetration and demand for IT.

Recent Events

In December 2011, management implemented a cost cutting initiative to reduce headcount in our Brazil and US operations resulting in annualized cost savings of approximately $2 million. In our US operations, management reduced headcount by ten employees resulting in approximately $1.0 million in annualized savings. In our Brazil operations, management reduced head count by sixteen employees to achieve approximately $1.1 million in annualized cost savings.

On August 2, 2011, the Company completed the acquisition of a 80% interest in Cimcorp, pursuant to the terms of the Stock Purchase Agreement (“SPA”), as amended, among the Company, Cairene Investments, Ltd. (the “Seller”), and certain shareholders (the “Shareholders”), Cimcorp, Cimcorp Comйrcio Internacional E Informбtica S.A., a Brazilian sociedade anфnima, Cimcorp Comйrcio e Serviзos Tecnolуgicos e Informбtica Ltda., a Brazilian limitada, and Cimcorp USA, LLC, a Florida limited liability company.

At the closing, the Company provided consideration of Seventeen Million Brazilian Reais ($10,987 USD), Eight Million Brazilian Reais ($5,150 USD) of which was paid in cash, Nine Million Brazilian Reais ($2,244 USD) in shares of common stock of the Company equal to 1,297,022 shares of common stock of the Company and a purchase price contingency of $3,593.

Pursuant to the terms of the stock purchase agreement, the Company was to purchase on January 24, 2012 (but no later than January 27, 2012) an additional 20% of the shares of Cimcorp (“Tranche A”) for a purchase price of Nine Million Brazilian Reais ($5,817 USD), which purchase price shall be subject to certain adjustment to the Brazil CPI index provided, however, such adjustment shall be capped at 7%. This transaction has not yet been consumated and the Company is in discussions with the shareholders with regards to the purchase of the Tranche A shares. This unpaid amount will accumulate interest at 3% per month until paid. The Company has the right to purchase an additional 20% of the shares of Cimcorp at any time during the 12 and 24 month anniversary of the initial closing at a purchase price of Nine Million Brazilian Reais ($5,817 USD), subject to certain adjustments as set forth in the SPA. The Seller and minority shareholders’ of Cimcorp have the right to elect to have the Company purchase the remaining 20% of the shares of Cimcorp (the “Tranche B”) 30 days after the 24 month anniversary of the initial closing. The SPA provides that in the event the Company undergoes a Change in Control, as defined, or transfers more than 50% of the shares of Cayman Co. the purchase of Tranches A and B shall be accelerated.

On June 8, 2011, Midas Medici completed its acquisition of the assets of Energy Hedge Fund Center, LLC, a web portal and community for clients interested in hedge funds in the energy and commodity sectors, in a stock, cash and forgiveness of debt transaction for a total purchase price of $30. The Company issued 1,430 shares of its common stock in relation to this transaction.

On May 3, 2011, the Company completed the acquisition of WeatherWise, an energy-efficiency analytics company, pursuant to the terms of an Agreement and Plan with Weather Wise, and MMGH WW Acquisition Sub, Inc., our wholly owned subsidiary, dated as of March 29, 2011 for a total purchase price of $268. At the closing of the Merger Agreement, MMGH WW Acquisition Sub, Inc. merged with and into WeatherWise and WeatherWise became our wholly-owned subsidiary. As part of the merger, WeatherWise was rebranded “UtiliPoint Analytics,” allowing Midas to further leverage its Consonus and UtiliPoint brands to verticalize Midas into the utility sector.

On February 28, 2011, we completed the acquisition of Consonus pursuant to the terms of the Agreement and Plan of Merger with Consonus, and MMGH Acquisition Corp., our wholly-owned subsidiary dated as of April 30, 2010. Pursuant to the Merger Agreement effective February 28, 2011, MMGH Acquisition Corp. merged with and into Consonus and Consonus became our wholly-owned subsidiary. With the acquisition of Consonus on February 28, 2011, the Merger was accounted for as a reverse merger and recapitalization which resulted in Midas Medici being the “legal acquirer” and Consonus the “accounting acquirer” for a total purchase price of $5,236.

Consonus provides innovative data center solutions to medium sized and larger enterprises focused on virtualization, energy efficiency and data center optimization. Its highly secure, energy efficient and reliable data centers combined with its ability to offer a comprehensive suite of related IT infrastructure services gives it an ability to offer its customers customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data center consolidation, as well as a variety of other related managed services.

Consonus’ data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, cloud computing, data center best practice methodologies and software as a service. Additionally, it provides managed hosting, maintenance and support for all of its solutions, as well as related consulting and advisory services.

Corporate Information

We are a Delaware corporation headquartered in New York City with regional offices in Cary, NC, Albuquerque, NM, Pittsburg, PA and maintain international operations through our offices in Brno, Czech Republic, Belo Horizonte, Vitória, Salvador, Brasília, Curitiba, Florianópolis, Porto Alegre, Rio de Janeiro, and São Paulo, Brazil. Our principal office is located at 445 Park Avenue, 20th Floor, New York, New York, 10022, and our telephone number is (212) 792-0920. We maintain a website at www.midasmedici.com. The contents of our website are not part of this prospectus and should not be relied upon with respect to this offering.

THE OFFERING
Common stock offered by us	6,000,000 shares
Common Stock offered by the selling stockholders	2,297,022 shares
Offering price	$_______ per share
Common stock outstanding before this offering	9,894,374 shares

Common stock outstanding immediately after this offering	15,894,374 shares (or 16,794,374 shares if the underwriters exercise their over-allotment option in full).
Over-allotment option
We granted the underwriters the right to purchase up to 900,000 additional shares from us at the public offering price, less the underwriting discount, within 45days from the date of this prospectus to cover over-allotments, if any.

Use of proceeds:
We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts, commissions and estimated offering expenses, will be approximately $_______. We currently intend to use the net proceeds from this offering to pay down debt, for acquisition and transaction costs, increase long-term contracts, marketing initiatives for our cloud offering and working capital and general corporate purposes. See “Use of Proceeds” on page 25 for more information.

We will not receive any proceeds from the sale of shares by the selling stockholders.

Market for our common stock
Our common stock is quoted on the OTC Bulletin Board under the symbol “MMED.”  To date, however, trading activity in our common stock has been extremely limited.  We intend to apply for listing of our common stock on the NYSE AMEX under the symbol “WATT”.

Dividend policy:	Our Board of Directors does not intend to declare cash dividends on our common stock in the foreseeable future.

Risk Factors
Investing in our securities involves a high degree of risk.  As an investor, you should be able to bear a complete loss of your investment.  You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11.

General Information About This Prospectus

Unless otherwise noted, throughout this prospectus the number of shares of our common stock to be outstanding following this offering is based on 9,894,374 shares of our common stock outstanding as of February 3, 2012. It does not include:

•           876,384 shares of our common stock issuable upon exercise of outstanding stock options as of February 3, 2012 at a weighted average exercise price of $2.72 per share;

•           12,800 shares of our common stock issuable upon exercise of outstanding warrants as of February 3, 2012 at a weighted average exercise price of $6.00 per share;

•           [●] shares of common stock reserved for issuance upon exercise of the underwriter’s over-allotment option;

•           [●] shares of common stock underlying the underwriter’s warrant, and;

•           478,731 shares of common stock reserved for future issuance under our 2009 and 2011 Incentive Stock Plans.

SUMMARY PRO FORMA FINANCIAL INFORMATION

Unaudited Pro-Forma Condensed Combined Financial Data

The unaudited pro forma combined statements of operations that follows is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations that would have been reported had the acquisitions of Cimcorp. Inc. and the former Midas Medici been completed as of January 1, 2009 and should not be taken as representative of the future consolidated results of operations of our company.

The following unaudited pro forma combined statements of operations for the nine months ended September 30, 2011 were prepared using (1) unaudited consolidated financial statements of Cimcorp. Inc. for the seven months ended July 31, 2011 and (2) the unaudited consolidated financial statements of Midas Medici for the nine months ended September 30, 2011 which includes the operations of Cimcorp, Inc. for the period August 1, 2011 to September 30, 2011.

The following audited pro forma combined statements of operations for the year ended December 31, 2010 and 2009 were prepared using (1) audited consolidated financial statements of Cimcorp. Inc. for the years ended December 31, 2010 and 2009 (2) Midas Medici Group Holdings, Inc. (Formerly Consonus Technologies, Inc.), after giving effect to the reverse merger which occurred on February 28, 2011 for the years ended December 31, 2010 and 2009 and (3) the audited consolidated financial statements of Midas Medici, Inc. for the years ended December 31, 2010 and 2009. The unaudited pro forma combined statements of operations should be read in conjunction with these separate historical financial statements and accompanying notes thereto, included elsewhere in this Prospectus. A reconciliation of pro forma amounts to reported amounts has been included on page F-2 to F-4 under the heading “Midas Medici Group Holdings, Inc. and Subsidiaries and Cimcorp, Inc. and Subsidiaries Reconciliations to Pro Forma Condensed Combined Statement of Operations”.

 All financial data presented in thousands, except for per share information.

	Nine Months Ended	Year Ended
	September 30, 2011	December 31, 2010	December 31, 2009

Revenues	$92,956	$136,357	$129,418

Operating expenses:
Cost of revenues	63,295	93,105	91,617
Selling, general and administrative expenses	31,142	40,497	41,633
Depreciation and amortization expense	4,563	7,266	6,284
Goodwill impairment loss	-	16,261	-
Total operating expenses	99,000	157,129	139,534
Loss from operations	(6,044)	(20,772)	(10,116)
Other income (expenses)	(645)	12,032	(4,961)
Loss before income taxes	(6,689)	(8,740)	(15,077)
Provision for income tax (expense) benefit	1,396	3,221	(957)
Combined loss	(5,293)	(5,519)	(16,034)
Net (loss) income attributable to the non-controlling interest	(681)	(1,288)	1,412
Net loss from continuing operations attributable to common shareholders of the combined entity	$(5,974)	$(6,807)	$(14,622)
Loss per share from continuing operation - basic and diluted	$(0.69)	$(0.83)	$(2.16)
Weighted average number of common shares outstanding - basic and diluted	8,703,419	8,152,818	6,763,468

SUMMARY HISTORICAL FINANCIAL INFORMATION

As Reported Unaudited and Audited Condensed Consolidated Financial Data

The table below is a summary of the audited consolidated financial data for Midas Medici Group Holdings, Inc. ( formerly Consonus Technologies, Inc.) as of and for the fiscal years ended December 31, 2010 and 2009 and the unaudited consolidated financial data as of and for the nine months ended September 30, 2011 and 2010.

Historical results are not necessarily indicative of the results that may be expected for any future period. The information presented below is only a summary and should be read in conjunction with our consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Nine Months Ended		Year Ended
	September 30, 2011	September 30, 2010	December 31, 2010	December 31, 2009

Statements of Operations Data

Revenues	$51,951	$38,549	$51,626	$70,903

Operating expenses:
Cost of revenues	36,665	27,164	36,638	51,195
Selling, general and administrative expenses	18,941	13,851	19,085	21,069
Depreciation and amortization expense	2,970	2,485	3,293	3,207
Goodwill impairment loss	-	16,261	16,261	-
Total operating expenses	58,576	59,761	75,277	75,471
Loss from operations	(6,625)	(21,212)	(23,651)	(4,568)
Other income (expenses)	2,424	(1,733)	15,443	(3,084)
Loss from continuing operations before income taxes	(4,201)	(22,945)	(8,208)	(7,652)
Provision for income tax (expense) benefit	1,535	28	3,505	(3)
Loss from continuing operations	(2,666)	(22,917)	(4,703)	(7,655)
Net loss attributable to the non-controlling interest	68	-	-	-
Net loss from continuing operations attributable to common shareholders	$(2,598)	$(22,917)	$(4,703)	$(7,655)
Loss per share - basic and diluted	$(0.36)	$(5.40)	$(1.09)	$(1.83)
Weighted average number of common shares outstanding - basic and diluted	7,119,843	4,238,834	4,329,624	4,175,669

Balance Sheet Data

Cash and cash equivalents	$1,392		$5,030	$501
Total assets	$118,412		$46,488	$82,956
Total current liabilities	$69,443		$36,810	$42,026
Total equity (deficit)	$13,311		$5,758	$(317)

RISK FACTORS

You should carefully consider the risks described below and all of the other information set forth in this prospectus (including our financial statements and the related notes appearing at the end of this prospectus) before making an investment decision. The risks described below are not the only ones we face. Additional risks that we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business, financial condition, results of operations and future prospects could be materially and adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Company and Our Business

We have a history of operating losses and we may need additional financing to meet our future long term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. We incurred a consolidated net loss of approximately $2,666 for the nine-month period ended September 30, 2011, a consolidated net loss of approximately $12,398 for the year ended December 31, 2010 and a consolidated net loss of approximately $3,416 for the year ended December 31, 2009. As of September 30, 2011, our accumulated deficit was approximately $16,407. We have not achieved profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

While we believe that upon consummation of the offering contemplated by this prospectus we will have sufficient capital resources to fund our existing business plans for at least 24 months, we may require additional funds in the future, either through additional equity or debt financings or collaborative agreements or from other sources. We have no commitments to obtain such additional financing, and we may not be able to obtain any such additional financing on terms favorable to us, or at all. In the event we are unable to obtain additional financing, we may be unable to implement our business plan. Even with such financing, we have a history of operating losses and there can be no assurance that we will ever become profitable.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability and loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts and acquire new business. Many of our competitors are larger and have greater financial, technical, marketing and public relations resources, larger client bases, and greater brand or name recognition than we do. Some of our competitors are ICF International, Navigant Consulting, IBM, and Accenture. We also have numerous smaller competitors, many of which have narrower service offerings and serve niche markets. Our competitors may be able to compete more effectively for contracts and offer lower prices to clients, causing us to lose contracts.  In order to compete, we may be forced to lower the prices at which we offer our services in order to win or retain contracts, which could lower our margins or cause us to suffer losses on contracts that we do win. Some of our subcontractors are also competitors, and some of them may in the future secure positions as prime contractors, which could deprive us of work we might otherwise have won. Our competitors also may be able to provide clients with different and greater capabilities and benefits than we can provide in areas such as technical qualifications, past performance on relevant contracts, geographic presence, ability to keep pace with the changing demands of clients and the availability of key professional personnel. Our competitors also have established or may establish relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge. We also may compete with our competitors for the acquisition of new businesses.  Our competitors may also be able to offer higher prices for attractive acquisition candidates, which could harm our strategy of growing through selected acquisitions. In addition, our competitors may engage in activities, whether proper or improper, to gain access to our proprietary information, to encourage our employees to terminate their employment with us, to disparage our company, and otherwise to gain competitive advantages over us. If we are unable to compete successfully in the provision of services to clients and for new business, our revenue and operating margins may decline.

Our IT services and solutions have a long sales cycle that may materially adversely affect our business, financial condition and results of operations.

A customer's decision to purchase other services and solutions from us typically involves a significant commitment of resources, including time. These long sales cycles for new business not currently under contract tend to make the timing and amount of our revenue unpredictable. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that does not result in revenue. As a result of these factors, we believe that our quarterly revenue and results of operations are likely to vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. Delays due to length of our sales cycle may also materially adversely affect our  business, financial condition and results of operations.

Our customers may choose to in-source IT capabilities as a substitute for our services and solutions, consolidate our relationships with other providers or choose to manage their IT infrastructure in different ways, any of which could adversely affect our success.

As our customers grow in size and complexity and develop more comprehensive back office capabilities, there is an increasing likelihood that we will choose to in-source key IT activities which were previously provided by us in an attempt to reduce expenses. Although we focused on building our customer base of small to medium-sized businesses, currently, many of our top 10 customers consist of relatively large enterprises, which may further develop their own internal IT or data storage capabilities, thereby decreasing or eliminating the need for our services and solutions. Additionally, our IT customers may establish relationships or strengthen existing, or form new relationships with systems integrators, third party consulting firms or other parties, which could lead them to terminate their relationships with us, or pursue alternative means to manage their IT infrastructure or data center related activities. If customers representing a material portion of our revenue base decide to terminate the services and solutions we provide for them, our revenue could materially decline and this may adversely affect our business, operating results and financial position.

If our security systems are breached we could incur liability, our services may be perceived as not being secure, and our business and reputation could suffer.

Our IT business involves the storage, management and transmission of the proprietary information of customers. Although we employ control procedures to protect the security of data we store, manage and transmit for our customers, we cannot guarantee that these measures will be sufficient for this purpose. Breaches of our security could result in misappropriation of personal information, suspension of hosting operations or interruptions in our services. If our security measures are breached as a result of a third-party action, employee error or otherwise, and as a result customers' information becomes available to unauthorized parties, we could incur liability and our reputation would be damaged. This could lead to the loss of current and potential customers. If we experience any breaches of our network security due to unauthorized access, sabotage, or human error, we may be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems. We also may not be able to remedy these problems in a timely manner, or at all. Because techniques used to obtain unauthorized network access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventive measures. Our systems are also exposed to computer viruses, denial of service attacks and bulk unsolicited commercial email, or spam. Being subject to these events and items could cause a loss of service and data to customers, even if the resulting disruption is temporary.

The property and business interruption insurance our IT business carries may not provide coverage adequate to compensate us fully for losses that may occur or litigation that may be instituted against us in these circumstances. We could be required to make significant expenditures to repair our systems in the event that they are damaged or destroyed, or if the delivery of our services to our customers is delayed and our business could be harmed.

In addition, the U.S. Federal Trade Commission and certain state agencies have investigated various companies' use of their customers' personal information. Various governments have also enacted laws protecting the privacy of consumers' non-public personal information. Our failure to comply with existing laws (including those of foreign countries), the adoption of new laws or regulations regarding the use of personal information that requires us to change the way we conduct our business, or an investigation of our privacy practices could increase the costs of operating our business.

We are highly dependent on third-party service and technology providers and any loss, impairment or breakdown in those relationships could damage our operations significantly if we are unable to find alternative providers.

We are dependent on other companies to supply various key components of our infrastructure, including network equipment, telecommunications backbone connectivity, the connections from our customers' networks to our network, and connections to other Internet network providers. We are also dependent on the same companies for the hardware, software and services that we sell and deliver to our customers. For example, approximately 33%, 28%, and 27% of the products we sell in the U.S. are provided by Symantec, Oracle, and NetApp respectively, based on 2010 billings.  In addition, approximately 53%, 18%, and 8% of the products we sell in Brazil are provided by Dell, Oracle, and Cisco respectively, based on invoices for the full year 2010. There can be no assurance that any of these providers will be able to continue to provide these services or products without interruption and in an efficient, cost-effective manner, or that they will be able to adequately meet Consonus’ needs as its business develops. There is also no assurance that any agreements that we have  in place with these third-party providers will not be terminated or will be renewed, or if renewed, renewed on commercially acceptable terms. If Consonus  or Cimcorp are unable to obtain required products or services from third-party suppliers on a timely basis and at an acceptable cost, we may be unable to provide our data center and IT infrastructure services and solutions on a competitive and timely basis, if at all. If our suppliers fail to provide products or services on a timely basis and at an acceptable cost, we may be unable to meet our customer service commitments and, as a result, we may experience increased costs or loss of revenue, which could have a material adverse effect on our business, financial condition and operating results.

We sell products and services from third parties that may require us to pay for such products and services even if our customers fail to pay us for the products and services, which may have a negative impact on our cash flow and operating results.

In order to provide services such as bandwidth, managed services, other network management services and infrastructure equipment, we contract with third party service providers, such as Sun/Oracle Corporation, NetApp, Inc., XO Holdings, Inc., VeriSign, Inc. and Hewlett Packard Company. These services require us to enter into fixed term contracts for services with third party suppliers of products and services. If we experiences the loss of a customer who has purchased a product or service, we will remain obligated to continue to pay our  suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce our financial resources and may have a material adverse effect on our financial performance, cash flow and operating results.

We may fail to adequately protect our proprietary technology, which would allow competitors or others to take advantage of our research and development efforts.

We rely upon trade secrets, proprietary know-how, and continuing technological innovation to develop new data center and IT infrastructure services and solutions and to remain competitive. If our competitors learn of our proprietary technology or processes, they may use this information to produce data center and IT infrastructure services and solutions that are equivalent or superior to our services and solutions, which could materially adversely affect our business, operations and financial position. Our employees and consultants may breach their obligations not to reveal our confidential information, and any remedies available to us may be insufficient to compensate for our damages. Even in the absence of such breaches, our trade secrets and proprietary know-how may otherwise become known to our competitors, or be independently discovered by our competitors, which could adversely affect its competitive position.

We are dependent on the reliability and performance of our internally developed systems and operations. Any difficulties in maintaining these systems, whether due to human error or otherwise, may result in service interruptions, decreased service quality for its customers, a loss of customers or increased expenditures.

Our revenue and profit depend on the reliability and performance of our services and solutions. We have contractual obligations to provide service level credits to almost all of our customers against future invoices in the event that certain service disruptions occur. Furthermore, customers may terminate their agreements with us as a result of significant service interruptions, or our inability, whether actual or perceived, to provide our services and solutions at desired quality levels or at any time. If our services are unavailable, or customers are dissatisfied with our performance, we could lose customers, our  revenue and profits would decrease and our business operations or financial position could be harmed. In addition, the software and workflow processes that underlie our ability to deliver our services and solutions have been developed primarily by our employees and consultants. Malfunctions in the software we use or human error could result in our inability to provide services or cause unforeseen technical problems. If we incur significant financial commitments to our customers in connection with our failure to meet service level commitment obligations, we may incur significant liability and our liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenue and our operating results.

We operate in a price sensitive market and are subject to pressures from customers to decrease our fees for the services and solutions we provide. Any reduction in price would likely reduce our margins and could adversely affect our operating results.

The competitive market in which we conduct our business could require us to reduce our prices. If our competitors offer discounts on certain products or services in an effort to recapture or gain market share or to sell other products, we may be required to lower our prices or offer other favorable terms to compete successfully. Any of these changes would likely reduce our margins and could adversely affect our operating results. Some of our competitors may bundle products and services that compete with us for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. In addition, many of the services and solutions that we provide sand market are not unique to us and our customers and target customers may not distinguish our services and solutions from those of our competitors. All of these factors could, over time, limit or reduce the prices that we can charge for our services and solutions. If we cannot offset price reductions with a corresponding increase in the number of sales or with lower spending, then the reduced revenue resulting from lower prices would adversely affect our margins and operating results.

If we are unable to retain and grow our IT customer base, as well as our end-user base, our revenue and profit will be adversely affected.

In order to execute our business plan successfully, we must maintain existing relationships with our IT customers and establish new relationships with additional small and medium-sized businesses. Our ability to attract customers will depend on a variety of factors, including the presence of multiple telecommunications carriers and our ability to provide and market an attractive and useful mix of products and services. If we are unable to diversify and extend our customer base, our ability to grow our business may be compromised, which would have a material adverse effect on our financial condition and results of operations.

If economic or other factors negatively affect the medium-sized business sector, our customers and target customers may become unwilling or unable to purchase our services and solutions, which could cause our revenue to decline and impair our ability to operate profitably.

Many of our existing and target customers include medium-sized businesses. These businesses are more likely to be significantly affected by economic downturns, such as the ongoing recession, than larger, more established businesses. Additionally, these businesses often have limited funds, which they may choose to spend on items other than our services and solutions. If a material portion of the medium-sized businesses that we services, or are looking to service, experience economic hardship, these medium-sized businesses may be unwilling or unable to expend resources on the services and solutions we provide, which would negatively affect the overall demand for our services and could cause our revenue to decline.

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

The markets in which we operate are characterized by changing technology and evolving industry standards. There can be no assurance that our current and future competitors will not be able to develop services or expertise comparable or superior to those we have developed or to adapt more quickly than we do to new technologies, evolving industry standards or customer requirements. Failure or delays in our ability to develop services and solutions to respond to industry or user trends or developments and the actions of our competitors could have a material adverse effect on our business, results of operations and financial condition. Our ability to anticipate changes in technology, technical standards and product offerings will be a significant factor in the success in our current business and in expanding into new markets.

If we lose key personnel upon whom we depend or fail to attract and retain skilled employees, we may not be able to manage our operations and meet our strategic objectives.

We believe that our success depends on the continued contributions of the members of our senior management team. Also, we rely on our senior management to generate business and manage and execute projects and programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with client personnel and industry professionals contribute to our ability to maintain good client relations and identify new business opportunities. We are especially dependent on our senior management team’s experience and expertise to implement our acquisition strategy. The loss of key personnel could impair our ability to implement our growth strategy through acquisitions, identify and secure new contracts, to maintain good client relations, and otherwise manage our business.

Also, we must continue to hire highly qualified individuals who have technical skills and who work well with our clients. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to staff engagements and to maintain and grow our business could be limited. In such a case, we may be unable to win or perform contracts, and we could be required to engage larger numbers of subcontractor personnel, any of which could cause a reduction in our revenue, profit and operating results and harm our reputation. We could even default under one or more contracts for failure to perform, which could expose us to additional liability and further harm our reputation and ability to compete for future contracts. In addition, some of our contracts contain provisions requiring us to commit to staff engagements with specific personnel the client considers key to our performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutes, or otherwise staff our work, the client may reduce the size and scope of our engagement under a contract or terminate it, and our revenue and operating results may suffer. In addition, consistent with their employment agreements, Nana Baffour, our CEO and Johnson Kachidza, our President and CFO, are only required to dedicate at least 65% of their time to of the Company. Our inability to utilize more than 65% of their time may adversely affect our ability to execute on our business plan.

We may not be able to identify suitable acquisition candidates or complete acquisitions successfully, which may inhibit our rate of growth.

In addition to organic growth, we intend to pursue growth through the acquisition of companies or assets that may enable us to expand our project skill-sets and capabilities, enter new geographic markets, add experienced management and expand our product and service offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable acquisition candidates or reach agreements for potential acquisitions on acceptable terms, or for other reasons. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general and could inhibit our growth and future profitability. Our inability to procure adequate financing for acquisitions may adversely impact our ability to complete the acquisitions successfully or at all.

In addition if and to the extent we engage in acquisitions of companies of which our officers and directors are affiliates, conflicts of interest may arise in connection with the negotiations of acquisition terms and conditions which may impact our ability to complete those acquisitions on the most favorable terms to us.

We may not be able to successfully integrate acquisitions to realize the full benefits of the combined business, and may therefore suffer losses or not be as profitable as planned.

Acquisitions that we complete may expose us to a number of unanticipated operational or financial risks, including:

•	the business we acquire may not prove to be profitable and my cause us to incur additional consolidated losses from operations;

•	we may have difficulty integrating new operations and systems;

•	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

•	we may experience additional financial and accounting challenges and complexities in areas such as internal control, tax planning and financial reporting;

•	we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence;

•	our ongoing business may be disrupted or receive insufficient management attention; and

•	we may not be able to realize the cost savings or other financial benefits we anticipate.

Moreover, to the extent that any acquisition results in goodwill, it will reduce our tangible net worth, which might have an adverse effect on our ability to obtain credit. In addition, in the event that we issue shares of our common stock as part or all of the purchase price, an acquisition will dilute the ownership of our then-current stockholders.

The process of completing the integration of acquisitions could cause an interruption, or loss of, momentum in our activities. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the operations of acquisition targets could have an adverse effect on our business, financial condition or results of operations.

Our business may become subject to modified or new government regulation, which may negatively impact our ability to market our products.

Our services are not subject to existing federal and state regulations in the U.S. In the future, federal, state or local governmental entities or competitors may seek to change existing regulations or impose additional regulations. Any modified or new government regulation applicable to our products or services may negatively impact the implementation, servicing and marketing of our services and increase our costs.

Our relations with our contracting partners are important to our business and, if disrupted, could affect our earnings.

We derive a portion of our revenue from contracts under which we act as a subcontractor or from “teaming” arrangements in which we and other contractors jointly bid on particular contracts, projects or programs. As a subcontractor or team member, we often lack control over fulfillment of a contract. Poor performance by the prime contractor could tarnish our reputation, result in reduction of the amount of our work under or result in termination of that contract, and could cause us not to obtain future work, even when we are not at fault. We expect to continue to depend on relationships with other contractors for a portion of our revenue and profit in the foreseeable future. Moreover, our revenue and operating results could be materially and adversely affected if any prime contractor or teammate does not pay our invoices in a timely fashion, chooses to offer products or services of the type that we provide, teams with other companies to provide such products or services, or otherwise reduces its reliance upon us for such products or services.

We derive significant revenue from contracts awarded through a competitive bidding process, which can impose substantial costs upon us, and we will lose revenue if we fail to compete effectively.

We derive significant revenue and gross profit from government contracts internationally that are awarded through a competitive bidding process. Competitive bidding imposes substantial costs and presents a number of risks, including:

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may or may not be awarded to us;

•	the need to estimate accurately the resources and costs that will be required to service any contracts we are awarded, sometimes in advance of the final determination of their full scope;

•
the expense and delay that may arise if our competitors protest or challenge awards made to us pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, and in termination, reduction or modification of the awarded contracts; and

•	the opportunity cost of not bidding on and winning other contracts we might otherwise pursue.

To the extent we engage in competitive bidding and are unable to win particular contracts, we may incur substantial costs in the bidding process that would negatively affect our operating results. Even if we win a particular contract through competitive bidding, our gross profit margins may be depressed or we may suffer losses as a result of the costs incurred through the bidding process and the need to lower our prices to overcome competition.

We may lose money on some contracts if we underestimate the resources we need to perform under the contract.

We provide  some of our services to clients primarily under three types of contracts: time-and-materials contracts; fixed-price contracts; and bundled service agreement contracts. Each of these types of contracts, to differing degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which may reduce the profit we earn or lead to a financial loss on the contract. To the extent our working assumptions prove inaccurate, we may lose money on the contract, which would adversely affect our operating results.

For all three contract types, we bear varying degrees of risk associated with the assumptions we use to formulate our pricing for the work. To the extent our working assumptions prove inaccurate, we may lose money on the contract, which would adversely affect our operating results.

Our international operations are subject to risks which could harm our business, operating results and financial condition.

We currently have international operations and expect to expand these operations over time. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•	changes in, or interpretations of, foreign regulations that may adversely affect our ability to perform services or repatriate profits, if any, to the United States;

•	difficulties in developing, staffing, and managing a large number of foreign operations as a result of distance, language, and cultural differences;

•	economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the existence of inconsistent laws or regulations;

•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	fluctuations in foreign currency and exchange rates; and

•	failure to comply with U.S. laws (such as the Foreign Corrupt Practices Act), and local laws prohibiting payments to corrupt government officials.

The realization of any of the foregoing, could harm our business, operating results and financial condition.

Our operating results may be affected by fluctuations in foreign currency exchange rates, which may affect our operating results in U.S. dollar terms.

A portion of our revenue arises from our international operations and we anticipate that, as we grow, our revenues from international operations will increase. Revenues generated and expenses incurred by our international operations are often denominated in local currencies. As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as revenues and expenses of our international operations are translated from local currencies into U.S. dollars. In addition, our financial results are subject to changes in exchange rates that impact the settlement of transactions. The Company does not undertake any hedges to protect against adverse foreign currency exposure.

An economic or industry slowdown may materially and adversely affect our business.

Our business depends on providing services to corporate clients and governments. In the past two years, economic conditions have deteriorated significantly in the United States and internationally, and may remain depressed for the foreseeable future. Slowdowns in the economy may reduce the demand for our services by causing our clients to delay or abandon implementation of new systems and technologies. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery. These economic factors could have a material adverse effect on our financial condition and operating results.

Our ability to use our net operating loss carryforwards may be subject to limitation which could result in increased future tax liability for us.

Generally, a change of more than 50% in the ownership of a company’s stock, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carryforwards attributable to the period prior to such change. The number of shares of our common stock that we issue in this offering may be sufficient, taking into account prior or future shifts in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could result in increased future tax liability for us.

We have significant related party transactions, which may be viewed unfavorably by investors.

We have consummated several transactions with affiliated parties (See section entitled “Certain Relationships and Related Transactions”). Investors may view such transactions unfavorably and may be reluctant to purchase our stock, which could negatively affect both the price and market for our common stock.

We are controlled by our current officers, directors and principal stockholders.

Our directors, executive officers and controlling persons as a group beneficially own approximately 53.1% of our Common Stock.  Following this offering, our directors, executive officers and principal stockholders and their affiliates beneficially will own approximately 26.7% of outstanding shares of common stock. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have the ability to control matters requiring shareholder approval, including the election of our Board of Directors and approval of significant corporate transactions, such as merger or other sale of our company or assets. Thus, actions might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company, which could cause our stock price to decline.

Risks Relating to our Operations in Brazil

The Brazilian federal government has historically exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions will have a direct impact on our business and may have a material adverse effect on us.

The Brazilian federal government’s economic policies may have important effects on Brazilian companies, including our subsidiary Cimcorp, and on market conditions and prices of securities of companies whose business is conducted in Brazil.  Our financial condition and results of operations may be adversely affected by the following factors and the Brazilian federal government’s response to these factors:

•	devaluations and other exchange rate movements;

•	inflation;

•	exchange control policies;

•	price instability;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy and regulations;

•	environmental policy and regulations;

•	labor dispute;

•	war and civil disturbances;

•	delays in obtaining or the inability to obtain necessary government permits;

•	limitations on ownership;

•	limitations on repatriation of earnings;

•	import and export restrictions; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian federal government will implement changes in policy or regulations that may affect any of the factors mentioned above or other factors in the future may lead to economic uncertainty in Brazil and increase the volatility of the securities of companies doing business in Brazil, which may have a material adverse effect on our results of operations and financial condition.

Inflation and government measures to curb inflation may adversely affect the Brazilian economy, the Brazilian securities market, our business and operations and the market prices of our common shares.

           Brazil has experienced high rates of inflation. According to the General Market Price Index (Índice Geral de Preços – Mercado), or “IGP-M”, a general price inflation index, the inflation rates in Brazil were 12.4% in 2004, 1.2% in 2005, 3.8% in 2006, 7.7% in 2007, 9.8% in 2008 and deflation of 1.7% in 2009 and inflation of 11.3% for 2010. In addition, according to the National Extended Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), or “IPCA”, published by the IBGE, the Brazilian price inflation rates were 7.6% in 2004, 5.7% in 2005, 3.1% in 2006, 4.5% in 2007, 5.9% in 2008, 4.3% in 2009 and 5.9% in 2010. The Brazilian government’s measures to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting availability of credit and reducing economic growth. Inflation, actions to combat inflation and public speculation about possible additional actions have also contributed materially to economic uncertainty in Brazil.

Inflation in Brazil has increased and Brazil may experience high levels of inflation in future periods. Periods of higher inflation may slow the rate of growth of the Brazilian economy, which could lead to reduced sales.  Inflation is also likely to increase some of our costs and expenses, which we may not be able to pass on to our customers and, as a result, may reduce our profit margins and net income.

Our reporting currency is the U.S. dollar but a substantial portion of our sales is in Brazilian reais, so that exchange rate movements may increase our financial expenses and negatively affect our profitability.

Most of our costs and expenses and a portion of our revenue are in Brazilian reais, but our financial statements are in U.S. dollars. The results of our Brazilian subsidiary’s operations are translated from reais into U.S. dollars upon consolidation. When the U.S. dollar strengthens against other currencies, our net sales and net income may decrease.

Significant volatility in the value of the real in relation to the U.S. dollar may affect the dollar values we receive from our operations.

The Brazilian currency has historically suffered frequent devaluations. In the past, the Brazilian government has implemented various economic plans and exchange rate policies, including sudden devaluations and periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. There have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollars and other currencies.  Because our Brazilian subsidiary’s costs and revenue will be in Brazilian reais, devaluation of the real against foreign currencies may generate an increase in our funding costs and expenses with a negative impact on our ability to finance our operations through access to the international capital markets and on the market value of the common shares if there is a public market for the common shares. A strengthening of the real in relation to the U.S. dollar generally has the opposite effect. Further devaluations of the Brazilian currency may occur and impact our business in the future. These foreign exchange and monetary gains or losses can be substantial, which can impact our earnings from one period to the next.

Changes in tax laws may increase our tax burden and, as a result, adversely affect our profitability.

The Brazilian government regularly implements changes to tax regimes that may increase the tax burden on our Brazilian subsidiary. These changes include modifications in the rate of assessments and, on occasion, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes.  The effects of any future tax changes have not been, and cannot be, quantified.

A significant portion of our revenues from our Brazilian subsidiary is derived from contracts in the public sector.

Cimcorp has contracts with governmental agencies for the provision of data center, virtualization and cloud computing services, which contracts account for 87% of Cimcorp’s revenues and 47% of our overall revenues of Cimcorp for the period January 1, through September 30, 2011.  Changes in procurement policies or the termination of any of these relationships may have an adverse impact on our revenues.

Risks Related to this Offering and to Ownership of our Securities

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

The offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock.  As a result, you will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 6,000,000 shares offered in this offering at an assumed public offering price of $3.50 per share, and after deducting the underwriter’s discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $2.44 per share, or  70%, at the assumed public offering price. If the underwriters exercise their over-allotment option you will incur dilution of $2.50 per share.  In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.  See “Dilution” for more information.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways with which you disagree.

We currently intend to use the net proceeds from this offering to  pay down debt, for acquisition and transaction costs, increase long-term contracts, marketing initiatives for our cloud offering and working capital and general corporate purposes. See ‘‘Use of Proceeds’’ on page 25. We have not allocated specific amounts of the net proceeds from this offering for the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

The successful execution of our business plan requires significant cash resources, including cash for investments and acquisition. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Financing may not be available in amounts and on terms acceptable to us, or at all.  Changes in business conditions and future developments could also increase our cash requirements. To the extent we are unable to obtain external financing, we will not be able to execute our business plan effectively. Although we recently procured a $5,000 working capital line of credit, our ability to draw upon that line is subject to our compliance with covenants such as net worth, operating profits and adequate accounts receivable balances. Further, this line of credit is secured by all of our assets and a default under the revolving credit facility agreement could result in our creditor foreclosing on some or all of our assets. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Even if our common stock is listed for trading on the NYSE AMEX, our shares of common stock may be thinly traded, so you may be unable to sell your shares of common stock at or near ask prices or at all.

We have applied for listing on the NYSE AMEX, but cannot assure you that this listing or listing on any other exchange will ever occur. Even if our shares are listed on such exchange, we cannot assure that you will obtain sufficient liquidity in your holdings of our common stock.

Our common stock is currently traded on the OTC Bulletin Board where they have historically been thinly traded, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.

This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be purchase or recommend the purchase of our shares until such time as we have become more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.  Even if a market for our shares of common stock does develop, the market price of our common stock may continue to be highly volatile.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002 our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of our internal control over financial reporting.  Accordingly, we are subject to the rules requiring an annual assessment of our internal controls.  The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting are not effective, as defined in Section 404, we cannot predict how regulators will react or how the market price of our common stock will be affected.  There is a risk that investor confidence and share value will be negatively impacted.

We have reported several material weaknesses in the effectiveness of our internal controls over financial reporting, and if we cannot maintain effective internal controls or provide reliable financial and other information, investors may lose confidence in our SEC reports.

            We reported material weaknesses in the effectiveness of our internal controls over financial reporting related to the lack of segregation of duties and the need for a stronger internal control environment.  In addition, we concluded  that our disclosure controls and procedures were ineffective.  Internal control over financial reporting is designed to provide reasonable assurances regarding the reliability of our financial reporting and the preparation of our financial statements in accordance with U.S. generally accepted accounting principles, or GAAP.  Disclosure controls generally include controls and procedures designed to ensure that information required to be disclosed by us in the reports we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

            Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot maintain effective internal controls or provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer and we might become subject to litigation.

We are authorized to issue "blank check" preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our Certificate of Incorporation authorizes our Company to issue up to 10,000,000 shares of blank check preferred stock.  Currently no preferred shares are issued; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders.  Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock.  In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.  In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.  Although we have no present intention to issue any shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the approximately 9,894,374 shares of our common stock outstanding as of February 3, 2012, approximately 5,525,377  shares are freely tradable without restriction, as of February 3, 2012. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

Our common stock could be subject to extreme volatility.

The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this prospectus, as well as our operating results, financial condition and other events or factors. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock and wide bid-ask spreads. These fluctuations may have a negative effect on the market price of our common stock.  In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

If our common stock remains subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Unless our common stock is listed on a national securities exchange, which would include the NYSE AMEX but exclude the Over-the-Counter Bulletin Board, or we have stockholders’ equity of $5,000,000 or less and our common stock has a market price per share of less than $4.00, transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock remains subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities. Our management is aware of the abuses that have occurred historically in the penny stock market.

As a result, if our common stock becomes subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Our stock-based incentive plans may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.

Our board has adopted stock-based incentive plans. Under the incentive plan, we can grant a maximum of 1,300,000 shares of common stock to our officers, directors, employees and consultants. Shareholders will experience a dilution in ownership interest assuming a material issuance of shares from stock options or awards of restricted stock under the plan.  In addition, the existence of a significant amount of stock and stock options that are issuable under our incentive plans may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.

Because we have never paid common stock dividends and have no plans to pay dividends in the future, you must rely upon stock appreciation for any return on your investment.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. There can be  no assurance that shares of our common stock will appreciate in value or even maintain the price you paid for shares of our common stock in this offering.

DETERMINATION OF THE OFFERING PRICE

The offering price of our shares was determined by our management after consultation with our underwriters and is based upon consideration of various factors, including our history and prospects, the background of our management and current conditions in the securities markets. The price of our shares does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our shares be regarded as an indicator of any future market price of our securities.

USE OF PROCEEDS

Based on an assumed $3.50 offering price per share, we estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $21,000,000 (approximately $24,150,000 if the over-allotment option granted to the underwriters is exercised in full). Pending the use of the net proceeds, we will invest the proceeds in short-term, investment-grade, interest-bearing securities.

	Without Over-		Over-Allotment
	Allotment		Option
	Option		Exercised
Gross proceeds	$21,000,000	100.0%	$24,150,000	100.0%
Offering expenses (1)	1,875,625	8.9%	2,126,125	8.8%
Net proceeds	$19,124,375	91.1%	$22,023,875	91.2%
Use of net proceeds
Debt pay down (2)	$7,491,983	35.7%	$7,491,983	31.0%
Acquisitions and transaction costs (3)	$2,559,126	12.2%	$3,197,016	13.2%
Increase long-term contracts	$1,512,211	7.2%	$1,889,146	7.8%
Cloud computing and managed services initiatives (4)	$5,467,224	26.0%	$6,829,989	28.3%
Working capital and other general corporate purposes (5)	$2,093,831	10.0%	$2,615,741	10.8%
Total	$19,124,375	91.1%	$22,023,875	91.2%

(1)	Includes underwriting discount of 7%, underwriting non-accountable expense allowance of $200,000 and other legal, accounting and consulting agreement expenses.
(2)
Includes repayment of the following:

(A) Promissory notes related to the acquisition of Cimcorp totaling $1,950 in principal and $154 in accrued interest.  $1,525 of the notes is payable to Knox Lawrence International, LLC (“KLI”) and Quotidian Capital, LLC (“Quotidian”), entities of which Nana Baffour, the Company’s CEO, and Johnson Kachidza, the Company’s CFO, are each managing principals.

(B) $4,091 USD on the amount due on January 27, 2012 pursuant to the terms of the stock purchase agreement ( “SPA”) to purchase an additional 20% of the shares of Cimcorp (“Tranche A”) for a purchase price of Nine Million Brazilian Reais ($5,817 USD). Pursuant to the terms of the stock purchase agreement, the Company was to purchase on January 24, 2012 (but no later than January 27, 2012) an additional 20% of the shares of Cimcorp (“Tranche A”) for a purchase price of Nine Million Brazilian Reais ($5,817 USD), which purchase price shall be subject to certain adjustment to the Brazil CPI index provided, however, such adjustment shall be capped at 7%. This transaction has not yet been consumated and the Company is in discussions with the shareholders with regards to the purchase of the Tranche A shares and has paid Brazilian Reais  $1,562 ($900 USD).  This unpaid amount will accumulate interest at 3% per month until paid.

(C) A purchase price contingency of $1,297,022 ($1.00 x 1,297,022 shares issued to the former controlling shareholders (“Shareholders”) of Cimcorp).  The SPA provides that during the 75-day period (the “Sale Period”) after the 6-month anniversary of the initial closing per share, if the Shareholders desire to sell the common shares and do not receive at least $4.50 per share, the Shareholders shall have the right to receive from the Company the difference between the price they received ($3.50 in this case) per share and $4.50.

(3)
Includes costs associated with identifying potential acquisition targets and initial due diligence costs. Such costs will not include amounts related to payment for the acquisitions, but will only cover costs related to investigating such acquisitions.   Currently we have no agreements for any acquisitions. There can be no assurance that we will be able to consummate any strategic acquisitions, or if we are able to do so, that any one or more of the acquisitions will prove to be profitable or otherwise beneficial to our company. We believe that there are significant acquisition opportunities for businesses that expand our suite of IT services and expand our geographic reach. Areas of future acquisition interest include standalone data centers or companies providing data center and IT solutions that may or may not be currently offered by us, and companies providing energy efficiency solutions and services to the data center space. We believe there is a significant opportunity to participate in the industry consolidation of the fragmented IT services and solutions market, particularly in Brazil.

(4)
Cloud computing and managed services initiatives include partnerships to launch our cloud computing offerings in the US and Brazil and data center related capital expenditures. This will include acquisitions of generators, cooling equipment, air handlers, related networking and computing equipment as well as the acquisition and retrofitting of data center square footage.

(5)	Includes salaries, administrative expenses and cost associated with being a reporting company given our increased size and scale, especially as we make more acquisitions.

In the event that we locate acquisition candidates we deem to be attractive, we may be required to raise additional proceeds from the sale of debt or equity securities in order to finance such acquisitions.  There can be no assurance that we will be successful in raising additional capital or that the terms offered will be attractive to the Company and its stockholders.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “MMED.” The following table sets forth the high and low bid prices for our common stock for the fiscal quarters indicated as reported on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High	Low
Year 2012:
First Quarter (through February 3, 2012)	$2.60	$2.00

Year 2011:
First Quarter	$4.50	$2.00
Second Quarter	$4.00	$0.30
Third Quarter	$3.50	$1.45
Fourth Quarter	$4.00	$1.49
Year 2010:
First Quarter	$5.75	$5.75
Second Quarter	$5.00	$4.75
Third Quarter	$4.75	$4.75
Fourth Quarter	$4.00	$2.00

Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On February 3, 2012, the closing bid price of our common stock, as reported on the OTC Bulletin Board, was $2.00 per share.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

If you invest in our shares of common stock, your investment would be diluted immediately to the extent of the difference between the public offering price per share of common stock that you will pay in this offering, and the net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of September 30, 2011 was ($2,271), or approximately ($0.23) per share of common stock.  Net tangible book value per share is determined by dividing tangible stockholders’ equity, which is total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding.  Tangible assets represent total assets excluding goodwill and other intangible assets. Dilution in net tangible book value per share represents the difference between the amount per share of common stock issued in this offering and the net tangible book value per share of our common stock immediately afterwards.  Assuming the sale by us of shares of common stock at a public offering price of $3.50 per share, after deducting the underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2011 would have been $16,853 or $1.06 per share of common stock.  This represents an immediate increase in net tangible book value of $1.29 per share to our existing shareholders and an immediate dilution in net tangible book value of $2.44 per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Assumed offering price per share(1)	$3.50
Net tangible book value before this offering	$(0.23)
Increase per share attributable to new investors	$(2.44)
Pro forma net tangible book value per share after this offering(1)	$1.06
Dilution per share to new investors	$1.29

(1)	After deduction of underwriters’ discounts and commissions, corporate finance fee and other estimated offering expenses.

If the underwriters exercise in full their option to purchase 900,000 additional shares of our common stock at the public offering price of $3.50 per share, the adjusted pro forma net tangible book value of the common stock after this offering would be $1.00 per share, representing an increase in pro forma net tangible book value of the common stock of $1.23 per share to existing stockholders and immediate dilution in pro forma net tangible book value of the common stock of $2.50 per share to new investors purchasing shares in this offering at the public offering price.

The foregoing illustration does not reflect potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock.

The following table sets forth the number of shares of common stock purchased, the total consideration paid, or to be paid to us, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, at an assumed initial public offering price of $3.50 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), before deducting the underwriting discount and estimated offering expenses payable by us:

	Shares Purchased		Total Cash Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	9,894,374	62%	$30,731,000	62%	$3.11
New investors from public offering	6,000,000	38%	$19,124,375	38%	$2.77
Total	15,894,374	100%	$49,855,375	100%

Sales by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to 7,597,352 shares, or approximately 47.8% and will increase the number of shares to be purchased by new investors to 8,297,022 shares, or approximately 52.2% of the total common stock outstanding after this offering.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2011 on an actual basis and on a pro forma basis to reflect our sale of shares of common stock in this offering, at an assumed initial public offering price of $3.19 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering may be different based on the actual public offering price and other terms of this offering determined at pricing.  You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our December 31, 2010 and September 30, 2011 financial statements and the related notes which are included elsewhere herein.

	As of September 30, 2011
		Pro Forma (as adjusted)
	Actual	Minimum	Maximum
	(in thousands)

Cash and cash equivalents	$1,392	$12,590	$15,490
Long-term debt (1)	$27,212	$18,586	$18,586
Capital leases	13,220	13,220	13,220

Redeemable noncontrolling interest	3,686	3,686	3,686

Stockholders’ equity:
Preferred stock $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2011	-	-	-
Common stock $0.001 par value, 40,000,000 shares authorized, 9,875,491 issued and outstanding at September 30, 2011 (2)	10	16	17
Additional paid-in capital	30,721	50,539	53,411
Accumulated deficit	(16,407)	(16,407)	(16,407)
Accumulated comprehensive loss	(1,013)	(1,013)	(1,013)
Total stockholders’ equity	13,311	33,135	36,008
Total Capitalization	$58,821	$81,217	$86,990

(1) Long-term debt includes the deferred purchase price and purchase price contingency
(2) The Pro Forma Stockholder's equity (as adjusted) includes 311,111 shares of common stock persuant to a $700,000 equity raise which occurred in February 2012 including 311,111 warrants exercisable at $3.15 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements included elsewhere in this prospectus, as well as the information presented under “Summary Historical Financial Information.”

Overview

Business Overview

We are a leading global provider of comprehensive information technology solutions to medium sized and large commercial enterprises and government institutions in the United States and Brazil. Our solutions comprise datacenter and cloud computing enabling hardware, software and services. Our services include virtualization, cloud and managed services, storage and archiving solutions, smart grid services, business process outsourcing, and data center services. As part of these services we offer customized solutions for business continuity, back-up and recovery, capacityon-demand, regulatory compliance and data center best practice methodologies as well as infrastructure as a service (“IaaS”) and software as a service (“SaaS”). Our customers utilize our solutions to optimize their current and planned investments in IT infrastructure and data centers. We believe the breadth of our service offering and our consultative approach to working with clients distinguishes us from other providers.

We have developed an infrastructure that enables us to deliver our IT solutions and services agnostic as to technology platform and location through a flexible, customer-focused delivery model which spans three datacenter environments: customer-owned, co-location, and the cloud. By optimizing our customer’s use of secure, energy efficient and reliable data centers combined with a comprehensive suite of related IT infrastructure services, we are able to offer our customers highly customized solutions to address their critical needs of data center availability, data management, data security, business continuity disaster recovery and data center consolidation, as well as a variety of other related managed services.

We serve clients across multiple industry verticals including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods. Some of our larger customers in the US include The International Monetary Fund, Freepoint Commodities, State of North Carolina, Avaya and Schooldude.com, and some of our larger customers in Brazil include Cia De Tecno Da Infor Do Est MG-Prodemge, Banc Do Brasil SA, Cemig Distribuicao SA, Banco Central Do Brasil and MG Secretaria De Estado De Fazenda. Utilipoint, our utilities focused offering, currently provides energy industry consulting services and proprietary research. Our highly experienced consultants leverage direct industry experience to advise utilities along the range of the utility industry value chainand we intend to take advantage of those relationships to offer utility vertical focused solutions around our core datacenter and managed services offerings.

As of September 30, 2011, Midas Medici has 354 employees located in the United States, Brazil and Europe.  Midas Medici is headquartered in New York City with regional offices in Cary, NC, Albuquerque, NM, Pittsburg, PA and maintains international operations through its offices in Brno, Czech Republic and Belo Horizonte, Vitуria, Salvador, Brasнlia, Curitiba, Florianуpolis, Porto Alegre, Rio de Janeiro, and Sгo Paulo, Brazil.

A key element of our growth strategy is to pursue acquisitions. We plan to continue to acquire businesses if and when opportunities arise. We expect future acquisitions to also be accounted for as purchases and therefore generate goodwill and other intangible assets. We expect to incur additional debt for future acquisitions and, in some cases, to use our stock as acquisition consideration in addition to, or in lieu of, cash. Any issuance of stock may have a dilutive effect on our stock outstanding.

In December 2011, management implemented a cost cutting initiative to reduce headcount in our Brazil and US operations resulting in annualized cost savings of approximately $2 million. In our US operations, management reduced headcount by ten employees resulting in approximately $1.0 million in annualized savings. In our Brazil operations, management reduced head count by sixteen employees to achieve approximately $1.1 million in annualized cost savings.

On August 2, 2011, the Company completed the acquisition of a 80% interest in Cimcorp, pursuant to the terms of the Stock Purchase Agreement (“SPA”), as amended, among the Company, Cairene Investments, Ltd. (the “Seller”), and certain shareholders (the “Shareholders”), Cimcorp, Cimcorp Comйrcio Internacional E Informбtica S.A., a Brazilian sociedade anфnima, Cimcorp Comйrcio e Serviзos Tecnolуgicos e Informбtica Ltda., a Brazilian limitada, and Cimcorp USA, LLC, a Florida limited liability company.

At the closing, the Company provided consideration of Seventeen Million Brazilian Reais ($10,987 USD), Eight Million Brazilian Reais ($5,150 USD) of which was paid in cash, Nine Million Brazilian Reais ($2,244 USD) in shares of common stock of the Company equal to 1,297,022 shares of common stock of the Company and a purchase price contingency of $3,593.

Pursuant to the terms of the stock purchase agreement, the Company was to purchase on January 24, 2012 (but no later than January 27, 2012) an additional 20% of the shares of Cimcorp (“Tranche A”) for a purchase price of Nine Million Brazilian Reais ($5,817 USD), which purchase price shall be subject to certain adjustment to the Brazil CPI index provided, however, such adjustment shall be capped at 7%. This transaction has not yet been consumated and the Company is in discussions with the shareholders with regards to the purchase of the Tranche A shares. This unpaid amount will accumulate interest at 3% per month until paid. The Company has the right to purchase an additional 20% of the shares of Cimcorp at any time during the 12 and 24 month anniversary of the initial closing at a purchase price of Nine Million Brazilian Reais ($5,817 USD), subject to certain adjustments as set forth in the SPA. The Seller and minority shareholders’ of Cimcorp have the right to elect to have the Company purchase the remaining 20% of the shares of Cimcorp (the “Tranche B”) 30 days after the 24 month anniversary of the initial closing. The SPA provides that in the event the Company undergoes a Change in Control, as defined, or transfers more than 50% of the shares of Cayman Co. the purchase of Tranches A and B shall be accelerated.

On June 8, 2011, Midas Medici completed its acquisition of the assets of Energy Hedge Fund Center, LLC, a web portal and community for clients interested in hedge funds in the energy and commodity sectors, in a stock, cash and forgiveness of debt transaction for a total purchase price of $30. The Company issued 1,430 shares of its common stock in relation to this transaction.

On May 3, 2011, the Company completed the acquisition of WeatherWise, an energy-efficiency analytics company, pursuant to the terms an Agreement and Plan with Weather Wise, and MMGH WW Acquisition Sub, Inc., our wholly owned subsidiary, dated as of March 29, 2011 for a total purchase price of $268. At the closing of the Merger Agreement, MMGH WW Acquisition Sub, Inc. merged with and into WeatherWise and WeatherWise became our wholly-owned subsidiary. As part of the merger, WeatherWise was rebranded “UtiliPoint Analytics,” allowing Midas to further leverage its Consonus and UtiliPoint brands to verticalize Midas into the utility sector.

On February 28, 2011, we completed the acquisition of Consonus pursuant to the terms of the Agreement and Plan of Merger with Consonus, and MMGH Acquisition Corp., our wholly-owned subsidiary dated as of April 30, 2010. Pursuant to the Merger Agreement effective February 28, 2011, MMGH Acquisition Corp. merged with and into Consonus and Consonus became our whollyowned subsidiary. With the acquisition of Consonus on February 28, 2011, the Merger was accounted for as a reverse merger and recapitalization which resulted in Midas Medici being the “legal acquirer” and Consonus the “accounting acquirer” for a total purchase price of $5,236.

Consonus provides innovative data center solutions to medium sized and larger enterprises focused on virtualization, energy efficiency and data center optimization. Its highly secure, energy efficient and reliable data centers combined with its ability to offer a comprehensive suite of related IT infrastructure services gives it an ability to offer its customers customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data center consolidation, as well as a variety of other related managed services.

Consonus’ data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, cloud computing, data center best practice methodologies and software as a service. Additionally, it provides managed hosting, maintenance and support for all of its solutions, as well as related consulting and advisory services.

Revenue

Our revenue is predominantly generated through data center services and IT infrastructure solutions and services, consulting and other revenue.  Data center services are comprised primarily of hosting, bandwidth, managed infrastructure, managed services, software and maintenance support services. IT infrastructure solutions and services include primarily the sale of hardware and software, along with consulting, integration and training services.

Our revenue mix varies from year to year due to numerous factors, including our business strategies and the procurement activities of our clients. Unless the content requires otherwise, we use the term “contracts” to refer to contracts and any task orders or delivery orders issued under a contract.

Cost of revenues

Our cost of revenues consist of personnel costs, cost of sales of hardware and software, allocated lease and building costs, electricity costs and bandwidth. Payroll costs are expected to increase as employees are given increased compensation based on merit. We also expect our other costs (such as cost of revenue of hardware and software) to increase as we increase our revenues. Cost of revenues also consist of costs incurred to provide services to clients, the most significant of which are employee salaries and benefits, reimbursable project expenses associated with fringe benefits, all relating to specific client engagements. Cost of revenues also include the costs of subcontractors and outside consultants, third-party materials and any other related cost of revenues, such as travel expenses.

Our gross profit percentage is affected by a variety of factors, including competition, the mix and average selling prices of our products and services, our pricing policies, the cost of hardware products, the cost of labor and materials. Our gross profit percentage could be adversely affected by price declines or pricing discounts if we are unable to reduce costs on existing products and fail to introduce new products with higher margins.  Our gross profit percentage for any particular quarter could be adversely affected if we do not complete a sufficient level of sales of higher-margin products by the end of the quarter. Many of our customers do not finalize purchasing decisions until the final weeks or days of a quarter, so a delay in even one large order of a high-margin product could significantly reduce our total gross profit percentage for that quarter.

Currently, IT infrastructure solutions typically have a lower gross profit as a percentage of revenue than our services due to the cost of various hardware products.

Selling, general and administrative

Our selling expenses consist primarily of compensation and commissions for our sales and marketing personnel. They also include advertising expenses, trade shows, public relations and other promotional materials. General and administrative expenses include personnel compensation and related personnel costs, professional services not allocated to other areas, insurance fees, franchise and property taxes, and other expenses not allocated to cost of revenue. We also anticipate that we will incur additional expenses related to professional services and insurance fees necessary to meet the requirement of being a public company.  Selling, general and administrative (“SG&A”) expenses include our management, facilities and infrastructure costs, as well as salaries and associated fringe benefits, not directly related to client engagements. Among the functions covered by these expenses are marketing, business and corporate development, bids and proposals, facilities, information technology and systems, contracts administration, accounting, treasury, human resources, legal, corporate governance and executive and senior management.

Results of Operations

The following discussion highlights results from our comparison of unaudited condensed consolidated statements of operations for the periods indicated.

Midas Medici Group Holdings, Inc. and Subsidiaries Pro forma year ended December 30, 2010 compared to year ended December 30, 2009 (dollars in thousands)

Revenues. Revenues for the year ended December 31, 2010 were $136,357 compared to $129,418 for the year ended December 31, 2009. The increase in net revenues was primarily due to growth in product revenues, and the revenue recognition from a sales type lease contract where services will be provided and payments collected over the next  5 years in our Brazil operations, despite a decrease in our US revenues. US revenues for 2010 were negatively impacted by the recessionary environment  in 2010 where our customers reduced discretionary technology spending. Revenues from the US were also negatively impacted by the ending of our partner relationship with Sun Microsystems due to unfavorable partnership terms and reduced customer demand for Sun technology, pursuant to the acquisition of Sun Microsystems by Oracle. Similarly, our Brazil revenues were also negatively impacted by the ending in Brazil of the relationship with Sun Microsystems.

Cost of revenues. Cost of revenues for the year ended December 31, 2010 were $93,105 or 68% of net revenue, compared to $91,617 or 71% of net revenue, for the year ended December 31, 2009. The increase in our margins, was primarily the result of lower cost of sales associated with the sales type leases in 2010 and higher margins realized on products and services in our Brazil operations. A favorable shift in revenue mix between our higher margin data center services revenues relative to IT infrastructure solutions in our US operations positively impacted margins. Our gross margin increased from 37,801 to $43,252 in 2010.

Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2010 were $41,258, compared to $41,901 for the year ended December 31, 2009. Selling, general and administrative expenses decreased primarily due to cost cuts in our US operations during 2009 for which the benefits were realized in 2010, despite a modest growth in SG&A in our Brazil operations to build our services group.

Operating loss of the combined entity: For the year ended December 31, 2010, the operating loss totaled $20,772, compared to an operating loss of $10,116 for the year ended December 31, 2009. The operating loss increased primarily due to a goodwill impairment charge that was recognized in 2010 of $16,261, offset by sales type lease for which all the revenues were recognized in 2010.

Midas Medici Group Holdings, Inc. and Subsidiaries (Formerly Consonus) nine months ended September 30, 2011 compared to nine months ended September 30, 2010 (dollars in thousands)

Revenues. Revenues for the nine months ended September 30, 2011 totaled $51,951, compared to $38,549 for the nine months ended September 30, 2010. The increase in revenues is attributable to increased sale of infrastructure solutions and services and the Company’s acquisition of Cimcorp, which occurred in the third quarter. We had $11,250 million in incremental revenue from acquisitions during the third quarter, which contributed about 84% to our consolidated revenue growth. Revenue from international operations increased by $11,250 as a result of acquisitions outside the United States in the third quarter.

Cost of revenues. Cost of revenues for the nine months ended September 30, 2011 were $36,665, or 70.6% of revenue, compared to $27,164 or 70.5% of revenue, for the nine months ended September 30, 2010. Cost of revenues is our largest category of operating expenses, representing more than 63% of our total operating expenses. Our business relies heavily on human capital, and cost of goods sold includes the compensation expense for employees who produce our products and services. The increase in cost of revenues was primarily due to the increase in revenues from the comparable period. Revenue from international operations increased by $11,250 as a result of acquisitions outside the United States the period ending third quarter.

Selling, general and administrative expenses. Selling, general and administrative expenses for the nine months ended September 30, 2011 were $18,941, compared to $13,851 for the nine months ended September 30, 2010. Selling, general and administrative expenses increased primarily due to professional service fees related to the Company’s M&A activities, stock based compensation charge and the acquisition of Cimcorp. Approximately 19.7% of our selling, general and administrative expenses consist of personnel costs such as salaries, commissions, bonuses, share-based compensation, deferred compensation expense or income, and temporary personnel costs. Selling, general and administrative expenses also include costs of our facilities, utility expense, professional fees, sales and marketing expenses.  We completed three business acquisitions and one asset acquisition in 2011. Because of the timing of these acquisitions, year-to-date results include operating expenses that did not exist in the same periods last year. Our selling, general and administrative costs for 2011 include significant acquisition related expenses such as legal, accounting and valuation services performed by third parties of approximately $833 for the nine months ended September 30, 2011. The increase in selling, general and administrative expenses in the nine months ended September 30, 2011 to the comparative period was also a result of an increase in our stock based compensation charges and professional services fees related to our acquisitions activities.

Operating loss . For the nine months ended September 30, 2011, losses from continuing operations totaled $6,625, compared to an operating loss from continuing operations of $21,212 for the nine months ended September 30, 2010. Loss from continuing operations decreased primarily due to a goodwill impairment charge that was recognized in June, 2010 of $16,261.

Other income. Other income for the nine months ended September 30, 2011 was $660 and consists of a referral fee that the Company has earned. There were no referral fees for the nine months ended September 30, 2010.

Interest and tax expense . For the nine months ended September 30, 2011, interest expense was $1,448, compared to $1,733 for the nine months ended September 30, 2010. The decrease in interest expense is a result of a reduction of the Company’s debt.  Tax provisions for the nine months ended September 30, 2011 resulted in a tax benefit of $1,535 and $28 related to continuing operations for the nine months ended September 30, 2010.

Midas Medici Group Holdings, Inc. and Subsidiaries (Formerly Consonus) fiscal year ended December 31, 2010 compared to fiscal year ended December 31, 2009 (dollars in thousands)

Revenues. Revenues for the year ended December 31, 2010 were $51,626 compared to $70,903 for the year ended December 31, 2009. The decrease in net revenues was primarily due to a recessionary environment in 2010 where our customers reduced discretionary technology spending as well as due to reduced customer demand for Sun technology, as well as unfavorable changes to the Sun customer support program upon their acquisition by Oracle. Our IT Infrastructure solutions decreased by $15,918 or 48% in 2010 while our higher margin mostly recurring data center services revenues decreased by $3,133 or 9% in the same year.

Cost of revenues. Cost of revenues for the year ended December 31, 2010 were $36,638 or 71% of net revenue, compared to $51,195 or 72% of net revenue, for the year ended December 31, 2009. The increase in our margins was primarily due to a more favorable revenue mix between our higher margin data center services relative to IT infrastructures solutions in 2010 compared to 2009.

Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2010 were $19,085, compared to $21,069 for the year ended December 31, 2009. Selling, general and administrative expenses decreased primarily due to our cost cuts during 2009 for which the benefits were realized in 2010.  Our SG&A in 2009 and 2010 included approximately $268 and $761, respectively from non-recurring transactions costs.

Operating loss. For the year ended December 31, 2010, losses from operations totaled $23,651, compared to an operating loss of $4,568 for the year ended December 31, 2009. Loss from operations increased primarily due to a goodwill impairment charge that was recognized in June, 2010 of $16,261 and lower revenues down 27% from the previous year.

Cimcorp, Inc. and Subsidiaries fiscal year ended December 31, 2010 compared to fiscal year ended December 31, 2009 (dollars in thousands)

Revenues. Revenues for the year ended December 31, 2010 were $83,608 compared to $55,506 for the year ended December 31, 2009. The increase in net revenues was primarily due to growth in our IT infrastructure services and leases revenues, primarily from a sales type lease project from which approximately $21 million in revenues was recognized but where services will be provided and payments collected over the next 5 years, despite a negative impact in revenues due to lost business resulting from the ending of our relationship with Sun Microsystems. Our partner relationship with Sun Microsystems ended during the first half of 2010 due to unfavorable partnership terms pursuant to the acquisition of Sun Microsystems by Oracle.

Cost of revenues. Cost of revenues for the year ended December 31, 2010 were $55,886 or 67% of net revenue, compared to $38,664 or 70% of net revenue, for the year ended December 31, 2009. The increase in our margins was primarily due to lower cost of sales associated with the sales type lease project for which all revenues were recognized in 2010. Our gross margin increased from 16,842 to $27,742 in 2010.

Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2010 were $19,236 compared to $18,109 for the year ended December 31, 2009. Selling, general and administrative expenses increased slightly as the company built its services group.

Operating loss. For the year ended December 31, 2010, income from operations totaled $7,005, compared to an operating loss of $1,771 for the year ended December 31, 2009. Income from operations increased primarily due to increased revenues and gross margins driven primarily by a large sales type lease under a long term contract.

Midas Medici Group Holdings, Inc. and Subsidiaries fiscal year ended December 31, 2010 compared to fiscal year ended December 31, 2009 (dollars in thousands)

Revenues. Revenues for the year ended December 31, 2010 were $1,123 compared to $3,009 for the year ended December 31, 2009. The decrease in net revenues was primarily due to the loss of employees, shift to low risk higher margin projects and the Company's clients and target customers cutting budgets for discretionary spending (as a result of the recent recessionary macroeconomic conditions) that account for the Company's core revenues sources.

Cost of revenues. Cost of revenues for the year ended December 31, 2010 were $581 or 52% of net revenue, compared to $1,758 or 58% of net revenue, for the year ended December 31, 2009. The increase in our margins, as a result of lower cost of services as a percentage of net revenues, was primarily due to decreased direct expenses by utilization of internal labor expenses only.

Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2010 were $2,937, compared to $2,723 for the year ended December 31, 2009. Selling, general and administrative expenses increased significantly primarily due to expenses related to the preparation and filing of the registration statement, and additional employee compensation costs of $135.

Operating loss. For the year ended December 31, 2010, losses from operations totaled $2,405, compared to an operating loss of $1,491 for the year ended December 31, 2009. Loss from operations increased primarily due to reduced net revenues combined with expenses related to the preparation and filing of the registration statement and stock-based compensation related expenses.

Interest and tax expense. For the year ended December 31, 2010, interest expense was $143, compared to $90 for the year ended December 31, 2009. Tax provisions were not material for either period.

Liquidity and Capital Resources (dollars in thousands)

At September 30, 2011, we had cash and cash equivalents of $1,392 and working capital deficiency of $27,158, including $13,422 of current deferred revenue and $8,803 in current deferred costs.

Cash flow used in operations was $3,165 for the nine months ended September 30, 2011 and cash generated by operations was $2,169 for the nine months ended September 30, 2010. The increase in cash flow used by operations resulted from the net loss from operations of $5,629 which is primarily due to Federal, state and franchise taxes, acquisition expenses and payment of vendor related and other liabilities. The decrease in accrued expense was primarily due to the payment of prior year transaction related expenses, professional fees and interest expense.

Net cash used in investing activities was $5,104 and $754 for the nine months ended September 30, 2011 and 2010, respectively. Cash used in investing activities for the nine months ended September 30, 2011 was primarily related to cash used for the acquisition of Cimcorp and purchases of computers and office equipment.

Cash provided by (used in) financing activities was $4,653 and ($1,410) for the nine months ended September 30, 2011 and 2010, respectively. The increase is a result of the Company securing additional working capital facilities of $3,042 and proceeds received from subordinated secured promissory notes of $1,950 for the nine months ended September 30, 2011.

On July 29, 2011, we entered into a Commercial Financing Agreement (“CFA”) with Porter Capital Corporation (“Porter Capital”) whereby Porter Capital can purchase a maximum of $3,000 of  our eligible accounts receivable.  Under the CFA, Porter Capital typically advances to 90% of the total amount of the accounts receivable factored.  The term of the CFA is for a period of two years, with automatic one-year extensions at the option of the Company and interest payable at the prime rate plus 2% on an annualized basis charged daily and due monthly.  As of September 30, 2011 and December 31, 2010, the balance due on the CFA was $3,042 and $0, respectively.

On July 29, 2011, we entered into a Securities Purchase Agreement for the sale of an aggregate of up to $4,500 in subordinated secured promissory notes and 1,500,000 shares of common stock of the Company.  Each purchaser purchased 33,333 shares at $.01 per share for each $100,000 note purchased.  The fair value of the shares will be recorded as a debt discount and accreted using the effective interest method over the term of the notes.  Through September 30, 2011, we sold $1,950 of notes and 649,664 shares of our common stock.

As a result of our recent acquisition of Cimcorp, we have available several third party banks including Banco Bradesco, Banco Itau, Banco Safra, Banco Votorantim, Banco do Brasil, which have historically provided working capital loans to the Company.

We expect that our cash flow from operations and our existing financing relationships will allow us to meet our anticipated cash requirements for the next twelve months, excluding any additional funding we will need to pursue our acquisition strategy. Such acquisitions, if entered into, will be funded by the sale of additional debt or equity securities or additional bank financing. The sale of additional equity securities could result in additional dilution to our stockholders and there can be no guarantee that we will be successful in raising those additional funds on terms that are acceptable to us. Any acquisitions we undertake may be funded through other forms of debt, such as publicly issued or privately placed senior or subordinated debt.

            Our liquidity is affected by many factors, some based on the normal ongoing operations of the business and others related to the uncertainties of the industries in which we compete. Our liquidity may also be adversely affected by the current economic conditions, including consumer spending, the ability to collect our accounts receivable and our ability to obtain working capital. There is no assurance that additional funds will be available on terms acceptable to the Company and its stockholders, or at all.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We review our estimates on an ongoing basis, including those related to allowances for doubtful accounts, certain revenue recognition related to contract deliverables, valuation allowances for deferred tax assets, rates at which deferred tax assets and liabilities are expected to be recorded or settled, accruals for paid time off and the estimated labor utilization rate used to determine cost of services of our foreign subsidiary. We base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Our management believes the following accounting policies and estimates are most critical to aid you in understanding and evaluating our reported financial results.

Revenue Recognition

The Company derives revenues from data center services, IT infrastructure solutions and services.

Data center services are comprised primarily of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include primarily the sale of hardware and software, along with consulting, integration and training services.

The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is probable; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

When the Company provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated to determine if any software included in the arrangement is not essential to the functionality of the hardware based on accounting guidance related to “Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software.”   Hardware and related elements qualify for separation when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in its control. Fair value is determined principally by reference to relevant third-party evidence of fair value. Such third-party information is readily available since the Company primarily sells products offered by its vendors. The application of the appropriate accounting guidance to the Company’s sales requires judgment and is dependent upon the specific transaction. The Company recognizes revenues from the sale of hardware products at the time of sale provided the revenue recognition criteria are met and any undelivered elements qualify for separation.

The Company sells equipment under capital lease arrangements. The Company uses the Leases Topic of the FASB ASC 840, Leases, to evaluate whether an arrangement is a lease and to determine classification of the capital lease as either sales-type or direct finance.  The Company has determined that its capital leases are sales-type leases, otherwise the lease is classified as an operating lease. For sales-type leases, the revenue allocated to the equipment is recognized when the lease term commences, which the Company deems to be when all of the following conditions have been met: (i) the equipment has been installed and (ii)  receipt of the written customer acceptance certifying the completion of installation, provided collectability is reasonably assured.  The initial revenue recognized for sales-type leases consists of the present value of future payments computed at the interest rate implicit in the lease.  The determination of the fair value of the leased equipment requires judgment and can impact the split between revenue and finance income over the lease term.

 The Company had entered into certain sales-type leases with customers, in which the underlying equipment was initially procured using a capital lease financing that restricted the Company from transferring title or ownership. In these situations, the Company has deferred the revenue and cost related to the sales-type lease until the initial capital lease obligation was satisfied and/or title could be transferred.

In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has stand alone value and delivery of the undelivered element is probable and within our control.  The Company determines the best estimated selling price ("ESP") of each element in an arrangement based on a selling price hierarchy. The best estimated selling price for a deliverable is based on its vendor specific objective evidence ("VSOE"), if available, third party evidence ("TPE"), if VSOE is not available, or ESP, if neither VSOE nor TPE is available.  Total arrangement fees will be allocated to each element using the relative selling price method.

Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.  Consulting services rendered under time and materials contracts are billed at a set hourly rate.  Project related expenses are passed through at cost to clients. Revenue from time and materials contracts are recognized as billed (clients are billed monthly) unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

The Company also generates revenue from it Bundled Service Agreements (“BSA”) and its events and sponsorships, both of which are less than 5% of consolidated revenues. BSAs are packages of services that clients subscribe to, typically on an annual contract basis.  The Company hosts events such as conferences.  These events include revenues from sponsorships and registration fees which are recognized in the month of the event.

Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

Revenue also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within “data center services” revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract or customer relationship. Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract or customer relationship.

The Company’s deferred revenue consists primarily of amounts received from or billed to clients in conjunction with maintenance contracts, time and materials and fixed price contracts for which revenue is recognized over time or upon completion of contract deliverables.

Long-lived Assets

Property, equipment and definite lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

The Company does not amortize purchased goodwill and certain intangibles according to GAAP. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded values of goodwill or certain intangibles exceed their fair value. The Company has elected to perform its annual impairment test as of December 31 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Business Combinations

The Company allocates the total cost of an acquisition to the underlying net assets based on their respective estimated fair values and recognizes the identifiable assets acquired and liabilities assumed in accordance with business combination accounting standards.  As part of the allocation process, we identify and attribute values and estimated useful lives to the intangible assets acquired.  These determinations involve significant estimates and assumptions regarding multiple, highly subjective variables, including those with respect to future cash flows, discount rates, asset lives, and the use of different valuation models.  We base our fair value estimates on assumptions we believe to be reasonable but are inherently uncertain.  Depending on the purchase price of a particular acquisition as well as the mix of intangible assets acquired, our financial results could be materially impacted by the application of a different set of assumptions and estimates.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited consolidated financial statements.

Effects of Inflation

We generally have been able to price our contracts in a manner to accommodate the rates of inflation experienced in recent years, although we cannot be sure that we will be able to do so in the future.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

BUSINESS

Our Business

We are a leading global provider of comprehensive information technology solutions to medium sized and large commercial enterprises and government institutions in the United States and Brazil.  Our solutions comprise datacenter and cloud computing enabling hardware, software and services.  Our services include virtualization, cloud and managed services, storage and archiving solutions, smart grid services, business process outsourcing, and data center services.  As part of these services we offer customized solutions for business continuity, back-up and recovery, capacity-on-demand, regulatory compliance and data center best practice methodologies as well as infrastructure as a service (“IaaS”) and software as a service (“SaaS”). Our customers utilize our solutions to optimize their current and planned investments in IT infrastructure and data centers. We believe the breadth of our service offering and our consultative approach to working with clients distinguishes us from other providers.

We have developed an infrastructure that enables us to deliver our IT solutions and services agnostic as to technology platform and location through a flexible, customer-focused delivery model which spans three datacenter environments: customer-owned, co-location, and the cloud.  By optimizing our customer’s use of secure, energy efficient and reliable data centers combined with a comprehensive suite of related IT infrastructure services, we are able to offer our customers highly customized solutions to address their critical needs of data center availability, data management, data security, business continuity disaster recovery and data center consolidation, as well as a variety of other related managed services.

We serve clients across multiple industry verticals including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods. Some of our larger customers in the US include The International Monetary Fund, Freepoint Commodities, State of North Carolina, Avaya and Schooldude.com, and some of our larger customers in Brazil include Cia De Tecno Da Infor Do Est MG-Prodemge, Banc Do Brasil SA, Cemig Distribuicao SA, Banco Central Do Brasil and MG Secretaria De Estado De Fazenda. Our 10 largest customers represent approximately 37% of our total revenues with no one customer representing greater than 6.5% of our revenue based on billings for the nine months ended September 30, 2011.  In addition to our traditional IT services and solutions we offer specialized solutions for the utility industry.  Utilipoint, our utilities focused offering, currently provides energy industry consulting services and proprietary research.  Our highly experienced consultants leverage direct industry experience to advise utilities on smart metering strategy and implementation, asset valuation, energy trading, meter-to-cash processes, and data analytics.

We currently serve customers in the United States and Brazil. Our partner data centers are located in in Sao Paulo Brazil, Cary NC, Charlotte NC, Orlando FL, Winston-Salem NC, Totowa NJ, Indianapolis IN, and Salt Lake City UT. Our strategy is to grow our business both organically via new customer acquisitions and cross-selling of existing services, and via acquisitions in key growth areas, focusing on markets such as data analytics, data security, utility IT, and software solutions.

Chart 1: Midas Medici Operating Footprint

Market Focus

We are focused primarily on underserved markets for IT services and solutions where we can best leverage the breadth of our capabilities. We focus on medium sized commercial enterprises and government institutions in markets where a local presence, broad resources, and thought leadership are scarce. We have been able to effectively differentiate ourselves from our competitors and are positioned for continued growth in these markets. In the United States, we are focused on markets on the East Coast of the United States with a high concentration of medium sized businesses and are expanding into targeted regions within the Southwest, Midwest and West Coast. In Brazil, we are a leading national IT services provider and have an established and growing presence in a market which is experiencing higher than average growth rates in IT services spending in both the public and private sector.

The Medium Sized Enterprise Market

We focus on medium sized and large commercial enterprises located in under-served geographic markets, which Gartner defines as companies with 100 to 1,000 employees.  We focus on medium sized businesses that generate approximately $50 million and $1 billion in annual revenues, or companies, as well as regional and departmental-level offices of large enterprises that satisfy these criteria. Overlaying this definition with internal market analysis of our geographic reach, we believe there are approximately 200,000 medium sized businesses that could potentially require our IT services. To effectively compete, many medium sized businesses have become reliant on sophisticated IT infrastructure that, in the past, has been typically deployed at larger enterprises. However, managing, monitoring, administering, and maintaining a sophisticated IT infrastructure can rapidly deplete the limited resources of medium sized businesses. These complex and growing demands necessitate a closer relationship with solution-oriented technology providers.  In addition, we enjoy scale and negotiating leverage through our vendor relationships that give medium sized businesses access to comprehensive IT solutions that could not be replicated internally at the same cost.

Market Trends

We view the North American and Brazilian markets for IT services and solutions and managed services as highly fragmented with no single dominant player. Specifically, we believe the industry includes small regional providers serving the small and medium size business market, and a limited number of national and multi-national providers that serve larger enterprise clients.

We believe there is a growing trend to outsource managed services and IT infrastructure to third-party providers. We expect this trend to remain healthy for the foreseeable future. In particular, we believe that small and medium size businesses face significant challenges in trying to deliver these services on their own because of constraints related to technical expertise and cost. Midas Medici believes that outsourcing these functions will allow organizations to focus capital and personnel resources on their core business operations, as opposed to IT infrastructure.   We believe that the growth in cloud and on demand computing, virtualization, increasing data management requirements, and energy efficiency in technology will be positive drivers of growth in the industry.

We believe our ability to offer a comprehensive suite of IT services and solutions and managed services provides us with an important competitive advantage to capitalize upon the growing trend of IT outsourcing within the small to medium business segment.

Our IT services and solutions are positioned to take advantage of significant macro-economic trends that directly impact the data center market. These include but are not limited to:

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the emergence of  “cloud” computing which is estimated to grow at 27.4% CAGR from 2009 to reach to a $56 billion global market by 2014 according  to International Data Corporation (IDC), a provider of technology market intelligence and research

•	The trend of businesses outsourcing components of their IT infrastructure and business processes to third party providers
•	the development of more energy efficient solutions to address the dramatic increase in energy consumption and the required data center infrastructure enhancements to accommodate such demand

In addition, we expect growth in this market to remain robust, as increasingly stringent regulatory requirements in North America may lead to significant loss of revenue and credibility resulting from unannounced downtime which may force businesses to invest in highly secure and reliable products and services such as those offered by us.

Our Solutions

We are a provider of comprehensive IT infrastructure services and solutions and managed services to medium sized and large commercial enterprises and government institutions in the United States and Brazil.  We generate revenues through services fees that include both one-time payments as well as long term maintenance contracts that provide a stable and growing recurring revenue stream. Our team of highly skilled and certified consultants enables us to quickly identify IT infrastructure challenges, improve business processes and deliver comprehensive IT infrastructure services and solutions for our clients.  Our technical staff members have an average of 12 years of industry experience.  Our deep experience in the data center market enables us to deliver a comprehensive set of data center services. We provide innovative IT and data center services and solutions focused on cloud and managed services, data center services, virtualization, storage, business process outsourcing and smart grid. We provide our solutions and services at (i) the customer’s data centers, (ii) in a partner data center; and (iii) in a virtual/shared data center in the “cloud”.

Our key service and solutions areas include:

Cloud and Managed Services:    We provide high available, secure data center facilities offering a comprehensive spectrum of co-location and hosting services for our clients' IT infrastructure.  Our suite of managed services provide a single-source solution for all data center needs and enables our clients to utilize our specialized technical knowledge and benefit from reliable, uninterrupted services. We offer a solution that enables software developers and other technology providers to offer access to their software application to end users via the Internet. We include the design, procurement, implementation, hosting, and management of the underlying infrastructure for a recurring fee, allowing our customers to focus on their core competencies. We also offer a fully managed desktop infrastructure as a service, often using virtualization technology, enabling customers to outsource ownership and management of their desktop infrastructure.  Our staff offers 24 hour, 7 day a week (“24x7”) maintenance and support services, including mission-critical service to routine maintenance tasks.

Data Center Services:  We partner with third party data center operators in order to provide co-location space for our clients in both the United States and Brazil. We maintain the customer relationships, provide technical support and maintenance services, and commit to specific service level agreements (“SLAs”) with our customers.  We also offer additional services and solutions focused on the data center, including disaster recovery and planning, regulatory compliance, operational and energy efficiency, document retention, file archiving and storage, and data loss prevention, and data center consolidations, relocations and migrations. Our strategic relationships with our vendors enable us to provide our clients with a comprehensive range of hardware and software products, including server, storage, network and virtualization technology.

Virtualization:  We offer a comprehensive set of services designed to help our customers realize the benefits of virtualization in their computing environments.  We provide services focused on assessing the current environment, deployment of virtualization technology, setting corporate IT strategy, IT optimization, building and implementing operational best practices, cost management, and providing capacity management solutions.

Storage and Archiving Solutions:  Our Secure Archiving for the Enterprise (SAFETM) service enables archiving of any kind of unstructured data (e.g. documents, images, multi-media, and spreadsheets) to its remote secure, high-availability data center for safe keeping.  Files are indexed and immediately retrievable with no end user training or specialized software required. Additional features in SAFE include e-discovery support and email tracking.

Business Process Outsourcing:  We offer a comprehensive suite of business process outsourcing services which enables our customers to cost-effectively outsource select business functions to us.  We provide an outsourced service desk function, providing end user support for IT related service issues.  Utilizing state of the art software, personnel and IT infrastructure, we enable customers to outsource their help desk function while delivering superior service levels to end users. In select cases, our highly trained personnel are deployed at our clients sites in order to provide on-site support for IT and datacenter infrastructure we would have deployed at the client site. Increasingly, we have been developing and deploying solutions that utilize off-shore resources in a fully integrated package solution to for our clients.  For example, our Cimcorp subsidiary is provding a complete turn-kep solution to manage oall of the communications infrastructure for the state of Minas  Gerais in Brazil.  Out team has deployed and continues to manage all of the Voice over IP telephony and network infrastructure for this large state government.

Smart Grid Services:  We provide strategic consulting to the utility industry under our Utilipoint brand.  We provide expert information, independent research, market studies, consulting and analyst services in the areas of customer care, customer information systems (CIS) and customer relationship management. We offer customized consumer energy products focused on billing including SetYourBill (SM), WeatherProof Bill®: fixed bills, capped bills, and EnerCheck®.  We also offer a set of IT infrastructure solutions that enable the transformation from analog to digital systems in the utility industry.

Our Go To Market Strategy

Business Strengths

Our extensive suite of comprehensive IT services and solutions has many competitive advantages that enable us to compete effectively in the market. Key advantages include:

Growing and Profitable Brazil Operations

Revenues from our operations in Brazil grew from $55,506 for the fiscal year 2009 to $83,608 for the fiscal year 2010. We incurred losses from operations of $1,771 during fiscal year 2009 but had operating income of $7,005 for fiscal year 2010. From January 1, 2011 through July 31, 2011, we earned $705 on revenues of $40,905. We believe that we have experienced growth over the past 2 years as a result of our strong market position and the overall growth in the Brazil market. We believe that our operating platform, including the costs associated with our SG&A, have reached critical scale. As a result, we believe we are well positioned for continued growth and profitability.

Experienced Management Team

We are led by an experienced and dedicated management team, including a core group of executives and senior managers who have, on average, 22 years of industry experience. High employee retention has allowed us to continually build upon our in-house knowledge base and technical expertise. The current management team has successfully integrated prior acquisitions and has achieved organic growth through both geographic expansion and new product offerings prior to our founding, our CEO, CFO and Chief Administrative Officer were involved in acquiring and operating IT Services and BPO business with approximately $600MM in enterprise value. Our execution strategy usually involves reducing the cost basis of the acquired company, increasing investments in sales and marketing and introducing new products, usually through a focused integration effort.

A Broad Service Offering

We provide our customers with a comprehensive suite of services and solutions that distinguishes us in the market place. We have organized our comprehensive suite of services into "solution sets" designed to bring incremental value to our customers. We are able to utilize these offerings and our in-house expertise to meet our customers' needs, which include storage, server, networking and security. Additionally, our single-source service approach allows us to design, build, manage, host and support these initiatives for our customers and bring sustained, differentiated value to the marketplace

A Diverse and Loyal Customer Base

Our large and diverse customer base consists of over 900 active customers in the United States and Brazil across multiple industries including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare, and consumer goods, among others. Our diverse client base also includes regional and Fortune 1000 companies, which we believe demonstrates our ability to meet the highest service standards in the industry. While we have the capability to serve larger customers, we have made an explicit choice to focus on clients with annual revenues between $50 million and $1 billion, or companies with 300 to 2,000 employees. Customers contract with us for a period of 1-5 years and we renew well over 90% of the contracted  revenue up for renewal.

Deep Technical Expertise

A key differentiator for us is the expertise, experience and qualifications of our sales and engineering employees. Our over 50 sales employees and over 60 engineers have an average of 10+ years of experience in their related fields. We employ a client centric sales approach, which mirrors a consulting project, with sales employees and engineers teaming up to better assess clients’ needs and conceptualize an IT solution that will support their strategic and business objectives. We are able to offer these flexible broad based solutions through our engineers’ expertise in a broad range of technologies and ability to bundle offerings and products.

Recurring Revenue Streams

Our services and solutions revenue provides a firm basis for long-term relationships with our customers resulting in recurring revenue streams which provide a high degree of visibility into our future financial performance. Our data center customers typically sign one to three-year contracts with automatic renewal provisions. We have long-term relationships with our customers, and have a significant number of government clients which, through auction processes, tend to sign long term contracts.

We have consistently demonstrated strong customer retention by providing a superior blend of products and services. We have over 400 support, managed and hosting services customers which provide a stable and growing recurring revenue stream. We have historically experienced high contract renewal rates of 90% or more with average length of contract of 12-18 months in the US and 18 months or more in Brazil.

Customer Support Strength

Our expertise spans multiple technologies which enables us to diagnose and resolve IT issues for our clients quickly and efficiently. Our engineers answer customer calls directly which provides immediate access to knowledgeable resources that are able to solve their problems quickly. Our team resolves approximately 95% of support cases in-house. When vendor input is required to resolve an issue, our team follows a well-defined call handling process and serves as the customer's advocate, leveraging our strong vendor relationships to ensure rapid issue resolution. This "single source accountability" is highly regarded by our customers, as is evidenced by our renewal rate.

Our team of 130 Support Engineers, 3 Service Managers who reside in our corporate headquarters, field offices, and customer locations, supporting over 400 customers across diverse industries on a 24x7 basis. Our team handles an average of approximately 550 cases per month on technologies including CA, Cisco, Dell, HP, Hitachi Data Systems, IBM, NetApp, Oracle, Quest, Redhat, SGI, Symantec, VeriSign, and VMware, among others. We routinely receive the highest marks on audits and satisfaction surveys from our vendors and customers.

Established Relationships with Industry Leading Vendors

We have strong relationships with industry-leading technology vendors including Avaya, Cisco, Dell, HP, Hitachi, Microsoft, NetApp, Oracle, Quest, Symantec, and VMware, among others. Our executives serve on Symantec’s Partner Advisory Council and which provides us with opportunities to expand and enhance our relationships with senior vendor management and to align our business strategy with that of our vendor partners. We consistently win awards from these partners including Symantec partner of the year in 2008, VMWare Partner of the year in Brazil in 2010, Best Cisco Unified Communications project of the year in 2010, and VMware partner of the year in Latin America 2011.

Increased Operating Leverage

We believe there are significant opportunities to expand our gross and operating margins by increasing the number of services provided to a particular customer. Our services and solutions have been organized into repeatable "solution sets" allowing us to cost-effectively deploy these solutions. Repeatable "solution sets" refers to service and solutions offerings that are proven and consistent in their delivery each time they are sold. We have a highly trained and experienced team of sales professionals and engineers which provides a competitive advantage and barrier to entry. Salesforce productivity is expected to grow, resulting in enhanced gross and operating margins. We believe that our business has reached the level of scale where we expect significant increases in our gross and operating margins as we increase the level of our revenues.

Leveraging Domestic Success and Capabilities Internationally

Our expertise and robust platform in the U.S. market in IT infrastructure and data center services will enable knowledge transfer to advance existing and drive complimentary IT technology offerings in other countries such as Brazil, among others. Our extensive operations in Brazil provides us with the ability to capitalize on the fast growing Brazilian economy and leverage our U.S. technology capabilities. We intend to evaluate other geographic markets for our services on an opportunistic basis.

Sales and Marketing

Our client engagements utilize a structured sales process and a team based approach. We offer a multi-dimensional solution set that is customized to a client's needs and IT infrastructure.  Our sales typically involve solving complex problems for our customers, requiring the sales teams to develop strong relationships with customers.  These relationships enable the sales team to gain a strong understanding of the customers’ business issues and the impact to the datacenter.  The sales team is trained to sell solutions as opposed to products.  These solutions are often a customized combination of products and services that solve a specific business challenge for the customer.  The selling model requires the sales force to be well informed on the principles of running a data center and the possible approaches to driving up service levels and driving down costs.  We sell our services primarily through a direct sales force. Our sales success is dependent on the development and maintenance of strong customer relationships that produce repeat sales and purchases within multiple product lines.  Our sales force is organized regionally, with two Vice Presidents of sales, one each in the US and Brazil. Each sales VP has regional managers responsible for a specific geography, leading a team of sales professionals (both account executives and sales engineers). Our geographic coverage is the Eastern US and all of Brazil. Our sales pipeline is managed with the salesforce.com application in the US, and Microsoft Dynamics in Brazil.

As of September 30, 2011, we have a total of 45 sales team members, consisting of 21commissioned sales professionals in the US and another 24 in Brazil. Our sales team is supported by 28 technical consultants. Our team is organized by region and focuses on selling customers our entire range of services and solutions.   With an average of over 15 years of industry experience, our sales team draws upon extensive experience in the IT services and solutions industry.

As part of management’s efforts to measure performance or productivity for each sales person, they are measured by how much net new gross margin contribution (not including renewals of existing business) they are generating per month.  Increases in this metric are an indication of improved performance.  In the US that this productivity metric has been increasing over the past two years from $22,776 as of September 30, 2010 to $29,860 as of September 30, 2011.  In Brazil, management has put in similar sales operational systems in order to measure, track and improve this metric which is currently $85,866.  In addition, the total targeted compensation of an average sales person is targeted at 50 percent base salary and 50 percent commission.

Our ability to recruit sales employees and engineers enables us to maintain our human capital advantage and support business growth.  Our thorough recruitment process combined with our constant training and mentoring of new employees reinforces our consultative, technology agnostic sales approach.  Due to our comprehensive and intensive approach to developing sales employees, sales people experience productivity improvements over the course of a number of years.  With the current direct sales team, productivity enhancement is expected to drive top line growth in both the United States and Brazil.

We have placed an increased emphasis on marketing initiatives over the past two years, and we believe there is an opportunity to communicate with a larger number of prospective customers.  In particular, we have invested in the following:

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Lead Generation:   Lead generation is comprised of field marketing and relationship marketing activities. Our field marketing programs are designed for both regional and corporate wide execution to support our sales organization. These include select industry events, where we have a prominent speaking opportunity, hosted events, and telemarketing and integrated direct marketing activities.  Our relationship marketing consists of both the measurement of customer satisfaction through Net Promoter Score (NPS) surveying, in addition to an annual Customer Executive Exchange event. The marketing organization executes multiple email marketing programs, such as IssueAlert, which is sent to over 120,000 contacts multiple times per month.

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Search Engine Optimization & Marketing:   Our search engine optimization and marketing (“SEO/SEM”) are executed by internal staff to promote key offerings. We measure the success of this through inbound leads and conversion to new business.  We drive traffic to our website from internet search engines such as Google, Bing, and Yahoo.  We have focused on relevant search terms and optimized the architecture of our website to maximize search performance.

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Public Relations / Social Media:   We employ and maintain a presence on popular social media websites and applications including Facebook, LinkedIn, and Twitter. We also manage and post on our own blog which is used to drive name recognition, thought leadership, and our reputation. We integrate branding and awareness with our lead generation programs to maximize results.  Public relations is a mix of new service offerings, new customer contracts announcement and corporate activities.

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Our Online Presence and Branding:   We have updated our web site and online branding assets.  Our website effectively communicates our vision, supports social networking, and provides a comprehensive description of the key solutions we offer to prospective customers.

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Customer Intimacy Program:  We constantly seek ways to demonstrate to our clients and potential clients our significant focus on solving business problems through services and solutions. We show this commitment through a variety of ways including facilitated and hosted senior executive summits where our top customers come together to discuss challenges, share approaches and collaborate on key issues.   We are committed to providing responsive, top quality services to our customers by aligning our organization around this mission.  We have developed and communicated our service philosophies and programs including expected turnaround times for support issue resolution, 24X 365 contact details for very senior executives of the company, technical support advocate program, customer satisfaction measurement processes, and quarterly and monthly service reviews.

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Viral / Referrals:   Our brand reputation and strong relationships with existing clients create new customer referrals, which maintain very high conversion metrics. Vendor referrals and marketing budget from vendors drive new customer acquisitions.

Growth Strategy

In addition to increasing penetration with existing customers and adding new clients, our strategy is to expand the suite of IT services and solutions offered to our customer base. In addition, we plan to enhance our leadership position in the IT marketplace through increased penetration of our existing customer base, development of new technology services, and strategic acquisitions.

Penetration of Existing Customer Base

We currently have over 900 active customers. We believe that our extensive customer base and enhanced service and solution offerings represent a significant opportunity to increase our total revenues per customer. By cross selling our broad suite of services and solutions, we seek to expand our share of our customers’ IT expenditure with the objective of becoming their single source provider. For example, recent cross-sell activities have resulted in new data center services contracts from existing customers.

Brazilian Growth Opportunity

The penetration rate for IT services to the private sector in Brazil has lagged the public sector. While our Brazilian commercial business has been strong, the majority of our Brazilian clients are in the public sector. We have a tremendous opportunity to grow our business in Brazil by providing a similar set of solutions to the private sector. We will be adding sales resources in Brazil dedicated to serving the private sector to capture this growth opportunity.

The Brazilian government has committed to major infrastructure investments over the next 4 years to support upcoming World Cup and Olympics events. We are uniquely positioned with our solution sets and our customer relationships to capitalize on this major growth opportunity.

Development of New Technology Solutions

We are continuously developing new services and creating customized solution sets to meet its customers' evolving requirements. We have developed a process whereby we collaborate with our customers, vendors, and industry analysts to create a highly targeted solution roadmap.  We recently developed new proprietary solutions such as its Secure Archiving for the Enterprise (“SAFE”), and Remote Backup Service (“RBS”).  In addition, we have developed a new consulting practice focused around data center energy efficiency.  New solution sets include a broader offering of Secure Archiving for the Enterprise ( SAFETM), and our software as a service platform (“SaaS”).  We are also planning to offer a Virtual Desktop as a service in Brazil during the fisrt quarter of 2011 –  providing a virtual computer for each user in the cloud.  This will enable customers to take advantage of virtualization technology so that they will not need to own and maintain physical desktops.

Utility Industry (US and Brazil)

As the electric utilities embark on the deployment of digital “smart” meters to measure their customers’ energy consumption, the amount of data they will be collecting, transporting, storing, and analyzing will be orders of magnitude greater than present. We believe we are very uniquely positioned to capitalize on this opportunity. Through our customer relationships in our Utilipoint subsidiary, our strong command of IT infrastructure in Consonus and Cimcorp, and our Utilipoint analytics division, there are very few companies that can match our expertise.

Strategic Acquisitions

We believe that there are significant acquisition opportunities for businesses that expand our suite of IT services and expand our geographic reach.  Areas of future acquisition interest include standalone data centers or companies providing data center and IT solutions that may or may not be currently offered by us, and companies providing energy efficiency solutions and services to the data center space. We believe there is a significant opportunity to participate in the industry consolidation of the fragmented IT services and solutions market, particularly in Brazil.  We intend to pursue acquisitions on an opportunistic basis focusing on high growth industry verticals and geographic markets.

Competition

The market for IT infrastructure and data center services is highly fragmented.  The industry includes small regional providers serving the small and medium size business market, notably in secondary markets such as Raleigh, Nashville, Birmingham and Richmond, and a limited number of national and multi-national providers that serve larger business clients, particularly Fortune 500 clients, notably in metropolitan markets such as Los Angeles, New York, San Francisco and Washington. Generally speaking, the small regional providers focus their services on the provision of physical space (hosting and co-location) and managed bandwidth with a limited offering of IT infrastructure and data center services and solutions. National and multi-national providers’ are generally focused on hosting, co-location and managed services or on delivering full service IT infrastructure and business process outsourcing. We consider the principal competitive factors in our market to be client relationships, proprietary products or data, reputation and past performance, client references, technical knowledge and industry expertise of employees, quality of services and solutions, scope of service offerings, and pricing.

We face competition from:

•	Mid-size, specialty consulting firms such as Navigant Consulting, Inc., FTI Consulting, Inc., and ICF International, Inc;
•	Government IT services providers such as Booz Allen, CSC, General Dynamics, Lockheed Martin, IBM, and SAIC;
•	IT service providers operating in Brazil, including CPM Braxis, Medidata, Sonda Procwork, Net Service, Ziva Technologies, IT One, Microcity, Decatron, and System IT;
•	Data center co-location companies such as Equinix and Rackspace in the US, and Alog in Brazil;
•	Regional hosting and IT Infrastructure providers including Hosted Solutions and Peak 10 in North Carolina, C7 in Utah, and ViaWest in Colorado
•	Business process outsourcing providers including Accenture, ACS, Capgemini, EDS, and IBM.

In addition, we also compete with smaller, regionally-focused and niche IT services providers in the various markets in which we operate. In some instances, we partner with our competitors to deliver joint solutions. We believe that we are able to compete effectively against our competitors based on our comprehensive product offerings, technical expertise, strong partner and vendor relationships, and broad referral base of customers.

Global IT Industry Outlook

Over the last few years, the IT industry has undergone an evolutionary transition, adapting to changing solution requirements, technologies and distribution models.  IT now has the capacity to merge previously separate content streams (data, voice and video), delivering information in a more efficient and integrated manner.  The content format and delivery platforms now use a unified infrastructure, comprised of computers linked by an internet protocol (“IP”) communications network.  Advances in IT have transformed its role in the workplace from producing and managing massive amounts of data to delivering useful information and from linking direct communications to mobile and/or multi-location collaboration to a more virtually distributed model.  Using today’s IT, enterprises and executives can create a ready environment for collaboration, innovation and decision-making.  To serve clients well, IT solution providers must now understand, adapt and deliver the integrated solutions that can leverage these powerful business capabilities.

IT plays a key role in driving business growth and in facilitating faster, more responsive and lower-cost business operations.  Given the challenges and costs of internally developing, deploying and maintaining complex and up-to-date IT systems and infrastructure, enterprises have been turning to outsourced IT services for their needs.  Starting in the 1990s, many companies reduced their technology costs and deployment times by outsourcing to lower-cost offshore destinations, such as China and India, which have large pools of high-quality and cost-effective IT services professionals.

The current outlook for IT services remains upbeat.  Despite uncertainties in current global economic environment that would make enterprises cautious and push out purchase decisions, there are also many enterprises planning for growth.  They are the enterprises who have undertaken the strong growth that many leading services providers have enjoyed in 2011.  While the overall IT services growth forecasts have been revised slightly downward in the areas of consulting and system integration and business process outsourcing (BPO) due to slowdowns in the U.S. and Europe; China, India and Latin America remain strong with ongoing-double digit growth expectations. According to Gartner, the global IT spending will reach approximately $3.7 trillion in 2011 from $3.2 trillion in 2009, representing a compound annual growth rate of 7.6%, and is expected to grow to approximately $4.5 trillion by 2015.  As part of overall global IT spending, Gartner forecasts computing hardware will grow by 10.2% CAGR from $375 billion in 2010 to $610 billion in 2015.  Within the computing hardware segment, PCs and consumer electronics are the laggards of growth along with muted replacement cycle for Windows 7; however, storage still remains the strongest and continues to see an increase in demand for data storage.  Software spending is expected to increase from $244 billion in 2010 to $351 billion in 2015, representing approximately 8% CAGR.  Telecommunications will account for the biggest spending with expectation of increasing from $2.0 trillion in 2010 to $2.5 trillion in 2015, representing a 4.6% CAGR.

IT Solutions

The Cloud and Managed Services Market

Managed service is a service managed and delivered by a provider under a contracted service level agreement. A managed service provider takes complete management responsibility to deliver a service that was traditionally delivered by the internal staff.  They have to be customized based on the unique needs of the organization and the service provider's portfolio of services. Over the last decade, IT service providers have become leaders by moving up through the business value chain. Having acquired functional knowledge of businesses, these solutions providers have developed the ability to provide managed business and operational system support services besides network and systems. Managed services have proven to be significant transforming agents for businesses in today's highly complex and fast moving technology space where meeting and exceeding a price sensitive customer demand is of utmost importance.

Third party managed service providers for IT operations, whose business strategy and models are aligned to meet a customer's IT operation's needs are better positioned to build efficiencies within the system. They offer technological and transformation expertise to organizations whose core business is not focused on IT operations. Managed IT services can fall into categories such as plan and design, build, hosting and operate. Plan and design entails planning, designing, development, and optimization of business applications, support systems, network, and systems. Functions served are service desk, backup, recovery.  Build entails technology evaluation, integration, and implementation of networks, services, and end user application development, maintenance and support of business systems. Hosting is where businesses outsource the complete IT infrastructure and host business applications and support systems on a service provider's network. The service provider is responsible for application availability and performance where as the business focuses completely on its core business strategies and market leadership. Value proposition for managed services include benefits such as freeing up resources and focusing on core business, driving efficiency through service level management, sharing responsibility, risks and rewards with trusted partner, accessing experts, enterprise tools and world-class methodologies and achieving higher levels of service, which leads to what really matters to organizations - reduction in Opex and optimization of Capex.

According to Gartner, spending on cloud services has outpaced other sectors and is growing more than four times the overall global IT spending. Gartner forecasts worldwide market for public cloud services of all types was $74.3 billion in 2010, up from $58.6 billion in 2009, representing a growth rate of 26.7%. The market for cloud services aimed at IT buyers, excluding business process services, was $14 billion in 2010 and is projected to be $43.3 billion in 2015, representing a 25.3% CAGR. By 2015, the total market will be worth $176.8 billion, which represents a five-year CAGR from 2010 of 18.9%. With such robust growth cloud services spending still accounts for only 5% of overall global IT spending.   Within cloud services, Gartner expects PaaS market to grow from $512 million in 2010 to $1.7 billion in 2015, representing a CAGR of 27.9%.

The Security Services Market.  According to IDC, less than one third of the information in the digital universe has at least minimal security or data protection, and only about half the information that should be protected is protected. The amount of information that needs to be secured is growing faster than the ability to secure it as enterprises migrates more and more sensitive business data to the cloud and mobile devices. Social networking and other collaboration tools are also area for potential sensitive data leaks.

Gartner predicts that corporate spending across the world for a broad swath of security services will climb from about $35 billion in 2011 to over $49 billion in 2015, with the managed security services expected be among the fastest growing segments. Gartner predicts that managed security services will grow from about $8.0 billion in 2011 to $14.9 billion in 2015. Other segments, such as security consulting, are also expected to experience rapid growth, rising from $9.6 billion in 2011 to $12.2 billion in 2015.  Security services purchases are usually tied to purchases of hardware and software according to Gartner. The North American security services market is expected to surpass $14.6 billion in 2012 and grow to $19.0 billion in 2015.

Mobile Access and Managed File Transfer.  The managed file transfer (MFT) market has grown rapidly as enterprises seek unified management over the mass movement of information. Most enterprises are limited in their file transfer capabilities and often faced with challenges to meet increasing business demands from partners, customers and new business initiatives, while assuring security and exercising governance over the transfer of data.  Benefits of managed file transfer include the consolidation of file sharing applications to a single platform for an entire organization, elimination of hardware and software needs, easy to scale and high security standards. Managed file transfer and the need to access data are also carrying over to mobile platforms. Accessing data and files from mobile devices will continue to grow at an exponential rate as adoption of smartphones and tablets continue to increase on consumer and enterprise levels, carrier networks become faster and data usage increases per user. While laptops remain as the main device used to connecting to the Web, accessing and transferring files, and consuming data, smartphones and tablets will eventually outpace laptops in data consumption mainly due to they ability to perform the functions of a laptop and the proliferation of streaming videos and device applications.  Gartner expects mobile data traffic to grow 26-fold between 2010 and 2015 with mobile data revenue more than doubling from $257 billion to $552 billion in 2015. According to the IDC, the market size for worldwide mobile device management was estimated to be $265 million in 2009 and is forecasted to grow to $383 million by 2014 at a CAGR of 7.6%.

The Data Center Market

According to studies prepared by IDC, the amount of digital information created and replicated in a year, grew by 62% in 2009 and by 50% in 2010 reaching 1.2 zettabytes. In 2011 it is expected to reach 1.8 zettabytes, or double the size in 2009. Considering this growth, IDC is predicting that by 2020, the Digital Universe will expand to 35 zettabytes, or 44 times the size it was in 2009.

IDC forecasts that as much as 15% of the information in the Digital Universe in 2020 could be part of a cloud service – created in the cloud, delivered to the cloud, stored and manipulated in the cloud, etc. Additional information could also “pass through the cloud,” that is, be transported using a cloud services email system or shared community, be stored temporarily on disk drives in the cloud, be secured via a cloud service, etc. By 2020, more than a third of all the information in the Digital Universe will either live in or pass through the cloud.

As the amount of digital information expands and gets more complex, processing, storing, managing, securing, and disposing of the information in it become more complex as well. As a consequence, IDC believes that, over the next decade, the number of servers (virtual and physical) worldwide will grow by a factor of 10, the amount of information managed by enterprise datacenters will grow by a factor of 50, and the number of files the datacenter will have to process will grow by a factor of  at least 75.

According to Gartner, worldwide data center hardware spending is projected to reach $98.9 billion in 2011, up 12.7% from 2010 spending of $87.8 billion. Data center hardware spending is forecast to total $106.4 billion in 2012, and surpass $126.2 billion in 2015. Data center hardware spending includes servers, storage and enterprise data center networking equipment. According Gartner, growth is expected to be highest in emerging regions, particularly Brazil, Russia, India and China (the BRIC countries).  Currently, large data storage is the main growth driver in this market. Although only a quarter of data center hardware spending is on storage, almost half of the growth in spending is expected to come from the storage market.

The largest data center operators (generally exceeding 500 racks of equipment) are expected to increase their share of spending from 20% of the overall market in 2010 to 26% in 2015, driven by the migration of customer data into the cloud and the transition from internal, company owned data centers to external managed by third-party providers. 1

The IT Virtualization Market

Virtualization of software and servers create more effective automated control of business processes. The on-demand deployment model depends on the implementation of cloud computing.  The ability to deploy virtual application images on any platform at any time has increased significantly.  Users can access their full corporate desktops through iPads, smartphones and other connected devices.  Organizations will be attracted by the lower overall energy requirements of virtual desktops, enhanced business continuity and disaster recovery capabilities, cost savings, better end point security, matching employee needs and workplace transformation. Business software as a service (SaaS) applications and cloud computing models have matured and adoption has become an issue for every IT department.  Private cloud systems provide security, response time, and service availability.  Applications, platforms, and infrastructure are evolving separately.  SaaS software as a service application is widely known by the salesforce.com computing model.  Platform as a service (PaaS) and infrastructure as a service (IaaS) complement SaaS as compelling aspects of cloud computing and infrastructure services.  An organization's application development team and the application portfolio need to be managed gradually as a part of the IT infrastructure.  It is generally managed on an application by application basis.  Applications represent a major source of IT value and are a large IT cost component.

Markets depend on virtualization to make information technology delivery a utility. On demand systems scale to meet the needs of users and users only pay for the capacity they use. Strategies relate to different ways to position software, hardware and services for the most effective product set.  The popularity of the on-demand deployment model has increased significantly.  According to WinterGreen Research, the virtualization market is expected to grow from $5.8 billion in 2010 to $16.0 billion in 2017, representing a CAGR of 15.6%.

The Data Storage and Archiving Solutions Market

The managed storage services provide the means for clients to outsource certain tasks and functions of archiving a company's data for services such as disaster recovery, backups, and offsite mirroring. The software and services provided help enterprise IT organizations better manage the complexities of their data storage environments and can increase management control and asset efficiencies to reduce storage management costs and complexities. With data and information being the lifeblood of the digital economy and as companies seek to collect greater client data, and archive those metrics, it becomes more important to determine how to manage and save these measurements cost-effectively.

Long-term market drivers would include data buildup, advancements in transfer speeds and growth of streaming media.  As clients gain greater sources for data, capturing a plethora of information from point of sale, marketing, and other corporate needs, storage is even more critical. While hosting companies store data on their server, storage companies back up mission-critical data for quick and easy storage and recovery. Growth of market, driven by content-rich applications has also played its role and will continue to motivate users to seek outsourced options for storage. Advancements in transfer speed have allowed storage companies the ability to transfer large amounts of data anywhere in the world faster and more reliably. For example, the decrease in bits per second costs of transferring data over a long distance has accelerated the growth of SSPs, VPNs, and other IP markets. The growth of streaming media on the Internet has also created a demand for high capacity storage of audio and video data files. As streaming media files become more quality orientated and depth of content increases, the need for reliable storage and recovery of streaming media files grows. This also opens the paradigm for new business markets. For example, a music dealer with music videos online through which customers can purchase and download a current video, enabling the transaction to take place. With managed storage extended, a business can put the most commonly accessed data on the edge. Modular services mean that a client picks the hosting, storage, and the CDN side to create a customized modular solution for their data needs.

1 Gartner report “Forecast: Data Centers, Worldwide, 2010-2015”, October 2011.

According to Gartner, worldwide storage professional services in forecasted to grow from $14.7 billion in 2009 to $18.3 billion in 2014. The strongest growth will come from Asia / Pacific with $853 million in 2009 to $1.4 billion in 2014, representing an 11% CAGR, followed by Latin America with 8.0% CAGR from $443 million in 2009 to $653 million in 2014.

The Business Process Outsourcing (BPO) Market

The global business process outsourcing (BPO) market is forecasted to grow 6.0% and 3.3% in 2011 and 2012 respectively, according to studies conducted by Gartner.  Through 2015, the global BPO market is expected to grow at a CAGR of 4.2%.  The United States still remains as the largest BPO market with its five year growth rate at 3.8% primarily due to economic uncertainties and consolidations, while emerging countries are expected to grow almost twice the pace of the overall global rate.  The main reason for the strength in emerging countries is that large enterprises continue to use BPO to reduce costs.  In addition, there has been an uptick in transaction volume in recruiting, billing, marketing campaign design, communication and planning in the customer management domain.

According to Gartner, North America is expected to grow 3.6% in 2011 with a five year CAGR of 3.9%. The low growth rate is attributable to the housing market still being in the slump and high unemployment rate. Through 2015, Gartner expects Asia / Pacific to have higher demand for services related to CM, HR outsourcing, F&A outsourcing, banking and financial services such as credit card processing and mortgage services, billing services within the telecom sector and supply management BPO including procurement outsourcing. Asia / Pacific is expected to grow 16.2% in 2011 with a 9.8% CAGR up to 2015. The main regions responsible for driving the growth will be China, India and Australia.  Latin America is expected to grow 13.2% in 2011 with a CAGR of 9.2% through 2015. Growth will predominately come from Brazil as adoption of BPO increases from domestic companies and large enterprises with presence.

According to Gartner, BPO spending in 2010 was $99.9 billion for North America, $9.0 billion for Asia / Pacific and $7.4 billion for Latin America and is expected to increase in 2015 to $120.8 billion for North America, $14.3 billion for Asia / Pacific and $11.5 billion for Latin America.

The Smart Grid Market

Frost & Sullivan states the worldwide market in 2010 was $24.0 billion, which is expected to grow at 59.7% and they are projecting an average annual growth rate of 26.6% from 2010 through 2017. Spending in the US is estimated at about $9.5 billion per year according to Green Tech Media, is expecting to level off or even decline as the federal government supported project complete their implementation. EMEA is expected to be a high growth region with an energy directive focused toward 80% smart meter penetration in the residential sector by 2020 and 25 percent of the meters in the EU will be “smart” by the end of 2012. According to Frost & Sullivan a group of 25 countries in Eastern Europe, Latin America, Africa and Southeast Asia will represent a $27 billion smart metering market which could reach $49 billion by 2020. The cost of smart grid is about 40% for the meter, 20% for installation, 15% system integration, 10% communication, and 5% program management.

The Brazilian Market Opportunity

Brazil has experienced strong fundamental growth over the last decade driven by major changes in the macroeconomic framework of Brazil which has encouraged Foreign Direct Investment (FDI).  During the last decade, the stronger than average growth has been supported by the new environment created by the public policies changes and through the commodities boom driven by demand from China1. For the next decade, Brazil’s growth is expected to pick up more speed as big new deep-sea oilfields come on stream, and as Asian economies appetite for food and minerals from the country’s vast land continues to expand.  The Centre for Economics and Business Research (CEBR) reported that Brazil has overtaken Britain as the world’s sixth largest economy.

1 China participation in total Brazilian exports went from 1.4% at the beginning of 2000 to 16.7% in September of 2011 according to data provided by MDIC (Brazilian Ministery of Development, Industry and Foreign Trade).

Government policies to promote investments, especially in infrastructure and in the industrial capacity, formally listed on the Government’s Growth Acceleration Plan (PAC), has enhanced the opportunities generated by the size, diversity and growth potential of the Brazilian market. The growth in industrial production, foreign and local investments will increase the demand for IT products and services.

Additionally, the World Cup in 2014 and the Olympics in 2016 will have great economic impacts in the country. The World Cup is more important for the country as a whole, since it will be held in 12 different cities and generating investments over a larger scope of the country. The projected cost for both sporting events is of approximately $63 billion ($52 billion for the World Cup and $11 billion for the Olympics), equivalent to 3.8% of Brazilian GDP. In recent years, investments in infrastructure such as transport, hotels, airports, among others, have cost about 0.72% of GDP per year. Currently, the estimate for the next seven years is an increase of 75% for annual investments.1

The growth in the Brazilian population and increasing residental broadband penetration region wide has driven strong growth in Internet usuage in Latin America, increasing the dmeand for network bandwidith. Brazil specifically is benefiting as more people move from shared-access environment to home and work use making it the 8th largest Internet audience in the world supported by its 20% growth in 2010.  Internet services and offerings such as eCommerce, online banking, online video and streaming, presidential elections and social networking, are becoming more mainstream and driving growth in data usuage and internet start-ups.

Chart 8: Global Internet Users

Source: ComScore: The Brazilian Online Audience – February 2011

Information Technology Industry in Brazil

The Brazilian IT market is the largest in Latin America (Chart 8) and the eighth largest globally. Brazil’s IT market is expected to reach U.S. $113.2 billion in 2011. Latin America is currently 8.2% of the worldwide IT market, with Brazil representing 43% of it.  Domestic and international companies are expected to continue to invest in IT to support robust economic growth in Brazil, representing a CAGR of 11% from 2011 through 2015.

1 Barclays Report, released at Exame Magazine.

Chart 9: The Latin American IT Market by Size: Regional Comparison, 2010 (% of total region)

Source: IDC

Chart 10: Worldwide IT Growth Comparison: 2011-2015 (CAGR)

Source: IDC vQ2 2011 WW Blackbook

Brazil’s IT growth forecast is positive due to two main factors: economy (GDP) growth and an increase in IT investments by existing companies. During the global recession, Brazilian companies performed better than their global counterparts and invested in technology as a key enabler to increase competitiveness.  This has positioned Brazil to continue to experience strong growth as market segments continue expanding their penetration and demand for IT as demonstrated below by Gartner’s IT spending forecast for Brazil:

Chart 11: Brazil IT Spending Forecast in Brazil, 2010 – 2014 (USD Billion)

	2010	2014	CAGR % 2010-2014
Computing Hardware	$12.8	$21.9	14.3
Software	3.2	5.7	15.3
IT Services	13.1	19.5	10.6
Telecommunications	84.0	117.8	8.8
Total IT	$113.1	$165.0	9.9

     Source: Gartner: Emerging Market Analysis: BRIC, Setting Course for Steady Growth, 2011

According to Gartner, Chief Investment Officers’ (CIO) have remained conservative implementing new technologies, waiting until it has been proven in similar environments.  Virtualization, which is already mainstream with larger corporations, is expected to demonstrate increased acceptance with small and medium size businesses over the next couple of years.  In addition, continued broadband deployment is enabling companies to seriously evaluate transitioning more of their IT services to the cloud.  Lastly, adoption of smartphones is driving the demand for mobile services and computing, requiring additional investments in IT infrastructure to support demand.

By 2014, the global external IT spending by SMBs is projected to grow to more than $1 trillion, with a five year CAGR of 5.7%.  As small businesses increase in size, more business processes are being automated through application implementation along with increased infrastructure requirements for servers and networking.  The SMB market is expected to increase form 45% in 2010 to 48% in 2014 as more affordable technology enables SMBs to integrate IT solutions into their business processes.  Latin America SMBs, classified as 100 to 999 employees, are expected to outpace the world, growing from $23.9 billion in 2010 to $34.5 billion in 2014, representing a 10.4% CAGR1.  In addition, approximately 76% of Brazilian SMBs invest only 0.5% to 2% of their gross revenues on IT, which is our target market.  Brazilian SMB’s under investment in the IT demonstrates the market opportunity to capitalize on future IT spending as their IT budgets continue to expand.

The Brazil IT services market grew 24.8% in 2010 versus 2009, reaching $13.5 billion, which represents 2.3% of the global IT services market. According to IDC, in addition to robust investments in hardware (servers, storage devices, peripherals and networking equipment), specialized solutions in virtualization, consolidation, cloud computing, Enterprise Resource Planning (ERP) and Business Intelligence (BI) tools will continue to be major growth drivers. Furthermore, a greater boost in IT spending by both public and private organizations is forecast due to the increases in demand for IT solutions, particularly those related to Brazil’s IT infrastructure investments for the staging of the World Cup in 2014 and the Rio Olympics in 2016.

Properties

We maintain offices in the United States, Brazil and Europe. The following is a listing our offices that are materially important to our business:

Location	Lease Term	Lease Term Date	Monthly Lease payment
New York, NY	72 months	11/30/2017	$25,718
Albuquerque, NM	36 months	1/1/2014	$1,896
Charlotte, NC	18 months	5/31/2012	$9,486
Brno, CR	12 months	3/31/2012	$846
Belo Horizonte, Brazil	48 months	6/30/2014	$3,215
Brasilia, Brazil	36 months	6/30/2012	$2,680
São Paulo, Brazil	36 months	1/8/2015	$11,254
Rio De Janeiro, Brazil	84 months	5/10/2014	$12,961
Regus, Brazil	12 months	3/31/2012	$1,568

Our subsidiary Consonus is headquartered in Cary NC. The property is subject to a monthly mortgage payment of $26,354.

We believe that our current offices are sufficient to handle our activities for the near future.

1 Gartner: Forecast: Small-and-Midsize-Business External IT Spending Worldwide, 2008-2014

LEGAL PROCEEDINGS

Presently, there are no material pending legal proceedings to which the Company is a party or as to which any of the Company’s property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it

MANAGEMENT
Directors and Executive Officers

The following table sets forth certain information regarding our executive officers, key employees and directors as of the date of this prospectus. Directors are elected annually and serve until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position
Nana Baffour	39	CEO, Chairman and CEO of Utilipoint and Cimcorp

Johnson M. Kachidza	45	CFO, President and Director

Robert F. McCarthy	48	Executive Vice President and President of Consonus

Frank Asante-Kissi	40	Vice-President and Chief Administrative Officer

Justin Beckett	48	Director

Hank Torbert	40	Director

Andre Brosseau	49	Director

Nana Baffour, CEO, Chairman and Director

Mr. Baffour was appointed to serve as our President and a Director in May 2009. On July 16, 2009, Mr. Baffour was appointed as our CEO and Co-Executive Chairman. Currently Mr. Baffour serves as our CEO and Chairman. Since 2004, Mr. Baffour has been a Managing Principal and Co-Founder of Knox Lawrence International, LLC (“KLI”) an energy services investment company that has completed over $600 million in acquisitions to date. KLI is a principal stockholder of the Company.  He is currently Executive Chairman of Consonus Technologies, Inc., one of our wholly-owned technology subsidiaries which he co-founded in 2005 and grew from start-up to over $100 million in revenues. He has led acquisitions, integrations, and held operating roles including executive chairman, president, and CEO for different energy services companies during his tenure at KLI. Mr. Baffour currently serves as Board Member of Dearborn Mid-West Conveyor Co. and Utilipoint, one of our wholly-owned subsidiaries, as well as Chair of the Advisory Board of the University of Utah Opportunity Scholars Program.  Mr. Baffour received his MBA from New York University’s Stern School of Business in 2001, a Master of Science in Economics from University of North Carolina at Charlotte in 1997 and a Bachelor of Arts Degree in Economics from Lawrence University in 1994. Mr. Baffour is a Chartered Financial Analyst.

Johnson M. Kachidza, Chief Financial Officer, President, Secretary and Director

Mr. Kachidza was appointed to serve as our Secretary and a Director in May 2009. On July 16, 2009, Mr. Kachidza was appointed as President and Co-Executive Chairman. Effective November 2, 2009, Mr. Kachidza was appointed as our Chief Financial Officer. Currently, Mr. Kachidza serves as our President and Chief Financial Officer.  Since 2002, Mr. Kachidza has been a Managing Principal and Co-Founder of Knox Lawrence International, LLC (“KLI”), an energy services investment company that has completed over $600 million in acquisitions to date. KLI is a principal stockholder of the Company.  Mr. Kachidza served as Executive Chairman of Dearborn Midwest Conveyor Co., Inc., a provider of pollution control systems to the power and automotive industries from May 2007 through January 2010. During his tenure at KLI, Mr. Kachidza co-founded our wholly-owned subsidiary, Consonus Technologies, Inc., in 2005 and has led acquisitions, integrations, and held operating positions, including Executive Chairman, President, and CEO for different energy services companies, including DMW Systems, Inc. Mr. Kachidza currently serves as a board member of our wholly-owned subsidiaries, Consonus and Utilipoint, as well as Transactis, Inc. He is also on the Board of Directors of Shared Interest, a non-profit organization focused on micro-lending.  Mr. Kachidza received his MBA from University of Chicago Booth School of Business in 1997, a Master of Science in Materials Engineering from University of Illinois at Urbana-Champaign in 1991 and a Bachelor of Arts Degree in Chemistry from Knox College in 1989.

Robert F. McCarthy –Executive Vice-President

Robert F. McCarthy has served as the President of Consonus since June 2010 and as the Co-President of our wholly-owned subsidiary, Consonus, since October, 2009. Mr. McCarthy has served as the Executive Vice-President of Sales and Marketing of Consonus from May, 2008 through September 2009. He served as the President, CEO, and board member of Ring 9, Inc., a provider of voice over IP and business collaboration services, from 2006 to May 2008. From 2004 until 2006 he served as Vice President for the Florida and Caribbean markets for CA, Inc. (formerly Computer Associates), leading a sales organization serving enterprise business customers. Mr. McCarthy holds a bachelor’s degree in electrical engineering awarded in 1986, a masters in electrical engineering, awarded in 1987 as well as an MBA awarded in 1988, all from Cornell University. He has attended executive education programs at Stanford University.

Frank Asante-Kissi, Chief Administrative Officer

Mr. Asante-Kissi was appointed to serve as our Vice-President in May 2009. In July 2009 Mr. Asante-Kissi was appointed as Chief Administrative Officer. Since March 2008, Mr. Asante-Kissi has served as Chief Operating Officer and as a consultant since March 2003 of Knox Lawrence International, an energy services investment company that has completed over $600  million in acquisitions to date since March 2008.  KLI is a principal stockholder of the Company.  Mr. Asante-Kissi has over 10 years’ experience in business performance management, process improvement and operational efficiency.  Mr. Asante-Kissi was Senior Business Analyst at Citigroup from January 2002 through March 2008.  Mr. Asante-Kissi received his MBA from Rensselaer Polytechnic Institute’s Lally School of Management and Technology (RPI) and a Bachelor of Arts Degree in Mathematics and Computer Science from Lawrence University.

 Justin Beckett – Director

Justin Beckett was appointed to our Board of Directors effective February 28, 2011. Mr. Beckett has served on the board of directors of our wholly-owned subsidiary, Consonus, since October 13, 2006. Mr. Beckett founded affinitytv247, Inc. (formerly Muse Media, Inc. and BTV247, Inc.) and since September 2008, serves as its Chairman and Chief Executive Officer. affinitytv247 is a digital media company that is focused on the aggregation and Internet distribution of internet based affinity programming.  Mr. Beckett also founded Fluid Audio Networks, Inc., which provides an online digital music distribution system, and has served as Chief Executive Officer of Fluid Audio Networks, Inc. from 2004 to 2008. Mr. Beckett has over twenty years of entrepreneurial experience and has focused exclusively on developing Internet-based consumer product applications since 2000. Mr. Beckett has a Bachelor of Arts degree from Duke University awarded in 1985.

Hank Torbert

Hank Torbert was appointed to our Board of Directors effective February 28, 2011. Mr. Torbert has served on the board of directors of our wholly-owned subsidiary, Consonus, since April 2010. Mr. Torbert founded Avondale Ventures LLC in 2006 and has over 10 years of experience in private equity, advisory, investment banking, and the development of small and middle market media, technology and communications companies. From 2004 to 2006, Mr. Torbert served as Executive Vice President and Chief Operating Officer of Broadcast Capital, a media-focused private equity firm with a 25 year history. Currently, Mr. Torbert serves as a strategic advisor to several companies, including Tunaverse. He is an Advisory Board member of Celeritas Management and serves on the Board of Directors at Medstar Research Institute and Strive DC. He received a Bachelor of Arts degree from Columbia University in 1994, and an MBA and a Masters of International Affairs from Columbia University in 1999.

Andre Brosseau

Andre Brosseau was appointed to our Board of Directors effective February 28, 2011. Mr.  Brosseau has served on our board of directors since June, 2010.  Mr. Brosseau is the CEO of Avenue Capital Markets Inc., a business bank based in Montreal, Canada.  He was formerly President of Blackmont Capital from 2007 to 2010. For 21 years Mr. Brosseau was Managing Director, Head of Cash Equities and Co-Head of Global Cash Equities at CIBC World Markets. Mr. Brosseau is a director of Kangaroo Media Inc., a technology company based in Montreal, and a director of Production Enhancement Group, Inc., an oil well servicing company based in Houston Texas. He is also the Co-chair of The Company Theatre, a not-for-profit organization located in Toronto. Mr. Brosseau holds a BS in Politics and Economics awarded in 1984 and an MS in Political Science awarded in 1986 from the Université de Montréal.

Other Key Employees

Robert C. Bellemare, P.E. – Chief Operating Officer of Utilipoint

Robert Bellemare joined our wholly-owned subsidiary, Utilipoint, in 2002.  With 20 years of experience in the utility business, Mr. Bellemare advises clients on asset valuation, financial modeling, strategic planning, public issues management, and pricing products and solutions. He previously worked for Fortune 500 utilities in a variety of capacities including managing director of energy services, director of market research, wholesale trading and operations, research and development, distribution engineering and power plant engineering. Mr. Bellemare was co-lead of the unregulated business merger integration team for the American Electric Power South West Corporation merger.  Mr. Bellemare is frequently quoted in the press and makes public presentations on energy issues, with recent forums including CNBC, the World Energy Council, Energy Risk Mutual and industry regulators. Mr. Bellemare is a registered professional engineer and holds a M.S. in Electric Power Engineering from the Georgia Institute of Technology. Mr. Bellemare also holds a BSEE with Business minor from Kettering University.

Antonio Fonte – Executive Vice President of New Products – Cimcorp

Mr. Fonte is currently responsible for technological, commercial and strategic departments, and the general management of Cimcorp USA, LLC, a majority-held subsidiary of Cimcorp., which deals with the international logistics and imports of the company between the United States. Mr. Fonte has 23 years of experience at IBM Brazil, where he held positions in systems analysis, sales, business development and strategic planning. Mr. Fonte received his BA from Federal University of Ceara in Brazil.

Rogerio Diaz – Executive Vice President of Sales – Cimcorp

Mr. Diaz is the VP of Sales for Cimcorp and is responsible for the technology and sales direction of the Brazilian office. Previously, Mr. Diaz held the post of regional director of Minas Gerais and Brasilia, regions that fostered growth of 45% and 16% respectively in recent years. He has been a member of Cimcorp. for over a dozen years, since 1998. Prior to that he worked at Itautec for 10 years. Mr. Diaz has received specialized technical training in electronics.

Mitch Lemon – Senior Vice President of Sales

Mr. Lemon is Senior Vice President of Sales, responsible for growing and maintaining customer and partner relationships. His background includes work with such notable companies that include Novell, Courion Corporation, Cimtec Automation, and Piedmont Technology Group/Forsythe Solutions Group. Mr. Lemons brings a wealth of partner knowledge and broad experience in high-growth, emerging, and turnaround environments and has earned a reputation for developing outstanding channel business partnerships, strategic business planning, and stellar customer relations. Mr. Lemons holds both a Bachelor of Arts in marketing and Bachelor of Science in information systems from Appalachian State University.

Board Independence

Justin Beckett, Hank Torbert and Andre Brosseau are “independent” as such term is defined under and required by the federal securities laws and the rules of the NYSE AMEX.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to partially combine these roles.  Mr. Baffour has served as our Chairman since July 2009. Due to the small size and early stage of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions partially combined.

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of our board of directors.  The Audit Committee receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing our company and our company’s general risk management strategy, and also ensure that risks undertaken by our Company are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Our Board of Directors has also established a Governance and Nominating Committee and a Compensation Committee. Mr. Torbert is the Chairman of the Audit Committee, and Mr. Brosseau is a  member. Mr. Brosseau is the Chairman of the Governance and Nominating Committee, and Messrs. Torbert and Beckett are members. Mr. Beckett  is the Chairman of the Compensation Committee, and Messrs. Brosseau and  Torbert are members.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

•
the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees, including our principal executive officer, principal financial officer and persons performing similar functions. Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Any employee who violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to and including termination of his or her employment.  The Company will provide a copy of the Code of Business Conduct and Ethics to any person , without charge, upon request to Frank Asante-Kissi, Chief Administrative Officer, Midas Medici Group Holdings, Inc., 445 Park Avenue, 20th Floor, New York, NY 10022.

Director Compensation

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us. Currently, no compensation is paid to our directors for services rendered to us as directors.

Audit Committee Financial Expert

 We have determined that Hank Torbert, Chairman of the Audit Committee, qualifies as an "audit committee financial expert" under the rules and regulations of the SEC.

COMPENSATION OF EXECUTIVE OFFICERS

Summary compensation table

The table below sets forth, for the last two fiscal years, the compensation earned by each person acting as our Principal Executive Officer, Principal Financial Officer and our other most highly compensated executive officers whose total annual compensation exceeded $100,000 (together, the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
		($)	($)		($)	($)	($)	($)	($)		($)
Nana Baffour	2011	270,128	75,100	(3)	240	276,000	-	-	18,540	a,b	640,008
CEO and Chairman (1)	2010	159,737	-		-	-	-	-	-		159,737
											-
Johnson Kachidza	2011	235,531	55,100	(3)	240	207,000	-	-	15,264	b	513,135
President and CFO	2010	159,737	-		-	-	-	-	-		159,737
											-
Robert McCarthy	2011	195,833	168,842	(3)	240	125,500	-	-	23,347	a,b	513,762
President (2)	2010	-	-		-	-	-	-	-		-
											-
Frank Asante-Kissi	2011	136,041	27,600	(3)	240	100,400	-	-	11,841	b,c	276,122
Chief Administrative Officer	2010	69,779	-		-	-	-	-	-		69,779

(1) Effective May 23, 2011, Mr. Baffour's title changed to CEO and Chairman. Previously, Mr. Baffour served as Co-Executive Chairman with Mr. Kachidza.
(2) Mr. McCarthy was appointed as President of Consonus Technologies, Inc., on June 28, 2010.
(3) At the time of this filing, additional bonuses for fiscal year 2011 are not calculable. Such additional bonuses will be determined by The Company's compensation committee by the end of April 2012.

All Other Compensation Codes:
a - 401(k) employer contribution or match
b - car allowance
c - HSA employer contribution

Employment Agreements

Effective July 16, 2009, we entered into employment agreements with Nana Baffour and Johnson Kachidza, which agreements contain the same terms and provisions. The agreements provide for an initial term of five years which shall be automatically extended for successive one year periods unless terminated.

The employment agreements provide for an annual base salary of $125,000 which shall be increased to $200,000 upon the earlier of the first anniversary of the agreements or the date the Company publicly reports consolidated annual gross revenues of at least $10,000,000; increased to $250,000 upon the earlier to occur of the second anniversary of the agreements or the date the Company publicly reports consolidated annual gross revenues of at least $35,000,000 and increased to $350,000 on the earlier to occur of the third anniversary of the agreements or the date the Company publicly reports consolidated annual gross revenues of at least $100,000,000.  In addition, the executives will each be entitled to an annual bonus targeted between 0% to 250% of the base salary during the first 3 years of the term of the Agreements and thereafter, at a target to be determined in good faith by the Company’s board of directors.

Effective September 20, 2011, we entered into an amendment to each of the employment agreements with Messrs., Baffour and Kachidza.

Pursuant to the amendment entered into with Mr. Baffour, the Company agreed to pay up to 30% of the bonus provided for under the employment agreement, in shares of common stock of the Company. The amendment also provided for a change in Mr. Baffour's title to Chairman and Cheif Executive Officer.

Pursuant to the amendment entered into with Mr. Kachidza (the “Kachidza Amendment”), Mr. Kachidza’s Base Salary was amended to provide for an increase to $287,000 (instead of $350,000 as provided for in the employment agreement) upon the earlier to occur of the third anniversary of the agreement or the date the Company publicly reports gross revenues of at least $100,000,000. Pursuant to the Kachidza Amendment, the Company agreed to pay up to 30% of the bonus to Mr. Kachidza in shares of common stock of the Company. The Kachidza Amendment also provides for an amendment to Mr. Kachidza’s title to reflect that of President and Chief Financial Officer.

            In the event of the executives’ death while employed by the Company, the agreements shall automatically terminate and any unvested equity compensation shall vest immediately and any vested warrants or equity compensation may be exercised on the earlier of the expiration or 18 months after the death. In the event of the executives' death or if the agreement is terminated due to a disability or for cause (as defined in the agreements), any unpaid compensation, prorata bonus or bonus options earned and any amounts owed to the executives shall be paid by us. In addition, if the agreements are terminated due to the disability of the executive, any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after such termination. In the event the executive’s employment is terminated without cause, the executives shall be entitled to receive, in a lump sum payment, the base salary, the maximum bonus and options that would have been paid to the executives if the agreements had not been terminated or for 12 months, whichever is greater. In addition, any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives shall be paid by us and any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after the termination. In the event of the executives’ resignation without good reason (as defined in the agreement), or retirement, the executives shall be entitled to receive any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives.

Outstanding Equity Awards at Fiscal Year-End Table.

The following table sets forth information with respect to grants of options to purchase our common stock to the named executive officers at December 31, 2011.

Option Awards						Stock Awards
Name	Number of	Number of	Equity	Option	Option	Number of	Market Value of	Equity	Equity
	Securities	Securities	Incentive	Exercise	Expiration	Shares or Units	Shares or Units	Incentive	Incentive
	Underlying	Underlying	Plan Awards:	Price ($)	Date	of Stock That	of Stock That	Plan Awards:	Plan Awards:
	Unexercised	Unexercised	Number of			Have Not	Have Not	Number of	Market or
	Options (#)	Options (#)	Securities			Vested (#)	Vested ($)	Unearned	Payout
			Underlying					Shares,	Value of
			Unexercised					Units or	Unearned
			Unearned					Other Rights	Shares, Units or
			Options (#)					That Have	Other
								Not	Rights
								Vested (#)	That Have
									Not
									Vested ($)

Nana Baffour	100,000	100,000	-	$2.31	7/27/2014	-	$-	-	$-
	100,000	100,000	-	$2.76	9/19/2016	-	$-	-	$-
Johnson Kachidza	75,000	75,000	-	$2.76	9/19/2016	-	$-	-	$-
	100,000	100,000	-	$2.31	7/27/2014	-	$-	-	$-
Robert McCarthy	50,000	50,000	-	$2.51	9/19/2016	-	$-	-	$-
Frank Asante-Kissi	40,000	40,000	-	$2.51	9/19/2016	-	$-	-	$-
	20,000	20,000	-	$2.10	7/27/2014	-	$-	-	$-

Director Compensation

The following table sets forth with respect to the named directors, compensation information inclusive of equity awards and payments made for the fiscal year ended December 31, 2011 in the director's capacity as director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Nana Baffour	-	-	-	-	-	-	-
Johnson Kachidza	-	-	-	-	-	-	-
Justin Beckett (1)	41,250	-	-	-	-	-	41,250
Andre Brosseau (1)	91,250	-	-	-	-	-	91,250
Hank Torbert (1)	43,500	-	-	-	-	-	43,500

 (1) Messrs, Beckett, Brosseau and Torbert were appointed as Directors in February 2011.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;(ii) each of our officers and directors; (iii) all our officers and directors as a group, and (iv) the selling stockholders.

Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. The following table is based on 9,894,374 shares of common stock outstanding as of the date of this prospectus.

Unless otherwise indicated, the address of each individual named below is the address of our executive offices in New York, New York.

		Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned after the Offering
Name and Address of Beneficial Owner		Number	Percentage	Shares being offered	Number	Percentage
Cairene Investments, Ltd	(1)	648,511	6.6%	648,511	-	-
Truvue Properties, Ltd	(2)	648,511	6.6%	648,511	-	-
Nana Baffour	(3)	5,032,059	49.7%	-	4,032,059	25.0%
Johnson M. Kachidza	(4)	5,007,059	49.6%	-	4,007,059	24.9%
Frank Asante-Kissi	(5)	140,305	1.4%	-	140,305	*
Justin Beckett	(6)	98,649	1.0%	-	98,649	*
Hank Torbet		-	*	-	-	*
Andre Brosseau		44,445	*	-	44,445	*
Bob McCarthy	(7)	70,545	*	-	70,545	*
UTP International, LLC	(8)	820,922	8.3%	-	820,922	5.2%
Quotidian Capital, LLC	(9)	715,747	7.2%	-	715,747	4.5%
Knox Lawrence International, LLC		2,708,941	27.4%	1,000,000	1,708,941	10.8%

All directors and executive officers as a group (6 persons)		5,386,003	53.1%		4,386,003	26.7%

* Less than 1%

(1)	Any two of Tadeu Vani Fucci, Antonio Jose Sales Fonte, Ioco Saho Saukas, have the power to vote and dispose of the shares held by the selling stockholder.
(2)	Antonio Jose Sales Fonte holds the power to vote and dispose of the shares held by the selling stockholder.
(3)	Includes 326,531 shares and 200,000 shares underlying presently exercisable options held by Mr. Baffour.

Also includes the following securities over which Mr. Baffour shares voting and dispositive power with Mr. Kachidza (a) 2,708,941 shares held by Knox Lawrence International, LLC, (b) 820,922 shares held by UTP International, LLC, (c) 99,750 shares held by MMC, Cap I SOF, (d) 133,000 shares held by MMC, LLC, (e) 715,747 held by Quotidian Capital, LLC, and (f) 27,168 shares underlying a presently exercisable option held by KLI IP Holding, Inc.

(4)	Includes 326,531 shares and 175,000 shares underlying presently exercisable options held by Mr. Kachidza.

Also includes the following securities over which Mr. Kachidza shares voting and dispositive power with Mr. Baffour (a) 2,708,941 shares held by Knox Lawrence International, LLC, (b) 820,922 shares held by UTP International, LLC, (c) 99,750 shares held by MMC, Cap I SOF, (d) 133,000 shares held by MMC, LLC, (e) 715,747 held by Quotidian Capital, LLC, and (f) 27,168 shares underlying a presently exercisable option held by KLI IP Holding, Inc.

(5)	Includes 60,000 shares underlying presently exercisable options held by Mr. Asante-Kissi
(6)	Includes 62,985 shares held by Mr. Beckett's spouse. Mr. Beckett holds the power to vote and dispose of the shares of his spouse.
(7)	Includes 9,891 restricted shares and 50,000 shares underlying presently exercisable options held by Mr. McCarthy.
(8)	Nana Baffour, our CEO and Johnson Kachidza hold the power to vote and dispose of the shares of UTP International, LLC.
(9)	Nana Baffour, our CEO and Johnson Kachidza hold the power to vote and dispose of the shares of Quotidian Capital, LLC

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Utilipoint Capital Commitment Agreements

On July 1, 2009, in connection with Utilipoint's acquisition of its 60% owned subsidiary, The Intelligent Project, LLC ("IP"), Utilipoint entered into certain agreements, including a Capital Commitment Agreement (the "Capital Agreement") pursuant to which Utilipoint committed to contribute up to $200,000 to IP, as may be requested by IP, but in no event not in excess of $25,000 in any single request. The parties contemplate that the capital contributions under the Capital Agreement may be satisfied by capital contributions which KLI intends to make to Utilipoint in the amount of $200,000 and therefore any failure by Utilipoint to make a capital contribution to IP because it has not received sufficient funds from KLI will not constitute a default under the Capital Agreement. No contributions have been made under the Capital Agreement.

Shares returned to treasury

On July 29, 2009, Midas Medici entered into return to treasury agreements with its stockholders at that time, Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur, resulting in the return to treasury of an aggregate of 425,000 shares of the Midas Medici's common stock which resulted in the reduction of the Midas Medici's issued and outstanding shares from 1,305,000 to 880,000. The return of shares to treasury was done in proportion to each stockholder's ownership interest in Midas Medici with no resulting change in their percentage ownership of each stockholder.

Utilipoint Merger

On August 21, 2009, Midas Medici completed a reverse merger transaction with Utilipoint, which resulted in Midas Medici being the "legal acquirer" and Utilipoint the "accounting acquirer". The merger was effected pursuant to Agreement and Plan of Merger dated August 10, 2009 by and among the Company, Utilipoint International, Inc. and Utilipoint Acquisition Co. Pursuant to the Merger Agreement, an aggregate of 1,348,516 shares of Midas Medici were issued to Utilipoint shareholders in exchange for 42,191 Utilipoint shares (which represented 100% of the then outstanding shares). Further, all outstanding Utilipoint options were exchanged for 172,597 Midas Medici options in accordance with the Midas Medici stock option program, adopted on July 27, 2009. Immediately after the closing of the merger and as of September 30, 2009, an aggregate of 2,310,516 shares of common stock were issued and outstanding. At the time, the 1,348,516 shares represented approximately 58% of the outstanding shares of Midas Medici. The shares of common stock issued in connection with the merger were not registered with the Securities and Exchange Commission and are restricted securities. KLI, KLI IP Holding, Inc. and UTP International, LLC, stockholders of Utilipoint, received an aggregate of 889,444 shares of Midas Medici common stock and options to purchase 27,168 shares of Midas Medici common stock at the closing of the merger in exchange for 27,828 shares of Utilipoint and 850 options of Utilipoint. Prior to the merger, KLI, owned 6,305 shares (14.9%) of Utilipoint of which 4,855 were acquired on July 23, 2007 (8,421 acquired on July 23, 2007 less 3,566 disposed of in first quarter of 2009), 1,250 were acquired on December 31, 2008 and 200 were acquired on January 15, 2009. KLI IP Holding, Inc. owned 0 shares or 0% of Utilipoint and UTP International, LLC owned 21,523 preferred shares (51%) of Utilipoint which were acquired on July 23, 2007. At the closing of the merger, the preferred shares were converted into common shares (51% of Utilipoint) at a ratio of one preferred share for one common share. In exchange for their shares of Utilipoint, each of KLI, KLI IP Holding, Inc. and UTP International, LLC received, 201,522 shares, 0 shares and 687,922 shares of Midas Medici, respectively, in connection with the acquisition of Utilipoint by Midas Medici. KLI IP Holding, Inc. received 27,168 options to acquire shares of Midas Medici at the closing of the merger. Each of KLI IP Holding and UTP International has no operations and their sole business is their current ownership of our shares acquired at the closing of the merger. UTP International, LLC is a wholly owned subsidiary of KLI. Prior to the merger, KLI and its affiliates owned an aggregate of 65.9% of Utilipoint and upon the consummation of the merger owns 38.5% of Midas Medici, which in turn owns 100% of Utilipoint. Nana Baffour, CEO and Johnson Kachidza, President and CFO of Midas Medici are co-founders and Managing Principals of KLI. Messrs. Baffour, Kachidza are the principal shareholders of KLI, KLI IP Holding, Inc. and each own 373.5 membership units or 37.35% of KLI, 150 shares or 30% of KLI IP Holding, Inc., no membership units or 0% of UTP International, LLC and have an indirect ownership in UTP International, LLC through KLI.

At the closing of the Merger, Midas Medici also issued options to purchase 25,000 shares of its common stock to David Steele, a former President of Utilipoint and options to purchase 10,000 of common stock each to Peter Shaw, a former Managing Director of The Intelligent Project, LLC ("IP") and Stephen Schweich, a former director of Midas Medici.

Proficio Bank Loan

On October 14, 2009, Midas Medici and UtiliPoint, entered into a Revolving Loan Agreement with Proficio Bank. Pursuant to the terms of the Loan Agreement, the Lender agreed to lend Midas Medici up to $500,000, which amounts are evidenced by a Senior Secured Revolving Promissory Note. On November 2, 2010, the principal and accrued interest on the Proficio Bank Term Loan was paid in full.

KLI Note Payable

On September 24, 2008, Consonus Acquisition Company (“CAC”), a wholly owned subsidiary of Consonus, issued a Secured Promissory Note to KLI. Under the terms of the note, CACmay borrow up to a maximum of $2.5 million, of which it had borrowed $1.623 million as of the date of the note. In connection with the issuance of the note, CAC entered into a security agreement with KLI and subordination and standstill agreement with KLI, U.S. Bank and Proficio Bank, each dated asof September 24, 2008. The note will mature, and all interest due under the note will be due on the earlier of January 24, 2011 or the date on which all of the obligations under the amended and restatedcredit agreement dated as of November 19, 2007 between CAC and U.S. Bank and under the loan agreement dated as of May 21, 2008 between CAC and Proficio Bank are paid in full. The note bearsinterest at the applicable LIBOR rate for each month in which any amounts are outstanding under the note plus 12.5%.On October 1, 2010, in connection with the sale of certain assets of CAC, the KLI Note was repaid in full.

KLI Services

Consonus recognized expenses for services provided by KLI for each of the years ended December 31, 2010 and2009 of approximately $390,000 and $250,000, respectively.

Sale of Utah data Center

In August 2010, and in connection with the sale of the Utah data center assets, Consonus entered into an agreement with KLI to terminate the annual management fee if the sale of the Utah data center assetswas completed. In exchange for terminating the management fee, KLI received $250,000 in August 2010 and $500,000 in October 2010 upon completion of the Utah data center asset sale. Due to thepayments and cancellation of the management fee being contingent upon the completion of the Utah data center assets, these amounts have been charged against the gain on sale in discontinuedoperations.

On October 1, 2010, certain related parties, officers and employee, received approximately $3.2million in transaction incentive compensation for executing on the CAC asset sale.

On October 28, 2010, KLI and its affiliates, a principal stockholder of the Company, received a consent fee payment in the amount of $750,000 and a warrant to purchase 381,514 shares of Consonuscommon stock, valued at approximately $1.1 million, in exchange for KLI’s approval of the contribution of capital of Consonus  into STI for the purpose of paying settlement amounts to Avnet and the vendornotes. The $750,000 cash payment and approximately $1.1 million for the warrant is reflected as an expense offsetting the gain on extinguishment of debt in the consolidated statement of operations for theyear ended December 31, 2010. The warrant value of $2.81 per share was determined by applying the Black-Scholes Model using the stock price as determined by the Company, the exercise price of$.000173, and risk-free interest rate of .13%. The warrant was exercised on October 28, 2010.

KLI Settlement Agreement

On April 4, 2011, the Company entered into a Settlement Agreement and Release with KLI, pursuant to which all outstanding notes and outstanding amounts owed to KLI by the Company and certain of its subsidiaries were aggregated and repaid as follows: (a) $490,000 was paid in cash, (b) 331,825 shares were issued to KLI as partial payment and (c) a promissory note in the amount of $370,102 payable over a 36 month period at an interest rate of 6% per annum was issued to KLI.

Subordinated Note and Common Stock private placement

On July 29, 2011, the Company entered into a Securities Purchase Agreement for the sale of an aggregate of up to $4,500,000 in subordinated secured promissory notes and 1,500,000 shares of common stock of the Company.  Each purchaser received 33,333 shares for each $100,000 promissory note purchased.  KLI and Quotidian Capital, LLC, entities of which Nana Baffour, the Company’s CEO, and Johnson Kachidza, the Company’s CFO, are each managing principals purchased $1,525,000 in promissory notes in this transaction and subscribed for 508,333 shares of the Company’s common stock in connection with the purchase of the promissory notes.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 40,000,000 shares of our common stock, 9,894,374 of which are issued and outstanding as of the date of this prospectus.  Holders of shares of our common stock are entitled to dividends as and when declared by our board of directors from funds legally available therefor. Upon liquidation, dissolution or winding-up holders of our shares are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future.  It is our present policy to retain earnings, if any, for use in the development of our business.  The holders of shares of Common Stock do not have preemptive rights, are entitled to one vote for each share of Common Stock held of record by them, and do not have the right to cumulate their votes for election of Directors.

Preferred Stock

We have the authority to issue 10,000,000 shares of Preferred Stock, none of which is issued and outstanding as of the date of this prospectus.  Our board of directors may issue the authorized Preferred Stock in one or more series and  fix the number of shares of each series of Preferred Stock.  Our board of directors also has the authority to set the voting powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion and voting rights and liquidation preferences. Preferred Stock can be issued and its terms set by the board of directors without any further vote or action by our shareholders.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the DGCL.  In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.  A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.  Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by our board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Our Corporate Charter Documents

Our certificate of incorporation and bylaws include no express provisions that are intended to enhance the likelihood of continuity and stability in our board of directors and in its policies.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering.  Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only 3,199,326 shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Sales of Restricted Shares

Upon the closing of this offering, we will have an aggregate of 15,894,374 outstanding shares of common stock. Of these shares, all of the 6,000,000 shares of common stock to be sold in this offering and 5,525,377 shares held by existing shareholders will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders will be deemed "restricted securities" as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rules are summarized below.

As a result of the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, all of the shares of our common stock (excluding the shares to be sold in this offering) will be available for sale in the public market upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus (subject to extension) and when permitted under Rule 144.

Lock-up Agreements

We, all of our directors and officers, certain of our principal stockholders and the selling stockholders have agreed not to sell any common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions. Please read "Underwriting" beginning on page 68 for a description of these lock-up provisions.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation contains provisions to indemnify our directors and officers to the maximum extent permitted by Delaware law. We believe that indemnification under our Certificate of Incorporation covers at least negligence on the part of an indemnified person. Our Bylaws permits us to advance expenses incurred by an indemnified person in defending a civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person is or was one of our directors, officers, employees or agents (or is or was serving as such at our request) upon an undertaking by the person to repay those advances if it is ultimately determined that the person is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we and the selling stockholders have agreed to sell to each of the underwriters named below, and each of the underwriters, for which [*] is acting as representative and sole book-running manager, has individually agreed to purchase on a firm commitment basis the number of units set forth opposite their respective names below:

Underwriters	Number of Shares

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares set forth opposite their names in the offering if any are purchased, other than those units covered by the underwriters’ over-allotment option described below.

We have granted the underwriters a 45-day option to purchase up to _________ additional shares at the initial public offering price less the underwriting discounts and commissions.  The option may be exercised only to cover any over-allotment of units.

We have been advised by the representative of the underwriters that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the number of units being offered.

The underwriters may deliver prospectuses via e-mail both as a PDF document and by a link to the SEC’s website and websites hosted by the underwriters and other parties, and the prospectus may also be made available on websites maintained by selected dealers and selling group members participating in this offering.  The underwriters may agree to allocate a number of units to underwriters and selling group members for sale to their online brokerage account holders.  Internet distributions may be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Nature of the Underwriting Commitment

The underwriters are offering the shares subject to their acceptance of them from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the securities offered by this prospectus are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the shares being accepted for listing on the NYSE AMEX] and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certifications and legal opinions of our counsel. The underwriters are obligated to take and pay for all of the securities offered by this prospectus if any such securities are taken. The underwriters, however, are not required to take or pay for the securities covered by the over-allotment option described below.

Overallotment Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 900,000 additional shares at the public offering price less the underwriting discount.  The underwriters may exercise this option, in whole or in part, solely for the purpose of covering over-allotments, if any, made in connection with the offering of the securities offered hereby. If the over-allotment option is exercised in full, the total offering price to the public would be $24,150, the total underwriting discount would be $1,691 and the total proceeds to us, before expenses, would be $22,460.

Underwriting Discount

The following table shows the public offering price per unit, the total public offering price and the total underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming either no exercise or full exercise of the over-allotment option.

	Per share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting Discount	$	$	$
Proceeds to us after expenses	$	$	$
Proceeds to the selling stockholders before Expenses	$	$	$

In addition, we estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $_______. These expenses include, but are not limited to, SEC registration fees, FINRA filing fees, accounting fees and expenses, legal fees and expenses, printing and engraving expenses and transfer agent fees. Further, we have agreed to pay to the Representative at the closing a non-accountable expense allowance equal to ___% of the public offering price of the shares sold at the closing, excluding any shares sold pursuant to the over-allotment option.  We paid to the underwriters an advance of $_____ on account of such non-accountable expenses.

Representative’s Warrants

We have agreed to sell to the Representative for nominal consideration warrants to purchase that number of shares of our common stock equal to __% of the number of shares sold in the offering (excluding the over-allotment option).  The shares issuable upon exercise of these warrants are identical to those offered by this prospectus. The warrants are exercisable at $__ per share (___% of the public offering price of the shares sold in this offering), commencing on a date which is one year from the date of this prospectus and expiring four years from the date of this prospectus.  The warrants may also be exercised on a cashless basis. The warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are therefore subject to a ___-day lock-up pursuant to Rule 5110 of FINRA. The Representative (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of ___ days after the date of this prospectus.  Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing ___-day period) following the date of this prospectus except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.  The warrants grant holders demand and “piggy back” registration rights for specified periods. These rights apply to all of the securities directly and indirectly issuable upon exercise of the warrants. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holders.  The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.  However, the warrant exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the warrant exercise price.

The warrants will be valued based on the underlying shares obtainable and valuation factors appropriate at the time it is issued.  We currently estimate that value to be approximately $______, based on the number of shares subject to this warrant, an assumed offering price of the shares of $_____, the resulting exercise prices related to the warrant on the shares, the three year term of the warrant, a risk-free interest rate of __% currently commensurate with that term, no expected dividend yield and estimated volatility of __%, based on a review of our historical volatility. The initial value of the warrants will be charged to additional paid-in capital as part of the offering costs incurred, and the warrants will be accounted for as a derivative instrument liability because they are denominated in a currency other than our functional currency.

In compliance with guidelines of FINRA the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Lock-ups

Company

We and the selling stockholders have agreed that, subject to specified exceptions, without the prior written consent of the Representative, we will not:

•
during the period beginning on the date of the pricing of this offering and ending 180 days thereafter, issue, enter into any agreement to issue or announce the issuance or proposed issuance by us or any of our subsidiaries of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•
during the period beginning on the date of the pricing of this offering and ending 6 months thereafter, effect or enter into an agreement to effect any issuance by us or any of our subsidiaries of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock for cash consideration that includes a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of our common stock either (A) at a conversion price, exercise price or exchange rate or other price that varies with the trading prices of or quotations for the shares of our common stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the our common stock or (ii) enter into any agreement, including, but not limited to, an equity line of credit, whereby we may sell securities at a future determined price.

The restrictions described in the preceding paragraph regarding the 180-day lock-up period do not apply to the issuance of:

•	shares of our common stock upon the exercise of any the warrants issued to the underwriters in connection with this offering;

•	shares of our common stock or options to our employees, officers, directors or consultants pursuant to any equity incentive plan adopted for such purpose by our board of directors;

•	securities upon the exercise or exchange of or conversion of any securities issued and outstanding on the date of the underwriting agreement; and

•	securities issued pursuant to acquisitions or strategic transactions approved by our board of directors.

Officers, Directors and Principal Shareholders

In addition, our directors, executive officers and holders of 10% or more of our outstanding common stock have agreed that, subject to specified exceptions, without the prior written consent of the Representative, they will not, during the period beginning on the date of the pricing of this offering and ending ___ days thereafter:

•
offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of our common stock or securities convertible, exchangeable or exercisable into shares of our common stock; or

•
establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to any shares of our common stock or securities convertible, exchangeable or exercisable into share of our common stock.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Stabilization

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed.  However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing Transactions.  The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, as long as stabilizing bids do not exceed the maximum price specified in Regulation M, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•
Over-Allotments and Syndicate Coverage Transactions.  The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus.  If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market.  The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•
Penalty Bids.  The representative may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions.  The imposition of a penalty bid may also have an effect on the prices of the securities if it discourages resales.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities.  These transactions may occur on the NYSE AMEX, in the over-the-counter market or on any trading market.  If any of these transactions are commenced, they may be discontinued without notice at any time.

The distribution of our securities will end upon the underwriters’ cessation of selling efforts and stabilization activities, provided, however, in the event that the underwriters were to exercise their over-allotment option to purchase securities in excess of their actual syndicate short position, then the distribution will not be deemed to have been completed until all of the securities have been sold.

In connection with this offering, the underwriters may distribute prospectuses electronically.  No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Other Terms

The distribution of our securities will end upon the underwriters’ cessation of selling efforts and stabilization activities.

The underwriters will initially offer the shares to be sold in this offering directly to the public at the public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[_______] per unit. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $[_____] per unit on sales to brokers and dealers. After the initial offering, the underwriters may change the offering price and other selling terms. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.

Offering Restrictions Outside the United States

            Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Indemnification

The underwriting agreement provides for indemnification between us and the selling stockholders, on the one hand, and the underwriters, on the other hand, against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities.

Quotation

We intend to apply for listing of our common stock for quotation on the NYSE AMEX under the symbol “WATT.”

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares which are the subject of this offering contemplated by this prospectus supplement, or Shares, will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the Shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of Shares may be made to the public in that Relevant Member State at any time:

           (a)           to “qualified investors” as defined in the Prospectus Directive, including:
(i)
(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43,000,000 and (C) an annual turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

(ii)
(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

           (b)           to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

           (c)           in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer within the European Economic Area of Shares which are the subject of this offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for the Company or any of the underwriters to produce a prospectus for such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of Shares contemplated in this prospectus supplement.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any Shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that: (a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive and (b) in the case of any Shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Shares acquired by it in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale or (ii) where Shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Switzerland

This document as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares of common stock will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares of common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The shares of common stock are being offered in Switzerland by way of a private placement (i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of common stock with the intention to distribute them to the public). The investors will be individually approached by us from time to time.

This document as well as any other material relating to the shares of common stock is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The shares of common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares of common stock which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Shares may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to shares of common stock offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock, we refer you to the registration statement and to the attached exhibits.  With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The audited financial statements for Midas Medici Group Holding, Inc and subsidiaries, Midas Medici Group Holding, Inc. (formerly Consonus Technologies, Inc.) and Cimcorp, Inc. and subsidiaries for the years ended December 31, 2010 and 2009 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report(s) of J.H. Cohn LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES AND CIMCORP, INC. AND SUBSIDIARIES RECONCILIATIONS TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Reconciliation to Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2011	F-2
Reconciliation to Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2010	F-3
Reconciliation to Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2009	F-4
Notes to the Reconciliations to Pro Forma Condensed Combined Statement of Operations	F-4

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets as of September 30, 2011 (Unaudited) – As restated and December 31, 2010
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2011 and 2010 (Unaudited)	F-5
Condensed Consolidated Statement of Stockholders’ Equity for the nine months ended September 30, 2011 – As restated (Unaudited)	F-6
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2011 and 2010 (Unaudited)	F-7
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-8
F-9
MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES (FORMERLY CONSONUS TECHNOLOGIES, INC.)
Report of Independent Registered Public Accounting Firm	F-32
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-33
Consolidated Statements of Operations for the years ended December 31, 2010 and 2009	F-34
Consolidated Statements of Changes in Stockholders' Equity (Deficiency) for the years ended December 31, 2010 and 2009	F-35
Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009	F-36
Notes to Consolidated Financial Statements	F-37

CIMCORP, INC. AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm	F-60
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-61
Consolidated Statements of Operations for the years ended December 31, 2010 and 2009	F-62
Consolidated Statements of Stockholders' Deficiency and Comprehensive Income (Loss) for the years ended December 31, 2010 and 2009	F-63
Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009	F-64
Notes to Consolidated Financial Statements	F-65

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm	F-78
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-79
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2010 and 2009	F-80
Consolidated Statements of Deficit for the years ended December 31, 2010 and 2009	F-81
Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009	F-82
Notes to Consolidated Financial Statements	F-83

Midas Medici Group Holdings, Inc. and Subsidiaries and Cimcorp, Inc. and Subsidiaries
Reconciliations to Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma combined statements of operations that follows is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations that would have been reported had the acquisitions of Cimcorp. Inc. and the former Midas Medici been completed as of January 1, 2009 and should not be taken as representative of the future consolidated results of operations of our company.

The following unaudited pro forma combined statements of operations for the nine months ended September 30, 2011 were prepared using (1) unaudited consolidated financial statements of Cimcorp. Inc. for the seven months ended July 31, 2011 and (2) the unaudited consolidated financial statements of Midas Medici for the nine months ended September 30, 2011.

The following audited pro forma combined statements of operations for the year ended December 31, 2010 and 2009 were prepared using (1) audited consolidated financial statements of Cimcorp. Inc. and the former Midas Medici, Inc. (prior to the reverse merger with Consonus Technologies, Inc.) for the years ended December 31, 2010 and 2009 and (2) the audited consolidated financial statements of Midas Medici, Inc. for the years ended December 31, 2010 and 2009. The unaudited pro forma combined statements of operations should be read in conjunction with these separate historical financial statements and accompanying notes thereto, included elsewhere in this Prospectus.

The following tables provide reconciliations from the as reported results to the pro forma results presented in the Management Discussion and Analysis for the nine months ended September 30, 2011 and years ended December 31, 2010 and 2009.

 All financial data presented in thousands, except for per share information.

For the Nine Months Ended September 30, 2011
	Consolidated Midas Medici (formerly Consonus Technologies, Inc).	Consolidated Midas Medici (prior to reverse merger)	Cimcorp, Inc. and Subsidiaries
	September 30, 2011	Two months ended February 28, 2011	Seven months ended July 31, 2011	Pro Forma Adjustments	Note	Pro Forma Combined

Revenues	$51,951	$100	$40,905	$-		$92,956

Operating expenses:
Cost of revenues	36,665	-	26,630	-		63,295
Selling, general and administrative expenses	18,941	309	13,221	(1,329)	(2)	31,142
Depreciation and amortization expense	2,970	-	353	1,240	(1)	4,563
Goodwill Impairment loss	-	-	-	-		-
Total operating expenses	58,576	309	40,204	(89)		99,000
Loss from operations	(6,625)	(209)	701	89		(6,044)
Other income (expenses)	2,424	-	(3,069)	-		(645)
Loss before income taxes	(4,201)	(209)	(2,368)	89		(6,689)
Provision for income tax (expense) benefit	1,535	-	(139)	-	(5)	1,396
Combined loss	(2,666)	(209)	(2,507)	89		(5,293)
Net (loss) income attributable to the non-controlling interest	68	-	-	(749)	(3)	(681)
Net loss from continuing operations attributable to common shareholders of the combined entity	$(2,598)	$(209)	$(2,507)	$(660)		$(5,974)
Loss per share from continuing operation - basic and diluted	$(0.36)	$(0.08)	$(0.39)			$(0.69)
Weighted average number of common shares outstanding - basic and diluted	7,119,843	2,586,516	6,372,742		(4)	8,703,419

See accompanying notes to the pro forma condensed combined financial statements.

Midas Medici Group Holdings, Inc. and Subsidiaries and Cimcorp, Inc. and Subsidiaries
Reconciliations to Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2010
	Consolidated Midas Medici (formerly Consonus Technologies, Inc).	Consolidated Midas Medici (prior to reverse merger)	Cimcorp, Inc. and Subsidiaries	Pro Forma Adjustments	Note	Pro Forma Combined

Revenues	$51,626	$1,123	$83,608	$-		$136,357

Operating expenses:
Cost of revenues	36,638	581	55,886	-		93,105
Selling, general and administrative expenses	19,085	2,937	19,236	(761)	(2)	40,497
Depreciation and amortization expense	3,293	11	1,481	2,481	(1)	7,266
Goodwill impairment loss	16,261	-	-	-		16,261
Total operating expenses	75,277	3,529	76,603	1,720		157,129
(Loss) income from operations	(23,651)	(2,406)	7,005	(1,720)		(20,772)
Other income (expenses)	15,443	(143)	(3,268)	-		12,032
(Loss) income before income taxes	(8,208)	(2,549)	3,737	(1,720)		(8,740)
Provision for income tax (expense) benefit	3,505	(6)	(278)	-	(5)	3,221
Combined net (loss) income	(4,703)	(2,555)	3,459	(1,720)		(5,519)
Net (income) loss attributable to the non-controlling interest	-	46	-	(1,334)	(3)	(1,288)
Net (loss) income from continuing operations attributable to common shareholders of the combined entity	$(4,703)	$(2,509)	$3,459	$(3,054)		$(6,807)
Earnings (loss) per share from continuing operation - basic and diluted	$(1.09)	$(0.99)	$0.54			$(0.83)
Weighted average number of common shares outstanding - basic and diluted	4,329,624	2,526,172	6,375,748		(4)	8,152,818

See accompanying notes to the pro forma condensed combined financial statements.

Midas Medici Group Holdings, Inc. and Subsidiaries and Cimcorp, Inc. and Subsidiaries
Reconciliations to Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2009
	Consolidated Midas Medici (formerly Consonus Technologies, Inc).	Consolidated Midas Medici (prior to reverse merger)	Cimcorp, Inc. and Subsidiaries	Pro Forma Adjustments	Note	Pro Forma Combined

Revenues	$70,903	$3,009	$55,506	$-		$129,418

Operating expenses:
Cost of revenues	51,195	1,758	38,664	-		91,617
Selling, general and administrative expenses	21,069	2,723	18,109	(268)	(2)	41,633
Depreciation and amortization expense	3,207	20	504	2,553	(1)	6,284
Goodwill impairment loss	-	-	-	-		-
Total operating expenses	75,471	4,501	57,277	2,285		139,534
Loss from operations	(4,568)	(1,492)	(1,771)	(2,285)		(10,116)
Other income (expenses)	(3,084)	(89)	(1,788)			(4,961)
Loss before income taxes	(7,652)	(1,581)	(3,559)	(2,285)		(15,077)
Provision for income tax expense	(3)	(1)	(953)	-	(5)	(957)
Combined net loss	(7,655)	(1,582)	(4,512)	(2,285)		(16,034)
Net loss attributable to the non-controlling interest	-	85	-	1,327	(3)	1,412
Net loss from continuing operations attributable to common shareholders of the combined entity	$(7,655)	$(1,497)	$(4,512)	$(958)		$(14,622)
Net loss attributable to common shareholders of the combined entity	$(1.83)	$(1.16)	$(0.71)			$(2.16)
Weighted average number of common shares outstanding - basic and diluted	4,175,669	1,290,777	6,375,748		(4)	6,763,468

See accompanying notes to the pro forma condensed combined financial statements.

The following pro forma adjustments have been applied to give effect to the acquisitions of Midas Medici and Cimcorp, Inc. as follows

(1) Depreciation and amortization: The adjustment represents the increase in amortization expense related to the preliminary fair values of intangible assets acquired.

(2) Acquisition and Initial Public Offering Costs: Reflects the adjustment for one-time acquisition and initial public offering costs incurred such as legal, accounting and valuation services, incurred by third parties, which are not recurring and thus excluded from the pro forma results of operations.

(3) Net loss (income) attributable to the non-controlling interest: The adjustment represents the 20% non-controlling interest retained by the former controlling shareholders of Cimcorp.

(4)  Basic Income (loss) per Share: Pro forma basic and diluted income (loss) per share amounts have been computed based on the retroactive average outstanding shares of Midas Medici, Inc. reported for historical purposes and plus the shares issuable to the former controlling shareholders of Midas Midici and Cimcorp.

(5) Income Taxes: As a result of the cumulative losses of Cimcorp through the seven months ended July 31, 2011, no provision has been made for any income tax effect applicable to the foregoing pro forma adjustments.

Midas Medici Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands except share amounts)

	September 30,	December 31,
ASSETS	2011	2010
	(unaudited)	(Note 1)
Current assets:	As restated
Cash and cash equivalents	$1,392	$5,030
Accounts receivable - trade, net of allowance for doubtful accounts of $1,632 and $310, respectively	16,884	11,139
Lease payments receivable, current	2,480	-
Lease payments receivable - Westcon	4,106	-
Inventories	1,495	-
Recoverable taxes, current	3,521	-
Deferred costs, current	8,803	9,298
Deferred tax assets, net	647	622
Prepaid expenses and other current assets	2,957	1,278
Total current assets	42,285	27,367

Property and equipment, net	6,891	5,474
Accounts receivable - trade, long-term	107	-
Lease payments receivable, long-term	2,122	-
Lease payments receivable - Westcon, long-term	11,612	-
Recoverable taxes, long-term	2,348	-
Inventories, long-term	311
Goodwill	29,460	3,765
Other intangible assets, net	18,655	9,022
Other assets	613	-
Deferred costs, net of current portion	4,008	860

Totals	$118,412	$46,488

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$23,541	$14,643
Accrued liabilities	7,467	5,042
Westcon capital lease	2,612	-
Capital leases	2,990	-
Current maturities of long-term debt	12,842	2,238
Current portion of deferred revenue	13,422	14,887
Deferred purchase price	4,624	-
Purchase price contingency	1,945	-
Total current liabilities	69,443	36,810

Long-term debt, net of current maturities and debt discount of $1,030	7,801	79
Westcon capital lease, net of current maturities	7,285	-
Capital leases, net of current maturities	333	-
Deferred revenue, net of current portion	6,029	1,290
Other long term liabilities	7,823	-
Deferred tax liabilities	2,701	2,551
Total liabilities	101,415	40,730

Commitments and contingencies

Redeemable noncontrolling interest	3,686	-

Stockholders' Equity:

Preferred stock $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	-	-
Common stock $0.001 par value, 40,000,000 shares authorized, 9,875,491 issued and outstanding at September 30, 2011 and 4,808,167 issued and outstanding as of December 31, 2010	10	5
Additional paid-in capital	30,721	19,598
Accumulated deficit	(16,407)	(13,809)
Accumulated other comprehensive loss	(1,013)	(36)
Total stockholders' equity	13,311	5,758

Totals	$118,412	$46,488

See accompanying notes to unaudited condensed consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands except, share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Data center services and solutions	$10,997	$7,842	$25,165	$23,281
IT infrastructure services	1,141	1,003	3,476	2,766
IT infrastructure solutions	11,788	2,876	23,310	12,502
Totals	23,926	11,721	51,951	38,549

Operating expenses:
Data center services and solutions	8,191	5,143	17,870	15,372
IT infrastructure services	833	664	2,334	1,888
IT infrastructure solutions	7,326	2,479	16,461	9,904
Selling, general and administrative expenses	9,657	3,868	18,941	13,851
Depreciation and amortization expense	1,415	817	2,970	2,485
Impairment loss - goodwill	-	-	-	16,261
Totals	27,422	12,971	58,576	59,761

Operating loss	(3,496)	(1,250)	(6,625)	(21,212)

Gain on change in fair value of purchase price contingency	1,648	-	1,648	-
Other income	315	-	660	-
Interest expense, net	(1,182)	(634)	(1,448)	(1,733)
Foreign currency transalation gain	1,564	-	1,564	-

Loss before income tax expense	(1,151)	(1,884)	(4,201)	(22,945)
Income tax benefit	360	28	1,535	28

Loss from continuing operations	(791)	(1,856)	(2,666)	(22,917)

Income from discontinued operations	-	643	-	2,343

Consolidated net loss	(791)	(1,213)	(2,666)	(20,574)

Less: Net loss attributable to noncontrolling interest	(68)	-	(68)	-

Net loss attributable to Midas Medici Group Holdings, Inc. and Subsidiaries	$(723)	$(1,213)	$(2,598)	$(20,574)

Income (Loss) per share:
Continuing operations - basic and diluted	$(0.08)	$(0.44)	$(0.36)	$(5.40)
Discontinued operations - basic and diluted	-	0.15	-	0.55
Loss per common share - basic and diluted	$(0.08)	$(0.29)	$(0.36)	$(4.85)

Weighted average number of common shares
outstanding - basic and diluted	9,148,117	4,259,195	7,119,843	4,238,834

See accompanying notes to unaudited condensed consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Stockholders' Equity
For The Nine Months Ended September 30, 2011
(in thousands, except share amounts)
Unaudited
							Accumulated
							Other	Total
			Additional			Accumulated	Comprehensive	Stockholders'
	Common Stock		Paid-in Capital	Treasury Stock		Deficit	Loss	Equity
	Shares	Amount		Shares	Amount

Balance at December 31, 2010	4,808,167	$5	$19,598	-	$-	$(13,809)	$(36)	$5,758

Stock-based compensation			903					903

Stock issuance in settlement of debt	354,047		1,147					1,147

Stock issuance for Energy Hedge Fund Center acquisition	1,430		5					5

Stock issuance for Weather Wise acquisition	126,245		268					268

Stock issued in connection with subordinated secured promissory notes	666,664	1	1,123					1,124

Stock issued in connection with the Cimcorp Inc. acquisition	1,297,022	1	2,243			-		2,244

Employee stock grant	35,400	-	84					84

Effect of reverse merger adjustments	3,011,516	3	5,350	(425,000)	-		-	5,353

Cancellation of treasury stock	(425,000)			425,000

Net loss attributable to Midas Medici Group Holdings, Inc. and Subsidiaries	-	-	-	-	-	(2,598)	-	(2,598)

Loss on foreign currency translation - as restated	-	-	-	-	-	-	(977)	(977)

Balance at September 30, 2011 - as restated	9,875,491	$10	$30,721	-	$-	$(16,407)	$(1,013)	$13,311

See accompanying notes to unaudited condensed consolidated financial statements

Midas Medici Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2011	2010
	(unaudited)	(unaudited)
Operating activities:
Consolidated net loss	$(2,666)	$(20,574)
Adjustments to reconcile consolidated net loss to net cash
(used in) provided by operating activities:
Depreciation and amortization	2,970	3,555
Amortization of debt discount	94	-
Impairment charge	-	16,261
Noncash interest	-	273
Stock-based compensation	987	266
Gain on change in fair value of purchase price contingency	(1,648)	-
Amortization of discount	249	-
Foreign currency translation gain	(1,564)	-
Deferred income taxes	(1,605)	-
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	5,897	6,934
Inventories	(1,223)	-
Deferred support costs and other current assets	3,826	2,694
Other assets	(1,324)	-
Accounts payable	1,680	(46)
Accrued liabilities	(5,718)	(1,936)
Deferred revenue	(3,120)	(5,258)
Net cash (used in) provided by operating activities	(3,165)	2,169

Investing activities:
Cash paid for business acquisitions	(5,150)	-
Capital expenditures	(190)	(754)
Cash received from business acquisitions	236	-
Net cash used in investing activities	(5,104)	(754)

Financing activities:
Proceeds from line of credit	3,042	6,018
Payments on line of credit	-	(5,294)
Proceeds from debt	2,561	490
Repayments on long-term debt	(950)	(2,439)
Repayment of loan fees	-	(52)
Repurchase of common stock	-	(133)
Net cash provided by (used in) financing activities	4,653	(1,410)

Effect of exchange rate changes on cash	(22)	-

Net (decrease) increase in cash and cash equivalents	(3,638)	5
Cash and cash equivalents at beginning of period	5,030	501

Cash and cash equivalents at end of period	$1,392	$506

Supplemental disclosure of cash flow information:
Interest paid	$400	$2,279
Income taxes paid	$1,034	$-

Non-cash transactions:
Common stock issued in connection with business acquisitions	$7,865	$-
Common stock issued in settlement of notes payable	$1,147	$-
Common stock for asset acquisition	$5	$-

See accompanying notes to unaudited condensed consolidated financial statements

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 1 – BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

General

The accompanying unaudited condensed consolidated financial statements of Midas Medici Group Holdings, Inc, formerly Mondo Acquisition I, Inc. and its wholly owned subsidiaries Consonus Technologies, Inc. (“Consonus”), Strategic Technologies, Inc. (“STI”), UtiliPoint International, Inc. (“UTP”), UtiliPoint Analytics, Inc. (“UTPA”), formerly known as WeatherWise Holdings, Inc. (“WUI”) and its majority-owned subsidiaries Cimcorp Comйrcio Internacional e Informбtica S.A., (“Cimcorp SA”), Cimcorp USA, LLC, (“Cimcorp USA”) and Intelligent Project, LLC (“IP”) (collectively “Midas Medici” and the “Company”)  have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. The December 31, 2010 condensed consolidated balance sheet has been derived from the audited consolidated financial statements included in the Company’s Form 8-K/A filed with the SEC on April 26, 2011. All intercompany transactions and balances have been eliminated in consolidation.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  However, the results from operations for the three and nine month periods ended September 30, 2011, are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.  The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated December 31, 2010 financial statements and footnotes thereto included in the Company's Form 8-K/A filed with the SEC on April 26, 2011.

Description of Business

Midas Medici is a global green Information Technology (“IT”) company that supplies mid-sized and select enterprises and institutions with leading-edge IT solutions in the fields of virtualization, cloud computing, infrastructure as a service, and data management, as well as working with utilities and other institutions to transform the electric grid through digital technologies. Midas serves its client base of over 900 customers through its Consonus, Cimcorp SA, a Brazilian sociedade anônima, UTP, and UTPA, “formerly known as WeatherWise Holdings, Inc. or WUI”, brands.

Liquidity

Our accumulated deficit at September 30, 2011 was $16,407, and we incurred a consolidated net loss of $2,666 for the nine months ended September 30, 2011.  On September 30, 2011, we had working capital deficit of $27,158, including $13,422 in current deferred revenue and $8,803 in current deferred costs.

We expect that our cash flow from operations and our existing financing relationships will allow us to meet our anticipated cash requirements for the next twelve months, excluding any additional funding we will need to pursue our acquisition strategy. Such acquisitions, if entered into, will be funded by the sale of additional debt or equity securities or additional bank financing. The sale of additional equity securities could result in additional dilution to our stockholders and there can be no guarantee that we will be successful in raising those additional funds on terms that are acceptable to us. Bank financings may include covenants that impose significant operating and financial restrictions on us. Any acquisitions we undertake may be funded through other forms of debt, such as publicly issued or privately placed senior or subordinated debt.

Our liquidity is affected by many factors, some based on the normal ongoing operations of the business and others related to the uncertainties of the industries in which we compete. Our liquidity may also be adversely affected by the current economic conditions, including consumer spending, the ability to collect our accounts receivable and our ability to obtain working capital. There is no assurance that additional funds will be available on terms acceptable to the Company and its stockholders, or at all.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accounting estimates are used in determining, among other items, the assessment of recoverability of long-lived assets; the recognition and measurement of current and deferred income tax assets and liabilities (including the measurement of uncertain tax positions); allowance for doubtful accounts; the valuation of the debt discount; valuation of acquired goodwill and intangibles; and, the valuation and recognition of stock-based compensation. Accordingly, actual results could differ from those estimates.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Revenue Recognition

The Company derives revenues from data center services, IT infrastructure solutions and consulting services.

Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and consulting services include the sale of hardware and software, along with consulting, integration and training services.

The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is probable; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

When the Company provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated to determine if any software included in the arrangement is not essential to the functionality of the hardware based on accounting guidance related to “Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software.”  Hardware and related elements qualify for separation when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in its control. Fair value is determined principally by reference to relevant third-party evidence of fair value. Such third-party information is readily available since the Company primarily sells products offered by its vendors. The application of the appropriate accounting guidance to the Company’s sales requires judgment and is dependent upon the specific transaction. The Company recognizes revenues from the sale of hardware products at the time of sale provided the revenue recognition criteria are met and any undelivered elements qualify for separation.

The Company sells equipment under capital lease arrangements. The Company uses the Leases Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 840, Leases, to evaluate whether an arrangement is a lease and to determine classification of the capital lease as either sales-type or direct financing.  The Company has determined that its capital leases are sales-type leases, otherwise the lease is classified as an operating lease. For sales-type leases, the revenue allocated to the equipment is recognized when the lease term commences, which the Company deems to be when all of the following conditions have been met: (i) the equipment has been installed and (ii)  receipt of the written customer acceptance certifying the completion of installation, provided collectability is reasonably assured.  The initial revenue recognized for sales-type leases consists of the present value of future payments computed at the interest rate implicit in the lease.  The determination of the fair value of the leased equipment requires judgment and can impact the split between revenue and finance income over the lease term.

The Company had entered into certain sales-type leases with customers, in which the underlying equipment was initially procured using a capital lease financing that restricted the Company from transferring title or ownership. In these situations, the Company has deferred the revenue and cost related to the sales-type lease until the initial capital lease financing obligation was satisfied and/or title could be transferred.

In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has stand alone value and delivery of the undelivered element is probable and within our control.  The Company determines the best estimated selling price or ESP of each element in an arrangement based on a selling price hierarchy. The best estimated selling price for a deliverable is based on its vendor specific objective evidence or VSOE, if available, third party evidence TPE, if VSOE is not available, or ESP, if neither VSOE nor TPE is available.  Total arrangement fees will be allocated to each element using the relative selling price method.

Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.  Consulting services rendered under time and materials contracts are billed at a set hourly rate.  Project related expenses are passed through at cost to clients. Revenue from time and materials contracts are recognized as billed (clients are billed monthly) unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

The Company also generates revenue from it Bundled Service Agreements (“BSA”) and its events and sponsorships, both of which are less than 5% of consolidated revenues. BSAs are packages of services that clients subscribe to, typically on an annual contract basis.  The Company hosts events such as conferences.  These events include revenues from sponsorships and registration fees which are recognized in the month of the event.

Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Revenue also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within “data center services” revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract or customer relationship. Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract or customer relationship.

The Company’s deferred revenue consists of amounts received from or billed to clients in conjunction with maintenance contracts, time and material and fixed price contracts for which revenue is recognized over time or upon completion of contract deliverables and for sales type leases in which the underlying equipment was procured using a capital lease financing that restricts the company from transferring title or ownership.

Cash and Cash Equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectability of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected. The Company performs ongoing credit evaluations of its customers.

Concentration of Credit Risk, Supply Risk and Economic Conditions

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.  The Company maintains its cash and cash equivalents with high-credit quality financial institutions.  At times, such amounts may exceed federally insured limits.  No customers comprised more than 10% of consolidated accounts receivable as of September 30, 2011.

Approximately 75% and 99%, respectively, of the Company's hardware and software purchases for the nine months ended September 30, 2011 and 2010 were from one vendor and approximately 32% and 77% of accounts payable at September 30, 2011 and December 31, 2010, respectively, were due to this vendor.

At September 30, 2011, approximately 64 % of our assets were located in our Brazil subsidiary.  In addition, approximately 22% of our revenues for 2011 (Cimcorp SA’s revenue for August and September) were derived from our operations in Brazil.  Our business is thus particularly sensitive to any of the risks associated with operating in Latin America discussed in this section to the extent they arise or manifest themselves in Brazil.  Our operations and investments in Brazil (including the revenues generated by these operations, their market value and the dividends and management fees expected to be received therefrom) are subject to various risks linked to the economic, political and social conditions of these countries.

Deferred Costs

Deferred costs represent the unused portion of the maintenance support the Company has contracted with software and hardware vendors. These costs are amortized to costs of data center services ratably over the term of the related contracts. Deferred data center services costs also represent costs incurred related to installation of customers in our data centers and are capitalized and amortized over the estimated life of the customer relationship. These costs are amortized to costs of infrastructure solutions.   Additionally, some of the Company’s lease agreements with financial institutions only allow title to transfer to the Company after all payments have been made. As such, the Company defers the costs related to lease agreements that are subleased to its clients until the initial capital lease financing obligation is satisfied and/or title is transferred.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.  The Company’s inventories consist primarily of consigned inventory held at customer locations in Brazil.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Recoverable Taxes

According to Brazilian Tax Rules, all corporations are subject to corporate income and social contribution federal taxes .

When a corporation renders services or sells goods to a federal entity, the federal entity upon paying the corporation for the services rendered or goods acquired, withholds part of the payment as a prepayment for the following federal taxes:  PIS (turnover or sales tax), COFINS (social contribution taxes on gross revenues), CSLL (social contribution taxes on net profits) and IRPJ (corporate income tax). The withholding rates applicable to each tax are: (a) PIS: 0.65%; (b) COFINS: 3%; (c) CSLL: 1% and (d) IRPJ: 1.2% (acquisition of goods) or 4.8% (rendering of services).  The amounts of these withholding taxes correspond to a fraction of the total amount due by the Company of the same taxes for Social Contribution Taxes and Corporate Income Taxes. These amounts of withholding taxes paid upfront are an initial and partial payment of the same taxes, and will be deductible from the total amount of the same federal taxes due by Cimcorp SA within the taxable period.  The Company is allowed to offset these amounts previously withheld while doing business with a federal entity against any federal taxes payable by the company each month. These amounts previously withheld by the federal entity and later applied to the company’s federal taxes payable are referred to as recoverable taxes.

Property and Equipment

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	30-40 years
Computers, software and equipment	3-15 years
Office furniture and equipment	2-10 years

Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated life of the assets. Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.

Long-lived Assets

Property, equipment and definite lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

The Company uses the non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded values of goodwill or certain intangibles exceed their fair value. The Company has elected to perform its annual impairment test as of December 31 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses; debt obligations revolving credit facility and debt approximate their fair values due to their short-term nature and variable interest rate on the revolving credit facility.  Management believes that the Company’s debt obligations in general bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Stock-Based Compensation

The cost resulting from all share based payment transactions are required to be recognized in the financial statements using the fair value method. The benefits of tax deductions in excess of recognized compensation cost are required to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable. The Company has elected to use the Black-Scholes Merton option pricing model to determine the fair value of options granted.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

 Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carry-forwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date. The Company provides a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or if future deductibility is uncertain.

The Company accounts for uncertain tax positions in accordance with ASC 740-10. ASC 740-10-25 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

See Note 11 for further discussion of the Company’s accounting for income taxes.

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision making group, in deciding the method to allocate resources and assess performance. The Company has one reportable business segment which is operated in three geographic locations. Those geographic segments are the United States, Brazil and the Czech Republic.

Redeemable Noncontrolling Interest

Redeemable noncontrolling interest consists of the 20% portion of Cimcorp that is redeemable both at the option of the holder and upon the occurrence of an event that is not solely within the Company’s control. Since redemption of the noncontrolling interest is outside of the Company’s control, these interests are presented on the Condensed Consolidated Balance Sheets outside of equity under the caption “Redeemable noncontrolling interests.” See Note 2 for additional information regarding redeemable noncontrolling interest.

Noncontrolling Interest

Noncontrolling interests in net income (loss) are presented as a separate item in the condensed consolidated statements of operations.  Noncontrolling interest consists of the minority-owned portions of the Company’s majority-owned subsidiaries, IP and Cimcorp.  At September 30, 2011 and December 31, 2010, the carrying value of the noncontrolling interest was $3,686 and $0, respectively.

Discontinued Operations

The unaudited condensed consolidated financial statements and accompanying notes included in these financial statements include disclosure of the results of operations for the Utah based data center assets which were sold on October 1, 2010.  Accordingly, the results of operations related to these assets have been classified as discontinued operations in the unaudited condensed consolidated statements of operations. See Note 10 for additional information regarding discontinued operations.

 Foreign Currency Translation and Transactions

The U.S. dollar is the reporting currency for all periods presented. The financial information for the Company outside the United States is measured using the local currency as the functional currency. Assets and liabilities for the Company’s foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect on the respective balance sheet dates, and revenues and expenses are translated into U.S. dollars based on the average rate of exchange for the corresponding period. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive income. Gains and (losses) from foreign currency transactions are reflected in the consolidated statements of operations under the line item selling, general and administrative expense. The foreign currency transaction gain was $1,564 and $0 for the three months ended September 30, 2011 and 2010, respectively. The foreign currency transaction gain was $1,564 and $0 for the nine months ended September 30, 2011 and 2010, respectively. Such foreign currency transactions include primarily billings denominated in foreign currencies by the Company’s European and Brazilian subsidiaries, which are reported based on the applicable exchange rate in effect on the balance sheet date.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, and is comprised of "net income or loss" and "other comprehensive income (loss)."

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Comprehensive income (loss) attributable to the shareholders of the Company for the three and nine months ended September 30, 2011 and 2010 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	As restated		As restated

Net loss attributable to Midas Medici Group Holdings, Inc. and Subsidiaries	$(723)	$(1,213)	$(2,598)	$(20,574)
Changes in foreign currency translation adjustments	(973)	-	(977)	-
Changes in fair value of securities held for sale	-	3	-	2
Comprehensive loss	$(1,696)	$(1,210)	$(3,575)	$(20,572)

Reclassifications

Certain amounts in the condensed consolidated financial statements of the prior years have been reclassified to conform to the current year presentation for comparative purposes. As discussed in Note 10, the Company has reclassified certain prior year amounts related to its discontinued operations.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited consolidated financial statements.

NOTE 1A — Restatement

The Company identified an accounting error in connection with the accounting for the foreign currency translation adjustments related to the recent acquisition of Cimcorp, Inc.  During this review, it was discovered that the Condensed Consolidated Balance Sheet as of September 30, 2011 included goodwill and other intangible assets based upon historical cost as of the date of the acquisition of Cimcorp. Inc. (August 2, 2011).  The Company determined that the carrying values of the goodwill and other intangible assets of the foreign subsidiary should be adjusted based upon the foreign currency  rates as of the end of the reporting period.

To correct the computational error described above, the Company has recorded a decrease in goodwill and other intangible assets of $2.516 million with a corresponding decrease to accumulated other comprehensive loss as of September 30, 2011.

The correction of this error had no impact on the Company’s previously reported Condensed Consolidated Statements of Operations and Cash flows for the interim periods ended September 30, 2011 and 2010.

The following tables show the effects of the restatement on the Company’s Condensed Consolidated Balance Sheet as of September 30, 2011 and Condensed Consolidated Statement of Stockholders’ Equity for the nine months ended September 30, 2011:

(in thousands)	Original
	Filing	As Restated
Condensed Consolidated Balance Sheet
Goodwill	$30,067	$29,460
Other intangible assets, net	20,564	18,655
Total Assets	$120,928	$118,412

Accumulated other comprehensive income (loss)	$1,503	$(1,013)
Total stockholders’ equity	15,827	13,311
Total liabilities and stockholders’ equity	$120,928	$118,412

Condensed Consolidated Statement of Stockholders’ Equity
Gain (loss) on foreign currency translation for the three months ended September 30, 2011	$1,543	$(973)
Gain (loss) on foreign currency translation for the nine months ended September 30, 2011	$1,539	$(977)
Comprehensive income (loss) for the three months ended September 30, 2011	$820	$(1,696)
Comprehensive loss for the nine months ended September 30, 2011	$(1,059)	$(3,575)

NOTE 2 – REVERSE ACQUISITION AND BUSINESS COMBINATIONS

Reverse Acquisition – Consonus Technologies, Inc

On February 28, 2011, Midas Medici completed the acquisition of Consonus pursuant to the terms of the Merger Agreement with Consonus, and MMGH dated as of April 30, 2010.  Pursuant to the Merger Agreement effective February 28, 2011, MMGH merged with and into Consonus and Consonus became Midas Medici’s wholly-owned subsidiary.

The merger was accounted for using the purchase method of accounting for financial reporting purposes. The acquisition method requires the identification of the acquiring entity based on the criteria of ASC 805-10-55-12, “Accounting for Business Combinations”.   Based on an analysis of the relative voting rights in the combined entity after the business combination and the composition of the board of directors  and the relative size (measured in assets, revenues, or earnings), the Merger was accounted for as a reverse acquisition.  For accounting purposes, Consonus was identified as the acquiring entity and Midas as the acquired entity.   Under purchase accounting, the assets and liabilities of an acquired company (Midas Medici) as of the effective date of the acquisition were recorded at their respective fair values and added to those of the acquiring company. Accordingly, the financial statements and related footnote disclosures presented for the period prior to the Merger are those of Consonus and its subsidiaries alone. The financial statements as of December 31, 2010 and for the nine months ended September 30, 2011 and 2010 include the operations and cash flows of Consonus and its subsidiaries through February 28, 2011 and the combined operations and cash flows of Consonus and its subsidiaries and Midas after that date.

In accordance with the Merger, each Consonus stockholder received, in exchange for each share of Consonus common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger on February 28, 2011, approximately 1.33 shares of Midas Medici, resulting in Consonus stockholders owning approximately 66% of the fully-diluted shares of the combined company.  Midas Medici stock options were also exchanged for outstanding stock options of Consonus at the same exchange ratio.

The Company has accounted for acquisition-related costs of $254 in selling, general and administrative expenses in the unaudited condensed consolidated statement of operations.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.  The total acquisition price of $5,236 has been allocated as follows (in thousands):

Cash	$9
Accounts receivable	185
Furniture, equipment and improvements	6
Goodwill	6,046
Content and databases	1,316
Trade name	529
Deferred tax assets	1,278
Customer base intangible asset	630
Other assets	28
Current liabilities	(2,538)
Related party notes	(1,288)
Deferred tax liabilities	(965)
Total purchase price	$5,236

Goodwill and other intangible assets represent the excess of the purchase price over the fair value of the net tangible assets acquired.   For income tax reporting purposes, the goodwill and other intangibles assets identified above are non-deductible.

As a result of the Merger the Company acquired approximately $3,400 of net operating loss carry-forwards. The Company determined that all of the acquired loss carry-forwards can be used in future years to offset potential taxable income and that there are no Internal Revenue Code Section 382 limitations with respect to the availability of the acquired net operating loss carry-forwards assumed from the Merger. As a result of this determination, the Company recorded $1,278 of deferred tax assets with a corresponding reduction in goodwill.

Acquisition of WeatherWise Holdings, Inc.

On May 3, 2011, the Company completed its acquisition of WUI in an all-stock transaction consisting of 133,333 shares of the Company’s common shares valued at $2.01 per share. WUI is an analytical and data modeling software company that specializes in providing customized consumer energy products including SetYourBill (SM) payment systems, WeatherProofBill® fixed bill and capped bill products, EnerCheck® energy efficiency and carbon footprint reporting, and billing support services.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.  The total acquisition price of $268 has been allocated as follows (in thousands):

Cash	$16
Furniture, equipment and improvements	526
Current liabilities	(274)
Total purchase price	$268

Acquisition of Cimcorp, Inc.

On August 2, 2011, Midas Medici completed the acquisition of an 80% interest in Cimcorp, Inc. (“Cimcorp”).

Operating in Brazil since 1988, Cimcorp is primarily a Brazilian systems integrator that provides and manages information technology infrastructure solutions to private and government entities.  Cimcorp helps its customers to plan, build, support and manage their IT infrastructure, including performance management, business continuity and disaster recovery planning, outsourcing and infrastructure as a service.

At the closing, the Company provided consideration of Seventeen Million Brazilian Reais ($10,987 USD), Eight Million Brazilian Reais ($5,150 USD) of which was paid in cash, Nine Million Brazilian Reais ($2,244 USD) in shares of common stock of the Company equal to 1,297,022 shares of common stock of the Company and a purchase price contingency of $3,593.  The 1,297,022 common shares include certain price protection features for the benefit of the former controlling shareholders (“Shareholders”).  The SPA provides that during the 75-day period (the “Sale Period”) after the 6-month anniversary of the initial closing per share, if the Shareholders desire to sell the common shares and do not receive at least $4.50 per share, the Shareholders shall have the right to receive from the Company the difference between the price they received per share and $4.50. In the event the Shareholders cannot sell the Shares during the Sale Period for at least $2.01 per share or are unable to sell their shares due to the Company’s failure to file its reports with the Securities and Exchange Commission, then the Shareholders shall be entitled to receive from the Company $4.50 per share in exchange for their Shares. The Shareholders are prohibited from selling the Shares for $2.00 or less. The fair value of this purchase price contingency amounting to $3,593 at the date of acquisition is remeasured each reporting period until the liability is settled.  During the three and nine months ended September 30, 2011, the Company recognized a gain on the change in fair value of the purchase price contingency of $1,648. The Company granted the Shareholders piggyback registration rights with respect to the Shares.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Pursuant to the terms of the stock purchase agreement, the Company will purchase on January 24, 2012 (but no later than January 27, 2012) an additional 20% of the shares of Cimcorp (“Tranche A”) for a purchase price of Nine Million Brazilian Reais ($5,817 USD), which purchase price shall be subject to certain adjustment to the Brazil CPI index provided, however, such adjustment shall be capped at 7%. As a result of this provision, the Company has recorded a liability of $5,395 (net present value at a 15% discount rate) for the obligation to purchase the additional 20% of the shares of Cimcorp and effectively holds an 80% interest in Cimcorp as of the acquisition date.

The Company has the right to purchase an additional 20% of the shares of Cimcorp at any time during the 12 and 24 month anniversary of the initial closing at a purchase price of Nine Million Brazilian Reais ($5,817 USD), subject to certain adjustments as set forth in the SPA. The Seller and minority shareholders’ of Cimcorp have the right to elect to have the Company purchase the remaining 20% of the shares of Cimcorp (the “Tranche B”) 30 days after the 24 month anniversary of the initial closing. The SPA provides that in the event the Company undergoes a Change in Control, as defined, or transfers more than 50% of the shares of Cayman Co. the purchase of Tranches A and B shall be accelerated. The Seller’s right to have the Company purchase the remaining 20% of the shares of Cimcorp, resulted in recognition of a redeemable noncontrolling interest in Cimcorp on the date of acquisition.

The Company has accounted for these acquisitions under the purchase method of accounting. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values. The preliminary allocation of the purchase price was based upon management's preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, and such valuation is subject to change.

The financial statements and related footnote disclosures presented for the period prior to the acquisition of a majority interest in Cimcorp, Inc., are those of Midas Medici excluding Cimcorp SA and Cimcorp USA (“Midas”). The financial statements as of December 31, 2010 and for the nine months ended September 30, 2011 and 2010 include the operations and cash flows of Midas through August 2, 2011 and the combined operations and cash flows of Midas, Cimcorp SA and Cimcorp USA after that date.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.  The total acquisition price of $10,987 has been allocated as follows (in thousands):

Cash and cash equivalents	$211
Accounts receivable	5,937
Lease payment receivable	26,528
Taxes recoverable	6,562
Inventory	652
Customer relationships	9,621
Customer contracts	2,005
Goodwill	20,256
Fixed assets	1,270
Other assets	7,213
Accounts payable	(7,253)
Debt and capital leases	(30,862)
Deferred tax liabilities	(2,201)
Other liabilities	(19,257)
Total	20,682
Deferred purchase price	(5,395)
Redeemable noncontrolling interest	(4,300)
Purchase price	$10,987

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

The purchase includes the assumption of gross accounts receivable totaling $7,558. The Company estimates that $1,621 of these receivables will not be collected. Therefore, the receivables are recorded at the estimated fair value of $5,937.

Goodwill recognized from the transaction mainly represented the expected operational and strategic synergies upon the acquisition and intangibles not qualifying for separate recognition.The Company does not expect the goodwill to be deductible for taxes purposes.

The total acquisition price of $10,987 consists of the following (in thousands):

Cash	$5,150
Common stock	2,244
Purchase price contingency	3,593
Total purchase price	$10,987

Below is a rollforward of the redeemable noncontrolling interest:

Redeemable noncontrolling interests at acquisition date	$4,300
Loss attributable to redeemable noncontrolling interests	(68)
Foreign currency translation gain	(656)
Amortization discount	110
Redeemable noncontrolling interests at September 30, 2011	$3,686

Below is a rollforward of the deferred purchase price:

Deferred purchase price at acquisition date	$5,395
Amortization discount	139
Foreign currency translation gain	(910)
Deferred purchase price at September 30, 2011	$4,624

Pro forma Results

The following table sets forth the unaudited pro forma results of the Company as if the above Merger and Acquisitions had taken place on the first day of the period presented. These combined results are not necessarily indicative of the results that may have been achieved had the companies always been combined.

	Three Months Ended,		Nine Months Ended,
	Sep-11	Sep-10	Sep-11	Sep-10

Total revenues	$28,352	$18,026	$85,695	$57,598
Net loss	$(1,607)	$(3)	$(4,577)	$(17,509)
Basic and diluted net loss per common share	$(0.17)	$-	$(0.52)	$(2.12)
Weighted average shares — basic and diluted	9,585,157	8,276,066	8,746,118	8,255,705

For the three and nine months ended September 30, 2011, the accompanying Condensed Consolidated Statement of Operations includes revenues earned from Cimcorp, Inc. of $11,250.

NOTE 3 – LEASE PAYMENTS RECEIVABLE

As of September 30, 2011 and December 31, 2010, amounts receivable under sales-type leases consisted of (in thousands):

Lease Payments Receivable Under Capital Leases	Amount
2012	$3,470
2013	1,465
2014	338
Total lease payments receivable under sales-type leases	5,273
Less amount representing interest	(671)
Net lease payments receivable under sales-type leases	4,602
Less current portion of lease payments receivable under sales-type leases	(2,480)
Long-term lease payments receivable under sales-type leases	$2,122

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

As of September 30, 2011 and December 31, 2010, lease payments receivable under Westcon sales-type leases consisted of (in thousands):

Lease Payments Receivable Under Westcon Leases	Amount
2012	$8,288
2013	6,519
2014	6,010
2015	3
Total lease payments receivable under Westcon leases	20,820
Less amount representing interest	(5,102)
Net lease payments receivable under Westcon leases	15,718
Less current portion of lease payments receivable under Westcon leases	(4,106)
Long-term lease payments receivable under Westcon leases	$11,612

Long term lease payments receivable results from product sales with extended payment terms or sales-type leases that are discounted to their present values at the prevailing market rates. The amounts due under these long-term lease payments receivable due within one year from the balance sheet date are reclassified to the current portion of lease payments  receivable

NOTE 4 – PROPERTY AND EQUIPMENT, NET

As of September 30, 2011 and December 31, 2010, property and equipment, net consisted of (in thousands):

	September 30,	December 31,
	2011	2010
Buildings	$4,494	$4,051
Land	1,150	1,150
Leasehold improvements	340	48
Computer software and equipment	8,018	2,079
Office furniture and equipment	1,178	634
Construction in process	114	114
Total property and equipment	15,294	8,076
Less accumulated depreciation	(8,403)	(2,602)

Total property and equipment, net	$6,891	$5,474

Depreciation and amortization expense from continuing operations for the three months ended September 30, 2011 and 2010 amounted to approximately $205 and $126, respectively, and for nine months ended September 30, 2011 and 2010 amounted to approximately $430 and $422, respectively.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 5 – GOODWILL AND OTHER INTANGIBLE ASSETS – AS RESTATED

At September 30, 2011 the gross carrying amount and accumulated amortization of intangible assets subject to amortization are as follows:

	Gross Assets	Accumulated Amortization	Net
Customer relationships	$24,813	$(9,312)	$15,501
Customer backlog	1,676	(186)	1,490
Developed technology	2,000	(2,000)	-
Content and databases	1,316	(132)	1,184
Trademark	9	(5)	4
Trade names	529	(53)	476
Total	$30,343	$(11,688)	$18,655

At December 31, 2010 the gross carrying amount and accumulated amortization of intangible assets subject to amortization are as follows:

	Gross Assets	Accumulated Amortization	Net
Customer relationships	$16,000	$(6,978)	$9,022
Customer backlog	-	-	-
Developed technology	2,000	(2,000)	-
Content and databases	-	-	-
Trademark	-	-	-
Trade names	-	-	-
Total	$18,000	$(8,978)	$9,022

Amortization expenses from continuing operations for the three months ended September 30, 2011 and 2010 amounted to approximately $1,210 and $691, respectively, and for the nine months ended September 30, 2011 and 2010 amounted to approximately $2,540 and $2,062, respectively.

The estimated fair value of our goodwill could change if the Company is unable to achieve operating results at the levels that have been forecasted, the market valuation of our business decreases based on transactions involving similar companies, or there is a permanent, negative change in the market demand for the services offered by the Company. These changes could result in an impairment of the existing goodwill balance that could require a material non-cash charge to our results of operations.

The changes in the carrying amount of goodwill for the nine months ended September 30, 2011 were as follows:
Total
Balance, December 31, 2010	$3,765
Acquisitions	26,302
Foreign currency translation	(607)
Balance, September 30, 2011	$29,460

The estimated future amortization expense of the definite-lived intangible assets as of September 30, 2011 are:

2012	$4,404
2013	4,006
2014	3,678
2015	3,400
2016	2,925
Thereafter	242
Total	$18,655

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 6 – ACCRUED LIABILITIES

Accrued liabilities consisted of (in thousands):

	September 30, 2011	December 31, 2010

Accrued expenses	$2,940	$1,451
Interest	411	32
Other taxes payable	179	769
Related party payable	82	-
Customer prepayments	405	-
Accrued payroll expenses	2,196	947
Sales tax payable	350	148
Income taxes payable	904	1,695
Total	$7,467	$5,042

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 7 – LONG – TERM DEBT

As of September 30, 2011 and December 31, 2010, debt consists of (in thousands):

	September 30,	December 31,
	2011	2010

Bank mortgage note payable	$2,000	$2,088

Porter Capital Commercial Financing Agreement	3,042	-

Porter Capital Promissory Note	244	-

Certification Partners Promissory Note	403	-

Related party notes payable	291	-

Subordinated Secured Promissory Notes	1,950	-

Banco Itaú Working Capital Loan	1,873	-

Banco Safra Working Capital Loan	1,543	-

Banco Votorantim Working Capital Loan	1,826	-

Banco Bradesco Working Capital Loans	5,385	-

Banco do Brasil Working Capital Loan	1,829	-

Revolving Line of Credit	1,287	-

Other	-	229

Subtotal – Principal	21,673	2,317

Debt Discount	(1,030)	-
	20,643	2,317

Less current maturities of long-term debt	(12,842)	(2,238)

Total long-term debt	$7,801	$79

Bank Mortgage Note Payable

The note is payable in equal monthly installments of $23,526 with an interest rate at 8%.  The bank mortgage note is collateralized by a first deed of trust on Consonus’s office building, assignment of all leases and a security interest in all fixtures and equipment.   As of March 25, 2011, the bank provided a six month extension of the original maturity date from February 2011 to September 2011.  On September 9, 2011, the bank provided an additional three month extension of the maturity date from September 2011 to December 2011. As of September 30, 2011 and December 31, 2010 the balance outstanding for the bank mortgage note payable was $2,000 and $ 2,088, respectively.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Porter Capital Commercial Financing Agreement

On July 29, 2011, the Company entered into a Commercial Financing Agreement (“CFA”) with Porter Capital Corporation (“Porter Capital”) whereby Porter Capital can purchase a maximum of $3,000 of the Company’s eligible accounts receivable.  Under the CFA, Porter Capital typically advances to the Company 90% of the total amount of the accounts receivable factored.

The CFA was deemed to be a recourse factoring facility since the Company is obligated to repurchase any accounts receivable from Porter Capital at the end of 90 days.  Accordingly, the Company has accounted for the financing agreement as a secured borrowing arrangement and not a sale of financial assets.

The term of the CFA is for a period of two years, with automatic one-year extensions at the option of the Company and interest payable at the prime rate plus 2% on an annualized basis charged daily and due monthly. In connection with the CFA, the Company entered into a Security Agreement, pursuant to which the Company granted a security interest to Porter Capital in all its accounts receivable and, essentially, all of its other assets. In addition, the Company executed a Performance Covenant and Waiver, guaranteeing the performance by the Company of its obligations under the CFA.

As of September 30, 2011 and December 31, 2010 the balance due on the CFA was $3,042 and $0, respectively.

Porter Capital Promissory Note

Also, as part of the CFA with Porter Capital, the Company borrowed $244 from Porter Capital, which was represented by a one-year Promissory Note with interest accruing at prime plus 10.75%, but not to fall below 14%. Interest is payable on the first day of the month beginning September 1, 2011 with accrued interest and the unpaid balance due August 1, 2012. As security under the Promissory Note, the Company granted Porter Capital a first lien mortgage encumbering improved real property located in Pittsburgh, Pennsylvania.

As of September 30, 2011 and December 31, 2010, the promissory note balance due was $244 and $0, respectively.

Certification Partners Promissory Note

On July 22, 2011, the Company entered into a promissory note payable for $400 with a rate of interest at 5%. The principal and accrued interest for the promissory note is due on December 19, 2011. As of September 30, 2011 and December 31, 2010, the balance due on the promissory note was $403 and $0, respectively.

Subordinated Secured Promissory Notes

On July 29, 2011, the Company entered into a Securities Purchase Agreement for the sale of an aggregate of up to $4,500 in subordinated secured promissory notes (the “Notes”) and 1,500,000 shares of common stock of the Company.  Each purchaser purchased 33,333 shares at $.01 per share for each $100,000 promissory note purchased.  The fair value of the shares will be recorded as a debt discount and accreted using the effective interest method over the term of the promissory notes.  Through September 30, 2011, the Company sold $1,950 of notes and 666,664 shares of the Company’s common stock.

The face amount of the promissory notes of approximately $1,950 was reduced by debt discount of $1,124, resulting in an initial carrying value of $826.  The debt discount will be amortized over the term of the promissory notes (24 months) using the effective interest method. The notes provide for payment of interest in the amount of 16% per annum with interest payable quarterly on July 31, October 31, January 31 and April 30 each year until the note is paid in full. The unpaid principal balance and all accrued but unpaid interest are due and payable on the earlier of (i) the consummation of a Company Equity Offering, as defined in the promissory notes, or (ii) on July 31, 2013.

The promissory notes of approximately $1,950 are due as follows:

·
$1,525 payable to Knox Lawrence International, LLC (“KLI”) and Quotidian Capital, LLC (“Quotidian”), entities of which Nana Baffour, the Company’s CEO, and Johnson Kachidza, the Company’s CFO, are each managing principals. 508,333 shares of the Company’s common stock were issued per the agreement during the quarter and 16,667 shares are to be issued subsequent to the quarter end.

·	$125 payable to Fiducie Famille Alain Lambertwith 41,666 shares of the Company’s common stock issued per the agreement
·	$200 payable to Serge Beausoleil with 66,666 shares of the Company’s common stock issued per the agreement.
·	$100 payable to Claude Veillette with 66,666 shares of the Company’s common stock issued and per the agreement, 33,000 shares were retracted subsequent to the quarter end.

As of September 30, 2011, the balance due on the promissory notes was $1,950. During the three months ended September 30, 2011, the Company charged $94 to interest expense related to the amortization of the debt discount.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Related Party Notes Payable

In accordance with the reverse merger acquisition on February 28, 2011, the Company assumed $1,288 unsecured notes payable and $243 accrued liabilities due to current and former shareholders of Midas Medici. On April 6, 2011, Midas Medici satisfied the outstanding balance of the notes payable and accrued liabilities through a $370 promissory note, a payment of $490 and issuance of 331,825 shares of the Company’s common stock. The note is payable to KLI, an entity of which Nana Baffour, the Company’s CEO, and Johnson Kachidza, the Company’s CFO, are each managing principals.

The note bears an interest at a rate of 6% with minimum payments of $10.5 and matures on April 15, 2014. As of September 30, 2011, the balance outstanding was $291.

Banco Itaú Working Capital Loan

On July 27, 2009, the Company’s subsidiary, Cimcorp, secured a working capital loan from Banco Itaú in the amount of US$ 1,883 (R$ 3,500) at an interest rate of 21.0% per annum. The loan is payable in 10 installments of $207 and matures in June 2012. This loan is guaranteed by Cimcorp’s accounts receivable.   In the event of a default, the amount due shall bear delinquent interest of 12% per annum and a late payment surcharge. As of September 30, 2011, the balance due on the promissory note was $1,873. The minimum payment is $188 per month.

Banco Safra Working Capital Loan

On June 21, 2011, the Company’s subsidiary, Cimcorp, secured a working capital loan from Banco Safra in the amount of US$1,546 (R$ 2,868) at an interest rate of 100% of CPI index plus 7.4% per annum and a maturity date of March 2012.  This agreement is guaranteed by the accounts receivable related to certain client contracts. In the event of a default, the amount due shall bear a delinquent interest of 12% per annum and a fine of 2%.  As of September 30, 2011, the balance due on the promissory note was $1,543. The minimum payment is $64 per month.

Banco Votorantim Working Capital Loan

On October 15, 2010, the Company’s subsidiary, Cimcorp, secured a working capital loan from Banco Votorantim in the amount of US$2,152 (R$4,000)  at an interest rate of 6.0% per year per annum and a maturity date of January 30, 2014.  This loan is guaranteed by Cimcorp’s accounts receivable.  As of September 30, 2011, the balance due on the promissory note was $1,826. The minimum payment is $65 per month.

Banco Bradesco Working Capital Loans

On April 13, 2010, the Company’s subsidiary, Cimcorp, secured a working capital loan from Banco Bradesco in the amount of US$209 (R$ 388) at an interest rate of 16.4% per year per annum and a maturity date of April 2014.  This loan is guaranteed by Cimcorp’s accounts receivable.  As of September 30, 2011, the balance due on the promissory note was $185. The minimum payment is $6 per month.

Additionally, on November 29, 2010, Cimcorp, secured another working capital loan from Banco Bradesco in the amount of US$6,456 (R$ 12,000) at an interest rate of 6.8% per year per annum and a maturity date of November 28, 2014.  This loan is also guaranteed by Cimcorp’s accounts receivable. As of September 30, 2011, the balance due on the promissory note was $5,200. The minimum payment is $137 per month.

Banco do Brasil Working Capital Loan

On September 9, 2011, the Company’s subsidiary, Cimcorp, secured a working capital loan from Banco do Brasil in the amount of US$1,829 (R$ 3,400) at an interest rate of 18.9% per year per annum maturing in August 2014. This loan is guaranteed by Cimcorp’s accounts receivable. As of September 30, 2011, the balance due on the promissory note was $1,829. The minimum payment is $610 per month.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Revolving Line of Credit

Cimcorp has the option of using an unsecured revolving line of credit linked to its bank accounts.  As of September 30, 2011, the Company had the following outstanding amounts in its revolving line:

September
30, 2011
Banco do Brasil, $810 with interest rate at 5.6%	$810
Banco Safra, $269 with interest rate at 59.2%	269
Banco Bradesco, $208 with interest rate at 11.6%	208
$1,287

Subordinated Debenture

Also assumed in the reverse merger was a Senior Subordinated Debenture to Bruce R. Robinson Trust in the principal amount of $447.  The Debenture provided for payment of interest in the amount of 12% per annum. The Debenture was due to mature on January 1, 2010 but was extended through September 30, 2010. The Company negotiated to settle the amounts owed in 2011. The Company settled the Debenture with a payment of $250 and the issuance of 22,222 shares of the Company’s common stock. There was no balance outstanding as of September 30, 2011.

NOTE 8 – CAPITAL LEASES

Cimcorp enters into certain capital lease arrangements with financial institutions (Banco do Brasil, Bradesco, CIT, Safra and Banco Itaú) for the acquisition of IT related equipment. At the same time of the aforementioned lease arrangements, the Company enters into a similar transaction with its clients, whereby the leased equipment is subleased to its customers. The latter transaction is classified as a sales-type lease.  As a result, the Company records its original obligation under the lease agreement and sales-type lease accounts receivable.

Sales-type accounts receivable

The following table summarizes the accounts receivable related to sales-type leases:

September
30, 2011
Current	$2,480
Non-current	2,122
$4,602

The lease contracts receivable have an average term of 36 months, with average monthly receipts in the amount of approximately $388. The lease contracts with customers are subject to a fixed interest rate for an average of 1.37% per month.

Capital leases payable

The Company leases certain equipment under capital lease obligations with fixed rates of interest between 1.30% and 1.79% per month and an average term of 36 months to pay, with monthly averages of $212. Future minimum payments under capital lease obligations in each of the subsequent to September 30, 2011 are as follows:

Amount
Capital lease obligations:
2012	$2,116
2013 (*)	1,419
2014 (*)	350

Total minimum lease payments	3,885
Less amount representing interest	(562)
Net minimum lease payments	3,323
Less current portion of obligations under capital leases	(2,990)
Long-term obligations under capital leases	$333

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

(*) The Company had entered into certain sales-type leases with customers, in which the underlying equipment was initially procured using a capital lease financing that restricted the Company from transferring title or ownership. In these situations, the Company has deferred the revenue and cost related to the sales-type lease until the initial capital lease financing obligation was satisfied and/or title could be transferred. As of September 30, 2011, the Company is not in compliance with the provisions of certain capital leases. Accordingly, the net minimum lease payments have been classified as current obligations.

Deferred Revenue

As of September 30, 2011, the current deferred revenue of $13,422 and non-current deferred revenue of $6,029  included deferred revenue related to sales-type leases as follows:

September
30, 2011
Current	$5,903
Non-current	4,572
$10,475

Deferred Costs

As of September 30, 2011, the current deferred costs of $8,803 and non-current deferred costs of $4,008 included deferred costs related to sales-type leases as follows:

September
30, 2011
Current	$1,697
Non-current	3,032
$4,729

NOTE 9 – WESTCON CAPITAL LEASE

In addition to the leases entered into with the financial institutions aforementioned, the Company entered into a similar sales-lease type arrangement with Westcon Brasil Ltda (“Westcon”), a third-party specialized in buying and selling IT equipment and solutions.   This specific arrangement was completed as part of a lease contract with Cidade Administrativa de Minas Gerais - CAMG (Administrative City of Minas Gerais, one of Brazil’s 26 states and the second most populous). The lease obligation is guaranteed by the sales contract receivable, which has a term of 56 months. As of September 30, 2011, the sales-type lease accounts receivable and related capital lease obligations payable to Westcon are as follows:

Accounts receivable

September
30, 2011
Current	$4,106
Non-current	11,612
$15,718

Capital lease payable

Future minimum payments under the Westcon capital lease obligations in each of the subsequent periods to September 30, 2011 are as follows:

Amount
Capital lease obligations:
2012	$4,214
2013	4,214
2014	3,563

Total minimum lease payments	11,991
Less amount representing interest	(2,094)
Net minimum lease payments	9,897
Less current portion of obligations under capital leases	(2,612)
Long-term obligations under capital leases	$7,285

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 10 –DISCONTINUED OPERATIONS

On October 1, 2010, the Company executed on a sale of its Utah-based data center assets.  Proceeds from the sale included a cash payment at closing of approximately $43,500 and a potential earn-out payment of up to $8,500 in February 2012, contingent on certain criteria related to business performance.

The condensed consolidated financial statements and accompanying notes include disclosure of the results of operations for the Utah-based data center assets.  Accordingly, the results of operations related to these assets have been classified as discontinued operations in the unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2010.

The components of income from discontinued operations for the three and nine months ended September 30, 2010 are as follows (in thousands):

	Three Months Ended September 30,	Nine Months Ended September 30,
	2010	2010
Revenue:
Data center services and solutions	$2,981	$9,329
IT infrastructure services	70	210
Totals	3,051	9,539

Operating expenses:
Cost of data center services and solutions	1,288	3,801
Cost of IT infrastructure services	47	142
Selling, general and administrative expenses	429	1,326
Depreciation and amortization expense	361	1,070
Totals	2,125	6,339

Income from discontinued operations	926	3,200
Interest expense, net	283	857
Income from discontinued operations before income tax	643	2,343
Income tax expense	-	-
Income from discontinued operations	$643	$2,343

NOTE 11 – INCOME TAXES

The income tax benefit for continuing operations for the three months ended September 30, 2011 of $360 and for the nine months ended September 30, 2011 of $1,535 and income tax benefit for continuing operations of $28 for each of the three and nine months ended September 30, 2010 was primarily based on our estimated annual effective tax rate. The tax benefit was primarily driven off of the full year forecasted loss. The deferred tax assets created from the forecasted loss can be used to offset the already established deferred tax liabilities in future years.  The effective tax rate in 2011 varies from the U.S. federal statutory rate of 35% due to state taxes and permanent book to tax differences.

As a result of the Merger, the Company acquired approximately $3,400 of net operating loss carry-forwards. In the nine months ended September 30, 2011, the Company determined that all of the acquired loss carry-forwards can be used in future years to offset potential taxable income.

At both September 30, 2011 and December 31, 2010, the Company had a liability for unrecognized tax benefits of $43 and $353 for both Federal and state income tax matters, respectively. The liability for unrecognized tax benefits has been reduced in the nine months ended September 30, 2011 due to the settlement of an Internal Revenue Service examination. If the remaining unrecognized tax benefits are ultimately recognized it would not be expected to have a material impact on the effective tax rate.

The Company accounts for interest and penalties related to unrecognized tax benefits as part of our provision for Federal, foreign, and state income taxes. No accruals for such interest were made during the first or second quarters of 2011 and 2010.  No penalties have been accrued on any of the unrecognized tax benefits.

The earliest tax year open to examination by Federal tax and major state tax jurisdictions is 2007. We completed a U.S. income tax audit by the Internal Revenue Service of the 2008 tax year in April 2011. A $584 net operating loss adjustment was proposed by the Internal Revenue Service and accepted by the Company.  This was reflected in our December 31, 2010 tax provision.  No other income tax audits are currently underway.

The statute of limitations for taxes in Brazil is five (5) years and the earliest tax year open to examination by federal tax and major state tax jurisdictions in Brazil is 2005.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Recoverable Taxes

As of September 30, 2011, recoverable taxes consisted of (in thousands):

September
30, 2011
ICMS (1)	$273
Prepaid IRPJ and CSSL (2)	3,857
IRRF (3)	123
Value-added taxes (4)	1,611
Other recoverable taxes	5
Recoverable taxes	$5,869

Recoverable taxes - short term	$3,521
Recoverable taxes - long term	$2,348

(1) ICMS: State tax on sales of goods and services.
(2) IRPJ: Brazilian federal income tax on taxable net profits.
     CSLL: social contribution on taxable net profits, created to finance social programs and funds.
(3) IRRF: withholding of income tax applicable on certain domestic operations, such as payment of fees for some service providers, payment of salaries and financial income    resulting from bank investments.
(4) Value-added tax for sales of goods and services abroad.

NOTE 12 – COMMON STOCK

The following summarizes common stock issuances which are not disclosed elsewhere in the accompanying unaudited condensed consolidated financial statements during the nine months ended September 30, 2011:

On May 3, 2011, the Company completed its acquisition of WUI in an all-stock transaction consisting of 126,245 shares of the Company’s common shares valued at $2.12 per share.

On June 8, 2011, Midas Medici completed its acquisition of the assets of Energy Hedge Fund Center, LLC, a web portal and community for clients interested in hedge funds in the energy and commodity sectors, in a transaction consisting of 1,430 shares of the Company’s common stock.

On August 2, 2011, Midas Medici completed the acquisition of a majority interest in Cimcorp. At the closing, the Company provided consideration of Seventeen Million Brazilian Reais ($10,987 USD), Eight Million Brazilian Reais ($5,150 USD) of which was paid in cash, Nine Million Brazilian Reais ($2,244 USD) in shares of common stock of the Company equal to 1,297,022 shares of common stock of the Company and a purchase price contingency of $3,593.

The Company issued an aggregate of 35,400 shares of common stock to all employees. The closing price on the day of grant was used to determine the market value of the shares issued. Compensation costs of $84 were charged to operations during the nine months ended September 30, 2011.

During the nine months ended September 30, 2011, the Company issued 354,047 shares of common stock for settlement of $1,147 of debt.

During the nine months ended September 30, 2011, the Company retired the 425,000 shares of common stock held in treasury.

NOTE 13 – STOCK-BASED COMPENSATION

Stock Options

A summary of the Company’s stock option plan at September 30, 2011 and changes during the nine months ended are as follows (in thousands except share and per share amounts):

	Number of Shares	Average Exercise Price	Average Remaining Contractual Terms	Aggregate Intrinsic Value
	Shares	Exercise Price	Terms	Value

Outstanding at January 1, 2011	61,468	$14.98
Issued as a result of the merger	441,707	2.38
Granted	395,000	2.56
Forfeited or expired	(6,906)	25.14
Outstanding at September 30, 2011	891,269	$3.07	2.4	$ -

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

Prior to the Merger (see Note 2), the Company had stock options outstanding. Under the terms of the Merger, each option to acquire shares of Consonus common stock that was outstanding under each stock option plan was exchanged for options to acquire shares of Midas Medici at the rate of 1.33 a share. The exercise price of the exchanged options was adjusted for the exchange ratio, with all other provisions of the options remaining unchanged.

All outstanding options at September 30, 2011 are exercisable. As of September 30, 2011, there is zero unrecognized compensation cost related to outstanding stock options because all options were fully vested. There were 395,000 options granted during the period ended September 30, 2011 and none granted during the period ended September 30, 2010. Compensation costs of $903 were charged to operations during the three and nine months ended September 30, 2011.

The fair value of each option grant is estimated on the grant date using the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values:

Expected dividend yield	0%
Risk-free rate	0.40%
Expected stock price volatility	205.14%
Expected term (years)	2.5

The expected volatility is calculated by using the average historical volatility of companies that management believes are representative of Midas Medici’s business and market capitalization.

The expected term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in ASC Topic 718, which averages an award’s weighted-average vesting period and expected term for share options and warrants. The Company will continue to use the simplified method until it has the historical data necessary to provide a reasonable estimate of expected life in accordance with ASC Topic 718, as amended by SAB 110. For the expected term, the Company used a simple average of the vesting period and the contractual term for options granted subsequent to January 1, 2006 as permitted by ASC Topic 718.

Warrants

A summary of the Company’s warrant activity and changes during the nine months ended September 30, 2011 are as follows:

			Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Terms	Value
Outstanding at January 1, 2011	-	-
Warrants issued as a result of the merger	12,800	$6.00
Outstanding at September 30, 2011	12,800	$6.00	3.64	$ -

All outstanding warrants at September 30, 2011 are exercisable.

NOTE 14 – RESTRICTED SHARES

Prior to the Merger (see Note 2), the Company had restricted shares outstanding. The restricted shares of Consonus common stock that were outstanding under each stock option plan was exchanged based upon the merger exchange rate 1.33 a share.
A summary of the Company’s outstanding non-vested restricted shares at September 30, 2011 and for the nine months then ended are as follows:

	Number of Shares	Grant Date Fair Value
Nonvested Restricted Shares
Nonvested at January 1, 2011	29,672	$6.77
Granted	-	-
Vested	(9,891)	6.77
Forfeited	(19,781)	6.77
Nonvested at September 30, 2011	-	$-

SARs

The Company has awarded Stock Appreciation Rights (“SARs”) to three of its independent directors and certain executives in exchange for services rendered by them to the Company or a Subsidiary.  At January 1, 2010, there were 31,234 SARs outstanding at an average base price of $4.97.  An additional 11,010 were issued in 2010 at an average base price of $6.62.  At September 30, 2011 42,244 SARs are outstanding.  No exercise event has occurred and, accordingly, there have been no expense or liabilities recognized related to these SARs for the three and nine months ended September 30, 2011.   “Exercise Event” is defined as: (i) any merger or consolidation to which the Company is a party so long as, as a result of such merger or consolidation, the Company’s majority stockholder, KLI, owns less than 25% of the stock in the surviving or resulting entity or its parent entity; (ii) the sale by the stockholders of the Company, in a single transaction or series of related transactions, of all of the stock of the Company or, if less than all, an amount of stock such that, as a result of the sale, KLI is the owner of less than 25% of the outstanding voting power of the Company; (iii) the sale of all or substantially all of the assets of the Company to an unrelated third party; or (iv) such other time for the allowance of the exercise of SARs as may be recommended by the Committee and approved by the Board.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Letter of Credit

As of September 30, 2011, the Company is contingently liable for a letter of credit amounting to $330 to satisfy obligation in connection to a lease on the Company’s New York office. The letter of credit expires on November 30, 2012, automatically renews annually until 2018 and is collateralized by cash.

Employment Agreements

Effective July 16, 2009, we entered into employment agreements with two key executive officers which agreements contain the same terms and provisions. The agreements provide for an initial term of five years which shall be automatically extended for successive one year periods unless terminated.

The employment agreements provide for an annual base salary of $250,000 which shall be increased to $350,000 on the earlier to occur of the third anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $100,000,000.  In addition, the executives will each be entitled to an annual bonus targeted between 0% to 250% of the base salary during the first 3 years of the term of the Agreements and thereafter, at a target to be determined in good faith by the Company’s board of directors.

Effective September 20, 2011, Midas Medici entered into an amendment to each of the employment agreements with Nana Baffour, CEO and Executive Chairman, and Johnson Kachidza, President and CFO.

Pursuant to the amendment entered into with Mr. Baffour, the Company agreed to pay up to 30% of the bonus provided for under the employment agreement, in shares of common stock of the Company.

Pursuant to the amendment entered into with Mr. Kachidza (the “Kachidza Amendment”), Mr. Kachidza’s Base Salary was amended to provide for an increase to $287,000 (instead of $350,000 as provided for in the employment agreement) upon the earlier to occur of the third anniversary of the employment agreement or the date the Company publicly reports gross revenues of at least $100,000,000. Pursuant to the Kachidza Amendment, the Company agreed to pay up to 30% of the bonus to Mr. Kachidza in shares of common stock of the Company. The Kachidza Amendment also provides for an amendment to Mr. Kachidza’s title to reflect that of President and Chief Financial Officer.

In the event of the executives’ death while employed by the Company, the agreements shall automatically terminate and any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after the death. In the event of the executives' death or if the agreement is terminated due to a disability or for cause (as defined in the agreements), any unpaid compensation, prorata bonus or bonus options earned and any amounts owed to the executives shall be paid by us. In addition, if the agreements are terminated due to the disability of the executive, any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after such termination. In the event the executive’s employment is terminated without cause, the executives shall be entitled to receive, in a lump sum payment, the base salary, the maximum bonus and options that would have been paid to the executives if the agreements had not been terminated or for 12 months, whichever is greater. In addition, any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives shall be paid by us and any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after the termination. In the event of the executives’ resignation without good reason (as defined in the agreement), or retirement, the executives shall be entitled to receive any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

 As a method to retain senior management in the event of a change of control, the agreements also provide that upon the closing of a transaction that constitutes a “liquidity event”, as such term is defined in the agreements, each executive shall be entitled to receive a transaction bonus equal to 2.99 times his then current base salary, provided that he remains employed with the Company on the closing of such liquidity event, unless his employment is terminated without cause or he resigns for good reason. Liquidity events include any consolidation or merger, acquisition of beneficial ownership of more than 50% of the voting shares of the Company, or any sale, lease or transfer of all or substantially all of the Company’s assets.  The transaction bonus was waived at the time of the Consonus merger.

Tax Contingencies

The Company is required to file federal and state tax returns in the United States and various other tax returns in foreign jurisdictions. The preparation of these tax returns requires the Company to interpret the applicable tax laws and regulations in effect in such jurisdictions, which could affect the amount of tax paid by the Company. The Company, in consultation with its tax advisors, bases its tax returns on interpretations that are believed to be reasonable under the circumstances. The tax returns, however, are subject to routine reviews by the various taxing authorities in the jurisdictions in which the Company files its returns. As part of these reviews, a taxing authority may disagree with respect to the interpretations the Company used to calculate its tax liability and, therefore, require the Company to pay additional taxes.

In evaluating the exposure associated with various non-income tax filing positions, the Company accrues charges for probable and estimable exposures.

Labor Contingencies
Labor contingencies refer to labor claims for, among other things, overtime, wage equivalence, work conditions and other potential assessments that may arise as a result of certain employee agreements.

As of September 30, 2011, contingencies are comprised as follows (in thousands):

September 30,
2011
Tax related claims(*)	$5,363
Labor related claims	1,302
Total	6,665
Less, current portion	(45)
Tax payable	1,203
Other long-term liabilities	$7,823

(*)The tax provision is mainly related to several claims related to ISS (Service Tax) alleged liabilities due for services rendered by Cimcorp and that would have not been unduly offered to taxation by the Municipality of São Paulo.

NOTE 16 – EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per common share are computed using the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per common share are computed using the weighted average number of common shares outstanding and common stock equivalents with the assumption that all common stock equivalents were converted at the beginning of the year.  Options, warrants and unvested shares are considered to be common stock equivalents and are only included in the calculation of diluted earnings per common share when their effect is dilutive.  Common stock equivalents are excluded from the computation if their effect is anti-dilutive or, for options and warrants, if the exercise price exceeds the tradable value of the underlying stock.

For the three and nine months ended September  30, 2011 and 2010, the dilutive earnings (loss) per common share does not include the dilutive effect of 0 and 29,672 non-vested restricted shares, respectively, and 12,800 and 507,414 warrants, respectively, and excludes all outstanding stock options of 891,269 and 100,217, respectively, due to the Company reporting losses from continuing operations.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 17 - SEGMENT INFORMATION – AS RESTATED

The Company has one reportable business segment which is operated in three geographic locations. Those geographic segments are the United States, Brazil and Czech Republic.

Information for the nine months ended September 30, 2011 and 2010 concerning principal geographic areas is presented below according to the area where the activity is taking place.

	2011			2010
	United States	Brazil	Czech Republic	United States	Brazil	Czech Republic
Revenues	$40,406	$11,250	$295	$38,549	$-	$-
Operating income/(loss)	$(6,601)	$(37)	$13	$(21,212)	$-	$-
Goodwill	$9,811	$19,649	-	$3,765	-	-
Total assets	$45,903	$72,360	$149	$46,488	$-	$-
Capital expenditures	$148	$42	$-	$754	$-	$-

NOTE 18 – FAIR VALUE MEASUREMENTS

ASC 820 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes the following three levels of inputs that may be used:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3: Unobservable inputs when there is little or no market data available, thereby requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The table below summarizes the fair values of our financial liabilities that are measured on a recurring basis at fair value as of September 30, 2011:

	Level 1	Level 2	Level 3	Total

Purchase price contingency	$1,945	$-	$-	$1,945
Total Liabilities	$1,945	$-	$-	$1,945

Report of Independent Registered Public Accounting Firm

To the Stockholders
Midas Medici Group Holdings, Inc. (formerly Consonus Technologies, Inc.)

We have audited the accompanying consolidated balance sheets of Midas Medici Group Holdings, Inc. and Subsidiaries (formerly Consonus Technologies, Inc.) (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midas Medici Group Holdings, Inc., formerly, Consonus Technologies, Inc. at December 31, 2010 and 2009, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the historical consolidated financial statements of Consonus Technologies, Inc. are now reflected as the Company on a retroactive basis in conjunction with the reverse merger and all references in common stock, share and per share amounts have been retroactively restated.

/s/ J.H. Cohn LLP
Roseland, New Jersey
March 28, 2011, except for the effects of the reverse merger discussed in Note 1, as to which the date is February 6, 2012.

MIDAS MEDICI GROUP HOLDINGS, INC (formerly CONSONUS TECHNOLOGIES, INC.) CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009
(In thousands except share amounts)

ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$5,030	$501
Accounts receivable, net of allowance for doubtful accounts of $310 and $498, respectively	11,729	12,866
Current portion of prepaid data center services costs	9,298	10,889
Prepaid expenses and other current assets	688	708
Current deferred tax assets, net	622	-
Current assets held for sale (Note 9)	-	923
Total current assets	27,367	25,887
Property and equipment, net	5,474	5,685
Goodwill, net	3,765	20,026
Other intangible assets, net	9,022	11,775
Prepaid data center services costs, net of current portion	860	1,568
Long-term assets held for sale (Note 9)	-	18,015
Totals	$46,488	$82,956

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable	$14,643	$11,687
Accrued liabilities	5,042	4,380
Current maturities of long-term debt	2,238	6,727
Current portion of deferred revenue	14,887	17,682
Current liabilities related to assets held for sale (Note 9)	-	1,550
Total current liabilities	36,810	42,026
Long-term debt, net of current maturities	79	35,907
Note payable to stockholder	-	1,623
Deferred revenue, net of current portion	1,290	2,269
Deferred tax liabilities	2,551	-
Long-term liabilities related to assets held for sale (Note 9)	-	1,448
Total liabilities	40,730	83,273
Commitments and contingencies

Stockholders' equity (deficiency):
Preferred stock $0.001 par value, 10,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2010 and 2009	-	-
Common stock $0.001 par value, 40,000,000 shares authorized, 4,808,167 and 4,340,122 shares issued and outstanding as of December 31, 2010 and 2009, respectively	5	4
Additional paid-in capital	19,598	15,895
Warrants	-	3,309
Accumulated deficit	(13,809)	(19,478)
Accumulated other comprehensive loss	(36)	(47)
Total stockholders' equity (deficiency)	5,758	(317)
Totals	$46,488	$82,956

See the accompanying notes to the consolidated financial statements.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands except, share and per share amounts)

	2010	2009
Revenue:
Data center services and solutions	$30,700	$33,833
IT infrastructure services	3,613	3,839
IT infrastructure solutions	17,313	33,231
Totals	51,626	70,903

Operating expenses:
Cost of data center services and solutions	20,430	22,038
Cost of IT infrastructure services	2,460	2,843
Cost of IT infrastructure solutions	13,748	26,314
Selling, general and administrative expenses	19,085	21,069
Depreciation and amortization expense	3,293	3,207
Impairment loss – Goodwill (Note 5)	16,261	-
Totals	75,277	75,471

Loss from operations	(23,651)	(4,568)

Other income (expense):
Interest expense	(1,752)	(2,091)
Interest expense – warrants	-	(993)
Gain on extinguishment of debt, net (Note 7)	17,195	-
Totals	15,443	(3,084)

Loss from continuing operations before income taxes	(8,208)	(7,652)
Income tax (benefit) expense	(3,505)	(3)

Loss from continuing operations	(4,703)	(7,655)

Income from discontinued operations, including gain on sale of $22,224 (Note 9)	24,551	4,239
Income tax expense	7,450	-
Income from discontinued operations (Note 9)	17,101	4,239

Consolidated Net income (loss) attributable to common shareholders	$12,398	$(3,416)

Earnings (loss) per share:
Continuing operations - basic and diluted	$(1.09)	$(1.83)

Discontinued operations – basic and diluted	$3.95	$(1.01)
Earnings (loss) per share - basic and diluted	$2.86	$.82

Weighted average number of common shares - basic and diluted	4,329,624	4,175,669

See the accompanying notes to the consolidated financial statements.

MIDAS MEDICI GROUP HOLDINGS, INC (formerly CONSONUS TECHNOLOGIES, INC.) CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands except share amounts)

						Accumulated
	Common		Additional			Other
	Stock	Common	Paid-in		Accumulated	Comprehensive
	Shares	Stock	Capital	Warrants	Deficit	Loss	Total

Balance at December 31, 2008	4,353,120	$4	$15,241	$2,316	$(16,062)	$(49)	$1,450
Issuance of restricted stock	55,345						-
Forfeitures	(49,282)						-
Stock-based compensation			727				727
Repurchase of common stock	(19,061)		(73)				(73)
Warrant rights				993			993
Comprehensive income (loss):
Unrealized gain on securities available-for-sale						2	2
Net consolidated loss					(3,416)		(3,416)
Total comprehensive loss							(3,414)

Balance at December 31, 2009	4,340,122	4	15,895	3,309	(19,478)	(47)	(317)
Issuance of stock in connection with vesting of deferred stock	59,663
Forfeitures	(69,009)
Stock-based compensation			219				219
Repurchase of common stock	(26,910)		(133)				(133)
Buyback of existing warrant			2,546	(3,309)			(763)
Issuance and exercise of warrant	504,301	1	1,071				1,072
Dividends ($1.85 per share)					(6,729)		(6,729)
Comprehensive income:
Unrealized gain on securities available-for-sale						11	11
Net consolidated income					12,398		12,398
Total comprehensive income							12,409

Balance at December 31, 2010	4,808,167	$5	$19,598	$-	$(13,809)	$(36)	$5,758

See the accompanying notes to the consolidated financial statements.

MIDAS MEDICI GROUP HOLDINGS, INC (formerly CONSONUS TECHNOLOGIES, INC.) CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands)

	2010	2009
Operating activities:
Consolidated Net income (loss)	$12,398	$(3,416)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	4,028	4,514
Noncash interest	-	313
Warrant interest expense	-	993
Fair value adjustments	11	(160)
Stock-based compensation	219	727
Impairment loss - Goodwill	16,261	-
Gain on extinguishment of debt (Note 7)	(17,195)	-
Gain on disposal of assets (Note 9)	(22,224)
Changes in operating assets and liabilities:
Accounts receivable	1,079	1,431
Prepaid expenses and other current assets	1,263	436
Other assets	795	191
Accounts payable	(3,687)	2,417
Accrued liabilities	(625)	(1,298)
Deferred revenue	(3,927)	(1,121)
Other long-term liabilities	2,902	-
Net cash provided by (used in) operating activities	(8,702)	5,027

Investing activities:
Capital expenditures	(756)	(1,655)
Net Cash Proceeds from sale of assets and liabilities (Note 9)	38,710	-
Net cash provided by (used in) investing activities	37,954	(1,655)

Financing activities:
Proceeds from line of credit	490	8,183
Payments on line of credit	(1,083)	(8,749)
Proceeds from notes payable	-	510
Repayments on notes payable	(16,619)	(3,478)
Repayment of loan fees	-	(20)
Payment of common stock dividends	(6,615)	-
Repurchase of common stock and common stock warrants	(896)	(73)
Net cash used in financing activities	(24,723)	(3,627)

Net increase (decrease) in cash and cash equivalents	4,529	(255)

Cash and cash equivalents at beginning of year	501	756

Cash and cash equivalents at end of year	$5,030	$501

Supplemental disclosure of cash flow information:
Interest paid	$2,936	$2,556
Income taxes paid	$-	$11

Supplemental disclosure of noncash investing and financing activities:
Dividends Payable	$114	$-
Acquisition of property and equipment through capital leases	$-	$442
Converted bank payable to long-term debt	$-	$4,015

See the accompanying notes to the consolidated financial statements.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 1 – DESCRIPTION OF BUSINESS

Description of Business

Consonus Technologies, Inc. (the Company or CTI), incorporated in the State of Delaware, was formed in connection with the merger of Consonus Acquisition Corporation (CAC) and Strategic Technologies, Inc. (STI) on January 22, 2007. The Company designs, builds and operates e-business data centers to store, protect and manage critical business information computer systems. The Company owned two facilities in Utah, which were sold on October 1, 2010, and leases one facility in Utah. In addition, the Company has partnership agreements with data centers in 13 other states in the United States. The Company also provides its clients with information technology infrastructure services and solutions and data center services, which include designing, planning, building and supporting business systems that integrate technologies, information, processes and people.

On April 30, 2010, the Company entered in an Agreement and Plan of Merger and Reorganization with Midas Medici Group Holdings, whereas Consonus will survive the merger as a wholly-owned subsidiary of Midas Medici. Each Consonus stockholder will receive, in exchange for each share of Consonus common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger, approximately 1.33 shares of Midas Medici. As a result, immediately after the merger Consonus stockholders will own approximately 66% of the fully-diluted shares of the combined company.   On February 28, 2011, the merger with Midas Medici Group holdings was finalized and became effective.  The Company is the accounting acquirer in the merger and, as a result, will be a Securities and Exchange Commission (SEC) reporting entity in 2011.

On October 1, 2010, the Company executed on a sale of its Utah based data center assets.  Proceeds from the sale included a cash payment at closing of approximately $43.5 million and a potential earn-out payment of up to $8.5 million in February 2012, contingent on certain criteria related to business performance.  The outstanding principal and accrued interest on the US Bank Line of Credit, US Bank Term Loans,  Proficio Term Loan and Note Payable to Stockholder were paid in full, which totaled approximately $15.9 million in the aggregate, with the proceeds of the asset sale on October 1, 2010.  See Note 9 for additional information on the presentation in the consolidated financial statements for assets held for sale and discontinued operations.

On February 28, 2011, Midas Medici completed the acquisition of Consonus pursuant to the terms of the Merger Agreement with Consonus, and MMGH dated as of April 30, 2010.  Pursuant to the Merger Agreement effective February 28, 2011, MMGH merged with and into Consonus and Consonus became Midas Medici’s wholly-owned subsidiary.

The merger was accounted for using the purchase method of accounting for financial reporting purposes. The acquisition method requires the identification of the acquiring entity based on the criteria of ASC 805-10-55-12, “Accounting for Business Combinations”.   Based on an analysis of the relative voting rights in the combined entity after the business combination and the composition of the board of directors  and the relative size (measured in assets, revenues, or earnings), the Merger was accounted for as a reverse acquisition.  For accounting purposes, Consonus was identified as the acquiring entity and Midas as the acquired entity for a total purchas price of $5,239. Under purchase accounting, the assets and liabilities of an acquired company (Midas Medici) as of the effective date of the acquisition were recorded at their respective fair values and added to those of the acquiring company. Accordingly, the financial statements and related footnote disclosures presented for the period prior to the Merger are those of Consonus and its subsidiaries alone.

In accordance with the Merger, each Consonus stockholder received, in exchange for each share of Consonus common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger on February 28, 2011, approximately 1.33 shares of Midas Medici, resulting in Consonus stockholders owning approximately 66% of the fully-diluted shares of the combined company.  Midas Medici stock options were also exchanged for outstanding stock options of Consonus at the same exchange ratio. References herein to Consonus common shares have been retroactively adjusted to reflect the 1.33 exchange ratio.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accounting estimates are used in determining, among other items, the assessment of recoverability of long-lived assets; the recognition and measurement of current and deferred income tax assets and liabilities (including the measurement of uncertain tax positions); allowance for doubtful accounts; and the valuation and recognition of stock-based compensation. Accordingly, actual results could differ from those estimates.

Reclassifications

Certain amounts in the consolidated financial statements of the prior years have been reclassified to conform to the current year presentation for comparative purposes. As discussed in Note 9, the Company has reclassified certain prior year amounts related to its discontinued operations.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Discontinued Operations

The consolidated financial statements and accompanying notes included in these financial statements include disclosure of the results of operations for the Utah based data center assets which were sold on October 1, 2010 (see Note 1).  Accordingly, the financial position and results of operations related to these assets have been classified as assets held for sale on the consolidated balance sheet and as discontinued operations in the consolidated statements of operations.  See Note 9 for additional information regarding discontinued operations.

Revenue Recognition

The Company derives revenues from data center services and IT infrastructure solutions and services. Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include the sale of hardware and software, along with consulting, integration and training services. The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is probable; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

When the Company provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated to determine if any software included in the arrangement is not essential to the functionality of the hardware based on accounting guidance related to  “Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software.”  Hardware and related elements qualify for separation when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in its control. Fair value is determined principally by reference to relevant third-party evidence of fair value. Such third-party information is readily available since the Company primarily sells products offered by its vendors. The application of the appropriate accounting guidance to the Company’s sales requires judgment and is dependent upon the specific transaction. The Company recognizes revenues from the sale of hardware products at the time of sale provided the revenue recognition criteria are met and any undelivered elements qualify for separation.

In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company allocates and defers revenue for the undelivered items based on a selling price hierarchy based on vendor specific objective evidence (VSOE) of fair value for the undelivered elements, if available, third-party evidence if VSOE is not available, or selling price if neither VSOE or third-party evidence is available, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. VSOE is the price for which the undelivered element is sold separately. The Company determines the fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to third parties, if available.  When VSOE or third-party evidence is not available for undelivered items such as maintenance and professional services, then the Company determines the fair value based on the estimated selling price of the undelivered element.

Maintenance contract revenue is deferred and recognized ratably over the contractual period. The deferred revenue consists primarily of the unamortized balance of product maintenance. Occasionally, the Company sells maintenance contracts to certain customers in which the Company assumes an agency relationship. For such contracts, the Company generally has no further obligation to the customer beyond the billing and collection of the maintenance contract amount. These agent maintenance contracts are established between the vendor and the customer and the Company has no obligation to provide the maintenance services. In such arrangements, the Company recognizes the net fees retained as revenues at the time of sale with no associated cost of sales.

Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

Revenue also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within “data center services” revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

service is provided and recognized over the estimated term of the related contract or customer relationship. Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract or customer relationship.

The following table summarizes the components of revenue recognized for the year ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010		2009		Change
		Percentage		Percentage
(in thousands)	Amount	of Revenue	Amount	of Revenue	Amount	Percent

Data center services and solutions	$30,700	59%	$33,833	48%	$(3,133)	-9%
IT infrastructure services	3,613	7%	3,839	5%	(226)	-6%
IT infrastructure solutions	17,313	34%	33,231	47%	(15,918)	-48%

Totals	$51,626	100%	$70,903	100%	$(19,277)	-27%

Allowance for Doubtful Accounts

Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectability of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected. The Company performs ongoing credit evaluations of its customers.

 Concentration of Credit Risk, Supply Risk and Economic Conditions

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.  The Company maintains its cash and cash equivalents with high-credit quality financial institutions.  At times, such amounts may exceed federally insured limits. As of December 31, 2010, these excess balances totaled $4.3 million.

For the years ended December 31, 2010 and 2009, no single customer comprised more than 10% of consolidated revenues.  For the years ended December 31, 2010 and 2009, one customer comprised approximately 12% of consolidated accounts receivables.

Approximately 99% and 91% of the Company’s hardware and software purchases for the years ended December 31, 2010 and 2009, respectively, were from Avnet, Inc. and approximately 77% and 80% of accounts payable at December 31, 2010 and 2009, respectively, were due to this vendor. Approximately 100% and 90% of the Company’s total IT infrastructure solutions revenues for the years ended December 31, 2010 and 2009, respectively, are also related to re-sales of this supplier’s products.

The Company sells to the small and medium size business market primarily in the East, Southeast and select markets in the Western part of the United States.  A continued downturn in the economy, especially for an extended period of time, could adversely impact customer demand of discretionary items such as IT infrastructure services and solutions, particularly affecting our hardware and software products category and to a lesser extent the Company's maintenance offerings. These factors could have a material adverse effect on the Company's business and consolidated financial condition and results of operations.

Cash and Cash Equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Prepaid Data Center Services Costs

Prepaid data center services costs represent the unused portion of the maintenance support the Company has contracted with software and hardware vendors. These costs are amortized to costs of data center services ratably over the term of the related contracts. Prepaid data center services costs also represent costs incurred related to installation of customers in our data centers and are capitalized and amortized over the estimated life of the customer relationship. These costs are amortized to costs of infrastructure solutions.

Long-lived Assets

Property, equipment and definite lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

The Company is required to use the non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded values of goodwill or certain intangibles exceed their fair value. The Company has elected to perform its annual impairment test as of December 31 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt obligations. The carrying amount of the cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term nature. Management believes that the Company’s debt obligations in general bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Derivative Financial Instruments

In the first quarter of 2009, the Company adopted a recent accounting standard which requires enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreement. All derivatives are recognized on the consolidated balance sheets at their fair values. The carrying value of the derivative is adjusted to market value at each reporting period and the increase or decrease is reflected in interest expense in the consolidated statements of operations.  As of and for the years ended December 31, 2010 and 2009, our derivative financial instruments and related adjustments to market value are classified as assets held for sale on the consolidated balance sheets and discontinued operations on the consolidated statements of operations.  The interest rate swap agreements with U.S. Bank were paid off on September 30, 2010.  Therefore, the Company does not hold any derivative financial instruments as of December 31, 2010.

Stock-Based Compensation

The cost resulting from all share based payment transactions are required to be recognized in the financial statements using the fair value method. The benefits of tax deductions in excess of recognized compensation cost are required to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable. The Company has elected to use the Black-Scholes Merton option pricing model to determine the fair value of options granted. See Note 12 for further discussion of the Company’s accounting for stock-based compensation.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carry-forwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date. The Company provides a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or if future deductibility is uncertain. See Note 10 for further discussion of the Company’s accounting for income taxes.

Recently Issued Accounting Standards

In October 2009, the Financial Accounting Standards Board (FASB) issued ASC 985-605, “Software Revenue Recognition.”  This guidance changes the accounting model for revenue arrangements that include both tangible products and software elements that are “essential to the functionality,” and scopes these products out of current software revenue guidance.  The new guidance includes factors to help companies determine what software elements are considered “essential to the functionality.”  The amendments will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple deliverables.  The amendments in this guidance are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010.  Early application is permitted.  The Company is currently evaluating the requirements and has not yet determined the impact of its adoption on the Company’s consolidated financial statements.

In January 2010, the FASB issued amended guidance to improve disclosure requirements related to Fair Value Measurements and Disclosures-Overall Subtopic 820-10 of the FASB Accounting Standards Codification (“ASC 820-10).  The amended guidance requires companies to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for such transfers.  These additional disclosure requirements were effective for reporting periods beginning March 1, 2010.  For the year ended December 31, 2010, we did not have any transfers in and out of Level 1 and Level 2 fair value measurements.  The amended guidance also requires additional disclosures related to Level 3 fair value measurements.  We do not currently have level 2 or 3 fair value measurements.

In February 2010, the FASB issued FASB ASU 2010-09, “Subsequent Events, Amendments to Certain Recognition and Disclosure Requirements,” which clarifies certain existing evaluation and disclosure requirements in ASC 855 “Subsequent Events” related to subsequent events.  FASB ASU 2010-09 requires SEC filers to evaluate subsequent events through the date on which the financial statements are issued and is effective immediately.  The new guidance does not have an effect on its consolidated results of operations and financial condition.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Property and equipment

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Useful Lives:

Buildings	30-40 years
Computers, software and equipment	3-15 years
Office furniture and equipment	7-10 years

Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated life of the assets. Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 3 – PROPERTY AND EQUIPMENT, NET

As of December 31 2010 and 2009, property and equipment, net consisted of (in thousands):

	2010	2009
Buildings	$4,051	$16,000
Land	1,150	1,456
Leasehold improvements	48	1,108
Computer software and equipment	2,079	6,813
Office furniture and equipment	634	814
Construction in process	114	67
Total property and equipment	8,076	26,258
Less accumulated depreciation	(2,602)	(5,820)

Property and equipment, net	5,474	20,438
Less: Property and equipment assets held for sale, net	-	(14,753)

Total property and equipment, net	$5,474	$5,685

Depreciation from continuing operations for the years ended December 31, 2010 and 2009 amounted to approximately $540,000 and $640,000, respectively, including depreciation of computer software and equipment and office furniture and equipment under capital leases of $81,000 and $96,000, respectively.

 NOTE 4 – CAPITAL LEASE OBLIGATIONS:

The Company leases certain equipment under capital lease obligations with interest at approximately 8.2%.  Future minimum payments under capital lease obligations in each of the years subsequent to December 31, 2010 are as follows:

Year Ending
December 31,	Amount
Capital lease obligations:
2011	$160
2012	83
Total minimum lease payments	243
Less amount representing interest	14
Net minimum lease payments	229
Less current portion of obligations under capital leases	151
Long-term obligations under capital leases	$78

As of December 31, 2010 and 2009, equipment held under capital lease consists of (in thousands):

	2010	2009
Computer software and equipment	$174	$174
Office furniture and equipment	491	491
Less accumulated amortization	(312)	(231)

Totals	$353	$434

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 5 – GOODWILL AND OTHER INTANGIBLE ASSETS

As of December 31, 2010 and 2009, intangible assets consist of (in thousands):

	2010	2009

Definite-lived intangible assets:
Customer Relationships	$16,000	$16,000
Developed Technology	2,000	2,000
Less accumulated amortization	(8,978)	(6,225)
Totals	$9,022	$11,775

Indefinite-lived intangible assets:
Goodwill	$20,026	$20,026
Goodwill impairment charge	(16,261)	-
Totals	$3,765	$20,026

During the years ended December 31, 2010 and 2009, the Company recorded amortization expense from continuing operations of approximately $2,753,000 and $2,567,000, respectively.

The majority or our goodwill was recorded in connection with the acquisition of STI in January 2007.  Due to the economic downturn, reduced revenue and net income from the STI subsidiary, and business disruptions to the STI reporting unit, the Company determined an interim impairment test was necessary and performed the interim test as of June 30, 2010.  To test for potential impairment, we determined the fair value of each of our reporting units based on market based multiples applied to sales and earnings.  The results indicated an impairment of the STI reporting unit because the current carrying value at June 30, 2010 exceeded its fair value.  We then determined the implied fair value of the goodwill and recorded an impairment loss of approximately $16.3 million.  The non-cash charge has no impact on the Company’s cash flow or liquidity.

The Company’s goodwill impairment test at December 31, 2010 did not indicate any further impairment of goodwill.

NOTE 6 – ACCRUED LIABILITIES

In 2008, the Company expensed approximately $8.1 million related to a failed initial public offering. As of December 31, 2010 and 2009, the Company had unpaid accrued liabilities for these expenses of approximately $0.7 million and $1.2 million, respectively.

NOTE 7 – LONG-TERM DEBT

As of December 31, 2010 and 2009, long-term debt consists of the following:

	December 31,		December 31,
	2010		2009
	(in thousands)

Line of credit agreement with U.S. Bank with a maximum borrowing limit of $2.5 million with a variable interest rate based on LIBOR plus a LIBOR spread.	$-		$1,084

Term Loans of $10.5 million and $1.9 million with U.S. Bank with variable monthly payments and variable interest rates based on LIBOR.		-	9,625

Term Loan of $0.5 million with U.S. Bank with a maximum borrowing amount of $1.0 million with variable monthly payments and variable interest rate based on LIBOR plus 4.0.		-	468

Term Loan of $3 million with Proficio Bank with quarterly payments of principal and monthly variable interest payments based on LIBOR plus 10%.	-		2,300

Secured note payable and trade payable to Avnet, Inc. our "Senior Lender" with an interest rate of 8.0%.	-		22,343

Bank mortgage note payable with interest at 8% payable in equal monthly installments of $23,526 through February 2011. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and a security interest in all fixtures and equipment.	2,088		2,195

Unsecured notes payable to vendor with interest rate of LIBOR plus 1.5%.	-		4,245

Capital lease obligations	229		383

Totals	2,317		42,643

Less debt discount	-		(9)
Less current maturities of long-term debt	(2,238)		(6,727)

Total long-term debt	$79		$35,907

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

U.S. Bank Line of Credit

On May 31, 2005, the Company entered into a credit agreement with U.S. Bank that provided a $2.5 million line of credit from which proceeds of $1.5 million were used for the acquisition of the assets of Consonus, Inc.

In January 2008, the Company entered into the first amendment to the amended and restated credit agreement with U.S. Bank. This amendment allowed for the bank to issue a letter of credit to the Company up to $0.5 million and that letter of credit outstanding reduced the availability of the line of credit.

In March 2010, the Company entered into an amendment to its restated and credit agreement with U.S. Bank. The amendment extended the maturity date of the line of credit from May 2010 to November 2011 and also changed the amount available on the line of credit to a fixed amount of $2.5 million. The amendment also increased the LIBOR spread as defined in the amended agreement by 0.40% and redefined certain other financial covenants within the agreement.  The revolving line of credit, which was payable monthly, had an interest rate equal to LIBOR plus a LIBOR spread as defined in the credit agreement.  The line of credit also required us to pay a quarterly commitment fee on the unused portion of the line of credit at a defined rate.

The line of credit was collateralized by all of the assets and leases of CAC.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

On October 1, 2010, in connection with the sale of the assets of CAC as described in Note 9, the U.S. Bank line of credit was paid off and the line of credit agreement was terminated.  Therefore, there are no remaining balances outstanding on the U.S. Bank line of credit as of December 31, 2010.

U.S. Bank Term Loans

On May 31, 2005, the Company entered into a credit agreement with U.S. Bank that provided a $10.5 million term loan used for the acquisition of the assets of Consonus, Inc.  The term loan had an interest rate equal to LIBOR plus a LIBOR spread as defined in the credit agreement. The term loan required monthly principal payments of $44,722 plus applicable monthly interest payments through May 31, 2012, at which time the balance of the term loan would have been due.

On November 19, 2007, the Company entered into an amended and restated credit agreement with U.S. Bank which provided for a term loan in the amount of approximately $1.9 million, in addition to the existing revolving line of credit of $2.5 million and the existing $10.5 million term loan, as further described above. The new term loan in the amount of approximately $1.9 million had an  interest rate equal to LIBOR plus a LIBOR spread as defined in the amended and restated credit agreement. The term loan required monthly principal payments of $22,155 plus applicable monthly interest payments through November 19, 2014, at which time the balance of the new term loan would have been due.

In June 2009, the Company entered into an amendment to its amended and restated credit agreement with U.S. Bank. The amended and restated credit agreement with U.S. Bank provided for additional availability of new term loans of up to $1.0 million as reimbursement of capital expenditures related to the data centers.  In June 2009, April 2010 and May 2010, $510,000, $360,000 and $130,000, respectively, was funded from this equipment line. The term loan in the amount of approximately $1.0 million had an interest rate equal to LIBOR plus a LIBOR spread as defined in the amended and restated credit agreement.  The loan required monthly principal payments of $16,667 plus applicable monthly interest payments from July 2010 through June 2014, payments of $8,167 June 2014 through April 2015 and a payment of $2,167 in May 2015.  The proceeds of the new term loan were used to finance the costs of new equipment within one of the Company’s data center facilities in the Salt Lake City, Utah area.

The term loans were collateralized by all of the assets and leases of CAC.

On October 1, 2010, in connection with the sale of the assets of CAC as described in Note 9, the U.S. Bank term loans were paid off and the credit agreement was terminated.  Therefore, there are no remaining balances outstanding on the U.S. Bank term loans as of December 31, 2010.

Proficio Bank Term Loan

In May 2008, the Company entered into a subordinated debt facility with Proficio Bank. The facility provided for a term loan in the amount of $3.0 million. The facility had an interest rate equal to LIBOR plus 10% which was payable monthly. The facility also required quarterly principal payments of $100,000 through November 2011, at which time the balance of the amended term loan would have been due. In connection with the issuance of the debt facility, the Company incurred approximately $138,000 of direct and incremental issuance costs. Approximately $45,000 was paid directly to the lender and, as such, had been reflected as a debt discount and was being amortized to interest expense over the term of the facility.

In December 2009, the first amendment to the credit agreement with Proficio Bank was signed.  The amendment extended the maturity date of the debt to November 2011.  Quarterly principal payments of $100,000 would continue to be made until maturity.  The Company paid the financial institution $20,000 in fees at the time of the amendment. The subordinated debt facility was collateralized by all of the assets and leases of CAC and was subordinate to the U.S. Bank agreement.

On October 1, 2010, in connection with the sale of the assets of CAC as described in Note 9, the Proficio Bank Term Loan was paid off and the debt facility was terminated.  Therefore, there are no remaining balances outstanding on the Proficio Bank term loan as of December 31, 2010.

 Avnet, Inc (Senior Lender) Note Payable

In connection with the merger of CAC and STI on January 22, 2007, the Company assumed all outstanding debt of STI. On May 20, 2005, STI entered into an Amended and Restated Refinancing Agreement (the Amended Agreement) with the lender (Senior Lender) which was later amended on June 22, 2006, May 1, 2007, September 10, 2007, October 8, 2007 and July 11, 2008. The Agreement, with amendments, consisted of one note and a past due trade debt. The note in the amount of $20.1 million had an interest rate of 8.0%. Payments of principal and interest under both the note and the past due trade debt were $300,000 monthly with the unpaid principal being due on September 10, 2010. Additionally, in connection with the Merger, the Company issued 231,514 warrants to purchase common stock to the Senior Lender.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

On December 31, 2009, the Company entered into a sixth amendment to the Amended and Restated Refinancing Agreement with the Senior Lender to amend certain restrictive financial covenants, which allowed the Company to be in compliance at December 31, 2009. In addition, the amendment waived certain restrictive covenants that were not in compliance at March 31, 2009 and all months ending April 30, 2009 through November 30, 2009.  The amendment extended the due date from September 2010 to December 2011. The key terms of the amendment were as follows:

•	Interest rate changed from 8% to a prime rate plus 5%, such sum not to exceed 12%. The rate adjusted annually with a maximum increase of 1.5% per annum.

•
As a replacement for an additional warrant to purchase 231,514 shares of the Company’s stock to be issued if the Company did not complete an initial public offering by September 2008, additional warrants totaling 150,000 were provided giving the lender the right to purchase 50,000 shares of common stock each at March 31, 2010, June 30, 2010 and September 30, 2010 at an exercise price of $.000173 per share. This replaced the existing warrant to purchase 231,514 shares.

•	The Company is no longer required to complete an initial public offering.

•	Certain other financial covenants were redefined or terminated.

The Amended Agreement contained certain financial covenants as defined in the credit agreement which include a fixed charge coverage ratio, a limitation on capital expenditures and a minimum ratio of accounts receivable and trade debt.

On September 30, 2010, the Company entered into a Forbearance Agreement, Restructuring Agreement and Seventh Amendment to Amended and Restated Refinancing Agreement (Avnet Forbearance Agreement) with the Senior Lender in which the Senior Lender agreed that it would not exercise any default remedy from the date of the agreement through the forbearance termination date of December 31, 2010, as long as no additional defaults occur during the forbearance period.  The forbearance agreement did not constitute a waiver of any existing defaults.  The Avnet Forbearance Agreement provided, among other things, revised covenants and conditions required during the forbearance period.  In addition, it provided that, if during the forbearance period, the Company paid the Senior Lender $8.5 million dollars and approximately $0.8 million to purchase the Senior Lender’s 381,514 outstanding warrants, the Senior Lender would discharge and forgive the outstanding principal and accrued but unpaid interest on the consolidated 2007 note, which totaled approximately $15.1 million as of September 30, 2010, the date of the Avnet Forbearance Agreement.

The Senior Lender also provides goods and services for sale by the Company, referred to as trade debt in the Agreement. Past Due Trade Debt, defined in the Agreement as trade debt that is unpaid 50 days or more after invoice date at such time, will accrue interest of 8.25% per annum. Past Due Trade Debt is paid with excess cash remaining after payments are made on the notes payable as noted in the Agreement.

On October 28, 2010, the Company executed on the terms of the Avnet Forbearance Agreement by delivering Avnet $8.5 million and approximately $0.8 million to purchase Avnet’s outstanding warrants, in exchange for Avnet discharging and forgiving the remaining outstanding principal and accrued interest on the Avnet secured note of approximately $15.1 million.   Therefore, as of December 31, 2010, there are no remaining balances outstanding on the consolidated 2007 note and the Amended and Restated Refinancing Agreement was terminated.

Bank Mortgage Notes Payable

In March 2008, the Company revised the terms of its two bank mortgage notes payable with principal amounts totaling $2.2 million with a single bank mortgage note payable in the amount of $2.4 million, with an interest rate of 8.5%.  The note is collateralized by a first deed of trust on STI’s office building, assignment of all leases and a security interest in all fixtures and equipment.  Additional borrowings received under the revised note were used to fund anticipated capital expenditures.  At December 31, 2010 and, 2009, the amount outstanding on the note was approximately $2.1 million and $2.2 million, respectively.  The bank mortgage notes have a maturity date of February 2011 and the Company is currently in negotiations with the bank on extending the maturity date and general terms of the notes .

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Vendor Notes Payable

The Company also had an outstanding note payable of approximately $4.2 million to one of its vendors, with interest at LIBOR plus 1.5%.  The note was unsecured and was payable in payments based on excess cash flow as defined in an inter creditor agreement.  On October 28, 2010, the Company executed a confidential settlement and release agreement on the unsecured vendor note of $4.2 million which allowed for a settlement payment of $525,000 in exchange for the vendor discharging and forgiving the remaining principal.

In aggregate, the settlements on the Avnet Note and Vendor Notes Payable, along with approximately $250,000 forgiveness from another vendor, resulted in a gain on loan forgiveness of approximately $19.0 million.  Fees charged by related parties (see note 14) and expenses related to the sale offset the gain on debt extinguishment, resulting in approximately $17.2 million of net gain which is classified as other income on the Company’s consolidated statement of operations.

At December 31, 2010 and 2009, the Company had approximately $0.2 million and $0.3 million, respectively, in debt with various other lenders.

KLI Note Payable

On September 24, 2008, CAC issued a Secured Promissory Note to KLI. Under the terms of the note, CAC may borrow up to a maximum of $2.5 million, of which it had borrowed $1.623 million as of the date of the note. In connection with the issuance of the note, CAC entered into a security agreement with KLI and subordination and standstill agreement with KLI, U.S. Bank and Proficio Bank, each dated as of September 24, 2008. The note will mature, and all interest due under the note will be due on the earlier of January 24, 2011 or the date on which all of the obligations under the amended and restated credit agreement dated as of November 19, 2007 between CAC and U.S. Bank and under the loan agreement dated as of May 21, 2008 between CAC and Proficio Bank are paid in full. The note bears interest at the applicable LIBOR rate for each month in which any amounts are outstanding under the note plus 12.5%.

On October 1, 2010, in connection with the sale of the assets of CAC as described in Note 9, the KLI Note was paid off.  Therefore, there are no remaining balances outstanding on the KLI Note as of December 31, 2010.

Future minimum principal payments on long-term debt, including capital lease obligation principal payments, are as follows (in thousands):

2011	$2,238
2012	79
2012	-
2013	-
2014	-

Total minimum payments	$2,317

NOTE 8 – FAIR VALUE MEASUREMENTS

As stated in Note 1, the Company adopted the methods of fair value as described in “Fair Value Measurements”. As defined, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In order to increase consistency and comparability in fair value measurements, a fair value hierarchy has been established that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are as described below:

Level 1:  Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:  Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Level 3:  Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The following tables detail the assets and liabilities measured at fair value on a recurring basis:

Assets (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total December 31, 2010

Marketable security	$43	$-	$-	$43	*

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total December 31, 2009

Marketable security	$31	$-	$-	$31	*

*Amount is included in Other Current Assets on the Consolidated Balance Sheet

Liabilities (in thousands)
Quoted
	Prices in Active	Significant	Significant
	Markets for Identical	Other Observable	Unobservable	Total
	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	December 31, 2009

Swap liability on hedge	$390	$-	$-	$390	**

** Amount is included in Long-Term Liabilities related to assets held for sale on the Consolidated Balance Sheet. The related interest rate swap agreements with U.S. Bank were paid off on September 30, 2010.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

The following table details the assets measured at fair value on a non-recurring basis:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total December 31, 2010

Goodwill	$-	$-	$3,765	$3,765

NOTE 9 – ASSETS / LIABILITIES HELD FOR SALE AND DISCONTINUED OPERATIONS

On October 1, 2010, the Company executed on a sale of its Utah-based data center assets.  Proceeds from the sale included a cash payment at closing of approximately $43.5 million and a potential earn-out payment of up to $8.5 million in February 2012, contingent on certain criteria related to business performance.  The outstanding principal and accrued interest on the US Bank Line of Credit, US Bank Term Loans,  Proficio Term Loan and Note Payable to Stockholder were paid in full, which totaled approximately $15.9 million in the aggregate, with the proceeds of the asset sale.

The consolidated financial statements and accompanying notes include disclosure of the results of operations for the Utah-based data center assets.  Accordingly, the financial position and results of operations related to these assets have been classified as assets held for sale in the consolidated balance sheet at December 31, 2009 and as discontinued operations in the consolidated statements of operations for the years ended December 31, 2010 and 2009.

The components of the assets and liabilities held for sale as of December 31, 2009 are as follows (in thousands):

December 31, 2009
Cash	$-
Accounts receivable	335
Current portion of prepaid data center services costs	182
Prepaid expenses and other current assets	406
Total current assets from discontinued operations	923

Property and equipment, net	14,753
Goodwill	1,598
Other intangible assets, net	1,080
Prepaid data center services costs, net of current position	516
Other	68
Total long-term assets from discontinued operations	18,015

Total assets from discontinued operations	$18,938

Accounts payable	$807
Accrued liabilities	470
Current portion of deferred revenue	273
Total current liabilities from discontinued operations	1,550

Deferred revenue, net of current portion	759
Other long-term liabilities	689
Total long-term liabilities from discontinued operations	1,448

Total liabilities from discontinued operations	$2,998

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

The components of income from discontinued operations for the years ended December 31, 2010 and 2009 are as follows (in thousands):

	December 31,
	2010	2009
Revenue:
Data center services and solutions	$9,329	$13,377
IT infrastructure services	210	297
IT infrastructure solutions	-	-
Totals	9,539	13,674

Operating expenses:
Cost of data center services and solutions	3,801	4,585
Cost of IT infrastructure services	142	198
Cost of IT infrastructure solutions	-	-
Selling, general and administrative expenses	1,342	2,304
Depreciation and amortization expense	1,070	1,307
Totals	6,355	8,394

Income from discontinued operations:	3,184	5,280
Interest expense, net	(857)	(1,041)
Gain on sale of assets and liabilities	22,224	-
Income from discontinued operations before income tax	24,551	4,239
Income tax expense	(7,450)	-
Income from discontinued operations	$17,101	$4,239

The components of the gain on sale and income from discontinued operations are as follows:

December 31, 2010

Cash proceeds from sale of assets and liabilities	$43,204
Expenses related to sale	(4,494)
Net cash proceeds from sale	38,710
Receivable due from buyer	89
Net proceeds from sale of assets and liabilities	38,799

Assets sold	18,073
Liabilities sold	(1,498)
Net assets sold	16,575

Gain on sale	22,224

Income from discontinued operations before income tax	2,327
Income tax expense	(7,450)

Income from discontinued operations	$17,101

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 10 – INCOME TAXES

The provision (benefit) for income taxes from continuing operations estimated for the years ended December 31, 2010 and 2009 consist of the following:
	Year Ended	Year Ended
	December	December
	31, 2010	31, 2009
Current:
Federal	$(5,783)	$-
State	(3)	3
	(5,786)	3
Deferred:
Federal	2,281	-
State	-	-
Totals	$(3,505)	$3

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate of 35% for the years ended December 31, 2010 and 2009 to loss before taxes as a result of the following differences (in thousands):
	Year Ended	Year Ended
	December	December
	31, 2010	31, 2009
Income tax benefit at the statutory U.S. tax rate	$(2,873)	$(2,678)
Increase in rate resulting from:
State income taxes	467	(220)
Purchased contract revenue	-	(14)
Meals and entertainment	48	38
Goodwill Impairment	5,691	-
Stock-based compensation	52	-
Valuation allowance	(7,284)	2,175
Other	394	702
Totals	$(3,505)	$3

Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

Deferred tax assets and (liabilities) from continuing operations at December 31, 2010 and 2009 are comprised of the following (in thousands):
	December 31, 2010	December 31, 2009
Current:
Accrued vacation and bonuses	$144	$158
Allowance for bad debt expense	124	176
Net operating loss carryforward	-	12,150
Stock-based compensation	-	67
Deferred contract revenue	-	1,558
Other	354	153
Total current assets	622	14,262

Non-current:
Intangibles	(3,627)	(4,702)
Tax depreciation in excess of book depreciation	(348)	(461)
Deferred contract revenue	1,279	-
Net operating loss	145	-
Total non-current liabilities	(2,551)	(5,163)

Gross deferred tax assets (liabilities)	(1,929)	9,099
Valuation allowance	-	(9,099)

Net deferred tax liability	$(1,929)	$-

The Company has its tax years ended 2007 to 2009 open to examination by federal tax and major state tax jurisdictions. The Company was informed by the Internal Revenue Service that its 2008 Form 1120 is under examination.  The examination commenced in July 2010 and was closed in March 2011 with no significant findings other than temporarily adjusting approximately $0.6 million of operating loss carryforwards, which is reflected in the December 31, 2010 income tax provision.

The Company has estimated operating loss and operating loss carryforwards from continuing operations for federal tax purposes of approximately $0.0 and $30.5 million at December 31, 2010 and 2009, respectively. The Company has estimated gross North Carolina operating loss and gross North Carolina operating loss carryforwards in the amount of $4.1 million and $10.8 million at December 31, 2010 and 2009, respectively.

For the year ended December 31, 2009, the Company provided a valuation allowance for the deferred tax assets due to the uncertainty regarding the Company’s ability to realize the entire asset.  During 2010, as a result of the gain on the sale of the Utah data center assets, the deferred tax assets at December 31, 2009 became realizable and the Company reversed the valuation allowance of approximately $9.1 million.

The following table summarizes the activity related to unrecognized tax benefits for the year ended December 31, 2010 (in thousands):

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

The following table summarizes the activity related to unrecognized tax benefits for the year ended December 31, 2010 (in thousands):

Balance at January 1, 2010	$-
Increase related to tax provision	351

Balance at December 31, 2010	$351

The related liability for unrecognized tax benefits is included in accrued liabilities at December 31, 2010. If these unrecognized tax benefits were recognized, they would have decreased the Company’s annual effective tax rate.  No interest or penalties have been recorded related to these tax provisions.

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of the date of adoption, January 1, 2007 and as of December 31, 2010 and 2009, the Company had no accrued interest or penalties related to uncertain tax positions.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

The Company leases various office space and land under non-cancelable operating leases which expire at various times from 2011 to 2012. Future aggregate minimum lease payments under non-cancelable operating leases as of December 31, 2010 were as follows (in thousands):

2011	$365
2012	212
2013	-
2014	-
2015	-

Total minimum lease payments	$577

Lease expense for each of the years ended December 31, 2010 and 2009 was approximately $0.4 million.

From time to time, the Company is subject to various lawsuits and other legal proceedings, which arise in the ordinary course of business. Management accrues an estimate of expense for any matters that can be reasonably estimated and that are considered probable of occurring based on the facts and circumstances. Management believes that the ultimate resolution of current matters will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 12 – STOCK-BASED COMPENSATION

Prior to the Merger (see Note 1), the Company had stock options outstanding. Under the terms of the Merger, each option to acquire shares of Consonus common stock that was outstanding under each stock option plan was exchanged for options to acquire shares of Midas Medici at the rate of 1.33 a share. The exercise price of the exchanged options was adjusted for the exchange ratio, with all other provisions of the options remaining unchanged.

Stock Options

A summary of the Company’s stock option plan at December 31, 2010 and 2009 and changes during the years then ended is as follows:

			Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Terms	Value
Outstanding at January 1, 2010	181,874	$16.51
Forfeited or expired	(120,782)	17.18

Outstanding at December 31, 2010	61,092	$15.20	2.5	$-

			Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Terms	Value
Outstanding at January 1, 2009	216,474	$18.43
Forfeited or expired	(34,691)	28.48

Outstanding at December 31, 2009	181,873	$16.51	1.5	$-

As of December 31, 2010, there is zero unrecognized compensation cost related to outstanding stock options because all options were fully vested immediately prior to the Merger closing date of January 22, 2007. Therefore all outstanding options at December 31, 2010 are exercisable. There were no options granted during the years ended December 31, 2010 and 2009.

Restricted Shares

Prior to the Merger (see Note 1), the Company had restricted shares outstanding. The restricted shares of Consonus common stock that were outstanding under each stock option plan was exchanged based upon the merger exchange rate 1.33 a share.

In January 2010, 31,621 shares of restricted stock vested and an additional 23,625 shares vested in March 2010.  In March 2010, the Board of Directors approved a plan to purchase 15,134 shares of the vested restricted stock for approximately $75,000, which represents management’s estimate of the fair value on the date of repurchase.   In April 2010, the Board of Directors approved a plan to purchase 3,342 of vested restricted stock for approximately $17,000, which represents management’s estimate of the fair value on the date of repurchase.  In January 2009, 29,374 shares of restricted stock vested.  The Board of Directors approved a plan to purchase 9,530 shares of the vested restricted stock for approximately $27,000, which represents management’s estimate of the fair value on the date of repurchase. In October, 2009, 29,374 shares of restricted stock vested under the 2007 Equity Plan.  The Board of Directors approved a plan to purchase 9,530 shares of the vested restricted stock for approximately $46,000, which represents management’s estimate of the fair value on the date of repurchase.

The Company recognized approximately $0.2 million and $0.6 million of compensation expense for the years ended December 31, 2010 and 2009, respectively, based on management’s estimate of the awards expected to vest.  At December 31, 2010, there is approximately $0.1 million of unrecognized compensation costs related to these awards, which will be recognized in 2011.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

A summary of the Company’s outstanding non-vested restricted shares at December 31, 2010 and 2009 and for the years then ended are as follows:

		Weighted
		Average Grant
	Number of	Date Fair
Nonvested Restricted Shares	Shares	Value
Nonvested at January 1, 2010	153,746	$6.24

Granted	-	-
Vested	(55,246)	5.61
Forfeited	(69,009)	6.50

Nonvested at December 31, 2010	29,491	$6.81

		Weighted
		Average Grant
	Number of	Date Fair
Nonvested Restricted Shares	Shares	Value
Nonvested at January 1, 2009	206,431	$7.63

Granted	55,346	4.13
Vested	(58,747)	7.57
Forfeited	(49,282)	8.11

Nonvested at December 31, 2009	153,748	$6.24

CAC Deferred Shares

The Company issued 41,302 shares of common stock in October 2010 and 32,069 shares of common stock in October 2006 as part of a consulting agreement whereby a third-party consulting firm performed certain services during the year ended December 31, 2006 in connection with a pending public offering.

Deferred Shares

In March 2010, 18,360 shares of deferred stock vested.  In March 2010, the Board of Directors approved a plan to purchase 8,435 of the vested deferred stock for approximately $42,000, which represents management’s estimate of the fair value on the date of repurchase.

The Company recognized approximately $0 and $139,000 of compensation expense for the years ended December 31, 2010 and 2009, respectively, based on management’s estimate of the awards expected to vest.  At December 31, 2010, there is no unrecognized compensation costs related to these awards.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

A summary of the Company’s outstanding nonvested deferred shares at December 31, 2010 and 2009 and the years then ended are as follows:

		Weighted
		Average Grant
	Number of	Date Fair
Nonvested Deferred Shares	Shares	Value
Nonvested at January 1, 2010	78,022	$4.04

Issuance of previously vested shares	(41,302)	3.14
Vested	(18,360)	5.05
Forfeited or expired	(18,360)	5.05

Nonvested at December 31, 2010	-	$-

		Weighted
		Average Grant
	Number of	Date Fair
Nonvested Deferred Shares	Shares	Value
Nonvested at January 1, 2009	156,333	$4.54

Forfeited or Expired	(78,311)	5.05

Nonvested at December 31, 2009	78,022	$4.04

Warrants

A summary of the Company’s outstanding warrants at December 31, 2010 and 200 are as follows:

Warrants	Shares
Warrants at December 31, 2009 ($.00030 price per share)	360,025
Warrant rights at December 31, 2009 ($.00013 price per share)	198,278
Buy back of outstanding warrants (Note 7)	(504,302)
Issuance of warrant to a related party ($.00013 price per share) (Note 14)	(504,301)
Exercise of related party warrant	504,301

Outstanding at December 31, 2010	(54,001)

SARs

The Company has awarded Stock Appreciation Rights (“SARs”) to three of its independent directors and certain executives in exchange for services rendered by them to the Company or a Subsidiary. On May 5, 2009 an executive received 7,000 SARs granted on May 5, 2009, at a base price of $3.50 per SAR, which is the fair market value at the date of grant.  On September 10, 2009, three

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

independent directors received 5,495 SARs each for a total 16,485 SARs at a base price of $5.46 per SAR, which is the fair market value at the date of grant.  On March 2, 2010, certain executives received 31,764 SARs in aggregate, at a base price of $6.62 per SAR, which is the fair market value at the date of the grant.  The SARs subject to the awards shall be vested in full upon the Date of Grant; provided, however, that they shall only be exercisable in connection with the occurrence of an Exercise Event, as such term as defined. For purposes of this Agreement, an “Exercise Event” shall mean: (i) any merger or consolidation to which the Company is a party so long as, as a result of such merger or consolidation, the Company’s majority stockholder, Knox Lawrence International, LLC (“KLI”), owns less than 25% of the stock in the surviving or resulting entity or its parent entity; (ii) the sale by the stockholders of the Company, in a single transaction or series of related transactions, of all of the stock of the Company or, if less than all, an amount of stock such that, as a result of the sale, KLI is the owner of less than 25% of the outstanding voting power of the Company; (iii) the sale of all or substantially all of the assets of the Company to an unrelated third party; or (iv) such other time for the allowance of the exercise of SARs as may be recommended by the Committee and approved by the Board.  No exercise event has occurred and, accordingly, there have been no expense or liabilities recognized related to these SARs for the years ended and as of December 31, 2010 and 2009.

NOTE 13 – EMPLOYEE SAVINGS PLAN

The Company sponsors a defined contribution 401(k) plan (the Retirement Plan).  Employees become eligible to participate in the Retirement Plan beginning the month subsequent to three months of employment.  Participants may contribute up to 100% of their compensation up to a maximum annual contribution of $16,500 for 2010 and 2009 if they are under the age of 50 and $22,000 if they are age 50 or over as prescribed by the Internal Revenue Service. Currently, the Company provides contributions equal to 3% of employees’ eligible earnings. The Company recognized expense from continuing operations related to these contributions of approximately $9,000 and $4,000 for the years ended December 31, 2010 and 2009, respectively.

In connection with the merger of CAC and STI, the Company maintains a 401(k) savings plan with a profit sharing feature (the Plan) whereby employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length of service requirements. The Company’s matching contribution is discretionary and is determined on an annual basis. The Company recognized expense of approximately $67,000 and $71,000 for the years ended December 31, 2010 and 2009, respectively.

NOTE 14 – RELATED PARTY TRANSACTIONS

The Company recognized expenses for services provided by Knox Lawrence International, KLI, a principal stockholder of the Company, and its affiliates for each of the years ended December 31, 2010 and 2009 of approximately $390,000 and $250,000, respectively.

On September 24, 2008, CAC issued a Secured Promissory Note to KLI.  Under the terms of the note, CAC may borrow up to a maximum of $2,500,000, of which it has borrowed $1,623,485.  The balance of the available funds may be used to support CAC’s operating and debt servicing obligations.  In connection with the issuance of the note, CAC entered into a security agreement with KLI and subordination and standstill agreement with KLI, U.S. Bank National Association and Proficio Bank, each dated as of September 24, 2008.  The note is collateralized by all assets of CAC and is subordinate to the term loans with U.S. Bank and Proficio. The note bears interest at the “applicable LIBOR rate” plus 12.5% (12.74% at December 31, 2009).  For the years ended
December 31, 2010 and 2009, the Company recognized interest expense of approximately $192,000 and $231,000, respectively, on this note.  As of December 31, 2010 and 2009, there is approximately $0 and $298,000, respectively, in accrued interest on the consolidated balance sheet.  In connection with the sale of the Utah data center assets as described in Note 9, the facility with KLI was paid off on October 1, 2010.

The Company entered into Confidential Settlement Agreements and Releases with the former CEO and the former Senior Vice-President of Channels on September 4, 2009 and September 9, 2009, respectively.  The agreements outline terms of their separation which was effective October 9, 2009.  The CEO will receive monthly payments through February 2011 and the Senior Vice-President of Channels received payments until October 8, 2010. Both parties are entitled to insurance and automobile allowances for the periods of time as defined in the individual separation agreements.  The Company incurred approximately $676,000 in separation expense related to these agreements which is reflected in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2009. Both are stockholders of the Company and serve as members of the Board of Directors. Their directorships will continue through the term of their respective appointments.

In August 2010, and in connection with the sale of the Utah data center assets, the Company entered an agreement with KLI to terminate the annual management if the sale of the Utah data center assets was completed.  In exchange for terminating the management fee, KLI received $250,000 in August 2010 and $500,000 in October 2010 upon completion of the Utah data center asset sale.  Due to the payments and cancellation of the management fee being contingent upon the completion of the Utah data center assets, these amounts have been charged against the gain on sale in discontinued operations.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

On October 1, 2010, certain related parties, officers and employee (including two board members who are also principals of KLI, a significant stockholder of the Company), received approximately $3.2 million in transaction incentive compensation for executing on the CAC asset sale.

On October 28, 2010, KLI and its affiliates, a principal stockholder of the Company, received a consent fee payment in the amount of $750,000 and a warrant to purchase 504,301 shares of Consonus common stock, valued at approximately $1.1 million, in exchange for KLI’s approval of the contribution of capital of CTI into STI for the purpose of paying settlement amounts to Avnet and the vendor notes. The $750,000 cash payment and approximately $1.1 million for the warrant is reflected as an expense offsetting the gain on extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2010.  The warrant value of $2.81 per share was determined by applying the Black-Scholes Model using the stock price as determined by the Company, the exercise price of $.00013, and risk-free interest rate of .13%.  The warrant was exercised on October 28, 2010 and the entire expense of approximately $1.1 million was expensed against the gain on debt extinguishment.

NOTE 15 – EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per common share are computed using the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per common share are computed using the weighted average number of common shares outstanding and common stock equivalents with the assumption that all common stock equivalents were converted at the beginning of the year.  Options, warrants and unvested shares are considered to be common stock equivalents and are only included in the calculation of diluted earnings per common share when their effect is dilutive.  Common stock equivalents are excluded from the computation if their effect is anti-dilutive or, for options and warrants, if the exercise price exceeds the tradable value of the underlying stock.

For the year ended December 31, 2010, the dilutive effects of 29,374 non-vested restricted shares, 504,301 warrants and all outstanding stock options were excluded from the diluted earnings (loss) per common share calculation due to the Company reporting losses from continuing operations (the control number used in determining whether potential shares are dilutive or anti-dilutive). The Company also reported losses from continuing operations for the year ended December 31, 2009, therefore, the dilutive effects of 190,466 non-vested restricted and deferred shares, 504,301 warrants, and all outstanding stock options were excluded from the 2009 diluted earnings (loss) per common share calculation.

NOTE 16 – STOCKHOLDERS’ EQUITY

Repurchase of Common Stock

In June 2009, the Board of Directors approved a plan to purchase 9,530 shares of vested restricted stock.  The shares were purchased by the Company for approximately $27,000, which represents management’s estimate of fair value on the date of purchase.

In December 2009, the Board of Directors approved a plan to purchase 9,530 shares of vested restricted stock.  The shares were purchased by the Company for approximately $39,400, which represents management’s estimate of fair value on the date of purchase.

On December 31, 2009, the Company entered into a Sixth Amendment to the Amended and Restated Refinancing Agreement with Avnet, Inc. Included in this amendment is the right for Avnet to receive additional warrants on March 31, 2010, June 30, 2010 and September 30, 2010, each providing for the right to purchase 66,092 shares of common stock (198,276 shares in aggregate) of the Company at a price of $.00013 per share. These warrant rights are in replacement of warrant rights previously agreed to in the Fourth Amendment to the Amended and Restated Refinancing Agreement with Avnet, Inc., which were to be issued on September 30, 2009 if the indebtedness remained outstanding. The warrant rights are reflected as $993,000 of interest expense in the consolidated statement of operations for the year ended December 31, 2009.  The value of $5.08 per share was determined by applying the Black-Scholes Model using the stock price as determined by the Company, the exercise price of $.00013, and a risk- free interest rate of 0.6%.  On October 28, 2010, as part of executing terms of the Avnet Forbearance Agreement, the Company bought back the warrant from Avnet for approximately $760,000.  See Note 7 for more details on the Avnet Forbearance Agreement.

In April 2010, the Board of Directors approved a plan to purchase 3,342 of vested restricted stock. The shares were purchased by the Company for approximately $17,000 which represents management’s estimate of fair value on the date of purchase. In March 2010, the Board of Directors approved a plan to purchase 23,568 shares of vested restricted and deferred stock issued under the 2007 Equity Plan.  The shares were purchased by the Company for approximately $118,000, which represents management’s estimate of fair value on the date of purchase.

MIDAS MEDICI GROUP HOLDINGS, INC
(formerly CONSONUS TECHNOLOGIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

On October 28, 2010, an affiliate of KLI, a principal stockholder of the Company, received a consent fee payment in the form of warrant to purchase 504,301 shares of Consonus common stock in exchange for KLI’s approval of the contribution of capital of CTI into STI for the purpose of paying settlement amounts to Avnet and the unsecured vendor note.  Approximately $1.1 million for the warrant is reflected as an expense offsetting the gain on extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2010.  The value of $2.13 per share was determined by applying the Black-Scholes Model using the stock price as determined by the Company, the exercise price of $.00013, and risk-free interest rate of .13%.

On October 29, 2010, the Board of Directors of the Company declared a cash dividend of $1.40 on each share of common stock issued and outstanding as of the record date of November 1, 2010, which is a cash dividend of approximately $6.7 million in the aggregate.  The Company paid all dividends declared except approximately $100,000 prior to December 31, 2010.

NOTE 17 – SUBSEQUENT EVENTS

The Company has evaluated events and transactions for potential recognition or disclosure through March 28, 2011, which is the date the financial statements were available to be issued.

On February 28, 2011, the merger with Midas Medici Group holdings was finalized and became effective.  The Company entered into the Agreement and Plan of Merger and Reorganization with Midas Medici Group Holdings on April 30, 2010, whereas Consonus will survive the merger as a wholly-owned subsidiary of Midas Medici. Each Consonus stockholder received, in exchange for each share of Consonus common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger on February 28, 2011, approximately 1.33 shares of Midas Medici, resulting in Consonus stockholders owning approximately 66% of the fully-diluted shares of the combined company.   The Company is the accounting acquirer in the merger and, as a result, will be an SEC reporting entity in 2011.

Report of Independent Registered Public Accounting Firm

To the Stockholders
Cimcorp, Inc.

We have audited the accompanying consolidated balance sheets of Cimcorp, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' deficiency and comprehensive income (loss) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cimcorp, Inc. and Subsidiaries at December 31, 2010 and 2009, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the consolidated financial statements, the Company was acquired on August 2, 2011.

/s/ J.H. Cohn LLP
Roseland, New Jersey
January 9, 2012

CIMCORP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2010 AND 2009
(In thousands except share amounts)
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$3,540	$926
Accounts receivable - trade, net of allowance for doubtful accounts of $1,444 and $1,532, respectively	6,885	6,421
Lease payments receivable, current	2,956	2,009
Lease payments receivable – Westcon	3,616	-
Deferred costs, current	2,005	3,704
Prepaid expenses and other current assets	926	1,582
Total current assets	19,928	14,642

Property and equipment, net	1,407	1,845
Accounts receivable - trade, long-term	237	-
Lease payments receivable, long-term	3,516	1,801
Lease payments receivable - Wetscon, long-term	15,766	-
Recoverable taxes	5,022	3,820
Intangible assets, net	176	258
Other assets	640	564
Deferred costs, net of current portion	4,510	2,074

Totals	$51,202	$25,004

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$6,584	$9,246
Accrued liabilities	2,405	3,250
Westcon capital lease	1,726	-
Current portion of capital leases	3,820	3,137
Current maturities of long-term debt	4,475	2,148
Current portion of deferred revenue	920	2,773
Total current liabilities	19,930	20,554

Long-term debt, net of current maturities	7,982	679
Westcon capital lease, net of current maturities	10,100	-
Capital leases, net of current maturities	837	400
Deferred revenue, net of current portion	6,480	2,877
Other long-term liabilities	6,461	5,573
Taxes payable	2,189	1,164

Total liabilities	53,979	31,247

Commitments and contingencies

Stockholders' deficiency:
Preferred stock Series A, $0.01 par value, 4,554,307 shares authorized, no shares issued and outstanding as of December 31, 2010 and 2009	-	-
Preferred stock Series B, $0.01 par value, 184,473 shares authorized, no shares issued and outstanding as of December 31, 2010 and 2009	-	-
Preferred stock Series C, $0.01 par value, 598,789 shares authorized, no shares issued and outstanding as of December 31, 2010 and 2009	-	-
Common stock $0.01 par value, 11,713,316 shares authorized, 6,375,748 shares issued and outstanding as of December 31, 2010 and 2009	64	64
Additional paid-in capital	5,424	5,424
Accumulated deficit	(7,313)	(10,772)
Accumulated other comprehensive loss	(952)	(959)
Total stockholders' deficiency	(2,777)	(6,243)
Totals	$51,202	$25,004

 See the accompanying notes to the consolidated financial statements.

 CIMCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
 (In thousands except, share and per share amounts)

	December	December
	31, 2010	31, 2009
Revenues:
IT infrastructure services	$36,558	$26,592
Data center services and solutions	22,591	27,092
Leases	24,459	1,822
Totals	83,608	55,506

Operating expenses:
Cost of IT infrastructure services and solutions	(26,479)	(22,722)
Data center services and solutions	(15,702)	(15,176)
Cost of leases	(13,705)	(766)
Selling, general and administrative expenses	(19,236)	(18,109)
Depreciation and amortization expense	(1,481)	(504)
Totals	(76,603)	(57,277)

Income (loss) from operations	7,005	(1,771)

Other income (expense):
Interest income	388	642
Interest expense	(3,656)	(2,430)

Totals	(3,268)	(1,788)

Income (loss) before income taxes	3,737	(3,559)
Income tax expense	(278)	(953)
Net income (loss)	$3,459	$(4,512)

See the accompanying notes to the consolidated financial statements.

CIMCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands except share amounts)

	Stock								Additional		Accumulated Other	Total	Comprehensive
	Preferred Shares A		Preferred Shares B		Preferred Shares C		Common Stock		Paid-in Capital	Accumulated Deficit	Comprehensive Loss	Stockholders’ Deficiency	Income (Loss)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance at December 31,2008	4,554,307	$46	184,473	$2	-	-	6,375,748	$64	$7,034	$(6,260)	$2,772	$3,658

Repurchase of Series A and B Preferred stock	(4,554,307)	(46)	(184,473)	(2)					(1,610)			(1,658)

Net loss										(4,512)		(4,512)	$(4,512)

Loss on foreign currency translation											(3,731)	(3,731)	(3,731)

Comprehensive loss													$(8,243)

Balance at December 31,2009	-	-	-	-	-	-	6,375,748	64	5,424	(10,772)	(959)	(6,243)	$-

Net income										3,459		3,459	3,459

Loss on foreign currency translation											7	7	7

Comprehensive income													$3,466

Balance at December 31,2010	-	$-	-	$-	-	$-	6,375,748	$64	$5,424	$(7,313)	$(952)	$(2,777)

See the accompanying notes to the consolidated financial statements.

CIMCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands)

	2010	2009
Operating activities:
Net income (loss)	$3,459	$(4,512)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,481	504
Allowance for bad debts	149	22
Changes in operating assets and liabilities:
Accounts receivable - trade	(561)	5,698
Lease payments receivable	(2,491)	921
Lease payments receivable - Westcon	(7,869)	-
Deferred costs	3,494	4,554
Prepaid expenses and other current assets	727	(1,362)
Recoverable taxes	(1,029)	(150)
Other assets	(51)	(59)
Accounts payable	(3,078)	(1,631)
Accrued liabilities	(991)	(756)
Deferred revenue	1,496	1,512
Other long-term liabilities	637	2,740
Income taxes payable	973	1,152
Net cash (used in) provided by operating activities	(3,654)	8,633

Investing activities – purchase of property and equipment	(131)	(1,057)

Financing activities:
Repurchase of Series A and B preferred stock	-	(1,658)
Proceeds from debt	12,128	3,153
Principal payments of debt	(2,097)	(991)
Repayments of Westcon capital lease obligations	(816)	-
Repayments on capital lease obligations	(3,010)	(3,512)
Net cash provided by (used in) financing activities	6,205	(3,008)

Effect of exchange rate changes on cash	194	(4,688)
Net increase (decrease) in cash and cash equivalents	2,614	(120)

Cash and cash equivalents at beginning of year	926	1,046
Cash and cash equivalents at end of year	$3,540	$926

Supplemental cash flow information:
Cash paid for interest	$1,268	$863
Cash paid for income taxes	$221	$260
Supplemental schedule of non-cash investing and financing activities:
Equipment acquired under capital lease	$3,971	$3,516
Equipment acquired under capital lease –Westcon	$11,514	$-

See the accompanying notes to the consolidated financial statements

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

NOTE 1 – DESCRIPTION OF BUSINESS

Cimcorp, Inc. is a Cayman Islands company that owns CIMCORP COMÉRCIO INTERNACIONAL e INFORMÁTICA S.A (“Cimcorp SA”), the operating entity located in Brazil. Cimcorp SA’s subsidiaries consist of Cimcorp Comércio e Serviços de Tecnologia e Informática Ltda. and Cimcorp USA, LLC. (collectively “Cimcorp” or the “Company”). Cimcorp is 100% owned by Cairene Investments LLC.

The Company provides government and select private enterprises and institutions with leading-edge IT solutions and has been in operation since 1988, helping its customers to plan, build, support and manage their IT infrastructure including performance management, virtualization, cloud computing, business continuity and disaster recovery planning, outsourcing and infrastructure as a service.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cimcorp, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision making group, in deciding the method to allocate resources and assess performance. The Company has one reportable business segment which is operated in Brazil.

Foreign Currency Translation and Transactions

The U.S. dollar is the reporting currency for all periods presented. The financial information for the Company’s foreign operations is measured using the local currency (Brazilian Real) as the functional currency. Assets and liabilities for the Company’s foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect on the respective balance sheet dates, and revenues and expenses are translated into U.S. dollars based on the average rate of exchange for the corresponding period. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive income (loss). Gains and (losses) from foreign currency transactions resulting from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are reflected in the consolidated statements of operations under the line item selling, general and administrative expenses. For the years ended December 31, 2010 and 2009, foreign currency transaction gains amounted to $14 and $269, respectively.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term investments with original maturities of three months or less.

Accounts Receivable-Trade and Allowance for Doubtful Accounts

Accounts receivable-trade consists primarily of amounts due to the Company from its normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectability of accounts receivable based on past collection history and specific risks identified among uncollected amounts and ongoing credit evaluations of its customers. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected.

Concentration of Credit Risk, Supply Risk and Economic Conditions

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.  The Company maintains its cash and cash equivalents with high-credit quality financial institutions, however, such balances are not insured. As of December 31, 2010 and 2009, one customer comprised approximately 16% and 11% of trade accounts receivable, respectively, and one customer comprised approximately 75% and 37% of total lease payments receivable, respectively.  Approximately 22% and 12%, respectively, of the Company's revenue for the years ended December 31, 2010 and 2009 were derived from one customer.

 CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

Approximately 58% and 46% of the Company's hardware and software purchases for the years ended December 31, 2010 and 2009, respectively, were from one vendor and approximately 46% and 55% of accounts payable at December 31, 2010 and 2009, respectively, were due to this vendor.

Deferred Costs

The Company entered into certain sales-type leases with customers, in which the underlying equipment was initially procured using a capital lease financing that restricted the Company from transferring title or ownership. In these situations, the Company defers the revenue and costs related to the sales-type leases until the initial capital lease financing obligation is satisfied and/or title can be transferred.

Property and equipment

Property and equipment are carried at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Computers, software and equipment	5 - 10 years
Office furniture and fixtures	2 - 10 years
Leasehold improvements	3 - 10 years

Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.

Long-Lived Assets

Property and equipment and definite lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, debt obligations and revolving credit facilities approximate their fair values due to their short-term nature and/or variable interest rates. The Company’s debt and capital lease obligations bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.  As of December 31, 2010 and 2009, the Company does not have financial assets or financial liabilities that are measured at fair value on a recurring basis.

Revenue Recognition

The Company derives revenues from data center services, IT infrastructure services and equipment leases.

Data center services and solutions are comprised of managed infrastructure, managed services, sale of software and support services. IT infrastructure services include the sale of software and hardware, along with consulting, integration and training services.  Equipment leases comprise the sale of equipment through sales-type leases.

The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) delivery has occurred; (3) the collection of fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

When the Company provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated to determine if any software included in the arrangement is not essential to the functionality of the hardware based on accounting guidance related to “Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software.”  Hardware and related elements qualify for separation when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in its control. Fair value is determined principally by reference to relevant third-party evidence of fair value. Such third-party information is readily available since the Company primarily sells products offered by its vendors. The application of the appropriate accounting guidance to the Company’s sales requires judgment and is dependent upon the specific transaction. The Company recognizes revenues from the sale of hardware products at the time of sale provided the revenue recognition criteria are met and any undelivered elements qualify for separation.

The Company sells equipment under capital lease arrangements. The Company uses the leases topic of the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 840, Leases, to evaluate whether an arrangement is a capital or operating lease and to determine classification of capital leases as either sales-type or direct financing.  For sales-type leases, the revenue allocated to the equipment is recognized when the lease term commences, which the Company deems to be when all of the following conditions have been met: (i) the equipment has been installed and (ii)  receipt of the written customer acceptance certifying the completion of installation, provided collectability is reasonably assured.  The initial revenue recognized for sales-type leases consists of the present value of future payments computed at the interest rate implicit in the lease.  The determination of the fair value of the leased equipment requires judgment and can impact the split between revenue and finance income over the lease term. The Company includes interest income from sales-type leases in its revenues based on the effective interest rate of its lease agreements.  As of December 31, 2010 and 2009, the amount of interest income included as part of leases revenue is $3,522 and $737, respectively.

The Company had entered into certain sales-type leases with customers, in which the underlying equipment was initially procured using a capital lease financing that restricted the Company from transferring title or ownership. In these situations, the Company has deferred revenue and costs related to the sales-type leases until the initial capital lease financing obligation was satisfied and/or title could be transferred.

In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has stand alone value and delivery of the undelivered element is probable and within our control.  The Company determines the best ESP of each element in an arrangement based on a selling price hierarchy. The best ESP for a deliverable is based on its vendor specific objective evidence or VSOE, if available, third party evidence TPE, if VSOE is not available, or ESP, if neither VSOE nor TPE is available.  Total arrangement fees will be allocated to each element using the relative selling price method.

Services revenue is recognized as the services are rendered.  Project related expenses are passed through at cost to clients. Revenue from time and materials contracts are recognized as billed (clients are billed monthly) unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

Revenue also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within “data center services and solutions” revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to five years.

Shipping and handling costs associated with the shipment of goods are recorded as costs of sales in the consolidated statements of operations.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carry-forwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date. The Company provides a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or if future deductibility is uncertain.

According to Brazilian Tax Rules, all corporations are subject to corporate income and social contribution Federal taxes.

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

Recoverable Taxes

When a corporation renders services or sells goods to a government entity, the Federal entity upon paying the corporation for the services rendered or goods acquired, withholds part of the payment as a prepayment for the following Federal taxes:  PIS (turnover or sales tax), COFINS (social contribution taxes on gross revenues), CSLL (social contribution taxes on net profits) and IRPJ (corporate income tax). The withholding rates applicable to each tax are: (a) PIS: 0.65%; (b) COFINS: 3%; (c) CSLL: 1% and (d) IRPJ: 1.2% (acquisition of goods) or 4.8% (rendering of services).  The amounts of these withholding taxes correspond to a fraction of the total amount due by the Company of the same taxes for social contribution taxes and corporate income taxes. These amounts of withholding taxes paid upfront are an initial and partial payment of the same taxes, and will be deductible from the total amount of the same Federal taxes due by Cimcorp within the taxable period.  The Company is allowed to offset these amounts previously withheld while doing business with a Federal entity against any Federal taxes payable by the Company each month. These amounts previously withheld by the Federal entity and later applied to the Company’s Federal taxes payable are referred to as recoverable taxes. The Company has not recorded a provision for recoverable taxes as these amounts can be used to offset future taxes or can be requested to be refunded by the government for a period of 5 years.

When the Company bills its clients, including government agencies, the customer pays the Company the amount on the invoice less certain applicable taxes (PIS, COFINS, IRPJ, CSLL).  The taxes retained by the customer are remitted directly to the government. The difference between the total amount invoiced and the amount received by the Company is classified as recoverable taxes, which the Company will use to offset its own taxes payable to the government.  Billings for such taxes, $9,227 and $9,291 for December 31, 2010 and 2009, respectively, are included in revenue in the consolidated statements of operations.

Leases

The accounting for leases under ASC 840 Leases is based on the view that a lease that transfers substantially all of the benefits and risks of ownership of the leased asset should be accounted for as the acquisition of an asset and the incurrence of an obligation by the lessee and as a sale or financing by the lessor and that all other leases should be accounted for as operating leases.

The Company enters into certain lease arrangements with financial institutions for the acquisition of IT related equipment. These leases are classified as capital leases in accordance with ASC 840.  At the same time of the aforementioned lease arrangements, the Company enters into a similar transaction with its clients, whereby the leased equipment is subleased to its customers. The latter transaction is classified as a sales-type lease. As a result, the Company records its original obligation under the lease agreement and a net investment related to the receivable from the client transaction.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, and is comprised of “net income or loss” and “other comprehensive income (loss)”. The Company’s accumulated other comprehensive income (loss) consists solely of foreign currency translation adjustments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accounting estimates are used in determining, among other items, the assessment of recoverability of long-lived assets; the recognition and measurement of current and deferred income tax assets and liabilities (including the measurement of uncertain tax positions); allowance for doubtful accounts; long-term liabilities associated with tax and labor claims; and the determination of the fair value of leased equipments. Accordingly, actual results could differ from those estimates.

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

Recently Issued Accounting Standards

In October 2009, the FASB issued ASC 985-605, “Software Revenue Recognition.” This guidance changes the accounting model for revenue arrangements that include both tangible products and software elements that are “essential to the functionality,” and scopes these products out of current software revenue guidance. The new guidance will include factors to help companies determine what software elements are considered “essential to the functionality.” The amendments will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple deliverables. The amendments in this guidance are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating the requirements of this guidance and has not yet determined the impact of its adoption on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – LEASE PAYMENTS RECEIVABLE

Lease payments receivable result from sales-type leases that are discounted to their present values at the prevailing market rates. As of December 31, 2010 and 2009, amounts receivable under sales-type leases consisted of (in thousands):

	December	December
Lease Payments Receivable Under Capital Leases	31, 2010	31, 2009

2010	$-	$2,505
2011	3,805	1,655
2012	2,454	362
2013	1,381	-
2014	228	-
Total lease payments receivable under sales-type leases	7,868	4,522
Less amount representing interest	(1,396)	(712)
Net lease payments receivable under sales-type leases	6,472	3,810
Less current portion of lease payments receivable under sales-type leases	(2,956)	(2,009)
Long-term lease payments receivable under sales-type leases	$3,516	$1,801

In addition to the leases above, in 2010, the Company entered into a similar sales-lease type arrangement with Westcon Brasil Ltda. (“Westcon”), a third-party that specializes in buying and selling IT equipment and solutions. This specific arrangement was completed as part of a lease contract with Cidade Administrativa de Minas Gerais - CAMG (Administrative City of Minas Gerais, one of Brazil’s 26 states). As of December 31, 2010, lease payments receivable under Westcon sales-type lease consisted of (in thousands):

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

December
Lease Payments Receivable Under Westcon Capital Leases	31, 2010

2011	$6,961
2012	7,017
2013	7,017
2014	6,453
Total lease payments receivable under Westcon sales-type leases	27,448
Less amount representing interest	(8,066)
Net lease payments receivable under Westcon sales-type leases	19,382
Less current portion of lease payments receivable under Westcon sales-type leases	(3,616)
Long-term lease payments receivable under Westcon sales-type leases	$15,766

NOTE 4 – PROPERTY AND EQUIPMENT, NET

As of December 31, 2010 and 2009, property and equipment, net consisted of (in thousands):

	December	December
	31, 2010	31, 2009
Machinery and equipment	$159	$151
Furniture and fixtures	352	304
Computer equipment	6,479	6,123
Leasehold improvements	236	227
Total property and equipment	7,226	6,805

Less accumulated depreciation and amortization	(5,819)	(4,960)

Total property and equipment, net	$1,407	$1,845

Depreciation and amortization for the years ended December 31, 2010 and 2009 amounted to $1,333 and $408, respectively.

NOTE 5– INTANGIBLE ASSETS, NET

At December 31, 2010 the gross carrying amount and accumulated amortization of intangible assets subject to amortization are as follows:
	Gross Assets	Accumulated Amortization	Net
Trademark	$11	$-	$11
Software	992	(827)	165
Total	$1,003	$(827)	$176

At December 31, 2009 the gross carrying amount and accumulated amortization of intangible assets subject to amortization are as follows:

	Gross Assets	Accumulated Amortization	Net
Trademark	$9	$-	$9
Software	928	(679)	249
Total	$937	$(679)	$258

Amortization expense for the years ended December 31, 2010 and 2009 amount to $148 and $96, respectively.

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

NOTE 6 – ACCRUED LIABILITIES

Accrued liabilities consisted of (in thousands):

	December 31, 2010	December 31, 2009

Accrued expenses	$833	$1,026
Accrued payroll expenses	636	988
Sales taxes payable	453	228
Income taxes payable	126	215
Accrued interest	96	115
Accrued commission expenses	227	207
Other	-	165
Provisions for contingent obligation	34	306
Total	$2,405	$3,250

NOTE 7 – DEBT

As of December 31, 2010 and 2009, long-term debt consists of the following (in thousands):

	December	December
	31, 2010	31, 2009

Banco Itaú working capital loan	$700	$1,675
Banco Safra working capital loan	1,973	623
Banco Votorantim working capital loan	2,401	-
Banco Bradesco working capital loans	7,374	-
Banco Itaú revolving line of credit	-	520
Other	9	9
Total	12,457	2,827

Less current maturities of long-term debt	(4,475)	(2,148)

Total long-term debt	$7,982	$679

Banco Itaú working capital loan

On August 18, 2009, the Company secured a working capital loan from Banco Itaú in the amount of $2,065 (R$ 3,500). The loan is payable in 24 installments through August 2011 and follows a pricing model in which interest payments increases over time, yielding an effective interest rate of 20% per year. This loan is secured by Cimcorp’s accounts receivable.   In the event of a default, the amount due shall bear delinquent interest of 12% per annum and a late payment surcharge. As of December 31, 2010 and 2009, the balance due on the loan was $700 and $1,675, respectively. The minimum payment is $87 per month.

Banco Safra working capital loan

On May 20, 2010, the Company secured a working capital loan from Banco Safra in the amount of $2,360 (R$ 4,000) at an interest rate of 6.8% plus CDI (interbank deposit certificate – 9.7% at 12/31/2010) per annum and a maturity date of May 2011.  This agreement is secured by the accounts receivable related to certain client contracts. In the event of a default, the amount due shall bear a delinquent interest of 12% per annum and a fine of 2%.  As of December 31, 2010 and 2009, the balance due on the loan was $1,973 and $623, respectively. The minimum payment is $59 per month.

Banco Votorantim working capital loan

On October 15, 2010, the Company secured a working capital loan from Banco Votorantim in the amount of $2,360 (R$4,000)  at an interest rate of 6.0% plus DI (interbank deposit – 9.7% at 12/31/2010) per annum and a maturity date of January 30, 2014.  This loan is secured by Cimcorp’s accounts receivable.  As of December 31, 2010 and 2009, the balance due on the loan was $2,401and $0, respectively. The minimum payment is $72 per month.

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

Banco Bradesco working capital loans

On April 13, 2010, the Company secured a working capital loan from Banco Bradesco in the amount of $229 (R$ 388) at an interest rate of 16.4% per annum and a maturity date of April 2014.  This loan is secured by Cimcorp’s accounts receivable.  As of December 31, 2010 and 2009, the balance due on the promissory note was $202 and $0, respectively. The minimum payment is $6 per month.

Additionally, on November 29, 2010, the Company secured another working capital loan from Banco Bradesco in the amount of $7,080 (R$ 12,000) at an interest rate of 6.8% plus CDI (interbank deposit certificate – 9.7% at 12/31/2010) per annum and a maturity date of November 28, 2014.  This loan is also secured by Cimcorp’s accounts receivable. As of December 31, 2010 and 2009, the balance due on the loan was $7,172 and $0, respectively. The minimum payment is $151 per month.

Banco Itaú revolving line of credit

Cimcorp has the option of using an unsecured revolving line of credit linked to certain Banco Itaú bank accounts.  As of December 31, 2010 and 2009, the balance outstanding on the line of credit was $0 and $520, respectively.  The line of credit does not have a maturity date and has interest rate of 25.3% per annum.

Future minimum principal payments on long-term debt are as follows (in thousands):

2011	$4,475
2012	3,195
2013	2,968
2014	1,819
Total minimum payments	$12,457

NOTE 8 – CAPITAL LEASE OBLIGATIONS

Cimcorp enters into capital lease arrangements with financial institutions (Banco do Brasil, Bradesco, CIT, Safra and Banco Itaú) for the acquisition of IT related equipment, which, in turn, is subleased to its customers. See Note 3 for sales-type lease payments receivable.

Future minimum payments under capital lease obligations in each of the subsequent to December 31, 2010 are as follows:

Amount
Capital lease obligations:
2011	$2,504
2012	1,678
2013	1,133
2014	40
Total minimum lease payments	5,355
Less amount representing interest	(698)
Net minimum lease payments	4,657
Less current portion of obligations under capital leases	(3,820)
Long-term obligations under capital leases	$837

NOTE 9 – DEFERRED REVENUE AND COSTS

The Company entered into certain sales-type leases with customers, in which the underlying equipment was initially procured using a capital lease financing that restricted the Company from transferring title or ownership. In these situations, the Company defers the revenue and costs related to the sales-type lease until the initial capital lease financing obligation is satisfied and/or title can be transferred.

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

Deferred Revenue

The following table summarizes the deferred revenue related to sales-type leases:

	December	December
	31, 2010	31, 2009
Current	$920	$2,773
Non-current	6,480	2,877
	$7,400	$5,650

Deferred Costs

The following table summarizes the deferred costs related to sales-type leases:
	December	December
	31, 2010	31, 2009
Current	$677	$2,105
Non-current	4,510	2,074
	$5,187	$4,179

NOTE 10 – WESTCON CAPITAL LEASE OBLIGATIONS

In addition to the leases entered into with the financial institutions aforementioned in Note 8 during 2010, the Company entered into a similar sales-lease type arrangement with Westcon, a third-party that specializes in buying and selling IT equipment and solutions. This specific arrangement was completed as part of a lease contract with Cidade Administrativa de Minas Gerais - CAMG (Administrative City of Minas Gerais, one of Brazil’s 26 states). The lease obligation is guaranteed by the sales contract receivable, which has a term of 56 months.

Future minimum payments under the Westcon capital lease obligations in each of the subsequent periods to December 31, 2010 are as follows:

Amount
Capital lease obligations:
2011	$3,757
2012	4,604
2013	4,604
2014	3,878
Total minimum lease payments	16,843
Less amount representing interest	(5,017)
Net minimum lease payments	11,826
Less current portion of obligations under capital leases	(1,726)
Long-term obligations under capital leases	$10,100

NOTE 11 – TAXES

The provision (benefit) for income taxes for the years ended December 31, 2010 and 2009 consist of the following:

	December	December
	31, 2010	31, 2009
Current:
Current	$278	$953
Deferred	-	-
Total	$278	$953

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable Brazilian statutory income tax rate of 34% for the December 31, 2010 and 2009 to the loss before taxes as a result of the following differences (in thousands):

	December		December
	31, 2010		31, 2009
Income (loss) before income taxes	$3,737		$(3,559)
Statutory tax rate	34%		34%
Total tax at statutory rate	1,271		(1,210)
Permanent difference - REFIS		-	323
Permanent difference – depreciation		-	141
Permanent difference – provision for investment	396		350
Permanent difference – fixed asset and intangible	134		-
Permanent difference – investment	(448)		-
Permanent difference – equity method	-		(681)
Others	483		599
Total	1,836		(478)
Changes in valuation allowance	(1,558)		1,431

Income tax expense	$278		$953

Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Deferred tax assets and (liabilities) at December 31, 2010 and 2009 are comprised of the following (in thousands):

	December 31, 2010	December 31, 2009

Provisions for contingent obligations	$2,182	$2,086
Allowance for bad debt expense	491	521
Sales-type leases	(315)	1,598
Accrued expenses	283	496
Accrued taxes	365	-
Tax loss carryforwards	137	-
Gross deferred tax assets	3,143	4,701
Change in valuation allowance	(3,143)	(4,701)
Net deferred tax assets	$-	$-

Brazilian tax law allows tax losses to be carried forward indefinitely to be utilized to offset future taxable income. Tax legislation enacted in 1995 limits the utilization of tax loss carryforwards in a given year to 30% of taxable income. At December 31, 2010 and 2009, the Company and its subsidiaries had tax loss carryforwards of $402 and $0, respectively.

The valuation allowance related to the tax loss carryforwards and temporary differences was established for the portions or all of deferred tax assets whose realization cannot be assessed as more likely than not.

TAXES PAYABLE - Adherence to the Program of Subdivision of Federal Taxes (“REFIS”)

REFIS is Brazilian Federal Taxes Installment Payment Program to finance past due taxes in up to 180 installments.  The Company filed its adherence to the REFIS program, as provided in Law no. 11941 of May 27, 2009, and including all of its debts with the Receita Federal do Brasil and Procuradoria-Geral da Fazenda Nacional (Brazilian IRS) maturing through December 31, 2010.

Included in taxes payable as of December 31, 2010 and 2009 are $1,372 and $1,173, respectively, of amounts due under the REFIS program.

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

RECOVERABLE TAXES

As of December 31, 2010 and 2009, recoverable taxes consisted of (in thousands):

	December	December
	31, 2010	31, 2009
Recoverable Federal taxes (1)	$2,573	$2,658
Recoverable state tax - ICMS (2)	231	107
Value-added taxes (3)	2,218	1,055
	$5,022	$3,820

(1) IRPJ: Brazilian Federal income tax on taxable net profits.
     CSLL: Social contribution on taxable net profits, created to finance social programs and funds.
(2) ICMS: State tax on sales of goods and services.
(3) Value-added taxes (PIS and COFINS) on goods and services sold.

According to Brazilian tax rules, payments made by Federal public entities for rendering of services or acquisition of goods are subject to the following withholding Federal taxes: PIS (turnover tax), COFINS (social contribution on gross revenues), CSLL (social contribution on net profits) and IRPJ (corporate income tax). The rates applicable to each tax are: (a) PIS: 0.65%; (b) COFINS: 3%; (c) CSLL: 1% and (d) IRPJ: 1.2% (acquisition of goods) or 4.8% (rendering of services).

In general, the amounts of withholding taxes correspond to a fraction of the total amount due by Cimcorp of the same taxes. In other words, the amounts of withholding taxes will be deemed as an initial and partial payment of the same taxes, and will be deductible from the total amount of the same Federal taxes due by Cimcorp within the taxable period.

Cimcorp is allowed to offset the amount previously withheld of Federal taxes over payments made by Federal public entities (recoverable taxes) with the amount due each month of the same taxes.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

As of December 31, 2010 and 2009, other long-term liabilities are comprised of the following:

	December	December
	31, 2010	31, 2009
ISS tax claims (1)	$3,078	$2,683
Uncertain tax positions (2)	1,165	1,066
PPI program (3)	1,139	1,090
Labor related claims (4)	1,049	979
Other	64	61
Totals	6,495	5,879
Less: Current portion	(34)	(306)
Other long-term liabilities	$6,461	$5,573

(1)	ISS Tax Claims
The municipality of São Paulo has several tax claims alleging that the Company owes ISS (service taxes – Imposto Sobre Serviços) on services rendered by the Company to customers within the municipality.  The Company has recorded a $3,078 provision representing the portion of the claims, including accrued interest and penalties, deemed to be probable of payment upon ultimate settlement.

(2)	Uncertain tax positions
The Company has provided a liability for uncertain tax positions, including accrued interest and penalties, deemed more-likely-than not to be probable of payment under a presumed audit.

A reconciliation of the beginning and ending amount of uncertain tax positions are as follows:

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

Balance at December 31, 2008	$715
Interest	44
Additions based on current year tax positions	55
Foreign exchange impact	252
Balance at December 31, 2009	1,066
Interest	49
Foreign exchange impact	50
Balance at December 31, 2010	$1,165

The Company recognizes accrued interest in interest expense and penalties in selling, general, and administrative expenses. During the years ended December 31, 2010 and 2009, the Company recognized approximately $66 and $81, respectively, of interest and penalties.

The Company’s total unrecognized tax benefit, not including interest and penalties, as of December 31, 2010 was $3,423, of which $563 would affect the effective tax rate if the Company were to recognize the tax benefit.   The Company estimates that none of this will be paid within the next 12 months. However, the Company believes that it is reasonably possible that within the next 12 months unrecognized tax benefits will remain unchanged despite the expiration of certain statutes of limitations.

(3)	PPI Program
The Company adhered to an Incentive Installments Program (PPI), as provided in Law No. 14129 of January 11, 2006, for a portion of its ISS tax claims received from the Municipality of Sao Paulo. The amounts included in the PPI program will be paid in 120 installments.  This payment method offers reductions of 50% of the specific fines for late payment charges, 100% of interest and 50% of legal costs.

(4)	Labor
Labor contingencies refer to labor claims for, among other things, overtime, wage equivalence, work conditions. The amounts recorded by the Company have been assessed as probable by its legal advisors. The Company has recorded of $1,049 and $979 that our legal advisors assessed as probable in 2010 and 2009, respectively.

All contingent obligations are classified as long-term as the Company does not expect to pay any of these amounts in fiscal 2011 and include accrued interest and penalties amounting to $3,125 and $2,662 as of December 31, 2010 and 2009, respectively.

The Company leases various office spaces under non-cancelable operating leases which expire at various times from 2012 to 2014. Future aggregate minimum lease payments under non-cancelable operating leases as of December 31, 2010 were as follows (in thousands):

2011	$641
2012	613
2013	386
2014	80
Total minimum lease payments	$1,720

The Company’s underlying leases are secured by open letters of credit from Banco Bradesco.  Rent expense for the years ended December 31, 2010 and 2009 was $655 and 761, respectively.

NOTE 13 – CAPITAL STOCK

The Company is authorized to issue 11,713,316 shares of Common stock, with a $0.01 par value per share.  In addition, the Company is authorized to issue 4,554,307, 184,473 and 598,789 shares of Series A, B and C Preferred stock, respectively.  Each Preferred stock has a par value per share of $0.01.

During the year ended December 31, 2009, the Company repurchased 4,554,307 and 184,473 shares of Series A and B Preferred Stock for a total cash consideration of $1,658.

CIMCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
(In thousands)

NOTE 14 – SUBSEQUENT EVENTS

In accordance with FASB ASC 855 “Subsequent Events”, the Company has evaluated subsequent events through the date of the issuance January 9, 2012.

On July 20, 2011, the Company repurchased 347,587 shares of Common stock for a total consideration of $ 2,006 (R$3,140), of which $1,314 (R$2,057) was paid upon closing and the remaining $692 (R$1,083) will be payable in 4 quarterly installments of $173 (R$271).

On August 2, 2011, the Midas Medici Group Holdings completed the acquisition of a 60% interest in Cimcorp pursuant to the terms of the Stock Purchase Agreement (the “SPA”).

Pursuant to the terms of the SPA, the selling shareholders (“Seller”) will sell on January 24, 2012 (but no later than January 27, 2012) an additional 20% of the shares of Cimcorp (“Tranche A”) to Midas Medici Group Holdings for a purchase price of Nine Million Brazilian Reais ($5,817), which purchase price shall be subject to certain adjustment to the Brazil CPI index provided, however, such adjustment shall be capped at 7%.

Midas Medici Group Holdings has the right to purchase the remaining 20% of the shares of Cimcorp at any time during the 12 and 24 month anniversary of the initial closing at a purchase price of Nine Million Brazilian Reais ($5,817), subject to certain adjustments as set forth in the SPA. The Seller and minority shareholders’ of Cimcorp have the right to elect to have the Company purchase the remaining 20% of the shares of Cimcorp (the “Tranche B”) 30 days after the 24 month anniversary of the initial closing. The SPA provides that in the event the Company undergoes a change in control, as defined, or transfers more than 50% of the shares of Cimcorp the purchase of Tranches A and B shall be accelerated. The Seller’s right to have the Company purchase the remaining 20% of the shares of Cimcorp, resulted in recognition of a redeemable noncontrolling interest in Cimcorp on the date of acquisition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Midas Medici Group Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Midas Medici Group Holdings, Inc. and Subsidiaries  (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive loss, deficit and cash flows for the years then ended. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midas Medici Group Holdings, Inc. and Subsidiaries as of December 31, 2010 and 2009, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

Roseland, New Jersey
April 4, 2011

Midas Medici Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2010 and 2009

	2010	2009
ASSETS
Current assets:
Cash	$13,914	$64,093
Accounts receivable, net	80,832	300,394
Prepaid expenses and other current assets	16,720	9,650
Total current assets	111,466	374,137

Property and equipment, net	8,031	17,893
Other assets	1,763	2,697
Total assets	$121,260	$394,727

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,044,060	$1,527,588
Revolving credit facility	7,180	171,804
Deferred revenue	62,864	149,372
Current portion of long-term debt	307,403	484,415
Current portion of capital lease obligations	7,549	11,899
Preferred stock dividends payable - stated	42,187	178,208
Total current liabilities	2,471,243	2,523,286

Long-term debt, less current portion	1,041,489	333,536
Capital lease obligations, less current portion	853	5,869
Total liabilities	3,513,585	2,862,691

Commitments and contingencies

Deficit:
Midas Medici Group Holdings, Inc. and Subsidiaries: Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued as of December 31, 2010 and 2009	-	-

Common stock, $0.001 par value; 40,000,000 authorized; issued 3,011,516 and outstanding 2,586,516 Shares at December 31, 2010; issued 2,735,516 and outstanding 2,310,516 shares at December 31, 2009	3,012	2,736

Treasury stock, at cost; 425,000 shares at December 31, 2010 and 2009, respectively	(40)	(40)

Additional paid-in capital	1,549,226	(82,637)
Accumulated deficit	(4,817,626)	(2,309,048)
Accumulated other comprehensive income	5,331	6,867
Total deficit of Midas Medici Group Holdings, Inc. and Subsidiaries	(3,260,097)	(2,382,122)
Non-controlling interest	(132,228)	(85,842)
Total deficit	(3,392,325)	(2,467,964)
Total liabilities and deficit	$121,260	$394,727

See the accompanying notes to consolidated financial statements.

Midas Medici Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2010 and 2009

	Years Ended December 31,
	2010	2009

Revenues	$1,123,140	$3,009,163
Cost of services	580,799	1,757,823
Gross margin	542,341	1,251,340

Operating expenses:
Selling, general and administrative	2,937,000	2,722,871
Depreciation and amortization	10,695	19,923
Total operating expenses	2,947,695	2,742,794
Operating loss	(2,405,354)	(1,491,454)

Other income (expense):
Interest income	2	4
Interest expense	(142,960)	(89,638)
Total other income (expense)	(142,958)	(89,634)
Loss before income taxes	(2,548,312)	(1,581,088)

Provision for income taxes	6,652	1,020
Net loss	(2,554,964)	(1,582,108)
Less: Net loss attributable to the non-controlling interest	46,386	85,842
Net loss attributable to Midas Medici Group Holdings, Inc. and Subsidiaries	(2,508,578)	(1,496,266)

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	-	(109,958)
Preferred stock dividend accretion	-	(203,109)
Net loss applicable to Common Stockholders	$(2,508,578)	$(1,809,333)

Net loss per common share (basic and diluted)	$(0.99)	$(1.40)

Weighted average number of common shares (basic and diluted)	2,526,172	1,290,777

Comprehensive loss:
Net loss	$(2,554,964)	$(1,582,108)
Foreign currency translation gain (loss)	(1,536)	9,629
Total comprehensive loss	(2,556,500)	(1,572,479)
Comprehensive loss attributable to the non-controlling interest	46,386	85,842
Comprehensive loss attributable to Midas Medici Group Holdings, Inc. and Subsidiaries	$(2,510,114)	$(1,486,637)

See the accompanying notes to consolidated financial statements.

Midas Medici Group Holdings, Inc. and Subsidiaries
Consolidated Statements of  Deficit
Years Ended December 31, 2010 and 2009

	Common Stock		Additional Paid-in Capital	Treasury Stock		Common Stock Put Options	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Deficit	Non-Controlling Interest	Total Deficit
	Shares	Amount		Shares	Amount

Balance - December 31, 2008	2,192,094	$2,192	$540,997	808,611	$(974,015)	$(269,000)	$(812,782)	$(2,762)	$(1,515,370)	$-	$(1,515,370)

Sale of common stock	15,981	16	24,984						25,000		25,000

Treasury stock received at $0.00 cost				50,948					-		-

Effect of reverse merger adjustments	1,387,000	1,387	(262,546)	425,000	(40)				(261,199)		(261,199)

Accretion of accelerated and ballon dividends on preferred stock			(203,109)						(203,109)		(203,109)

Elimination of treasury stock upon reverse merger	(859,559)	(859)	(973,156)	(859,559)	974,015				-		-

Elimination of accrued common stock put options upon reverse merger						269,000			269,000		269,000

Elimination of accumulated accretion of accelerated and balloon dividends on preferred stock upon reverse merger			598,694						598,694		598,694

Preferred dividends			(109,958)						(109,958)		(109,958)

Stock-based compensation			301,457						301,457		301,457

Foreign currency translation								9,629	9,629		9,629

Loss attributed to non-controlling interest									-	(85,842)	(85,842)

Net loss attributable to
Midas Medici Group Holdings, Inc.							(1,496,266)		(1,496,266)		(1,496,266)
Balance - December 31, 2009	2,735,516	2,736	(82,637)	425,000	(40)	-	(2,309,048)	6,867	(2,382,122)	(85,842)	(2,467,964)

Sale of common stock	256,000	256	1,279,744						1,280,000		1,280,000

Issuance of common stock to satisfy accounts payable	20,000	20	49,980						50,000		50,000

Stock-based compensation			302,139						302,139		302,139

Foreign currency translation								(1,536)	(1,536)		(1,536)

Loss attributed to non-controlling interest									-	(46,386)	(46,386)

Net loss attributable to
Midas Medici Group Holdings, Inc.							(2,508,578)		(2,508,578)		(2,508,578)
Balance - December 31, 2010	3,011,516	$3,012	$1,549,226	425,000	$(40)	$-	$(4,817,626)	$5,331	$(3,260,097)	$(132,228)	$(3,392,325)

See the accompanying notes to consolidated financial statements.

Midas Medici Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows Years Ended December 31, 2010 and 2009

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(2,554,964)	$(1,582,108)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,695	19,923
Stock-based compensation	302,139	301,457
Deferred taxes	-	(1,057)
Changes in operating assets and liabilities, net of effects of consolidation of Utilipoint International, Inc:
Accounts receivable	219,575	253,160
Prepaid expenses and other current assets	(6,859)	32,881
Accounts payable	4,019	130,780
Accrued expenses and other current liabilities	620,538	474,480
Deferred revenue	(87,024)	(4,639)
Management fees payable	(113,978)	63,978
Other	57,259	12,533
Net cash used in operating activities	(1,548,600)	(298,612)

Cash flows from investing activities:
Purchases of property and equipment	(824)	(1,465)
Net cash acquired from acquisition	-	16,482
Net cash (used in) provided by investing activities	(824)	15,017

Cash flows from financing activities:
Net payments on revolving credit facility	(164,624)	(45,022)
Principal payments on capital lease obligations	(9,366)	(16,766)
Principal payments on notes payable	(283,932)	(126,560)
Proceeds from notes payable	814,873	369,113
Proceeds from issuance of common stock	1,280,000	25,000
Distribution/dividend to preferred stockholders	(136,022)	-
Net cash provided by financing activities	1,500,929	205,765

Net decrease in cash and cash equivalents	(48,495)	(77,830)
Effect of exchange rate changes on cash and cash equivalents	(1,684)	(2,623)
Cash and cash equivalents at beginning of year	64,093	144,546
Cash and cash equivalents at end of year	$13,914	$64,093

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$89,363	$68,446
Taxes	$6,652	$2,077

Supplemental disclosure of non-cash financing and investing activities:
Issuance of common stock to satisfy accounts payable	$50,000	$-
Property and equipment acquired under capital loss	$-	$1,884

See the accompanying notes to consolidated financial statements.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Midas Medici Group Holdings, Inc, formerly Mondo Acquisition I, Inc. (“Midas Medici”, the “Company”), was incorporated in the State of Delaware on October 30, 2006 for the purpose of raising capital that is intended to be used in connection with its business plans which may include a possible merger, acquisition or other business combination with an operating business. On May 15, 2009, Mondo Management Corp., the then sole shareholder, and Midas Medici Group, Inc. entered into a Purchase Agreement.  Pursuant to the Purchase Agreement, Mondo Management Corp. sold  to Midas Medici Group 1,000,000 previously  issued  and outstanding  shares  of  Mondo Management Corp.'s restricted common stock, comprising 100% of  the  issued  and outstanding  capital  stock  of Mondo Management Corp. The execution of the Purchase Agreement resulted in a change in control of the Company, both in its shareholding and management. Effective May 22, 2009, the Company changed its name to Midas Medici Group Holdings, Inc.

On August 21, 2009, Midas Medici and Utilipoint International, Inc. (“Utilipoint”), entered into a reverse merger transaction, which resulted in Midas Medici being the “legal acquirer” and Utilipoint the “accounting acquirer”. The prospective filings with the Securities and Exchange Commission (the “SEC”) included the historical financial results of Utilipoint as of and for the years ended December 31, 2010 and 2009 and Midas Medici, and its subsidiaries only as of and for the period commencing August 21, 2009, the date of the reverse merger.

Pursuant to the Merger Agreement, an aggregate of 1,348,516 shares of Midas Medici were issued to Utilipoint shareholders in exchange for 42,191 Utilipoint shares (which represents 100% of the then outstanding shares). This includes 21,523 Utilipoint Series A Preferred Stock that were converted to 687,922 Midas Medici common shares. Further, all outstanding Utilipoint options were exchanged for 172,597 Midas Medici options in accordance with the Midas Medici stock option program, adopted on July 27, 2009. Immediately after the closing of the acquisition and as of December 31, 2010, an aggregate of 2,586,516 shares of common stock were outstanding. Hence, the 1,348,516 shares represented approximately 52% of the outstanding shares of Midas Medici.

At the closing of the Merger Agreement on August 21, 2009, Midas Medici ceased to be a shell company. Any reference to “Company”, “Midas Medici”, “we” or “our” after August 21, 2009, refers to Midas Medici Group Holdings, Inc. together with our wholly-owned subsidiary Utilipoint and its subsidiaries.

References herein to Utilipoint common shares  has been retrospectively adjusted to reflect the exchange ratio 31.962187 Midas Medici common shares for each share of Utilipoint common stock established in the Merger Agreement.

Utilipoint, together with its subsidiaries, is a utility and energy consulting, and issues analysis firm. Utilipoint offers public issues and regulatory management, advanced metering infrastructure and meter data management, rates and demand response, utility energy and technology, trading and risk management, and energy investment services. Utilipoint provides its services to energy companies, utilities, investors, regulators, and industry service providers primarily in North America and Europe. Utilipoint also serves select clients in Asia, South America, Africa and the Middle East. Utilipoint is headquartered in Albuquerque, New Mexico, with two domestic regional offices in Tulsa, Oklahoma and Houston, Texas, and is incorporated under the laws of the State of New Mexico. Utilipoint also has a wholly owned subsidiary, Utilipoint, s.r.o., in the Czech Republic and maintains its international operations through its office in Brno, Czech Republic.

In July 2009, Utilipoint acquired a controlling interest in The Intelligent Project, LLC (“IP”). IP is a research and advisory services firm addressing the challenges that utilities face in advancing and solving electricity consumers’ needs related to the Smart Grid. IP is headquartered in West Lafayette, Indiana. The acquisition was accounted for as a combination of entities under common control.  As such, expenditures amounting to $177,603 for the period from January 1, 2009 through date of acquisition have been included in the consolidated statements of operations and comprehensive loss as if the acquisition had occurred on January 1, 2009 (See Note 13 – Related Party Transactions).

The accompanying consolidated financial statements present on a consolidated basis the accounts of Midas Medici Group Holdings, Inc and subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)            Revenue Recognition

The Company’s primary revenue streams and the basis on which revenue is recognized for each are as follows:

Fixed-Price Contracts
Fixed price contracts are projects where services are provided at an agreed upon price for defined deliverables. On occasion, clients with fixed price contracts will require an accounting of all hours worked on a project at an agreed upon hourly rate to accompany an invoice.

Bundled Service Agreements (“BSAs”)
BSAs are packages of services that clients subscribe to, typically on an annual contract basis. The services typically include a combination of the following:

•      Access to subject matter experts as needed, by telephone
•      Discounted fees for Utilipoint events
•      Advertising space on the IssueAlert® e-publication
•      One to three reports and/or whitepapers on industry topics
•      Briefings on industry trends and research findings

BSAs also include annual memberships in the Advanced Metering Infrastructure and Meter Data Management (“AMI MDM”) forum and corporate contracts. The AMI MDM forum is designed for electric, water, and/or gas utilities, regulators, utility governing boards, independent system operators and consumer advocacy groups to come together and discuss meter data management successes, problems, issues, interfaces and best practices. Corporate contracts are characterized by an annual contract for a pre-defined amount of market research hours.  Clients of this service receive access to Utilipoint’s directory and InfoGrid products. The primary service is the block of hours purchased.

The Company believes that the substance of BSAs, indicates that the purchaser pays for a service that is delivered over time.  As a result, revenue recognition occurs over the subscription period, or in the case of corporate contracts as the hours are utilized, reflecting the pattern of provision of service.

Time and Materials Contracts (“T&M”)
T&M are services billed at a set hourly rate.  Project related expenses are passed through at cost to clients.  Normally invoices occur on monthly basis. Utilipoint recognizes revenue as billed unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

Events and Sponsorships
The Company hosts events such as conferences.  These events include revenues from sponsorships and registration fees which are recognized in the month of the event.  Revenues from sponsors of the AMI MDM forum are recognized over the annual subscription period, reflecting the pattern of provision of service.

The Company’s deferred revenue consists primarily of amounts received from or billed to clients in conjunction with BSAs, T&M and fixed price contracts for which revenue is recognized over time or upon completion of contract deliverables.

(b)           Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Significant estimates include: allowances for doubtful accounts, stock compensation expense assumptions, certain revenue recognition methodologies related to contract deliverables, valuation allowances for deferred tax assets, rates at which deferred tax assets and liabilities are expected to be recorded or settled, accruals for paid time off and the estimated labor utilization rate used to determine cost of services for the Company’s foreign subsidiary.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(c)             Allowance for Doubtful Accounts

Allowances for doubtful accounts are based on evaluation of customers’ ability to meet their financial obligations to the Company.  When evaluation indicates that the ability to pay is impaired, a specific allowance against amounts due is recorded thereby reducing the net recognized receivable to the amount the Company reasonably believes will be collected. When management determines that receivables are not collectible, the gross receivable is written off against the allowance for doubtful accounts.

(d)            Property and Equipment

Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the useful lives that typically range from three to ten years.  Equipment under capital leases is amortized over the lease term  which is typically three years and is removed from the Company’s accounting records upon lease termination.

(e)             Fair Value of Financial Instruments

The carrying amounts of financial instruments, which include cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, other current liabilities, revolving credit facility and debt approximate their fair values due to their short maturities and variable interest rate on the revolving credit facility and fixed rates which approximate market rates on notes payable.

(f)           Comprehensive Loss

Comprehensive loss consists of net loss or gains on foreign currency translations and net loss from operations and is presented in the consolidated statements of  deficit. This includes charges and credits to equity that are not the result of transactions with stockholders. Included in other comprehensive loss are the cumulative translation adjustments related to the net assets of the operations of the Company’s foreign subsidiary. These adjustments are accumulated within deficit under the caption “Accumulated Other Comprehensive Loss”.

(g)             Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with the provision of ASC 718-10 and ASC 505-50 “Stock Compensation and Equity Based Payments to Non-Employees.” ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods.  In accordance with ASC 505-50, equity instruments issued to non-employees for services and goods are shares of our common stock or options to purchase shares of our common stock.  We expense the fair value of these securities over the period in which the related services are received.

The Company uses the Black-Scholes option-pricing model as its method of valuation for share-based awards.  The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(h)             Income Taxes

The current or deferred tax consequences of all events that have been recognized in the financial statements are measured based on provisions of enacted tax law to determine the amount of taxes payable or refundable in future periods. Effective with the July 2007 reorganization, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates for the years in which those temporary differences are expected to be recovered or settled.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized into income during the period that includes the enactment date.  A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion of, such deferred tax assets will not be realized.  The Company accounts for uncertain tax positions in accordance with ASC 740-10.   ASC 740-10-25 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company does not believe it has any material unrecognized income tax positions.

When applicable, the Company's practice is to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2010 and 2009, there was no accrual for interest or penalties recorded on the consolidated balance sheets. The Company and its subsidiaries file income tax returns in the U.S. Federal jurisdiction. The Company and its subsidiaries' federal income tax returns for tax years 2007 and beyond are open tax years subject to examination by the Internal Revenue Service (IRS). The Company and its subsidiaries also file income tax returns in various state jurisdictions, as appropriate, with varying statutes of limitation.

Utilipoint International, Inc. is a cash basis taxpayer.

(i)           Cost of Services

Cost of services represents direct job costs plus direct labor and related benefits and payroll taxes.

(j)           Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable business segment which is operated in two geographic locations.

(k)            Non-controlling Interest

Non-controlling interest consists of the minority owned portion of the Company’s 60% owned subsidiary, the Intelligent Project LLC.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(l)           Foreign Currency Translation and Transactions

The U.S. dollar is the reporting currency for all periods presented. The financial information for the Company outside the United States is measured using the local currency as the functional currency. Assets and liabilities for the Company’s foreign subsidiary are translated into U.S. dollars at the exchange rate in effect on the respective balance sheet dates, and revenues and expenses are translated into U.S. dollars based on the average rate of exchange for the corresponding period. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive income. Gains and (losses) from foreign currency transactions are reflected in the consolidated statements of operations under the line item selling, general and administrative expense. The foreign exchange (loss) gain was $(15,031) and $9,629 for the years ended December 31, 2010 and 2009, respectively. Such foreign currency transactions include primarily billings denominated in foreign currencies by the Company’s U.S. subsidiary, which are reported based on the applicable exchange rate in effect on the balance sheet date.

(m)           Recently Issued Accounting Standards

In October 2009, the Financial Accounting Standards Board ("FASB") issued guidance on “Multiple Deliverable Revenue Arrangements,” updating ASC 605 “Revenue Recognition.” This standard provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company is currently evaluating the requirements of this guidance and has not yet determined the impact of its adoption on the Company’s consolidated financial statements.

In October 2009, the FASB issued ASC 985-605, “Software Revenue Recognition.” This guidance changes the accounting model for revenue arrangements that include both tangible products and software elements that are “essential to the functionality,” and scopes these products out of current software revenue guidance. The new guidance will include factors to help companies determine what software elements are considered “essential to the functionality.” The amendments will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple deliverables. The amendments in this guidance are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating the requirements of this guidance and has not yet determined the impact of its adoption on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 – MERGER WITH CONSONUS TECHNOLOGIES, INC.

On February 28, 2011, the Company consummated  a merger, in accordance with the Agreement and Plan of Merger (the “Merger Agreement”), with Consonus Technologies, Inc. (“Consonus”) and MMGH Acquisition Corp., a wholly-owned subsidiary of the Company (the “Merger Sub”).  Pursuant to the Merger Agreement, at the closing of the Merger Agreement, Merger Sub merged with and into Consonus and Consonus will become the Company’s wholly-owned subsidiary.

The merger will be accounted for using the acquisition method of accounting for financial reporting purposes. In a merger transaction, the acquisition method requires the identification of the acquiring entity. Consonus has been identified as the acquiring entity, and Midas as the acquired entity for accounting purposes. Under acquisition accounting, the assets and liabilities of an acquired company (Midas) as of the effective time of the acquisition are recorded at their respective fair values and added to those of the acquiring company (Consonus). Financial statements issued for the periods after the consummation of an acquisition accounted for as a purchase would reflect such values and not be restated retroactively to reflect the historical financial position or results of operations of the acquired company. The historical financial statements of the surviving corporation will be those of the accounting acquirer (Consonus) and comparative statements of the surviving corporation will be those of the accounting acquirer (Consonus) rather than the legal acquirer (Midas).

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with the Merger Agreement each Consonus stockholder, will receive at closing, in exchange for each share of Consonus common stock held or deemed to be held by such stockholder immediately prior to the closing of the merger, the right to receive 1.33, referred to as the “Exchange Ratio” shares of the Company. The merger agreement also provides that each outstanding option and  warrant, or obligation to issue warrants, of Consonus will be exchanged for options and warrants of  the Company as would be issuable pursuant to the Exchange Ratio, with a pro rata adjustment to the exercise price. Additionally, all outstanding stock appreciation rights of Consonus was exchanged for stock appreciation rights of the Company at the Exchange Ratio.

The following tables sets forth the ownership interest of the principal stockholders in Consonus , Midas Medici  and the combined company:

	Midas Medici			Consonus			Combined Company
Name	Number of shares		Percentage*	Number of shares		Percentage**	Number of shares		Percentage***

Knox Lawrence International, LLC	120,113	(1)	4.6%	2,278,321	(2)	62.6%	3,150,280		42.4%

Nana Baffour	1,261,734	(3)	46.5%	2,278,321	(4)	62.6%	4,291,901	(5)	56.8%

Johnson Kachidza	1,261,734	(3)	46.5%	2,278,321	(4)	62.6%	4,291,901	(5)	56.8%

* Percentage of Midas Medici is based upon 2,586,516 shares of common stock outstanding as of February 4, 2011 and options and warrants exercisable within 60 days.
** Percentage of Consonus is based upon 3,637,472 shares of common stock outstanding as of February 4, 2011 and options and warrants exercisable within 60 days.

***        Percentage of common stock of the combined company is based on 7,424,354 shares of common stock of the combined company outstanding upon the consummation of the merger and assumes that the exchange ratio to be used in connection with the merger is approximately 1.33 shares of Midas Medici common stock for each share of Consonus common stock.

(1)	Nana Baffour and Johnson Kachidza hold the power to vote and dispose of the shares of Know Lawrence International, LLC ("KLI").

(2)
Includes  (a) 75,000 shares held by MMC I SOF, LLC (b) 100,000 shares held by UTP International, LLC (c) 381,514 shares held by Quotidian Capital, LLC and (d) 100,000 shares held by MMC, LLC, affiliates of KLI.

(3)
Includes (a) 120,113 shares held by KLI, (b) 687,922 shares held by UTP International, LLC , (c) 27,168  shares underlying an option held by KLI  IP Holding, Inc.,  to purchase shares of the Company issued at the closing of the acquisition of Utilipoint which is currently exercisable at a price of $1.56 per share; (d) 326,531 shares held individually, and (e) shares underlying an option to purchase 100,000 shares of common stock of the Company which is currently exercisable.

(4)
Includes (a) 1,621,807 shares held by KLI, (b) 75,000 shares held by MMC I SOF, LLC and (c) 100,000 held by MMC, LLC, (d) 100,000 shares held by UTP International, LLC and (d) 381,514 shares held by Quotidian Capital, LLC. Nana Baffour, Executive Chairman  of Consonus and Johnson Kachidza, a director of Consonus hold the power to vote and dispose of the shares of KLI.

(5)
Includes (a) 2,277,116 shares held by KLI, (b) 820,922 shares held by UTP International, LLC, (c) 99,750 shares held by KLI Affiliate (MMC I SOF, LLC), (d) 133,000 shares held by KLI Affiliate (MMC, LLC), (e) 507, 414 shares held by KLI Affiliate (Quotidian Capital, LLC),  (f) 27,168 shares underlying an option held by KLI IP Holding, Inc., to purchase shares of the Company issued at the closing of the acquisition of Utilipoint which is currently exercisable at a price of $1.56 per share, (g) 326,531 held individually and (h) shares underlying an option to purchase 100,000 shares of common stock of the Company which is currently exercisable.

NOTE 4 - LIQUIDITY

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business and, accordingly, no adjustments have been made to recorded amounts that might result from the outcome of this uncertainty. Our accumulated deficit at December 31, 2010 was $4,817,626, and we incurred  net losses of $2,554,964 and $1,582,108 for the years ended December 31, 2010 and 2009, respectively.  On December 31, 2010, we had working capital deficit of $2,359,777. Historically, Utilipoint has funded its operations with cash obtained mainly from stockholders and third-party financings.

As discussed in Note 3, the Company consummated the merger with Consonus in February 2011. Based upon the consummation of the merger,  we anticipate that our cash  requirements for the next twelve months will be adequately funded.

NOTE 5 - PROPERTY AND EQUIPMENT

At December 31, property and equipment consisted of the following:

	Estimated Useful Life	2010	2009
Office equipment	3 years	$7,758	$7,758
Furniture and fixtures	10 years	8,672	7,882
Equipment under capital leases	3 years	31,209	48,146
		47,639	63,786
Accumulated depreciation		(15,245)	(13,102)
Accumulated amortization of equipment under capital leases		(24,363)	(32,791)
		$8,031	$17,893

Property and equipment are stated at cost.  Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets.  Depreciation expense was $2,186 and $3,304 for years ended December 31, 2010 and 2009, respectively.  Amortization expense was $8,509 and $16,619 for the years ended December 31, 2010 and 2009, respectively.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At December 31, accounts payable and accrued expenses consisted of the following:

	2010	2009
Accounts payable	$636,653	$682,719
Accrued payroll and vacation	620,298	301,597
Due to KLI (see Note 13 - Related Party Transactions)	620,263	381,382
Other accrued expenses	166,846	161,890
	$2,044,060	$1,527,588

NOTE 7 - NOTES PAYABLE

At December 31, secured revolving credit facilities and other debt obligations consisted of the following:

		2010	2009
	Secured revolving credit facilities:
(1)	Proficio Bank	$-	$164,384
(2)	Chase Bank	7,180	7,420
	Subtotal	7,180	171,804
(3)	Related party notes	1,348,892	817,951
		1,356,072	989,755
Loss:	Current maturities of debt	314,583	656,219

	Long-term debt	$1,041,489	$333,536

(1)
On October 14, 2009, the Company, entered into a revolving loan agreement with Proficio Bank (the “Loan Agreement”). Pursuant to the terms of the Loan Agreement, the Lender agreed to loan up to $500,000 (the “Loan”) to the Company which amounts was evidenced by a Senior Secured Revolving Promissory Note. Interest on the Loan was payable monthly in arrears commencing on November 1, 2009, at a rate which is equal to the Wall Street Journal prime rate plus 2.5%, or a minimum of  6.5%. The Loan was secured by all of the Company's property, including, all our accounts, inventory, furniture, fixtures, equipment, leasehold improvements, chattel paper and general intangibles and all proceeds thereof.  There was a balance of $164,384 outstanding at December 31, 2009. The credit facility matured on October 14, 2010 and was paid in full on November 2, 2010.

(2)
In July 2009, IP secured a revolving credit facility with Chase Bank. The credit facility allows IP to borrow up to $15,000 at an interest rate ranging from 13.24% to 19.24%.  Interest accrues at an annual percentage rate of 13.24% for purchases and 19.24% for cash advances and overdraft protection. As of December 31, 2010 and 2009, the amount outstanding under this credit facility was $7,180 and $7,420, respectively.

(3)
As of December 31, 2010 and 2009, the Company had unsecured notes payable due to current and former shareholders totaling $1,348,892 and $817,951, respectively.   The various notes accrue interest ranging from 4% to 12% per annum and were subordinated to obligations under the above credit facility borrowings. The components of this liability are described below.

KLI, an entity of which Nana Baffour, the Company’s CEO and Johnson Kachidza, the Company’s CFO are each managing principals,  has provided financing including:

(i)
On December 31, 2009, Utilipoint issued a Senior Subordinated Debenture to KLI in the principal amount of $62,500. The Debenture provides for payment of interest in the amount of 10% per annum. The Debenture matures on December 31, 2013.  As of December 31, 2010 and 2009, the balance outstanding was $62,500.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - NOTES PAYABLE (cont’d)

(ii)
On January 15, 2009, Utilipoint issued a Senior Subordinated Debenture to KLI in the principal amount of $10,000. The Debenture provides for payment of interest in the amount of 10% per annum and matures on January 15, 2014.  As of December 31, 2010 and 2009, the balance outstanding was $10,000.

(iii)
On June 30, 2009, the Intelligent Project, LLC issued an unsecured promissory note to KLI IP Holding, Inc. in the amount of $108,968. Interest on this note accrues at an annual percentage rate of 5%. The note matures on June 30, 2012. As of December 31, 2010 and 2009, the balance outstanding was $108,968.

(iv)
On July 1, 2009, Utilipoint issued a Revolving Senior Subordinated Debenture to KLI. The Debenture provides for payment of interest in the amount of 10% per annum and matures on July 1, 2014.  As of December 31, 2010 and 2009, the balance outstanding was $860,020 and $137,067, respectively.

Officers and other affiliates of Utilipoint have provided the following financing including:

(i)
On January 1, 2006, Utilipoint issued a Senior Subordinated Debenture to Bruce R. Robinson Trust in the principal amount of $447,106. The Debenture provides for payment of interest in the amount of 12% per annum. The Debenture was due to mature on January 1, 2010 but has been extended through September 30, 2010 and the Company is currently in negotiations to settle the amounts owed.   As of December 31, 2010 and 2009, the balance outstanding was $307,403 and $447,106, respectively.

(ii)
An unsecured note bearing interest at a variable interest rate (which was 4% at December 31, 2010) and which was due on August 20, 2009 but extended through 2010.  As of December 31, 2010 and 2009, the balance outstanding was $0 and $16,309, respectively.

(iii)	An unsecured note bearing interest at 4% per annum which is due on May 4, 2010. As of December 31, 2010 and 2009, the balance outstanding was $0 and $5,000, respectively.
(iv)	An unsecured note bearing interest at 10% per annum which is due on January 15, 2014. As of December 31, 2010 and 2009, the balance outstanding was $0 and $15,000, respectively.

In accordance with separation agreement with a former executive, a $16,000 note payable which was originally due on September 23, 2009 was restructured on August 1, 2009 in connection with the resignation of the Company executive who holds the note. Per terms of a separation agreement, the former Company executive agreed to an extension of terms in the amount of two installments of $2,000 and $14,000 due December 31, 2010 and January 30, 2011, respectively.  As of December 31, 2010 and 2009, the balance outstanding was $0 and $16,000, respectively. The balance was paid off as of March 30, 2010.

The unpaid portion ($3,722) of a $9,722 note due June 2, 2009 to the same former Company executive was paid on October 16, 2009.

Interest expense on notes payable and the revolving credit facilities was $141,893 and $86,967 for the years ended December 31, 2010 and 2009, respectively which includes $121,038 and $80,821 of interest to related parties for the years ended December 31, 2010 and 2009 respectively.

The Company's contractual payments of long-term related party borrowings at December 31,  are as follows:

Year	Amount
2011	$314,583
2012	108,969
2013	62,500
2014	870,020
Total	$1,356,072
NOTE 8 - 401(K) PLAN

The Company maintains a defined contribution retirement plan under Internal Revenue Code Section 401(k).  Substantially all regular full time employees are eligible to participate in the plan.  The Company matches each eligible employee’s salary reduction contribution up to a limit of 3%.  The Company’s contributions were $9,819 for the year ended December 31, 2010, and $14,204 for the year ended December 31, 2009.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - DEFICIT

In accordance with the reverse merger on August 21, 2009 (refer to Note 1,  Description of Business and Basis of Presentation), an aggregate of 1,348,516 shares with a par value of $.001 of Midas Medici were issued to Utilipoint shareholders in exchange for 42,191 Utilipoint shares (which represented 100% of the then outstanding shares). This included 21,523 Utilipoint Series A Preferred Stock that were converted to 687,922 Midas Medici common shares. Further, all outstanding Utilipoint stock options at the time of the reverse merger were exchanged for 172,597 Midas Medici stock options in accordance with the Midas Medici stock option program, adopted on July 27, 2009. The shares of common stock issued in connection with the reverse merger were not registered with the Securities and Exchange Commission and are considered to be restricted securities.

As a result of the reverse merger, all references to common stock, preferred stock, share and per share amounts were retroactively restated to reflect the exchange ratio of 31.96217203 shares of Midas Medici’s Common Stock for 1 share of all of the classes of the Utilipoint’s common stock and preferred stock outstanding immediately prior to the merger as if the exchange had taken place as of the beginning of the earliest period presented.

In February 2010, the Company completed a public offering totaling $1,280,000. The public offering included 256,000 shares of our common stock at a price of $5.00 per share. Certain of our affiliates converted outstanding liabilities of $250,000 in the offering, pursuant to which they purchased shares of our common stock at the public offering price of $5.00, which constitute part of the 256,000 shares sold in the offering.

In December 2010, the Company issued 20,000 shares of common stock to a vendor for settlement of accounts payable owed to the vendor.

Preferred Stock Dividends - Prior to the merger transaction, Utilipoint had 21,523 shares of Series A Preferred Stock outstanding and was required to pay preferential cumulative dividends in cash to the holders. This obligation terminated when the Preferred Stock was converted into common stock as part of the merger transaction. Dividends associated with the Series A Preferred Stock were payable as follows:

•
An annual dividend equal to 13% of the original purchase price, payable quarterly on October 31st, January 31st, April 30th and July 31st of each year commencing on October 31, 2007 (the “Quarterly Dividends”). This equated to $34,125 per quarter.

•
Commencing on January 31, 2010, and continuing on the last day of each month thereafter until July 23, 2010, a dividend equal to the monthly payment that would be payable on the Original Purchase Price based on a 24-month amortization schedule using a 13% annual interest rate (the “Monthly Dividends”).  This equated to $49,919 per month.

•
Upon the first to occur of the following: (i) a liquidation of the Company; (ii) a change in control of the Board of Directors of the Company; or (iii) the failure to convert the Series A Preferred Stock to Common Stock by July 23, 2010, a dividend equal to the Original Purchase Price less any portion of the Monthly Dividends that would be allocable to principal if the Monthly Dividends were treated as loan payments (the “Balloon Dividend”).  This equated to an $812,382 Balloon Dividend.

Series A Preferred Stock dividends were cumulative so that, if the Company was unable to pay, or if the Board of Directors failed to declare Series A Preferred Stock dividend for any period, such Series A Preferred Stock dividends nevertheless accrued and were payable in subsequent periods.  Any payment of Series A Preferred Stock dividends by the Company in any period  first were to be applied to any accrued but unpaid Series A Preferred Stock dividends for prior periods, in chronological order, and then to dividends due for that period.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - DEFICIT (cont’d)

Stated Series A Preferred Stock dividends of $0 and $109,958 were declared in 2010 and 2009, respectively.  The Company is in a negative retained earnings position and therefore the dividends were recorded as a reduction in the Additional Paid-in Capital.  The Company would not pay any of the Series A Preferred Stock dividends if, in the opinion of the Board of Directors, the Company was not able to meet its debt obligations or growth initiatives.  For the years ended December 31, 2010 and 2009, dividends declared but not paid totaled $0 and $109,958, respectively. As of the conversion date, which is the same as the acquisition date, August 21, 2009 and December 31, 2010, $42,187 of stated Series A Preferred Stock dividends had been paid to the preferred shareholders by Knox Lawrence on behalf of Utilipoint. Refer to Note 14, Related Party Transactions - Utilipoint Preferred Dividends.

The discount resulting from the increasing rate feature of the Series A Preferred Stock dividend represented an unstated dividend cost that was being amortized over the three year period preceding payment of the Balloon Dividend using the effective interest method, by charging the imputed dividend cost against Additional Paid-in Capital.  The total stated dividends, whether or not declared, and unstated dividend cost combined represented a period’s total preferred stock dividend, which was deducted from net income (loss) to arrive at net loss available to common shareholders.

Pursuant to the Merger Agreement with Utilipoint, the 21,523 outstanding shares of Series A Preferred Stock were converted to 687,922 Midas Medici common shares (refer to Note 1, Description of Business and Basis of Presentation).

Common Stock Put Options - In conjunction with the July 2007 stock purchase and reorganization, the Company issued a total of 191,390 Common Stock put options to two management stockholders. These agreements gave the management stockholders the right and the option, but not obligation, to sell all of their common shares to the Company through December 31, 2010.  The agreements defined the purchase price of the put based on original purchase price if calendar year 2007 EBITDA exceeded $520,000 or, if the management shareholder was still employed by the Company at December 31, 2009, based on the lesser of the original purchase price or fair market value (“FMV”) as determined by an independent valuation expert.  If the shareholders exercise their options at different times, the FMV first determined would apply to both shareholders.

The Common Stock put options were not exercisable at December 31, 2007 based on 2007 EBITDA.  Both shareholders continued to be employed by the Company at December 31, 2008.  Management estimated the FMV as of December 31, 2009 and 2008 to be the value of the most recent per share purchase price; which was higher than the original purchase price.  Due to the absence of quoted FMV and significant third-party transactions, this estimate was subject to change should better inputs become available.

Cancellation of Common Stock Put Options - On July 26, 2009, per renewal terms of one executive’s employment agreement and on August 1, 2009 per terms of the separation agreement of a different executive, all common stock put options were cancelled.

Common Stock Dividends

The Company may declare dividends on the common stock. There has been no common stock dividends declared as of December 31, 2010.

 NOTE 10 - STOCK OPTIONS AND WARRANTS

On July 27, 2009, the Board approved the MMGH Plan. The maximum number of shares that may be issued under the Plan is 650,000. However for a period of ten (10) years commencing January 1, 2010, the maximum number of shares issuable under the Plan shall be equal to 20% of the issued and outstanding shares of the Company’s common stock on a fully diluted basis but shall not be less than 650,000. Pursuant to the Plan, incentive stock options or non-qualified options to purchase shares of common stock may be issued.  The plan may be administered by our board of directors or by a committee to which administration of the Plan, or part of the Plan, may be delegated by our board of directors. Options granted under the Plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the plan vest in such increments as is determined by our board of directors or designated committee. To the extent that options are vested, they must be exercised within a maximum of thirty days of the end of the optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the plan will be determined by our board of directors or designated committee.

With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

 MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 10 - STOCK OPTIONS AND WARRANTS (cont’d)

Stock option awards granted from this plan are granted at the fair market value on the date of grant, vest over a period determined at the time the options are granted, ranging from zero to one year, and generally have a maximum term of ten years. Certain options provide for accelerated vesting if there is a termination of employment event for specified reasons set forth in certain employment agreements. When options are exercised, new shares of the Company’s common stock, par value $0.001 per share, are issued.

On July 27, 2009 the Company granted options to purchase an aggregate of 247,500 shares of common stock under the MMGH Plan with a weighted-average exercise price of $2.27.

On August 21, 2009, the Company completed an offer to exchange Utilipoint stock options, all of which were granted in 2009, for Midas Medici stock options (the “Exchange”). All previously granted Utilipoint options were exchanged for new Midas Medici options with a lower exercise price on a one-for-thirty two basis. Options for an aggregate of 5,400 shares of Utilipoint’s common stock were exchanged. Options granted pursuant to the Exchange have an exercise price of $1.56 per share and vested on grant date. The outstanding Utilipoint options were exchanged for 172,597 Midas Medici options.

On August 21, 2009, we issued options to purchase 45,000 shares of our common stock to employees and one of our directors at an exercise price of $6.00 per share.

On October 26, 2009, we issued options to purchase 7,000 shares of our common stock to an employee at an exercise price of $6.00 per share.

A summary of option activity under the MMGH Plan as of December 31, 2010, and changes during the year then ended is presented below:

		Weighted-Average	Weighted-Average Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value
Outstanding at January 1, 2009	-	-
Granted	472,097	$2.42
Exercised	-	-
Forfeited or expired	(15,981)	1.56
Outstanding at December 31, 2009	456,116	2.45	5.5	$1,113,480
Granted	-	-
Exercised	-	-
Forfeited or expired	(29,500)	3.02
Outstanding at December 31, 2010	426,616	$2.41	3.9	$1,053,855
Exercisable at December 31, 2010	426,616	$2.41	3.9	$1,053,855

As part of our initial public offering completed on February 22, 2010, the underwriter, National Securities Corporation received a warrant to acquire up to 12,800 shares of our common stock at an exercise price of $6.00 (120% of the offering price to the public in this offering). The warrant is exercisable on the first anniversary of the effective date of the prospectus and no more than five years from the effective date of the offering.

 MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 10 - STOCK OPTIONS AND WARRANTS (cont’d)

A summary of warrant activity and changes during the year then ended is presented below:

			Weighted-Average
		Weighted-Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value
Outstanding at January 1, 2010	-	$-
Granted	12,800	$6.00
Exercised	-	$-
Forfeited or expired	-	$-
Outstanding at December 31, 2010	12,800	$6.00	4.4	$-
Exercisable at December 31, 2010	12,800	$6.00	4.4	$-

The fair value of each warrant is estimated on the grant date using the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values:

Expected dividend yield	0%
Risk-free rate	1.47%
Expected stock price volatility	94.02%
Expected term (years)	5.0

The expected volatility is calculated by using the average historical volatility of companies that management believes are representative of Midas Medici’s business and market capitalization.

The expected option  represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in ASC Topic 718, which averages an award’s weighted-average vesting period and expected term for share options. The Company will continue to use the simplified method until it has the historical data necessary to provide a reasonable estimate of expected life in accordance with ASC Topic 718, as amended by SAB 110. For the expected option term, the Company used a simple average of the vesting period and the contractual term for options granted subsequent to January 1, 2006 as permitted by ASC Topic 718.

For equity awards to non-employees, the Company also applies the Black-Scholes-Merton option pricing model to determine the fair value of such instruments in accordance with ASC Topic 718 and the provisions of ASC Topic 505-50, “Equity-Based Payments to Non-Employees.” The options granted to non-employees are re-measured as they vest and the resulting value is recognized as an adjustment against the Company’s net loss over the period during which the services are received.

The total value of the stock options and warrants is expensed ratably over the vesting period of the option. As of December 31, 2010, all compensation cost related to stock options and warrants  was recognized as expense.

Stock-based compensation in the amount of $302,139 and $301,457 was recognized for the year ended December 31, 2010 and 2009, respectively.

 NOTE 11 - LOSS PER COMMON SHARE

In August 2009, Utilipoint's Series A preferred Shares were converted into 687,922 shares of common stock as part of the merger transaction. Prior to the conversion, the Preferred Shares were not included in the basic or diluted net loss per share since the Company included the impact of the preferred dividends and discount accretion as adjustments to arrive at the net loss applicable to common stockholders during the years ended December 31, 2009.  After the conversion date, which was the same as the date of the merger, those shares were included in the basic and diluted net loss per share. The written put options issued July 23, 2007 for the purchase of 191,390 shares of Common Stock and any other outstanding options were not included in the computation of diluted net loss per share because the inclusion of such shares would have an anti-dilutive effect on the net loss applicable to common stockholders.

 MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 11 - LOSS PER COMMON SHARE (cont’d)

Basic loss per share has been computed by dividing net loss available to common stockholders by the weighted average number of shares of Common Stock, adjusted as noted above, outstanding during each period.  Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding.  The following table sets forth the computation of basic and diluted loss per common share for years ended December 31:

	2010	2009
Net loss attributable to common stockholders of Midas Medici Group Holdings, Inc. and Subsidiaries	$(2,508,578)	$(1,496,266)
Less stated preferred dividends	-	(109,958)
Less preferred stock discount accretion	-	(203,109)
Net loss applicable to common stockholders of Midas Medici Group Holdings, Inc. and Subsidiaries	$(2,508,578)	$(1,809,333)
Weighted average number of common shares; basic and diluted	2,526,172	1,290,777
Net loss per share; basic and diluted	$(0.99)	$(1.40)

NOTE 12 - COMMITMENTS AND CONTINGENCIES

(a)             Capital Leases

The Company is obligated under capital leases for computer equipment that expire on various dates through December 2012. The minimum payments for the capital leases in effect at December 31, 2010 are as follows:

Year Ending December 31,
2011	$8,889
2012	61
8,950
Less amount representing interest	548
Present value of minimum lease payments	$8,402

Short term portion	$7,549
Long term portion	853
Present value of minimum lease payments	$8,402

Interest on capital leases amounted to $1,067 for the year ended December 31, 2010 and $2,671 for the year ended December 31, 2009.

(b)             Operating Leases

The Company leases buildings and equipment under various operating leases with lease terms ranging from one to three years.  The following is a schedule of the future minimum lease payments required under operating leases that have initial non-cancelable lease terms in excess of one year:
Fiscal year ending December 31,	Minimum Lease Commitments
2011	$24,359
2012	23,404
2013	24,115
2014	2,015
$73,893

Rent expense for office space amounted to $222,731 for the year ended December 31, 2010 and $132,284 for the year ended December 31, 2009.

 MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - COMMITMENTS AND CONTINGENCIES (cont’d)

(c)             Litigation

The Company, in the normal course of business, may be subject to claims and litigation.  Management is not aware of any outstanding claims or assessments against the Company in excess of amounts included in accounts payable and accrued expenses that are estimable and likely.

(d)	Stockholder Agreements

The Company had entered into stockholder agreements with its minority stockholders, some of whom are key managers of the Company.  These agreements provided the Company the first right to purchase each stockholder’s shares in the event of a bona fide offer from any persons to purchase shares from the stockholder.  The Company had the right to purchase such shares on the same terms and conditions set forth in any such purchase agreement within sixty days following the Company’s receipt of the notice to purchase.   The agreements contained restrictions on transfer of stock to third parties and clauses on the Company’s right to repurchase terminated shareholders shares for a price equal to the net book value of the shares at the time of termination of employment.  The agreements terminated in conjunction with the merger transaction with Utilipoint.

(e)	Employment Agreements

Effective July 16, 2009, we entered into employment agreements with two key executive officers which agreements contain the same terms and provisions. The agreements provide for an initial term of five years which shall be automatically extended for successive one year periods unless terminated.

The employment agreements provide for an annual base salary of $125,000 which shall be increased as follows: (i) to $200,000 on the earlier to occur of the first anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $10,000,000, (ii) to $250,000 on the earlier to occur of the second anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $35,000,000, (iii) to $350,000  on the earlier to occur of the third anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $100,000,000.  In addition, the executives will each be entitled to an annual bonus targeted between 150% to 250% of the base salary during the first 3 years of the term of the Agreements and thereafter, at a target to be determined in good faith by the Company’s board of directors.

In the event of the executives’ death while employed by the Company, the agreements shall automatically terminate and any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after the death. In the event of the executives' death or if the agreement is terminated due to a disability or for cause (as defined in the agreements), any unpaid compensation, prorata bonus or bonus options earned and any amounts owed to the executives shall be paid by us. In addition, if the agreements are terminated due to the disability of the executive, any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after such termination. In the event the executive’s employment is terminated without cause, the executives shall be entitled to receive, in a lump sum payment, the base salary, the maximum bonus and options that would have been paid to the executives if the agreements had not been terminated or for 12 months, whichever is greater. In addition, any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives shall be paid by us and any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after the termination. In the event of the executives’ resignation without good reason (as defined in the agreement), or retirement, the executives shall be entitled to receive any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives.

As a method to retain senior management in the event of a change of control, the agreements also provide that upon the closing of a transaction that constitutes a “liquidity event”, as such term is defined in the agreements, each executive shall be entitled to receive a transaction bonus equal to 2.99 times his then current base salary, provided that he remains employed with the Company on the closing of such liquidity event, unless his employment is terminated without cause or he resigns for good reason. Liquidity events include any consolidation or merger, acquisition of beneficial ownership of more than 50% of the voting shares of the Company, or any sale, lease or transfer of all or substantially all of the Company’s assets.

The agreements also contain standard non-solicitation, non-competition and indemnification clauses.

On April 30, 2010, we entered into amendments to the agreements The Amendments amend the Bonus Payment  provisions of the agreements to provide for a targeted bonus payment in a range from 0% to 250% of Base Salary, assuming the executives  meet performance goals set by the Board of Directors, on a year to year basis , instead of a target bonus range of 150% to 250% and removes the requirement that the target bonus after the third year of the employment term  shall be no less that the target bonus for the third year of the employment term. The Amendments also amend the Resignation for Good Reason provisions of the agreements to clarify that good reason shall, include a change in the executives’ Base Salary, as defined in the employment agreements, to be received by the executives for any full 12 months to less than 100% of the Base Salary, as defined in the employment agreements, during the comparable period.

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - CONCENTRATION RISKS

(a)             Credit Concentration

Our demand deposits are placed with major financial institutions.  Management believes the Company is not exposed to undue credit risk for any demand deposits that may, from time to time, exceed the federally insured limits.

(b)             Revenue and Accounts Receivable Concentration

One customer accounted for 10% of revenue for the year ended December 31, 2010 and two customers accounted for 25% of revenue for the year ended December 31, 2009.  As of December 31, 2010, three customers accounted for approximately 33% of the total outstanding net accounts receivable and as of December 31, 2009, three customers accounted for approximately 51% of the total outstanding net accounts receivable.

NOTE 14 - RELATED PARTY TRANSACTIONS

Business Combination Under Common Control

 In July 2009, Utilipoint acquired a controlling interest in The Intelligent Project, LLC (“IP”). The acquisition was accounted for as a combination of entities under common control.

IP was founded on March 10, 2009, by KLI IP Holding, Inc. and David Steele, the current president of Utilipoint and former President of a predecessor Knox Lawrence International, LLC (“KLI”) portfolio company.  Nana Baffour, our CEO, was the managing member of IP prior to the acquisition.  IP’s management committee consisted of Nana Baffour, Johnson Kachidza, David Steele and Ken Globerman, a KLI employee. Prior to the acquisition, David Steele, a managing director of IP was also a senior managing director of Utilipoint.  From inception to when IP was acquired, its operations were funded through loans provided by KLI. Prior to its acquisition, IP was controlled by KLI IP Holding Inc., which held a 75% interest in IP.  KLI IP Holding, Inc. is controlled by Nana Baffour and Johnson Kachidza, who held a 60% interest.

In connection with the acquisition of IP:

1)
Utilipoint entered into a capital commitment agreement with IP for an amount of up to $200,000.  IP will be able to make capital requests on the capital commitment agreement for initial financing.  Utilipoint received a  60% interest in IP as a result of signing the capital contribution agreement. As of December 31, 2010, Utilipoint had provided no capital under the capital commitment agreement.

2)
The existing members of IP will provide services to Utilipoint in exchange for options to purchase an aggregate of 44,747 shares of the common stock of the Company that are fully-vested on the date of grant and that have a strike price equal to the fair market value of the Company’s common stock on the date of grant.  The stock options for the individuals will be granted pursuant to the equity compensation plan that was adopted by the Company effective as of May 1, 2009.  All of the stock options will have a term of five years and a cashless exercise option. The Consulting Agreement provides that KLI IP Holding Inc. will provide consulting services to the Company in connection with the joint business and marketing efforts of the Company and IP.  In exchange for its services KLI IP Holding Inc. received Company stock options.

The Stock Options Agreement provides that, in consideration of the services being provided to the Company by IP and KLI IP Holding Inc., the Company shall issue stock options in such amounts as set forth below.  The stock options will be fully-vested upon issuance and will have an exercise price equal to the fair market value of the Company Common Stock on the grant date ($1.56).  The stock options will have a term of five years and a cashless exercise option.

•	KLI IP Holding Inc. – options to purchase 27,168 shares

•	IP management shareholders – options to purchase 17,579 shares

 MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - RELATED PARTY TRANSACTIONS (cont’d)

In accordance with the merger, the above outstanding Utilipoint options were exchanged for Midas Medici options in accordance with the Midas Medici stock option program, adopted on July 27, 2009.

3)	The Company will provide certain management services to IP in exchange for reasonable compensation.
4)
For a period of two (2) months ending September 1, 2009, KLI will agree to purchase up to $100,000 of the common stock of the Company at a per share purchase price of $1.56 per share. KLI will also agree to lend up to $100,000 pursuant to a Revolving Senior Subordinated Debenture for a period of five (5) years ending July 1, 2014.

Utilipoint Management Fees

Effective with the acquisition of Utilipoint, management fees to KLI of $25,000 per quarter are no longer applicable.  At December 31, 2010 and 2009, outstanding management fees of $0 and $113,978 are due to KLI, respectively.

Utilipoint Preferred Dividends

The net assets of Utilipoint acquired by the Company on August 21, 2009 included preferred dividends payable to KLI. KLI assumed the obligation to pay the preferred dividends to UTP International, LLC (“UTPI”) on Utilipoint’s behalf as per the former Utilipoint preferred shareholders’ agreement. Utilipoint’s obligation for preferred dividends therefore became an obligation to KLI. At December 31, 2010 and 2009, outstanding dividends payable due to KLI totaled $42,187 and $178,208, respectively.

Expense Reimbursement Agreement

On August 7, 2009, the Company entered into an expense reimbursement agreement (the “Reimbursement Agreement”) with KLI. Pursuant to the Reimbursement Agreement, KLI is authorized to incur up to $350,000 in certain expenses and obligations on behalf of the Company and the Company agreed to reimburse KLI for such expenses and obligations promptly after delivery of invoices for such expenses. The Reimbursement Agreement has a term of one year, subject to earlier termination upon 30 days’ written notice by either party. KLI also allocates expenses for rent and office services to the Company.  The agreement has been renewed and extended for another year.

Incurred and allocated expenses related to office rent, office services and professional fees for the year ended December 31, 2010 were $685,220 for which the Company reimbursed KLI $332,361. The balance of $685,220 at December 31, 2010 is a component of "Accrued Expenses" on the consolidated balance sheet. The expenses are a component of “Selling, general and administrative” operating expenses on the consolidated statements of operations and comprehensive loss.

NOTE 15 - INCOME TAXES

Utilipoint  is a C-corporation, cash basis taxpayer.  IP has elected to be treated under the Internal Revenue Code as a Partnership.  Accordingly, all income taxes relating to their profits and losses are the responsibility of the members.  Utilipoint, s.r.o. is established in the Czech Republic and incurs corporation income taxes at the rate of approximately 20%.

As a result of operating losses incurred for tax purposes, the Company has no current liability for federal, or state or foreign income taxes in those years (other than minimum state taxes due regardless of income).

A reconciliation of income tax expense using the statutory federal and state income tax rates is as follows for the years ended December 31:

	2010	2009
Federal tax at statutory rates	$(855,013)	$(537,570)
State tax at statutory rates	(140,826)	(89,776)
Foreign tax	-	-
Increase in tax due to:
Nondeductible expenses	1,922	7,013
Change in deferred tax asset valuation allowance	979,759	607,574
Other	20,810	13,779
Income tax expense	$6,652	$1,020

MIDAS MEDICI GROUP HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - INCOME TAXES (cont’d)

Deferred income taxes reflect the tax consequences in future years for differences between the tax basis of assets and liabilities and their basis for financial reporting purposes.  Temporary differences giving rise to the deferred tax assets and liabilities relate in part to accrual-to-cash adjustments, as the Company follows the accrual basis of accounting for financial reporting but the cash basis for tax purposes.  Deferred tax assets arise from net operating losses, and from temporary differences in depreciation and amortization and from equipment leases capitalized on the financial statements but treated as operating leases for tax purposes.

A deferred tax liability arises from the net income of a wholly owned foreign corporation (Utilipoint s.r.o.), which becomes taxable in the United States upon repatriation of the funds.  Deferred tax assets and liabilities were calculated using the graduated rates anticipated in the years tax assets and liabilities are anticipated to reverse.  The reversal of timing differences requires significant estimation; accordingly, deferred tax assets and liabilities may reverse at tax rates significantly different than anticipated.

As a result of net losses incurred and because the likelihood of being able to utilize these losses is not presently determinable, the Company has recorded a valuation allowance to fully reserve its deferred tax asset.  If in the future the Company were to determine that it would be able to realize its deferred tax assets in excess of its net recorded amount, an adjustment would increase income in such period or, if such determination were made in connection with an acquisition, an adjustment would be made in conjunction with the allocation of the purchase price.

At December 31, 2010 and 2009 the significant components of the Company’s deferred tax assets and liabilities were:

	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$1,313,752	$257,350
Accrual to cash adjustments	239,024	271,637
Stock based compensation	287,402	120,583
Depreciation and amortization adjustments	46,413	56,648
Total deferred tax assets	1,886,591	706,218
Valuation allowance	(1,886,591)	(706,218)
Total deferred tax assets net of valuation allowance	$-	$-

For income tax reporting purposes, the Company's aggregate unused net operating losses of approximately $3.3 million will expire through 2030, subject to limitations of Section 382 ("Section 382") of the Internal Revenue Code, as amended. Due to the uncertainty of its ability to utilize the deferred tax assets relating to the loss carry forwards and other temporary differences between tax and financial reporting purposes, the Company has recorded a valuation allowance equal to the related deferred tax assets.

As a result of the merger (see Note 17), the unused net operating losses may be further limited under Section 382. The Company is currently evaluating this and is unable to determine the impact, if any at present, as such the deferred tax asset and its related valuation allowance may change in the future.

NOTE 16 - SEGMENT INFORMATION

The Company has one reportable business segment which is operated in two geographic locations. Those geographic segments are the United States and the Czech Republic.

Information for the years ended December 31, 2010 and 2009 concerning principal geographic areas is presented below according to the area where the activity is taking place.

	2010		2009

	United States	Czech Republic	United States	Czech Republic

Revenues	$775,150	$347,990	$2,814,492	$194,671
Operating loss	$(2,397,268)	$(8,086)	$(1,489,037)	$(2,417)

Total assets	$54,303	$66,957	$324,382	$70,345
Capital expenditures	(824)	-	(1,465)	-

Shares of
Common Stock

PROSPECTUS

Until _______________all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table provides information regarding the various actual and anticipated expenses (other than placement agent fees) payable by us in connection with the issuance and distribution of the securities being registered hereby.  All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount
SEC registration fee	$4,848.30
Accounting fees and expenses	75,000
Legal fees and expenses	60,000
Transfer agent’s fees and expenses	5,000
Printing and related fees	25,000
Miscellaneous	35,000
Total	$204,848.30
Item 14. Indemnification of Directors and Officers.

Our Certificate of Incorporation provides indemnification to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute.  We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).  All of the following securities issued by us were issued to accredited investors pursuant to the exemption from the registration requirement of Section 5 of the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  In each of these issuances the recipient represented that he, she or it was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.  No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

1.           On June 1, 2009, we issued an aggregate of 225,000 shares of our common stock to Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur for an aggregate purchase price of $225.

2.           On July 17, 2009, July 31, 2009 and August 14, 2009 we issued 80,000, 30,000 and 52,000 shares of our common stock, respectively, to investors for an aggregate purchase price of $340,200.

3.           On August 21, 2009, in connection with the acquisition of Utilipoint, we issued an aggregate of 1,348,516 shares of our common stock to the Utilipoint stockholders in exchange for 42,191 Utilipoint common shares and 172,597 options in exchange for 5,400 Utilipoint options. In addition, Knox Lawrence International, LLC, KLI IP Holding, Inc. and UTP International LLC, former shareholders of Utilipoint, acquired an aggregate of 889,444 shares of our common stock and 27,168 options at the closing of the acquisition. Nana Baffour, our CEO and Johnson Kachidza, our President, are control persons of Knox Lawrence International, LLC (“KLI”), KLI IP Holding, Inc. and UTP International, LLC. In addition, we issued options to purchase 25,000 shares of our common stock to David Steele, President of Utilipoint and options to purchase 10,000 of our common stock each to Peter Shaw, Managing Director of The Intelligent Project and Stephen Schweich, who was at the time a member of our board of directors.

4.           On December 20, 2010, we issued 20,000 shares of our common stock to in connection with legal services rendered to the Company at a value of $50,000.

5.           On March 22, 2011, we issued 4,808,167 shares of our common stock in connection with our acquisition of Consonus Technologies, Inc.

6.           On April 12, 2011, we issued 354,067 shares of our common stock  in settlement of $1,147,000 of outstanding debt, including 331,825 shares to KLI. Nana Baffour, our CEO and Johnson Kachidza, our President, are control persons of KLI.

7.           On May 3, 2011, we completed our acquisition of WeatherWise in an all-stock transaction in which we issued 125,861 shares of our common stock

8.           On June 8, 2011, we completed our acquisition of the assets of Energy Hedge Fund Center, LLC, in a transaction in which we issued 1,430 shares of our common stock on June 10, 2011.

9.           On July 29, 2011, we entered into a securities purchase agreement providing for the sale of an aggregate of up to $4,500,000 in subordinated secured promissory notes and 1,500,000 shares of our common stock.  Through September 30, 2011, we sold $1,950,000 of notes and issued 649,664 shares of our common stock, including 508,333 such shares issuable to KLI.  On December 6, 2011, we issued an additional 16,667 shares of our common stock to KLI under the securities purchase agreement for an aggregate of 525,000 shares.  Nana Baffour, our CEO and Johnson Kachidza, our President, are control persons of KLI.

10.           On August 2, 2011, we completed the acquisition of a majority interest in Cimcorp in which we issued, as partial consideration, 1,297,022 shares of our common stock.

11.           On October 30, 2011, we issued 36,000 shares of our common stock to Trilogy Capital Partners, Inc. in connection with the engagement of Trilogy Capital Partners, Inc. to provide investor relations services to the Company.

Item 16. Exhibits and Financial Statement Schedules

1.1	Form of Underwriting Agreement*
2.1
Agreement of Merger and Plan of Reorganization, dated as of August 10, by and among Midas Medici Group Holdings, Inc., Utilipoint Acquisition Corp. and Utilipoint International, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on August 14, 2009).

2.2
Agreement of Merger and Plan of Reorganization, dated as of April 30, 2010, by and among Midas Medici Group Holdings, Inc., MMGH Acquisition, Inc. and Consonus Technologies, Inc. (Incorporated by reference to the Registrant’s registration statement on Form S-4 filed on May 3, 2010)

2.3
Amendment and Waiver No.1 to the Agreement and Plan of Merger dated as of October 28, 2010 between Midas Medici Group Holdings, Inc., MMGH Acquisition, Inc. and Consonus Technologies, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on November 3, 2010)

2.3	Certificate of Merger dated February 25, 2011, filed with the Secretary of State February 28, 2011 (Incorporated by reference to the Registrant’s Form 8-K filed on March 4, 2011)
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 on Form 10SB filed May 2, 2007).
3.2	Certificate of Ownership of Mondo Acquisition I, Inc. and Midas Medici Group Holdings, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on May 27, 2009)
3.3	Bylaws (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
3.4	Amendment to Bylaws (Incorporated by reference to the Registrant’s Form 8-K filed on June 16, 2011
4.1	Underwriter’s Purchase Warrant (Incorporated by reference to the Registrant’s Form S-1/A filed on February 4, 2010).
4.1	Form of Underwriter’s Warrant*
5.1	Opinion of Sichenzia Ross Friedman Ference LLP**
10.1	Stock Option Plan (Incorporated by reference to the Registrant’s Form 8-K filed on July 31, 2009).
10.2	Employment Agreement between Midas Medici Group Holdings, Inc. and Nana Baffour dated as of July 16, 2009 (Incorporated by reference to the Registrant’s Form 8-K filed on July 22, 2009).
10.3	Employment Agreement between Midas Medici Group Holdings, Inc. and Johnson Kachidza dated as of July 16, 2009 (Incorporated by reference to the Registrant’s Form 8-K filed on July 22, 2009).
10.4
Stock Purchase Agreement dated May 15, 2009, among Mondo Acquisition I, Inc., Mondo Management Corp., and Midas Medici Group, Inc. (Incorporated by reference to the Registrant’s Form 8-k filed on May 21, 2009)

10.5
Capital Commitment Agreement between Utilipoint International, Inc. and The Intelligent Project, LLC dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.6
Agreement to be bound to the Limited Liability Company Agreement between of The Intelligent Project, LLC dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.7	Limited Liability Company Agreement of The Intelligent Project, LLC dated as of May 22, 2009. (Incorporated by reference to the Registrant’s Form S-1/A filed on November 3, 2009).
10.8	Consulting Agreement between Utilipoint International, Inc. and KLI IP Holding, Inc. dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.9
Management Services Agreement between Utilipoint International, Inc. and The Intelligent Project, LLC dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.10	Stock Subscription Agreement executed by Knox Lawrence International, LLC dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.11	Revolving Senior Subordinated Note dated as of July 1, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.12	Form of Subscription Agreement for sales of common stock on July 17, July 31, and August 14, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.13
Form of Return to Treasury Agreement executed by Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur effective June 29, 2009 (Incorporated by reference to the Registrant’s Form 8-K filed on July 31, 2009)

10.14
Reimbursement Agreement between Midas Medici Group Holdings, Inc. and Knox Lawrence International LLC dated as of August 7, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.15
Management Agreement between Utilipoint International, Inc. and Knox Lawrence International LLC dated as of July 23, 2007(Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.16
Senior Subordinated Debenture issued by Utilipoint International, Inc. to Knox Lawrence International LLC dated as of January 15, 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.17
Senior Subordinated Debenture issued by Utilipoint International, Inc. to Knox Lawrence International LLC dated as of December 31, 2008 (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).

10.18	Lease for Utilipoint’s corporate offices in Albuquerque, New Mexico (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
10.19	Lease for Utilipoint’s corporate offices in Tulsa, Oklahoma (Incorporated by reference to the Registrant’s Form S-1/A filed on November 3, 2009).
10.20	Lease for Utilipoint’s corporate offices in Sugar Land, Texas (Incorporated by reference to the Registrant’s Form S-1/A filed on November 3, 2009).
10.21	Lease for Utilipoint’s corporate offices in Brno, Czech Republic 2009 (Incorporated by reference to the Registrant’s Form S-1/A filed on February 10, 2010).
10.22	Revolving Loan Agreement among Midas Medici Group Holdings, UtiliPoint International, Inc. and Proficio Bank (Incorporated by reference to the Registrant’s Form S-1/A filed on November 25, 2009)
10.23
Form of Secured Revolving Promissory Note (Incorporated by reference to the Registrant’s Form 8-K filed on October 20, 2009) (Incorporated by reference to the Registrant’s Form S-1/A filed on November 25, 2009) (Incorporated by reference to the Registrant’s Form S-1/A filed on November 25, 2009)

10.24	Security Agreement among Midas Medici Group Holdings, Inc., UtiliPoint International, Inc. and Proficio Bank. (Incorporated by reference to the Registrant’s Form 8-K filed on October 20, 2009)
10.25
Subordination and Standstill Agreement among, Bruce R. Robinson Trust under agreement dated March 27, 2006, Jon Brock, Robert C. Bellemare, and Knox Lawrence International, LLC (Incorporated by reference to the Registrant’s Form 8-K filed on October 20, 2009)

10.26	Comfort Letter by Knox Lawrence International, LLC (Incorporated by reference to the Registrant’s Form 8-K filed on October 20, 2009)
10.27	Letter Agreement between Forbes Magazine and Utilipoint International, Inc. dated as of October 2, 2009(Incorporated by reference to the Registrant’s Form S-1/A filed on November 3, 2009).
10.28	Amendment to Employment Agreement between Midas Medici Group Holdings, Inc. and Nana Baffour dated as of April 30, 2010. (Incorporated by reference to the Registrant’s Form 8-K filed on March 5, 2010)
10.29
Amendment to Employment Agreement between Midas Medici Group Holdings, Inc. and Johnson Kachidza dated as of April 30, 2010. (Incorporated by reference to the Registrant’s Form 8-K filed on March 5, 2010)

10.30
Distribution Agreement dated May 1, 2007 between Strategic Technologies, Inc. and Avnet, Inc. dba Avnet Technology Solutions (Incorporated by reference to the Form S-1/A filed by Consonus on August 9, 2007).

10.31
Solutions Provider Agreement between Strategic Technologies, Inc. and Symantec Corporation dated June 1, 2002 as amended on January 27, 2005(Incorporated by reference to the Form S-1/A filed by Consonus on August 9, 2007).

10.32
NetApp Reseller Authorization Agreement between NetApp, Inc.  and Strategic Technologies, effective as of October 6, 2010. (Incorporated by reference to the Registrant’s Form S-4/A filed on November 5, 2010).

10.33
Partner Network Full Use Distribution Agreement between Oracle America, Inc. and Strategic Technologies, Inc. dated as of April 30, 2010. (Incorporated by reference to the Registrant’s Form S-4/A filed on December 30, 2010).

10.34
Hardware Addendum to the Partner Network Full Use Distribution Agreement between Oracle America, Inc. and Strategic Technologies, Inc. dated as of October 18, 2010 (Incorporated by reference to the Registrant’s Form S-4/A filed on December 30, 2010).

10.35
Amendment and Waiver No.1 to the Agreement and Plan of Merger dated as of October 28, 2010 between Midas Medici Group Holdings, Inc., MMGH Acquisition, Inc. and Consonus Technologies, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on November 3, 2010)

10.36
Asset Purchase Agreement among Viawest, Inc. VW Acquisition Corp., Consonus Technologies, Inc. and Consonus Acquisition Corp. dated as of October 1, 2010. ((Incorporated by reference to the Registrant’s Form S-4/A filed on November 5, 2010). This exhibit is subject to a confidential treatment order)

10.37
Stock Purchase Agreement dated as of July 15, 2011, among Midas Medici Group Holdings, Inc., Cairene Investments, Ltd., Cimcorp, Inc., Cimcorp Comércio Internacional E Informática S.A., Cimcorp Comércio E Serviços Tecnológicos E Informática Ltda., Cimcorp USA, LLC and the selling shareholders. (Incorporated by reference to the Registrant’s Form 8-K filed on July 20, 2011)

10.38
Amendment No. 1 to Stock Purchase Agreement dated as of August 1, 2011, among Midas Medici Group Holdings, Inc., Cairene Investments, Ltd., Cimcorp, Inc., Cimcorp Comércio Internacional E Informática S.A., Cimcorp Comércio E Serviços Tecnológicos E Informática Ltda., Cimcorp USA, LLC and the selling shareholders. (Incorporated by reference to the Registrant’s Form 8-K filed on August 4, 2011).

10.39
Commercial Financing Agreement made as of July 29, 2011 between Midas Medici Group Holdings, Inc., Strategic Technologies, Inc. and Porter Capital Corporation. (Incorporated by reference to the Registrant’s Form 8-K filed on August 4, 2011).

10.40
Form of Securities Purchase Agreement dated as of July 29, 2011 among Midas Medici Group Holdings, Inc., Consonus Technologies, Inc. Strategic Technologies, Inc. WeatherWise USA, Inc. and the Purchasers named therein. (Incorporated by reference to the Registrant’s Form 8-K filed on August 4, 2011).

10.41
Amendment to Employment Agreement between Midas Medici Group Holdings, Inc. and Nana Baffour dated as of September 20, 2011. (Incorporated by reference to the Registrant’s Form 8-K filed on September 23, 2011).

10.42
Amendment to Employment Agreement between Midas Medici Group Holdings, Inc. and Johnson Kachidza dated as of September 20, 2011. (Incorporated by reference to the Registrant’s Form 8-K filed on September 23, 2011).

10.43	Private Instrument of Rental Agreement of Chattels by and among Westcon Brasil Ltda, Cimcorp Comercio Internacional e Informatica S/A and Net Service Ltda dated as of December 23, 2009**
10.44	Amendment to the Rental Agreement of Chattels by and among Westcon Brasil Ltda, Cimcorp Comercio Internacional e Informatica S/A and Net Service Ltda dated as of December 23, 2009**
10.45	Bank Credit Certificate issued by Banco Safra S/A and Cimcorp dated June 20, 2011**
10.46	Credit Rights Fiduciary Assignment Agreement No. 79586-1 between Cimcorp Comerico Internacional E Informatica SA and Banco Votorantim S.A. dated as of October 15, 2010 **
10.47	Bank Credit Certificate between Banco Safra S/A and Cimcorp Comerico Internacional E Informatica SA dated as of August 24, 2011**
10.48	Loan Bank Credit Certificate between Cimcorp Comerico Internacional E Informatica SA and Banco Itaú Unibanco S.A issued on October 5, 2011**
10.49	Bank Credit Certificate, Initial Credit Agreement in Deposit Checking Account with Itaú Unibanco S. A issued on October 5, 2011.**
10.50	Loan Bank Credit Note - Working Capital issued by Banco Bradesco S.A. November 29, 2010**
10.51	Guaranteed Account Bank Credit Certificate issued by Banco Bradesco S.A. August 23, 2011**
10.52	Credit Opening Agreement between Banco Do Brasil S.A (Empresaria Av Paulista) and Cimcorp Comerico Internacional E Informatica SA dated September 9, 2011**
10.53	Guaranteed Account Initial Credit Agremeent BB between Banco de Brasil S.A. and Cimcorp Comerico Internacional E Informatica SA dated January 25, 2010**
10.54
Commercial Lease and Miscellaneous Operating Agreement between Banco Commercial Investment Trust DO Brasil, S.A- Banco Multiplo and Cimcorp Comerico Internacional E Informatica SA dated August 18, 2010. **

10.55	Automatic Leasing – Pre Fixed, between Banco ItauLeasing S.A. and Cimcorp Com Int. Inf. Ltda. effective as of December 15, 2008. **
10.56	Commercial Lease Agreement between Bradesco Leasing S/A Arrendamento Mercantil and Cimcorp Comercioa Internacional E Inf. S.A dated January 21, 2010. **
10.57	Financial Lease Sale Contract between BB Leasing S.A.- Arrendamento Mercantil and Cimcorp Comerico Internacional E Informatica SA **
10.58	Safra Pre-Fixed Leasing Agreement between Safra Leasing S/A Arendamento Mercantil and Cimcorp Com Int E Informatica S/A.**
14.1	Code of Ethics (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
16.1	Letter from Russell Bedford International dated July 24, 2009 (Incorporated by reference to the Registrant’s Form 8-K/A filed on July 28, 2009).
21	Subsidiaries (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009).
23.1	Consent of Independent Registered Public Accounting Firm for Consonus Technologies, Inc.**
23.2	Consent of Independent Registered Public Accounting Firm for Cimcorp, Inc.**
23.3	Consent of Independent Registered Public Accounting Firm for Midas Medici Group Holdings, Inc.**
23.4	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

 *To be filed by Amendment
** Filed herewith

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
 Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on February 6, 2012.

By:	/s/ Nana Baffour
Nana Baffour
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Johnson Kachidza
Johnson Kachidza
President & Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Midas Medici Group Holdings, Inc., hereby severally constitute and appoint Nana Baffour, our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Nana Baffour
Nana Baffour	CEO and Chairman (Principal Executive Officer) and Director	February 6, 2012

/s/ Johnson M. Kachidza
Johnson M. Kachidza	CFO, President & CFO (Principal Financial and Accounting Officer) and Director	February 6, 2012

/s/ Justin Beckett
Justin Beckett	Director	February 6, 2012

/s/ Andre Brosseau
Andre Brosseau	Director	February 6, 2012

/s/ Hank Torbert
Hank Torbert	Director	February 6, 2012

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